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As filed with the Securities and Exchange Commission on May 3, 2004

Registration No. 333-113499

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ADESA, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	5010 (Primary Standard Industrial Classification Code Number)	35-1842546 (I.R.S. Employer Identification No.)
13085 Hamilton Crossing Boulevard Carmel, Indiana 46032 (800) 923-3725 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

David G. Gartzke
Chairman, President and Chief Executive Officer
ADESA, Inc.
13085 Hamilton Crossing Boulevard
Carmel, Indiana 46032
(800) 923-3725
(Names and address, including zip codes, and telephone numbers, including area codes, of agents for service)

It is respectfully requested that the Commission also send copies of all notices, orders and communications to:
Stacy J. Kanter, Esq. Phyllis G. Korff, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036-6522 (212) 735-3000	James C. Melville, Esq. Kaplan, Strangis and Kaplan, P.A. 5500 Wells Fargo Center 90 South Seventh Street Minneapolis, Minnesota 55402 (612) 375-1138	Richard E. Farley, Esq. Cahill Gordon & Reindel LLP 80 Pine Street New York, New York 10005-1702 (212) 701-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

Common Stock	$150,000,000	$19,005

% Senior Subordinated Notes due 2012	$125,000,000	$15,837.50

Total	$275,000,000	$34,842.50(3)

(1)
Includes shares of common stock that the underwriters will have the right to purchase to cover over-allotments, if any.
(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.
(3)
$19,005 of the registration fee has previously been paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Notes

This registration statement relates to ADESA, Inc., a Delaware corporation, the successor by merger to ADESA Corporation, an Indiana corporation. Immediately prior to the effectiveness of this registration statement, ADESA Corporation will be merged with and into ADESA, Inc. with ADESA, Inc. being the surviving corporation. Unless otherwise noted, all information contained in this registration statement refers to ADESA, Inc. after giving effect to such merger. The section entitled "Management's discussion and analysis of financial condition and results of operations" and the financial statements contained in the prospectus forming a part of this registration statement are those of ADESA Corporation. Immediately prior to effectiveness, this registration statement will be amended to include ADESA, Inc. financial statements but will be identical to the information contained herein in all other respects.

This registration statement contains a prospectus relating to an offering of shares of the common stock of ADESA, Inc. (the "Stock Prospectus"), together with separate prospectus pages relating to a concurrent offering of our senior subordinated notes due 2012 (the "Notes Prospectus"). The complete Stock Prospectus immediately follows this page. Following the Stock Prospectus are alternate pages for the Notes Prospectus including:

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the front and back cover pages;

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pages for the "Summary" section, describing the offering of the notes;

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pages containing risk factors applicable only to the offering of the notes;

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pages containing a description of the notes;

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pages describing U.S. federal income tax consequences of holding the notes; and

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pages comprising the section entitled "Underwriting."

The complete prospectus for each of the stock offering and the notes offering will be filed with the Securities and Exchange Commission in accordance with Rule 424 under the Securities Act of 1933.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	May 3, 2004

                    Shares

Common Stock

This is our initial public offering of shares of our common stock. No public market currently exists for our common stock. The initial public offering price of the common stock is expected to be between $                        and $                        per share.

Concurrently with this offering, we are offering $125 million aggregate principal amount of our    % senior subordinated notes due 2012.

Our common stock has been approved for listing on the New York Stock Exchange under the symbol "KAR" subject to official notice of issuance.

Before buying any shares, you should read the discussion of material risks of investing in our common stock in "Risk factors" beginning on page 10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Initial public offering price	$	$

Underwriting discounts and commissions	$	$

Proceeds, before expenses, to ADESA, Inc.	$	$

The underwriters may also purchase up to             shares of common stock from us at the public offering price, less underwriting discounts and commissions, within 30 days from the date of this prospectus. The underwriters may exercise this option only to cover over-allotments, if any.

The underwriters are offering the common stock as set forth under "Underwriting." Delivery of the shares of common stock will be made on or about             , 2004.

UBS Investment Bank	Merrill Lynch & Co.

The date of this prospectus is             , 2004.

ADESA INC.
USED VEHICLE AUCTIONS
US - 39
Canada - 13
Mexico - 1
AFC LOAN PRODUCTION OFFICES
US - 72
Canada - 8
SALVAGE AUCTIONS
US - 16
Canada - 11

You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

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Summary

The following summary does not contain all the information that may be important to you and is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes thereto, included elsewhere in this prospectus. Except as otherwise indicated, "ADESA," the "Company," "we," "our" and "us" refer to ADESA, Inc. With respect to the descriptions of our business contained in this prospectus, such terms refer to ADESA, Inc. and its subsidiaries. "ALLETE" refers to our parent, ALLETE, Inc. "AFC" refers to our wholly-owned subsidiary, Automotive Finance Corporation and its subsidiaries.

GENERAL

ADESA is a leading, national provider of wholesale vehicle auctions and related vehicle redistribution services for the automotive industry in North America. We facilitate the exchange of used vehicles through an auction marketplace in which we earn fees from sellers and buyers. We generally do not take title to or ownership of the vehicles sold at our auctions. We are the second largest used vehicle auction network in North America, based upon the number of used vehicles passing through auctions annually. Through our wholly-owned subsidiary, AFC, we also provide short-term inventory-secured financing, known as floorplan financing, for used vehicle dealers.

We operate a network of 53 used vehicle auctions, 27 salvage auctions and 80 AFC loan production offices. Our used vehicle auctions provide a marketplace for sellers and buyers of used vehicles and services such as inbound and outbound logistics, reconditioning, vehicle inspection and certification and titling services. Vehicles available at our auctions include vehicles that have come off lease, repossessed vehicles, rental and other program fleet vehicles and vehicles from dealers turning their inventory. Our salvage auction network, the third largest in North America, facilitates the redistribution of damaged vehicles that are designated as total losses for insurance or business purposes as well as recovered stolen vehicles for which an insurance settlement with the vehicle owner has already been made. Our ability to provide floorplan financing facilitates the growth of vehicle sales at auction, and also allows us to have a larger role in the entire vehicle redistribution industry.

COMPANY HISTORY

We entered the vehicle redistribution industry in 1989 and first became a public company in 1992. In 1994, we acquired AFC, our floorplan financing business. We remained a public company until 1996 when we became a wholly-owned subsidiary of ALLETE. At the time ALLETE became our parent, we operated 19 used vehicle auctions and 19 AFC loan production offices. Since then, our experienced management team has profitably grown and expanded our business, primarily through acquisitions, as well as organically, into a leading vehicle redistribution company in North America. Fifty-eight percent of our currently operating used vehicle auctions and 67% of our currently operating salvage auctions were acquired since we were purchased by ALLETE in 1996. Our annual combined used and salvage vehicle sales have increased from 0.6 million vehicles sold in 1996 to 2.0 million vehicles sold in 2003. In the same period, our net revenues from continuing operations grew consistently from $162.3 million to $911.9 million, representing a compound annual growth rate of 28%, with corresponding growth of net income from $4.0 million to $115.1 million.

INDUSTRY OVERVIEW

The vehicle redistribution industry encompasses the activities designed to transfer used and salvage vehicle ownership between sellers and buyers throughout the vehicle life cycle. In the United States and Canada in 2002, there were approximately 239 million vehicles in operation (also referred to as vehicle "parc"), approximately 221 million of which were located in the United States and 18 million of which were located in Canada. Approximately 18 to 19 million new vehicles (including medium and heavy trucks) enter the vehicle parc each year (based on 1999-2003 data) while annual vehicle scrappage is approximately 13 to 15 million vehicles, resulting in a growth in the vehicle parc of approximately 3 to 6 million vehicles per year in the United States and Canada. The growth in vehicle parc each year is affected by several factors, including population growth (especially those of legal driving age), growth in the number of vehicles per household and the longer lifespan of vehicles currently on the road today. Of the 239 million vehicles in operation in 2002 in the United States and Canada, approximately 45 million used vehicles, or nearly 19% of the total parc, changed hands, representing the total opportunity available to used vehicle auctions, up from 40 million vehicles in 1990. According to estimates by the National Auto Auction Association (NAAA), approximately 21% of these vehicles pass through member auctions. As the vehicle parc has grown, the number of accidents has correspondingly risen as has the number of salvage vehicles. It is anticipated that the vehicle redistribution industry will continue to benefit from the increasing number of vehicles in operation, which should translate into increasing vehicle sales at auction.

COMPETITIVE STRENGTHS

We believe that the following key competitive strengths are critical to our continuing success:

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Comprehensive offering of vehicle redistribution services.    We believe we offer a comprehensive range of services, which enable us to serve both sellers and buyers regardless of their size. The combination of our used and salvage vehicle auctions with our marketing and web-based services enables us to attract a large number of bidders, resulting in a higher sales rate for vehicles placed at auction for the first time, commonly referred to as the conversion rate, and higher sale prices for sellers of vehicles. The breadth of our geographic coverage, the number of our facilities and the comprehensiveness of our offerings at these facilities allow us to efficiently service our customers, regardless of the size and location of their vehicle portfolios.

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Established relationships with diversified customer base.    We have established strong business relationships with selling dealers and institutional customers, such as vehicle manufacturers, insurers, financial institutions, rental agencies and fleet companies. Our network of regional facilities enables us to maintain and develop our relationships with local sellers and buyers while our national presence allows institutional customers to access buyers across the country and to redistribute their vehicles to markets where demand best matches their supply. Due to the diversity of our customer base, we do not have a major concentration of business with any one customer on either the seller or the buyer side of the auction process.

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At our used vehicle auctions, strong relationships with institutional customers, including major domestic and foreign vehicle manufacturers, are key to our success, as they supply large quantities of late model vehicles.

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At our salvage auctions, we have strong relationships with most of the major insurance companies that write auto insurance coverage policies and supply salvage vehicles.

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Our floorplan financing business has approximately 12,000 eligible dealers and relies on repeat customers for much of its success.

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Consistency in quality services throughout our North American network.    We are committed to providing our customers with superior and consistent customer service across all of our locations. We operate a network of vehicle redistribution facilities across North America. We offer our customers a convenient, hassle-free experience by providing a diverse, high-quality selection of vehicles, reputable auctions, efficient title processing, on-site value-added services and well-trained, friendly, service-oriented personnel.

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Commitment to information systems.    Over the last five years, we have invested a significant portion of our annual capital expenditures in our information systems. We have developed and continue to improve proprietary systems for each of our businesses to meet our own operating needs as well as the needs of our customers. Our information systems provide sellers with valuable market data and enable us to better match our locations with their needs and our buyers with their product. We also believe that they will help us to achieve significant operating efficiency and provide consistency, stability and standardization, leading to cost reductions.

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Experienced management team.    The five members of our senior management team have an average of six years of experience with us and 11 years in the auto industry and have successfully grown our company to become a leader in the vehicle redistribution industry. Our management team has accomplished this by implementing a disciplined strategy of selective acquisitions, increasing sales and profitability by site and opening new sites.

GROWTH STRATEGY

We are pursuing strategic initiatives that are designed to capitalize on our underlying business strengths, grow our business and improve our profitability. Key elements of our growth strategy include:

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Growing auction sales volume.    We expect to grow our business by capitalizing on the increasing volume of vehicles redistributed annually and the rising number of vehicles sold at auction. The number of used vehicles sold at auction has increased each year since 1997, during a period that encompassed varying economic conditions. We believe that auctions are the best means of transferring ownership of used and salvage vehicles between sellers and buyers based on the short time-to-cash cycle our auctions offer to vehicle sellers, the range of services we provide, the low cost of our services as a percent of the gross market value of the vehicles placed at auction, and the relative transparency of the auction process. As a result, auctions offer a large and liquid market to customers resulting in true real time market prices. Of the estimated 45 million vehicles that changed hands in 2002, approximately 35.7 million of these vehicles were not distributed through NAAA-affiliated auctions, creating an opportunity for growth.

We expect that the volume of vehicles sold by dealers at auction will grow faster than the volume of vehicles sold by institutional customers at auction over the next several years. We believe we have an opportunity to generate more business from dealers by increasing the first-time conversion rates of their consignments and providing more attractive services and economics as compared to other redistribution channels.

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Optimizing revenues per vehicle sold.    We plan to increase revenues by selling more services per vehicle, such as reconditioning, inspection, certification, titling and settlement administration services, and by implementing selective fee increases.

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Continuing to improve our operating efficiency.    We are improving our operating efficiency by further centralizing certain administrative functions, optimizing and standardizing our redistribution processes, improving our use of technology and better utilizing our existing infrastructure. Our strategy for better leveraging our existing infrastructure includes efforts to increase the utilization rates of our auction facilities by organizing more auctions per facility, conducting auctions of trucks, boats and equipment and combining some of our used vehicle and salvage auction operations.

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Expanding into new markets.    We seek continuing growth through various channels, including alternate auction venues, combination used vehicle and salvage auction sites, acquisitions of independent auctions and construction of new auctions or redevelopment of existing auction sites (referred to in the industry as "greenfield development"). Alternate auction venues include off-site satellite, on-line and customer site auctions, as well as alternate day, night or specialty product sales. In areas where we have existing operations, we seek to leverage upon existing infrastructure and capital investments in used vehicle operations by opening new salvage auction sites.

We have been an active consolidator in used vehicle auctions, which has fueled much of our historical growth. We continue to consider acquiring independent used vehicle auctions in markets where we do not have a presence. We also expect that consolidation opportunities will be available for salvage auctions.

Finally, in regions where we do not have a presence and are not able to identify acquisition sites or where we do have a presence but our auction sites are inadequate or at capacity, we will consider greenfield development or relocation of auction sites.

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Growing on-line auctions and related services.    We plan to continue to expand our existing on-line service offerings in addition to introducing new on-line services to our customers. We are committed to investing additional capital and resources for emerging technologies and service offerings in the vehicle redistribution industry. We will continue to tailor on-line services to each of our customers to include an appropriate mix of physical auctions and on-line services.

Our future growth depends on a variety of factors, including our ability to increase our volumes relative to our competition, acquire additional auctions, manage expansion, control costs in our operations, introduce modest fee increases and new services, consolidate future auction acquisitions into existing operations and retain our executive officers and key employees. In addition, our substantial indebtedness will require us to use a portion of our operating cash flow to pay interest and principal on debt instead of for other corporate purposes, including funding future expansion and ongoing capital expenditures. Accordingly, we cannot predict whether our growth strategy will be successful. We cannot predict what portion of overall sales will be conducted through on-line auctions or other redistribution methods in the future and what impact this may have on our auction facilities.

THE TRANSACTIONS

Prior to or concurrently with the completion of this offering, we intend to complete a series of related transactions, which include the following principal components:

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The offering of $125 million aggregate principal amount of our senior subordinated notes.

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The replacement of our existing bank credit facility and the repayment of all borrowings thereunder, if any, with a new $525 million credit facility, including one or more term loan facilities aggregating $375 million and a $150 million revolving loan facility, which will likely remain undrawn initially.

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The repayment of $200.2 million of our outstanding debt owed to unaffiliated third parties.

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The repayment of an intercompany note owed to ALLETE, representing a $100 million dividend to ALLETE, which we expect to pay prior to the completion of this offering.

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The repayment of all of our other outstanding intercompany debt owed to ALLETE and its subsidiaries, which totaled $144.6 million as of March 31, 2004.

We refer to this series of transactions as the "Transactions." For a further discussion of the Transactions, see "The transactions." For a further discussion of the dividend to ALLETE and our indebtedness, see "Management's discussion and analysis of financial condition and results of operations" and "Description of debt."

Relationship with ALLETE

ALLETE has announced that, following this offering, it intends to distribute its remaining equity interest in us to its shareholders. We refer to this transaction in this prospectus as the "spin-off" or "distribution."

We have conducted our used vehicle auction business since 1989, and since 1996 we have been wholly-owned by ALLETE. After this offering, ALLETE will continue to own at least 80% of the outstanding shares of our common stock through a wholly-owned subsidiary. Through its stock ownership, ALLETE will be able to control decisions regarding any merger, consolidation, sale of substantially all our assets or other major corporate transactions, without the support of any other stockholder.

While ALLETE expects the spin-off to occur within four months after this offering, it may not occur in that time period or at all. The spin-off will be subject to a number of conditions, including the receipt by ALLETE of a favorable tax opinion from its counsel that its distribution of our shares to its shareholders qualifies as a tax-free spin-off under Section 355 of the Internal Revenue Code and will be tax-free to ALLETE and its United States shareholders. The spin-off will also be subject to other closing conditions and ALLETE may, in its sole discretion, change the terms of the spin-off or decide not to complete the spin-off.

ALLETE currently provides us with administrative and other similar services pursuant to an agreement, which we expect will terminate upon the completion of the spin-off. Prior to the completion of this offering, we will enter into agreements with ALLETE related to the separation of our business operations from ALLETE including, among others, a master separation agreement and a tax sharing agreement. We have entered or will enter into these agreements in the context of our relationship to ALLETE as a wholly-owned subsidiary. Accordingly, some of the terms and provisions of these agreements may be less favorable to us than terms and provisions we could have obtained in arm's length negotiations with unaffiliated third parties. For a further discussion of the spin-off and various interim and ongoing relationships between us and ALLETE, and the risks relating to our relationship with and separation from ALLETE, see "Certain relationships and related transactions—Relationships between our company and ALLETE" and "Risk factors—Risks relating to our relationship with and separation from ALLETE."

Benefits of the Spin-off

We believe that our spin-off from ALLETE will provide us with the opportunity to pursue our own strategy focused on the automotive business, expand our business and improve our operations. The benefits of the spin-off are described below.

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Allow us to pursue a growth strategy.    As an independent company separate from ALLETE, we will be better able to pursue a business growth strategy. The spin-off will enable us to directly access the capital markets to issue debt or equity securities, as well as provide for independent coverage by analysts focused on our industry. As an independent company separate from ALLETE, we will be better positioned to pursue growth from acquisitions and greenfield development of used and salvage auctions. We may, however, be limited in our ability to issue shares of our common stock. For a discussion of these limitations, please see "Risk factors—Risks relating to our relationship with and separation from ALLETE—Our ability to issue stock may be limited for a period of time following the spin-off."

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Greater strategic focus.    We expect to have a sharper focus on our business and strategic opportunities as a result of having our own board of directors that will focus exclusively on our business and pursue a leadership position in our industry. The spin-off will provide us a greater ability to focus our business strategies to better fit the needs of our business, and we expect to be able to deploy resources more efficiently and with more agility than as part of a combined organization conducting different businesses.

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Closer alignment of employee compensation and stockholder interests.    The performance of our business depends on our ability to attract and retain qualified personnel. We expect the motivation of our employees and the focus of our management to be strengthened by incentive compensation programs tied to the financial results of our business and the market performance of our common stock. The spin-off will allow us to be able to offer compensation packages that more directly reflect the performance of our automotive business.

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Our regulatory environment will be simplified.    As a subsidiary of ALLETE, which is subject to local and federal regulation as a utility company, our ability to grow and pursue a business strategy focused on our automotive business is adversely impacted, in contrast to our competition. Once separate from ALLETE, we will no longer be affected by its regulatory environment, and we can focus exclusively on our own business strategy and compete more effectively with our competition.

COMPANY INFORMATION

ADESA, Inc. was incorporated in Delaware on January 23, 2004. Immediately prior to the effectiveness of the registration statement of which this prospectus forms a part, ADESA, Inc. will become the successor by merger to ADESA Corporation, which was incorporated in Indiana on October 4, 1991. Our principal executive offices are located at 13085 Hamilton Crossing Boulevard, Carmel, Indiana 46032, and our telephone number at that address is 1-800-923-3725.

The offering

Common stock we are offering	shares
Common stock to be outstanding after the offering	shares
New York Stock Exchange symbol	"KAR"
Use of proceeds after expenses
We estimate that the net proceeds to ADESA from the offering will be approximately $ million. We expect to use these proceeds, as well as the proceeds from the Transactions, (1) to repay $200.2 million of our outstanding debt owed to unaffiliated third parties, (2) to pay accrued interest and principal on the $100 million intercompany note owed to ALLETE, (3) to repay all of our other outstanding intercompany debt owed to ALLETE and its subsidiaries, which totaled $144.6 million as of March 31, 2004 and (4) for general corporate purposes, including to repurchase ADESA shares from certain ALLETE employee benefit plans after the spin-off.
Dividend policy	We intend to pay a regular quarterly dividend of $0.075 per share to holders of our common stock.

The number of shares to be outstanding after this offering excludes:

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shares of common stock issuable upon the exercise of options, to be granted concurrently with the completion of this offering and thereafter, under our stock option plans, at exercise prices ranging from $                    to $                    per share, with a weighted average exercise price of $                    ; and

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shares of common stock reserved for future grant under our stock option plans as of                           , 2004.

We are also offering, in a concurrent offering, $125 million aggregate principal amount of our    % senior subordinated notes due 2012. For additional information relating to our notes, see the sections of this prospectus entitled "The transactions—Notes offering" and "Description of debt—Senior subordinated notes."

Except as otherwise indicated in this prospectus, we have presented the information in this prospectus on the assumption that the underwriters do not exercise their over-allotment option.

RISK FACTORS

You should carefully consider the information under the caption "Risk factors" and all other information in this prospectus before investing in our common stock.

Summary historical financial and operating data

The following table summarizes financial data regarding our business and should be read in conjunction with the financial statements and notes thereto, as well as "Management's discussion and analysis of financial condition and results of operations."

Operating results of our vehicle transport and vehicle import businesses are included in discontinued operations and, accordingly, amounts have been adjusted for all periods presented. Due to major acquisitions in 2001 and 2000 involving the purchase of 26 used vehicle and 18 salvage auctions, information included below may not be comparable. Also, 2003 and 2002 operating results do not include goodwill amortization as required by Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets."

	For the three months ended March 31,
					For the years ended December 31,
Statement of operations data
	2004		2003		2003		2002	2001	2000	1999

	(dollars in thousands except as otherwise noted)
Operating revenues
Auctions and related services		$218,428		$205,501		$807,609	$732,487	$690,939	$441,539	$318,902
Dealer financing		28,909		25,987		104,323	99,889	95,087	77,818	61,269

Total operating revenues		247,337		231,488		911,932	832,376	786,026	519,357	380,171

Operating expenses (excluding depreciation and amortization)		179,990		175,241		673,808	624,811	586,918	387,424	284,130
Depreciation and amortization		9,251		7,998		35,310	32,703	42,229	25,933	17,371

Operating profit		58,096		48,249		202,814	174,862	156,879	106,000	78,670
Interest expense		3,988		4,602		15,996	22,492	38,639	26,056	12,985
Other income		(794)		(434)		(2,770)	(1,330)	(2,305)	(4,063)	(3,927)

Income from continuing operations, before tax		54,902		44,081		189,588	153,700	120,545	84,007	69,612
Income tax		21,602		17,488		74,830	59,879	44,234	34,303	29,374

Income from continuing operations		33,300		26,593		114,758	93,821	76,311	49,704	40,238
Discontinued operations		—		516		342	(5,521)	(8,911)	(1,273)	(338)

Net income		$33,300		$27,109		$115,100	$88,300	$67,400	$48,431	$39,900

Earnings per share data:
Basic and diluted earnings per share from
Continuing operations		$2.36		$1.89		$8.15	$6.66	$5.42	$3.53	$2.85
Net income		$2.36		$1.92		$8.17	$6.27	$4.78	$3.44	$2.83
Weighted average shares outstanding basic and diluted (thousands)		14,086		14,086		14,086	14,086	14,086	14,086	14,086
Pro forma earnings per share data:
Basic earnings per share—net income	$		$		$		—	—	—	—
Diluted earnings per share—net income	$		$		$		—	—	—	—

	As of March 31,		As of December 31,
Balance sheet data	2004	2003	2003	2002	2001	2000	1999

	(dollars in thousands except as otherwise noted)

Working capital	$76,496	$(56,632)	$56,740	$(86,078)	$(169,162)	$(296,917)	$41,414
Total assets	$1,923,850	$1,628,491	$1,655,349	$1,490,074	$1,529,581	$1,352,331	$667,625
Total debt	$379,480	$391,295	$370,946	$409,694	$565,659	$601,322	$185,280
Total stockholder's equity	$964,740	$830,443	$950,200	$788,704	$660,451	$460,806	$336,833

	For the three months ended March 31,		For the years ended December 31,
	2004	2003	2003	2002	2001	2000	1999

	(dollars in thousands except as otherwise noted)
Cash flow data:
Net cash provided by operating activities	$13,554	$(18,632)	$140,944	$181,698	$77,273	$97,528	$16,143
Net cash used by investing activities	$(1,272)	$(8,453)	$(35,003)	$(56,045)	$(114,343)	$(521,316)	$(61,288)
Net cash (used by) provided by financing activities	$75,471	$52,450	$(125,165)	$(131,400)	$49,460	$485,525	$58,492
Other data:
Operating profit to operating revenues	23.5%	20.8%	22.2%	21.0%	20.0%	20.4%	20.7%
EBITDA(a)	$68,141	$56,681	$240,894	$208,895	$201,413	$135,996	$99,968
EBITDA margin(a)	27.5%	24.5%	26.4%	25.1%	25.6%	26.2%	26.3%
Selected operating data:
Vehicles sold (thousands)	538	511	2,001	1,913	1,906	1,320	1,037
Revenue per vehicle sold(b)	$406.00	$402.15	$403.60	$382.90	$362.51	$334.50	$307.52
Loan transactions (thousands)	263	233	950	946	904	795	695
Revenue per loan transaction(b)	$109.92	$111.53	$109.81	$105.59	$105.18	$97.88	$88.16

	For the three months ended March 31,		For the years ended December 31,
EBITDA	2004	2003	2003	2002	2001	2000	1999

	(dollars in thousands)
Net cash provided by operating activities	$13,554	$(18,632)	$140,944	$181,698	$77,273	$97,528	$16,143
Changes in operating assets and liabilities, net of acquisitions	33,345	59,471	21,579	(41,696)	46,860	(16,275)	43,324
Bad debt expense	(1,208)	(2,886)	(3,385)	(6,278)	(7,258)	(2,848)	(7,367)
Gain (loss) on disposal of assets	(512)	(139)	2,764	(1,721)	(393)	(14)	921
Interest expense	3,988	4,602	15,996	22,492	38,639	26,056	12,985
Income tax expense	21,602	17,488	74,830	59,879	44,234	34,303	29,374
Deferred income tax	(2,628)	(2,707)	(11,492)	(8,222)	(103)	(4,027)	4,250
Discontinued operations (net of taxes)	—	(516)	(342)	5,521	8,911	1,273	338
Non-cash loss on discontinued operations	—	—	—	(2,778)	(6,750)	—	—

EBITDA	$68,141	$56,681	$240,894	$208,895	$201,413	$135,996	$99,968

(a)
While we believe that earnings before interest, income taxes, depreciation and amortization (EBITDA) is an important financial measure, it is not intended to represent cash flow for the period, is not presented as an alternative to operating income as an indicator to operating performance, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles (GAAP). We believe that EBITDA is a liquidity measure and a useful supplement to net cash provided by operating activities to assist management and to help investors understand our ability to generate cash flows from operations that are available for taxes, debt service and capital expenditures. EBITDA margin is calculated by taking EBITDA as a percentage of operating revenues. These measures may not be comparable to similarly titled measures reported by other companies. A reconciliation of net cash provided by operating activities, the most directly comparable GAAP measure, to EBITDA for each of the fiscal periods indicated is presented above.

(b)
Revenue per vehicle sold is derived by taking revenues for our auctions and related services segment divided by the number of vehicles sold. Revenue per vehicle sold does not include revenue for our dealer financing segment. Revenue per loan transaction is computed by taking revenues for our dealer financing segment divided by the number of loan transactions. These measures may not be comparable to similarly titled measures reported by other companies.

PRO FORMA FINANCIAL DATA

We expect that future results of operations will be different from historical operating results. Indicated below is certain pro forma data that adjusts the historical data for the expected increases in the costs of doing business as a separate registrant, assuming that such changes occurred at the beginning of each of the periods presented:

	Three months ended March 31, 2004				Year ended December 31, 2003
	Actual	Adjustments		Pro forma	Actual	Adjustments		Pro forma
	(unaudited)	(unaudited)		(unaudited)		(unaudited)		(unaudited)
	(dollars in thousands)
Operating revenues	$247,337	$(300	)(a)	$247,037	$911,932	$(1,100	)(a)	$910,832
Operating expenses
Cost of services	121,914			121,914	475,294			475,294
Selling, general and administrative expenses	58,076	2,550	(b)	60,626	198,514	15,000	(b)	213,514
Depreciation and amortization expenses	9,251			9,251	35,310			35,310

Total operating expenses	189,241	2,550		191,791	709,118	15,000		724,118

Operating profit	58,096	(2,850)		55,246	202,814	(16,100)		186,714
Interest expense	3,988	3,443	(c)	7,431	15,996	12,004	(c)	28,000
Other income	(794)			(794)	(2,770)			(2,770)
Income from continuing operations, before income taxes	54,902	(6,293)		48,609	189,588	(28,104)		161,484
Income taxes	21,602	(2,476	)(d)	19,126	74,830	(11,093	)(d)	63,737

Income from continuing operations	33,300	(3,817)		29,483	114,758	(17,011)		97,747
Income from discontinued operations, net of income tax benefit	—	—		—	342			342

Net income	$33,300	$(3,817)		$29,483	$115,100	$(17,011)		$98,089

(a)
Represents the estimated increase in the inherent interest rate in the securitization structure utilized by AFC that would be accounted for as a reduction of gain on sale of finance receivables.

(b)
Includes estimated increases related to a full management team, legal, investor relations, accounting and audit costs associated with being an independent registrant and incremental treasury and risk management costs.

(c)
Includes estimated incremental interest expense that would result from the assumed repayment of all existing debt at the beginning of each period presented and the replacement of such debt with the proceeds of (1) the $125 million of senior subordinated debt included in this offering, (2) borrowings of $375 million under the new credit facility and (3) average borrowings of $75 million under the new revolving loan facility.

A sensitivity analysis of the impact on our variable rate instruments to a 25 basis point change for the three months ended March 31, 2004 and the year ended December 31, 2003 would result in an additional adjustment to interest expense of $0.3 million and $1.1 million, respectively.

(d)
Tax benefit resulting from the incremental expenses at the applicable effective tax rate which approximates the statutory tax rate.

Risk factors

You should carefully consider the risks described below together with all of the other information in this prospectus before you decide to invest in our common stock. If any of the following risks actually occur, our business, financial condition or results of operations could suffer. In that event, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATING TO OUR COMMON STOCK

The market price of our common stock could be negatively affected by sales of substantial amounts of our common stock in the public market.

Sales by us or our stockholders of a substantial number of shares of our common stock in the public market following this offering, or the perception that these sales might occur, could cause the market price of our common stock to decline or could impair our ability to raise capital through a future sale of, or pay for acquisitions using, our equity securities. Upon completion of this offering, there will be             shares of our common stock outstanding, or             shares if the underwriters exercise their over-allotment option in full. Of our outstanding shares, only the shares of our common stock sold in this offering will be freely transferable, except for any shares sold to our "affiliates," as that term is defined in Rule 144 under the Securities Act of 1933, as amended, which are subject to sale restrictions pursuant to the free riding and withholding restrictions of the NASD. The remaining shares will be "restricted securities" subject to the volume limitations and the other conditions of Rule 144.

Upon consummation of the spin-off, the trustees under ALLETE's employee stock ownership and pension plans will receive shares of our common stock in pro rata proportions to the ALLETE shares held by such plans. As a result of applicable legal requirements under the Internal Revenue Code of 1986, as amended, the trustee under ALLETE's employee stock ownership plan will be required to sell all of the shares of our common stock received by such plan and held in unallocated accounts as a result of the spin-off. Although ALLETE has requested an extension of the period of time to sell these shares, it may be necessary to dispose of these shares 90 days after their receipt. In addition, the trustee under ALLETE's pension plan may determine that a sale of its holdings of our common stock is appropriate pursuant to the fiduciary rules set forth under the Employee Retirement Income Security Act of 1974, as amended (ERISA). Although ALLETE intends to direct the trustees to sell us the shares of our common stock held by the plans following the spin-off, we have not yet reached an agreement with the trustees that would obligate them to consummate such a sale to us. We cannot assure you that we will reach an agreement with the trustees on acceptable terms. If we are not able to purchase these shares from the trustees, the trustees may be required to sell the plans' shares in the public market or to other parties. In that case, we may repurchase shares of our common stock in the public market. In addition, some ALLETE stockholders who receive our common stock in the spin-off, including utility mutual funds, may be required to or may choose to sell such shares in the public market. Any such sales of our common stock in the public market by the trustee or ALLETE's stockholders could result in a decline in the market price of common stock following the spin-off.

The price of our common stock may fluctuate substantially, which could negatively affect us and the holders of our common stock.

The trading price of our common stock may be volatile in response to a number of factors, many of which are beyond our control, including actual or anticipated variations in our quarterly financial results, changes in financial estimates for us by securities analysts and announcements by our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments. In addition, our financial results may be below the expectations of securities analysts and investors. If this were to occur, the market price of our common stock could decrease, perhaps significantly.

In addition, the United States securities markets have experienced significant price and volume fluctuations. These fluctuations often have been unrelated to the operating performance of companies in these markets. Broad market and industry factors may negatively affect the price of our common stock, regardless of our operating performance. You may not be able to sell your shares at or above the initial public offering price, or at all. Further, if we were to be the object of securities class action litigation as a result of volatility in our common stock price or for other reasons, it could result in substantial costs and diversion of our management's attention and resources, which could negatively affect our financial results.

Provisions of Delaware law, our certificate of incorporation and our by-laws could delay or prevent a change in control of our company, which could adversely impact the value of our common stock.

Delaware law imposes some restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock. Delaware law prohibits a publicly held corporation from engaging in a "business combination" with an "interested stockholder" for three years after the stockholder becomes an interested stockholder, unless the corporation's board of directors and stockholders approve the business combination in a prescribed manner. This provision in Delaware law could result in our current management becoming entrenched and therefore delay or prevent a change in control of our company, which could adversely affect the price of our common stock.

In addition, our certificate of incorporation and by-laws contain several provisions that may make it more difficult for a third party to acquire control of us without the approval of our board of directors. These provisions may make it more difficult or expensive for a third party to acquire a majority of our outstanding voting common stock. These provisions also may delay, prevent or deter a merger, acquisition, tender offer, proxy contest or other transaction that might otherwise result in our stockholders receiving a premium over the market price for their common stock.

If our quarterly and annual revenues and operating results fluctuate significantly, the price of our common stock may be volatile.

Our revenues and operating results may in the future vary significantly from quarter to quarter and year to year. Quarterly and annual fluctuations may cause our common stock price to be volatile. We believe that a number of factors could cause these fluctuations including, but not limited to, the following:

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significant changes in volume of vehicles bought, sold or financed by our customers;

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the amount and timing of operating costs and capital expenditures relating to the maintenance and expansion of our business, operations and infrastructure;

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the introduction by competitors of new services that make our services obsolete or less valuable;

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the announcement of new vehicle supply agreements by us or our competitors;

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fluctuations in the market value of used and salvage vehicles;

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the availability of used and salvage vehicles;

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changes in buyer attendance at vehicle auctions;

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the timing and size of our new facility openings;

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our ability to integrate and manage our acquisitions successfully;

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conditions in the automobile industry and the economy in general;

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variations in vehicle accident rates;

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changes in scrap metal prices;

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severity of weather and seasonality of weather patterns;

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delays or changes in state title processing;

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changes in state or federal laws or regulations affecting used or salvage vehicles or the floorplan financing of used vehicles;

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the availability and cost of general business insurance; and

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labor costs.

Due to the foregoing factors, our operating results in one or more future periods can be expected to fluctuate. As a result, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as any indication of future performance. In the event such fluctuations result in our financial performance being below the expectations of public market analysts and investors, the price of our common stock could decline substantially.

Below are our quarterly results for 2003 and 2002 for operating revenues and income from continuing operations:

	For the three months ended
	March 31,	June 30,	September 30,	December 31,
	(in millions)
2003
Operating revenues	$231.5	$238.0	$224.5	$217.9
As a percentage of total operating revenues	25%	26%	25%	24%
Income from continuing operations	$26.6	$34.1	$29.2	$24.9
As a percentage of total income from continuing operations	23%	30%	25%	22%
2002
Operating revenues	$207.9	$215.9	$208.7	$199.9
As a percentage of total operating revenues	25%	26%	25%	24%
Income from continuing operations	$24.9	$29.8	$24.3	$14.8
As a percentage of total income from continuing operations	26%	32%	26%	16%

The inability of our subsidiaries to pay dividends to us in sufficient amounts would harm our ability to meet our obligations and pay future dividends.

We are a holding company, and we have no operations. We rely primarily on dividends from our subsidiaries to meet our obligations for the payment of interest and principal on outstanding debt obligations, dividends to stockholders and corporate expenses. The inability of our subsidiaries to pay us dividends to meet our cash requirements could have a material adverse effect on our business. Our subsidiaries' ability to pay dividends to us depends upon their ongoing profitability and cash flows which can and may be affected by the factors described above under the heading "—If our quarterly and annual revenues and operating results fluctuate significantly, the price of our common stock may be volatile." In addition, restrictions contained in loan agreements under which our existing or future subsidiaries finance their businesses may also limit their abilities to pay dividends to us. For example, AFC's revised securitization facility contains provisions that, for up to one year, could increase the amounts we are required to reserve in the event the number of ineligible receivables increases above certain levels, which would reduce AFC's ability to pay dividends to us. In addition, an amendment to AFC's revised securitization agreement, which we expect will be in effect prior to the completion of this offering, will contain provisions that would restrict AFC's subsidiaries' ability to pay dividends to us in the event there is a financial covenant default under our new credit facility. This restriction would remain in place for no longer than the later of 120 days following the date of the financial covenant default and 90 days following the AFC securitization purchasers' failure to waive the financial covenant default.

Restrictions and covenants in our debt and other financing agreements limit our ability to take certain actions and impose consequences in the event of failure to comply.

The indenture governing the notes and the agreements governing our other outstanding indebtedness contain, and AFC's revised securitization agreement will contain, a number of significant restrictions and covenants that limit our ability and our subsidiaries' ability, among other things, to:

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borrow money;

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use assets as security in other borrowings or transactions;

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pay dividends on stock or purchase stock;

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sell assets;

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enter into certain transactions with affiliates; and

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make certain investments.

In addition, the new credit facility will contain covenants including maximum leverage, minimum interest coverage and minimum fixed charge coverage. These financial covenants will affect our operating flexibility by, among other things, restricting our ability to incur expenses and indebtedness that could be used to grow our business, as well as to fund general corporate purposes.

Events beyond our control, such as prevailing economic conditions, changes in consumer demand and changes in the competitive environment, could impair our operating performance, which could affect our ability and that of our subsidiaries to comply with the terms of our debt and other financing agreements. We cannot assure you that we and our subsidiaries will be able to comply with the provisions of these agreements, including the financial covenants in the new credit facility. Breaching any of these covenants or restrictions or the failure to comply with our obligations after the lapse of any applicable grace periods could result in a default under the applicable debt agreements, including the new credit facility, and the proposed amendment to AFC's revised securitization agreement. If there were an event or default, holders of such defaulted debt could cause all amounts borrowed under these agreements to be due and payable immediately. We cannot assure you that our assets or cash flow or that of our subsidiaries would be sufficient to repay fully borrowings under the outstanding debt agreements, either upon maturity or if accelerated upon an event of default, or if we were required to repurchase the notes upon a change of control, that we would be able to refinance or restructure the payments on such debt. Further, if we are unable to repay, refinance or restructure our indebtedness under our new credit facility, the lenders could proceed against the collateral securing that indebtedness. In addition, any event of default or declaration of acceleration under one debt agreement could also result in an event of default under one or more of our other debt agreements, including the notes. See "—The proceeds of this offering will not be available to grow our business; following the Transactions, we will have substantial debt obligations that could restrict our operations."

Investors in this offering will suffer immediate and substantial dilution.

The initial public offering price of our common stock is substantially higher than the net tangible book value per share of our common stock. Purchasers of our common stock in this offering will experience immediate and substantial dilution in the net tangible book value of $                                 per share of common stock. Our issuance of options at the time of this offering and thereafter will cause investors to experience further dilution if the market price of our common stock exceeds the exercise price of these securities.

There may not be an active market for our common stock, which may cause our common stock to trade at a discount and make it difficult to sell the shares you purchase.

Although our common stock has been approved for listing on the New York Stock Exchange, we cannot assure you that an active trading market for our shares will develop or be sustained after this offering. In addition, since only         % of our common stock will be sold in this offering, the market for our stock may be illiquid. An illiquid market for our common stock may result in volatility and poor execution of buy and sell orders for investors. The initial public offering price for our shares will be determined by negotiations among the underwriters, ALLETE and us. We cannot assure you that the initial public offering price will correspond to the price at which our shares will trade in the public market subsequent to this offering or that the price of our shares available in the public market will reflect our actual financial performance.

RISKS RELATING TO OUR RELATIONSHIP WITH AND SEPARATION FROM ALLETE

As long as ALLETE owns a majority of our common stock, our other stockholders will be unable to affect the outcome of stockholder voting.

After the completion of our initial public offering, ALLETE will beneficially own at least 80% of the outstanding shares of our common stock through a wholly-owned subsidiary. As long as ALLETE owns a majority of our common stock, our other stockholders will generally be unable to affect or change the management or the direction of our company without ALLETE's support. As a result, some investors may be unwilling to purchase our common stock. If the demand for our common stock is reduced because of ALLETE's control of our company, the price of our common stock could be materially depressed.

As long as ALLETE owns a majority of our outstanding common stock, ALLETE will continue to be able to elect and remove our entire board of directors and, generally, to determine the outcome of all corporate actions requiring stockholder approval. ALLETE's interests may differ from or conflict with the interests of our other stockholders. In addition, subject to applicable law, ALLETE will be in a position to control all matters affecting our company, including:

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our general corporate direction and policies;

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amendments to our certificate of incorporation and bylaws;

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acquisitions, sales of our assets, mergers or similar transactions, including transactions involving a change of control;

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future issuances of common stock or other securities;

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the incurrence of debt by us;

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the payment of dividends on our common stock; and

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compensation and stock option policy decisions.

Our directors may have conflicts of interest because they are also directors of ALLETE, and our directors, executive officers and employees own ALLETE stock or options to purchase ALLETE stock.

Our chairman and chief executive officer, a former executive officer of ALLETE, will continue to be a member of ALLETE's board of directors at the time that we complete this offering. Moreover, we expect that until the spin-off, a majority of the members of our board of directors will be individuals who are directors of ALLETE. Our directors who are also directors of ALLETE will have obligations to both companies and may have conflicts of interest with respect to matters involving or affecting us. After this offering, a number of our directors, executive officers and other employees will continue to own ALLETE stock and options to purchase ALLETE stock they acquired as employees of ALLETE.

These ownership interests could create, or appear to create, potential conflicts of interest when these directors, executive officers and other employees are faced with decisions that could have different implications for our company and ALLETE.

The new agreements we are entering into with ALLETE in connection with this offering could restrict our operations.

Prior to the completion of this offering, we and ALLETE will have entered into a number of agreements governing our separation from and our future relationship with ALLETE, including a master separation agreement, in the context of our relationship to ALLETE as a wholly-owned subsidiary, and, accordingly, the terms and provisions of these agreements may be less favorable to us than terms and provisions we could have obtained in arm's length negotiations with unaffiliated third parties. Pursuant to these agreements with ALLETE, we will have agreed to take actions, observe commitments and accept terms and conditions that are or may be advantageous to ALLETE but are, or may be, disadvantageous to us. The terms of these agreements will include obligations and restrictive provisions, including, but not limited to:

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an agreement to indemnify ALLETE, its affiliates, and each of their respective directors, officers, employees, agents and representatives from all liabilities that arise from our breach of, or performance under the agreements we are entering into with ALLETE in connection with the separation and for any of our liabilities;

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an agreement to indemnify ALLETE for certain tax liabilities and for certain actions or events which, if the spin-off occurs, cause the spin-off to be taxable to ALLETE and/or its stockholders; and

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an agreement that we will not change our accounting principles for periods in which our financial results are included in ALLETE's consolidated financial statements, unless we are required to do so to comply, in all material respects, with generally accepted accounting principles and SEC requirements. We will also agree to use ALLETE's auditors, use reasonable efforts to have our annual audit completed on the same date as ALLETE's annual audit and provide information and access to ALLETE and its auditors.

For a further discussion of our agreements with ALLETE, see "Certain relationships and related transactions—Relationships between our company and ALLETE—Agreements between us and ALLETE."

We may be required to indemnify ALLETE if the spin-off becomes taxable.

We and ALLETE will enter into a tax sharing agreement, effective on the date of the spin-off, which governs ALLETE's and our respective rights, responsibilities and obligations after the spin-off with respect to taxes for the periods ending on or before the spin-off. Under the tax sharing agreement, if the spin-off becomes taxable to ALLETE, we will be required to indemnify ALLETE for any taxes which arise as a result of our actions or inaction. Any indemnification payment which we are required to make under the tax sharing agreement could have a material adverse affect on our financial condition and results of operations. For a further discussion of our tax sharing agreement, see "Certain relationships and related transactions—Relationships between our company and ALLETE—Agreements between us and ALLETE—Agreements relating to our separation from ALLETE—Tax sharing agreement."

We face risks associated with being a member of ALLETE's consolidated group for federal income tax purposes and its controlled group for pension plan liability purposes.

For so long as ALLETE continues to own at least 80% of the voting power and value of our capital stock, we will be included in ALLETE's consolidated group for federal income tax purposes. Under our existing tax sharing agreement, we generally will pay ALLETE the amount of federal, state and local income taxes that we would be required to pay to the relevant taxing authorities if we were a separate taxpayer not included in ALLETE's consolidated or combined returns. In addition, by virtue of its controlling ownership and the existing tax sharing agreement, ALLETE will effectively control substantially all of our tax decisions and will have sole authority to respond to and conduct all tax proceedings, including tax audits relating to ALLETE's consolidated or combined income tax returns in which we are included. Moreover, notwithstanding the existing tax sharing agreement, federal law provides that each member of a consolidated group has several liability for the group's entire tax obligation. Thus, if ALLETE or other members of the group fail to pay taxes attributable to any period during which we are a member of ALLETE's consolidated group, including the current taxable year of ALLETE that ends on December 31, 2004, or if the spin-off becomes taxable as a result of ALLETE's actions or inactions and ALLETE is unable to satisfy the resulting tax liabilities, as required by law, notwithstanding the existing tax sharing agreement, we may be liable for any part of, including the whole amount of, such liabilities. Similar principles apply for state income tax purposes in many states. For a further discussion of these tax issues, see "Certain relationships and related transactions—Relationships between our company and ALLETE."

In addition, for so long as ALLETE continues to own at least 80% of the voting power or value of our capital stock, we will be included in ALLETE's controlled group for pension plan liability purposes. As a result, if ALLETE fails to make required contributions to one or more of its pension plans or one or more of its pension plans are terminated at a time when we are at least 80% owned by ALLETE, we will be jointly and severally liable with ALLETE for any unpaid required pension contributions or any funding shortfall upon plan termination.

Our ability to issue stock may be limited for a period of time following the spin-off.

After the completion of our initial public offering, we will be limited in the amount of stock that we can issue because of potential adverse tax consequences.

In order for the spin-off to be tax-free to ALLETE and its stockholders, ALLETE must distribute "control" of ADESA, as defined in Section 368(c) of the Internal Revenue Code. Under Section 368(c), "control" means ownership of stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote for the election and removal of directors and at least 80% of the total number of shares of each other class of nonvoting stock. Because we will have only voting stock outstanding, ALLETE must distribute stock representing at least 80% of the combined voting power of our common stock for the election and removal of directors to satisfy the Section 368(c) control test. If the over-allotment option granted by us is exercised in full, we will have issued or transferred stock representing             % of our voting power in the offering. Thus, before the spin-off we may issue only a limited amount of our stock in acquisitions without violating the Section 368(c) "control" test.

Additionally, under Section 355(e) of the Internal Revenue Code, ALLETE will recognize taxable gain on the spin-off if there are one or more acquisitions of our stock representing 50% or more of our stock, measured by vote or value, and the stock acquisitions are part of a plan or series of related transactions that includes the spin-off. The shares issued in the offering will be considered to be part of a plan that includes the spin-off. In addition, any other shares of our common stock acquired within two years before or after the spin-off are presumed to be part of such a plan unless we can rebut that presumption. Thus, ALLETE will recognize taxable gain on the spin-off if the shares issued in the offering, together with any shares we issue to make acquisitions that are considered part of a plan that includes the spin-off, represent 50% or more, measured by vote or value, of our common stock outstanding after completion of the offering and such acquisitions. Consequently, to avoid causing the spin-off to be taxable to ALLETE under Section 355(e), we may be significantly limited in our ability to issue our shares for the two year period following the spin-off. If issuance of our stock causes the spin-off to be taxable to ALLETE under Section 355(e), we would be required to indemnify ALLETE against that tax under our tax sharing agreement with ALLETE.

If ALLETE does not complete the spin-off, we will continue to be controlled by ALLETE.

While ALLETE expects the spin-off to occur within four months after this offering, it may not occur in that time period or at all and ALLETE may, in its sole discretion, change the terms of the spin-off or decide not to complete the spin-off. The spin-off will be subject to a number of conditions, including the receipt by ALLETE of a favorable tax opinion from its counsel that ALLETE's distribution of its shares of ADESA to ALLETE stockholders qualifies as a tax-free spin-off under Section 355 of the Internal Revenue Code and will be tax-free to ALLETE and its United States stockholders. If ALLETE does not receive a favorable tax opinion, it is not likely to make the distribution in the expected time frame or at all. In addition, until this distribution occurs, the risks discussed above relating to ALLETE's control of us, our directors' conflicts of interest, and the potential business conflicts of interest between ALLETE and us will continue to be relevant to our stockholders.

If ALLETE completes the spin-off, the spin-off may be subject to review by a court under federal bankruptcy law or comparable provisions of state fraudulent transfer law.

In general, if ALLETE completes the spin-off of its remaining shares of our common stock and a court or other trier of fact were to find that at the time of, or as a result of, the spin-off, ALLETE:

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was or was rendered insolvent;

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was engaged in a business or transaction for which ALLETE's remaining assets constituted unreasonably small capital; or

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intended to incur or believed it would incur debts beyond its ability to pay as such debts matured,

the court, subject to applicable statutes of limitations, could determine to avoid the spin-off, in whole or in part, as a fraudulent transfer or conveyance. The definition or measure of such matters as insolvency or unreasonably small capital for purposes of a court's analysis will vary depending on the law of the jurisdiction which is being applied. Generally, however, ALLETE would be considered insolvent if, at the time of or as a result of the spin-off, either the fair value of its liabilities exceeded its assets, or the present or fair saleable value of its assets was less than the amount required to pay its probable liability on its existing total debts and liabilities (including contingent liabilities) as they became absolute and matured. If the spin-off were avoided as a fraudulent transfer or conveyance or for any other reason, we would continue to be controlled by ALLETE. In that case, the risks discussed above relating to ALLETE's control of us, our directors' conflicts of interest, and the potential business conflicts of interest between ALLETE and us would continue to be relevant to our stockholders.

RISKS RELATED TO OUR BUSINESS

The cyclical nature of vehicle sales may adversely affect our profitability.

The vehicle industry is cyclical and historically has experienced periodic downturns characterized by oversupply and weak demand. Many factors affect the industry, including general economic conditions and consumer confidence, fuel prices, the level of discretionary personal income, unemployment rates, interest rates, credit availability and insurance premiums. If the volume of used or salvage vehicles sold at our auctions were to decline, the revenue we earn from successful auction transactions and ancillary services would decline. In addition, the fixed costs associated with our auction facilities would remain relatively constant. As a result of these consequences, our profitability could be adversely affected.

Dealer incentives for new vehicle purchases can depress used vehicle values.

New and used vehicle sales substantially slowed immediately following the terrorist attacks of September 11, 2001. In response, manufacturers introduced new incentives (including 0% financing) and rental car companies began to downsize their inventories. This led to decreases in the prices of both used and salvage vehicles and a temporary decline in conversion percentages in the auction industry because the prices that buyers were willing to pay for vehicles did not match the prices that sellers were willing to accept.

In 2002, the manufacturers extended and increased the incentives leading to additional declines in both used vehicle prices and conversion percentages. We are not able to determine the long-term consequences the terrorist attacks and/or subsequent outbreaks of hostilities might have on general economic conditions, our industry, or us, nor are we able to predict how used vehicle prices and conversion percentages, and consequently our profitability, may be affected by new and additional incentives or other changes by the manufacturers aimed at the new car market.

Fluctuations in consumer demand between used and leased vehicles impact auction sales volume and conversion rates, which may adversely affect our profitability.

Used vehicle sales are driven by consumer demand. As consumer demand fluctuates, the volume and prices of used vehicles may be affected and the demand for used vehicles at auction by dealers may likewise be affected. The demand for used vehicles at auction by dealers may therefore have an effect on the wholesale price of used vehicles and the conversion percentage of vehicles sold at auction.

The number of new and used vehicles that are leased by consumers affects the supply of vehicles coming to auction. As manufacturers and other lenders have decreased the number of leases in the last few years and extended the lease terms of some of the leases that were written, the number of off-lease vehicles available at auction declined in 2003 and that decline is expected to continue in 2004 and 2005. We are not able to predict the manufacturers' and other lenders' approaches to leasing and thus future volumes of off-lease vehicles may be affected based upon leasing trends. If the volume of off-lease vehicles sold at auctions were to decline, our profitability could be adversely affected.

Reductions in supply of vehicles from institutional sellers can reduce the volume of vehicles passing through our auctions and our results of operations.

Program vehicles are vehicles used by institutional sellers such as rental car companies and other companies with individual corporate fleets of vehicles that are returned to manufacturers through repurchasing programs. The volume of program vehicles and the terms of the programs have an effect on the volume of used vehicles available for sale at auction since the majority of these vehicles are redistributed via the used vehicle auction process.

Repossessed vehicles are an additional source of volume for used vehicle auctions and are dependent upon both economic conditions and the policies of lenders regarding their credit practices. As these economic conditions and policies change, the volume of vehicles available for sale at auction may also be affected.

Insurance companies are the main source of salvage vehicles available for sale at auction. The number of vehicles branded as total losses is dependent upon several factors including government regulations, the extent of damage to the vehicle, the number of accidents, and the policies of the insurance companies with respect to claims settlement and redistribution of the salvage vehicles.

If the supply of vehicles from institutional sellers is reduced, fewer vehicles will pass through our auctions and our results of operations may be adversely affected.

The vehicle redistribution industry is highly competitive and we may not be able to compete successfully.

We face significant competition for the supply of used and salvage vehicles and for the buyers of those vehicles. We believe our principal competitors include other used and/or salvage vehicle auction companies, wholesalers, dealers, manufacturers and dismantlers, a number of whom may have established relationships with sellers and buyers of vehicles and may have greater financial resources than we have. Due to the limited number of sellers of used and salvage vehicles, the absence of long-term contractual commitments between us and our customers and the increasingly competitive market environment, there can be no assurance that our competitors will not gain market share at our expense.

We may encounter significant competition for local, regional and national supply agreements with sellers of used and salvage vehicles. There can be no assurance that the existence of other local, regional or national contracts entered into by our competitors will not have a material adverse effect on our business or our expansion plans. Furthermore, we are likely to face competition from major competitors in the acquisition of auction facilities, which could significantly increase the cost of such acquisitions and thereby materially impede our expansion objectives or have a material adverse effect on our results of operations. These potential competitors may include consolidators of used vehicle auctions, vehicle dismantling businesses, organized salvage vehicle buying groups, vehicle manufacturers and on-line auction companies. While most of our institutional customers have abandoned or reduced efforts to sell vehicles directly without the use of service providers such as us, there can be no assurance that this trend will continue, which could adversely affect our market share, results of operations and financial condition.

Additionally, existing or new competitors may be significantly larger and have greater financial and marketing resources than we have; therefore, there can be no assurance that we will be able to compete successfully in the future.

Our floorplan financing business faces competition at both the national and local levels.

We encounter diverse and fragmented competition at AFC, our floorplan financing business. AFC's competition includes the financing arms of other auction providers, other specialty lenders, banks and other financial institutions. In locations where we face competition from other floorplan financing providers, our loan production offices may be less profitable.

Some of our industry competitors who operate used vehicle auctions on a national scale may endeavor to capture a larger portion of the floorplan financing market. Currently, our largest competitor generally does not provide floorplan financing outside of its own auctions. If our competitor, however, begins to operate loan production offices that provide floorplan financing at auctions with which it is not affiliated, our loan production offices may lose business.

In addition, other national providers of used vehicle auctions may decide to enter the floorplan financing business to complement their auctions or auctions run by third parties. The entry of new national participants into the floorplan financing business may reduce our current market share and adversely affect our results of operations.

At the local level, we face competition from banks and credit unions who may offer floorplan financing to local auction customers. Such entities typically service only one or a small number of auctions, but may impact our results of operations at individual auction sites.

We can not assure you that the existence of other floorplan financing providers or the entry of new providers to the sector will not have a material adverse effect on AFC, its ability to compete successfully in the floorplan financing sector, or our overall ability to compete in the vehicle redistribution industry.

Seasonality of the auction business affects our quarterly revenues and earnings.

Generally, the volume of vehicles sold at auction is highest in the first and second calendar quarters of each year and slightly lower in the third quarter. Fourth quarter sales are generally lower than all other quarters. This seasonality is affected by several factors including weather, the timing of used vehicles available for sale from the institutional customers, holidays, and the seasonality of the retail market for used vehicles which affects the demand side of the auction industry. As a result, the revenues and operating expenses related to volume will fluctuate accordingly on a quarterly basis.

Our operations are weather sensitive.

Our results of operations can be affected by changes in the weather. Auction volumes tend to decline during prolonged periods of winter weather conditions. In addition, mild weather conditions and decreases in traffic volume can each lead to a decline in the available supply of salvage vehicles because fewer traffic accidents occur, resulting in fewer damaged vehicles overall. We cannot predict future weather conditions and as a result, weather conditions could negatively affect our operations and financial condition.

We can offer you no assurances that we will be able to continue executing an acquisition strategy without the costs of future acquisitions escalating.

Although there are potential acquisition candidates that fit our acquisition criteria, we are not certain that we will be able to consummate any such transactions in the future or identify those candidates that would result in the most successful combinations, or that future acquisitions will be able to be consummated at acceptable prices and terms. In addition, increased competition for acquisition candidates could result in fewer acquisition opportunities for us and higher acquisition prices. The magnitude, timing, pricing and nature of future acquisitions will depend upon various factors, including:

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the availability of suitable acquisition candidates;

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competition with other auction groups or new industry consolidators for suitable acquisitions;

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the negotiation of acceptable terms;

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our financial capabilities;

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the availability of skilled employees to manage the acquired companies; and

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general economic and business conditions.

We may be required to file applications and obtain clearances under applicable federal antitrust laws before completing an acquisition. These regulatory requirements may restrict or delay our acquisitions, and may increase the cost of completing acquisitions.

Risks associated with acquisitions may hinder our ability to increase revenues and earnings.

The vehicle redistribution industry is considered a mature industry in which low single digit growth is expected in industry unit sales. Accordingly, our future growth depends in large part on our ability to increase our volumes relative to our competition, acquire additional auctions, manage expansion, control costs in our operations, introduce modest fee increases and new services and consolidate future auction acquisitions into existing operations. In pursuing a strategy of acquiring other auctions, we face risks commonly encountered with growth through acquisitions. These risks include, but are not limited to:

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incurring significantly higher capital expenditures and operating expenses;

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failing to assimilate the operations and personnel of the acquired auctions;

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entering new markets with which we are unfamiliar;

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potential undiscovered liabilities at acquired auctions;

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disrupting our ongoing business;

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diverting our limited management resources;

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failing to maintain uniform standards, controls and policies;

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impairing relationships with employees and customers as a result of changes in management; and

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increasing expenses for accounting and computer systems, as well as integration difficulties.

We may not adequately anticipate all of the demands that our growth will impose on our systems, procedures and structures, including our financial and reporting control systems, data processing systems and management structure. If we cannot adequately anticipate and respond to these demands, our business could be materially harmed.

Although we conduct what we believe to be a prudent level of investigation regarding the operating condition of the businesses we purchase, in light of the circumstances of each transaction, an unavoidable level of risk remains regarding the actual operating condition of these businesses. Until we actually assume operating control of such business assets, we may not be able to ascertain the actual value of the acquired entity.

We cannot guarantee that the construction of new auctions, redevelopment of existing auction sites or relocation of auction sites will be profitable.

The costs of the construction of new auctions or redevelopment of existing auction sites (referred to in the industry as "greenfield development") or relocation of our auction sites may be substantial. In addition, we may encounter delays and scope changes while an auction site is under development that cause our capital investment to increase and our returns to be lower than expected. Although our strategy is to secure support from institutional customers and insurance companies prior to developing new or relocated facilities, there is no guarantee that new or relocated facilities will be able to attract these customers or deliver sustained revenue or profit.

We assume the settlement risk for all vehicles sold through our auctions.

As part of the fees earned for the services we provide relative to the sale of each vehicle at auction, we assume the risk associated with collecting the gross sales proceeds from buyers and likewise assume responsibility for distributing to sellers the net sales proceeds of vehicles. The fees for each vehicle are collected by adding the buyer-related fees to the gross sales proceeds due from the buyer and deducting the seller-related fees from the gross sales proceeds prior to distributing the net sales proceeds to the seller. The amount we report as revenue for each vehicle only represents the fees associated with our services and does not include the gross sales price of the consigned vehicle. As a result, the accounts receivable from buyers are much larger on a per vehicle basis than the combined seller- and buyer-related fees associated with each transaction. We do not have recourse against sellers for any buyer's failure to satisfy its debt. Since our revenues for each vehicle do not include the gross sales proceeds, failure to collect the receivables in full would result in a net loss up to the gross sales proceeds on a per vehicle basis in addition to any expenses incurred to collect the receivables and to provide the services associated with the vehicle. Although we take steps to mitigate this risk, if we are unable to collect payments on a large number of vehicles our resulting payment obligations and decreased fee revenues may have a material adverse effect on our results of operations and financial condition.

In addition, in the ordinary course of business, it is our responsibility to fully disclose any defects or other information relevant to the value of a vehicle sold through our auctions only to the extent that we have discovered or we have been informed by the seller that the defect or other relevant information exists. In cases where we fail to properly disclose information about a particular vehicle, we typically refund the fees collected and void the sale of the vehicle. If we are unable to reach a settlement satisfactory to the seller, we generally purchase the vehicle, which subjects us to the costs and risks of resale. In cases where a seller fails to inform us of a defect, the seller is liable for the results of such omission.

Increased use of on-line wholesale auctions may diminish our supply of vehicles.

Direct sales of used vehicles by institutional customers and large dealer groups through internally developed or third party on-line auctions have largely replaced telephonic and other non-auction methods, becoming an increasing portion of overall used vehicle redistribution over the past several years. In addition, a portion of the vehicles that were sold through a physical auction are now being sold on-line. Typically, on-line auctions serve to redistribute vehicles that have come off lease. The extent of use of direct, on-line systems varies among institutional customers and currently comprises approximately 3% to 5% of overall used vehicle auction sales. In addition, some of our competitors have begun to offer on-line auctions as all or part of their auction business and other on-line auctions now include used vehicles among the products offered at their auctions. On-line auctions or other methods of redistribution may diminish both the quality and quantity and reduce the value of vehicles sold through traditional auction facilities. Although we have embraced the Internet and offer on-line auctions and services as part of our standard service offerings, we cannot predict what portion of overall sales will be conducted through on-line auctions or other redistribution methods in the future and what impact this may have on our auction facilities.

The proceeds of this offering will not be available to grow our business; following the Transactions, we will have substantial debt obligations that could restrict our operations.

Substantially all the proceeds of our initial public offering, the notes offering and our new credit facility will be used to complete the Transactions and will not be available to grow our business. Following the Transactions, we will have substantial indebtedness. Giving effect to the offering of our senior subordinated notes and the borrowings under our proposed senior secured credit facility, our total indebtedness will be approximately $535 million and our available borrowing capacity under our proposed senior secured credit facility will be approximately $150 million. We and our subsidiaries may also incur substantial indebtedness in the future.

Our substantial indebtedness could have adverse consequences, including:

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increasing our vulnerability to adverse economic, regulatory and industry conditions;

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limiting our ability to compete and our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

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limiting our ability to borrow additional funds for working capital, capital expenditures, acquisitions and general corporate or other purposes; and

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limiting our ability to pay dividends.

Our debt service obligations will require us to use a portion of our operating cash flow to pay interest and principal on debt instead of for other corporate purposes, including funding future expansion and ongoing capital expenditures. If our cash flow and capital resources are insufficient to service our debt obligations, we may be forced to sell assets, seek additional equity or debt capital or restructure our debt. However, these measures might be unsuccessful or inadequate in permitting us to meet scheduled debt service obligations.

An increase in short-term interest rates could adversely affect our cash flows.

Prior to or concurrently with the completion of this offering, we expect to enter into a $525 million senior secured credit facility, consisting of a $150 million revolving credit facility and one or more term loan facilities aggregating $375 million. We expect that these bank facilities will be floating-rate facilities indexed to LIBOR. In recent years, interest rates have declined, thereby having a positive effect on the value to borrowers of floating rate debt obligations generally. This trend might not continue in the future. Furthermore, values of certain interest rate indices have been volatile, and volatility in those and other interest rate indices may be expected in the future. While we may seek to use interest rate swaps in order to hedge portions of our floating-rate debt, we may not be successful in obtaining hedges on acceptable terms. Any increase in short-term interest rates would result in higher interest costs and could adversely affect our results of operations, financial condition and cash flows.

Changes in technology could cause our services to become obsolete and, as a result, we may lose customers.

Technology is an integral part of our operations and is subject to evolving industry standards. The information systems and processes necessary to support risk management, sales, customer service and procurement and supply are new, complex and extensive. To be successful, we must adapt to this evolving market by continually improving the responsiveness, functionality and features of our services to meet our customers' changing needs. We may not be successful in developing or acquiring technology which is competitive and responsive to the needs of our customers and might lack sufficient resources to continue to make the necessary investments in technology to compete with our competitors. Without the timely introduction of new services and enhancements that take advantage of the latest technology, our services could become obsolete over time and we could lose a number of our customers.

Our operations subject us to the risk of collusion, misconduct and other improper business practices by our employees and third parties.

In the past, some of our employees have acted in collusion with one another, with individual contractors or third party service providers, and/or with customers, in order to manipulate our policies, procedures and systems. Some of our auction employees also have engaged in misconduct or wrongdoing, including isolated acts of dishonesty and malfeasance, exercised poor judgment or otherwise conducted business in an improper manner. In addition, customers acting in collusion have redistributed vehicles through our auctions on terms that were not arms length. As a result of these activities, our services have been sold at a discount or for no fee, credit has been extended outside of the normal course of operations, unnecessary services have been provided and operating costs have increased. We have enhanced our internal control systems and conduct random on-site audits of auction facilities to identify and minimize these activities. While collusion, misconduct and other improper business practices have not had a material adverse effect on our operating results in the past, we cannot assure you that activities similar to those described above will not occur in the future or will be detected by us in a timely manner or before a material loss is incurred. If our internal controls fail to prevent future acts of collusion, misconduct and other improper business practices, resulting losses could have a material adverse effect on our results of operations and financial condition.

Our operations may be restricted by vehicle-related or lending laws and other regulations, including vehicle brokerage and auction laws.

Our operations are subject to regulation, supervision and licensing under various United States or Canadian federal, state, provincial and local statutes, ordinances and regulations. Each auction is subject to laws in the state or province in which it operates which regulate auctioneers and/or vehicle dealers. Some of the transport vehicles used at our auctions are regulated by the United States Department of Transportation or the Canadian Transportation Agency. The acquisition and sale of salvage and theft recovered vehicles is regulated by governmental agencies in each of the locations in which we operate. In many states and provinces, regulations require that the title of a salvage vehicle be forever "branded" with a salvage notice in order to notify prospective purchasers of the vehicle's previous salvage status. Some state, provincial and local regulations also limit who can purchase salvage vehicles, as well as determine whether a salvage vehicle can be sold as rebuildable or must be sold for parts only. Such regulations can reduce the number of potential buyers of vehicles at salvage auctions. In addition to the regulation of the sales and acquisition of vehicles, we are also subject to various local zoning requirements with regard to the location and operation of our auction and storage facilities.

If we fail to comply with applicable regulations and requirements, we could be subject to civil or criminal liability and the imposition of liens or fines. In addition, existing regulations may be revised or reinterpreted, new laws and regulations may be adopted or become applicable to us or our facilities, and future changes in laws and regulation may have a detrimental effect on our businesses.

A portion of our net income may be derived from non-United States sources, which exposes us to foreign exchange and other risks.

Approximately 20% of our net income is derived from our Canadian facilities. We also conduct operations in Mexico. As a result, fluctuations between United States and non-United States currency values may adversely affect our results of operations and financial position. In addition, there are tax inefficiencies in repatriating cash flow from non-United States subsidiaries. To the extent such repatriation is necessary for us to meet our debt service or other obligations, these tax inefficiencies may adversely affect us.

The operation of our auction facilities poses certain environmental risks which could adversely affect our results of operations and financial condition.

Our operations are subject to a variety of federal, state and local laws and regulations concerning protection of the environment, including those relating to emissions to air, to discharges to water and remediation of soil and groundwater contamination. In the vehicle redistribution industry, large numbers of vehicles, including damaged vehicles at salvage vehicle auctions, are stored at auction facilities and, during that time, releases of fuel, motor oil and other fluids may occur, resulting in soil, surface water, air or groundwater contamination. In addition, we generate and/or store petroleum products and other hazardous materials, including wastewater, waste solvents and used oil run-off from our vehicle reconditioning and detailing facilities, and body shops at our facilities may release harmful air emissions associated with painting. We could incur substantial expenditures for preventative, investigative or remedial action and could be exposed to liability arising from our operations, contamination by previous users of our acquired facilities, or the disposal of our waste at off-site locations. Environmental laws and regulations and their enforcement could become more stringent over time and there can be no assurance that we or our operations will not be subject to significant costs in the future. Any such expenditures or liabilities could have a material adverse effect on our results of operations and financial condition.

We are dependent on good labor relations.

At March 31, 2004, we had a total of 10,952 employees, with 8,725 located in the United States and Mexico and 2,227 located in Canada. Approximately 64 percent of our work force consists of full-time employees. In addition to our work force of employees, we also utilize temporary labor services to assist us in handling the vehicles consigned to us during periods of peak volume and staff shortages. Many of our employees, both full- and part-time, are unskilled, and in periods of strong economic growth, we may find it difficult to compete for sufficient unskilled labor. Many of the services we provide are outsourced to third party providers that perform the services either on-site or off-site. The use of third party providers depends upon the resources available at each auction facility as well as peaks in the volume of vehicles offered at auction. If we are unable to maintain our full- or part-time workforce or the necessary relationships with third party providers, our operations may be adversely affected.

In addition, auctioneers at our auctions are highly skilled individuals who are essential to the successful operation of our auction business. Nearly all of our auctioneers are independent contractors who provide their services for a daily or weekly rate. If we are unable to retain a sufficient number of experienced auctioneers, our operations may be adversely affected.

If we are not able to retain our executive officers and key employees, we may not be able to implement our business strategy and our business could suffer.

If we fail to retain our executive officers or key employees, our business could suffer. We may have difficulty in retaining and attracting customers, developing new services, negotiating favorable agreements with customers and providing acceptable levels of customer service. Although leadership changes will occur in connection with the spin-off, we cannot predict whether significant resignations will occur. The success of our business heavily depends on the leadership of our executive officers, all of whom are employees-at-will and none of whom are subject to any agreements not to compete. If we lose the service of one or more of our executive officers or key employees, or if one or more of them decides to join a competitor or otherwise compete directly or indirectly with us, we may not be able to successfully manage our business or achieve our business objectives. Additionally, we have no key person insurance on any of our executive officers.

If we are not able to protect our intellectual property rights or successfully defend claims of infringement against us, we may not be able to compete effectively.

We currently rely on trademark rights and trade secrets to establish and protect our intellectual property, such as our trade name, and similar proprietary rights. We develop software internally and through outsourcing relationships, and we have also licensed, and may license in the future, copyrighted computer systems software and trade secrets from third parties. While we attempt to ensure that our intellectual property and similar proprietary rights are protected and that the third party rights we need are licensed to us when entering into business relationships, our business partners, consultants or other third parties may take actions that could materially and adversely affect our rights or the value of our intellectual property, similar proprietary rights or reputation. In addition, if we are subject to any infringement claims, such claims may have an adverse effect on our business operations.

Forward-looking statements

Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "projects," "will likely result," "will continue," "should" or similar expressions) are not statements of historical facts and may be forward-looking. Forward-looking statements involve estimates, assumptions, risks and uncertainties and are qualified in their entirety by reference to, and are accompanied by, the following important factors, which are difficult to predict, contain uncertainties, are beyond our control and may cause actual results or outcomes to differ materially from those contained in forward-looking statements:

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our ability to successfully implement our strategic objectives;

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war and acts of terrorism;

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prevailing vehicle-related laws, including vehicle brokerage and auction laws;

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unanticipated effects of restructuring initiatives in the automotive industry;

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economic and geographic factors, including political and economic risks;

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changes in and compliance with environmental and safety laws and policies;

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weather conditions;

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natural disasters;

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market factors affecting supply and demand for used vehicles;

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population growth rates and demographic patterns;

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the effects of competition, including competition for retail and wholesale customers, as well as sellers and buyers of vehicles;

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changes in tax rates or policies or in rates of inflation;

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unanticipated changes in operating expenses and capital expenditures;

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capital market conditions;

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competition for economic expansion or development opportunities;

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our ability to manage expansion and integrate acquisitions; and

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the outcome of any legal and administrative proceedings (whether civil or criminal) and settlements that affect our business and profitability.

Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which that statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management to predict all of these factors, nor can it assess the impact of each of these factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement. Factors that could cause such a difference include those discussed under the heading "Risk factors" in this prospectus. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus.

Use of proceeds

The net proceeds to us from this offering are estimated to be approximately $                        million, based upon an assumed initial public offering price of $                        per share, the midpoint of the offering range, and after deducting the underwriters' discount and fees and expenses of the offering. If the underwriters' over-allotment option is exercised in full, the net proceeds will be approximately $                                 million. We intend to use a portion of the $          million of net proceeds of the notes offering or other cash on hand to pay accrued interest and principal on the $100 million intercompany note owed to ALLETE. We intend to use the net proceeds from this offering, together with the remaining proceeds from the notes issuance and $375 million borrowed under our new credit facility, to repay $200.2 million of our outstanding debt to unaffiliated third parties, to repay all of our other outstanding intercompany debt owed to ALLETE and its subsidiaries, which totaled $144.6 million as of March 31, 2004, and to use the remainder of the net proceeds for general corporate purposes, including to repurchase shares of our common stock from certain ALLETE employee benefit plans after the spin-off.

The outstanding debt that we intend to repay consists of the following: (a) $90 million aggregate principal amount of our 7.70% senior notes, series A, due June 1, 2006, (b) $35 million aggregate principal amount of our 8.10% senior notes, series B, due March 30, 2010, (c) a note payable in the amount of $45 million relating to our used vehicle auction facility located in Tracy, California, which matures on July 30, 2006 and accrues interest at a variable rate of prime or LIBOR plus 1%, (d) a note payable in the amount of $28.4 million relating to our used vehicle auction facilities located in Boston, Massachusetts, Charlotte, North Carolina and Knoxville, Tennessee, which matures on April 1, 2005 and accrues interest at a variable rate equal to the seven-day "AA" financial commercial paper rate plus approximately 1.02% and (e) a note payable to Interstate Auto Auction in the amount of $1.8 million, which is payable upon demand until its maturity in 2011 and accrues interest at a variable rate equal to prime.

The following tables set forth the estimated sources and uses of funds in connection with the Transactions, the first showing the use of the proceeds from our initial public offering and notes offering and the second showing the use of the proceeds from our new bank credit facility, assuming they occurred on March 31, 2004:

	Amount

	(in millions)
Sources:
Proceeds from initial public offering	$150.0
Proceeds from senior subordinated notes offering	$125.0

Total	$275.0

Uses:
Repayment of intercompany note owed to ALLETE	$100.0	(plus interest)
Fees and expenses(a)	22.4
Repurchase of shares(b)	130.0
General corporate purposes	22.6

Total	$275.0

Sources:
Borrowings under new credit facility(c)	$375.0

Uses:
Repayment of debt:(d)
Existing debt	$200.2
Intercompany debt	144.6
Existing credit facility	0.0
Prepayment expenses on existing debt	17.0
Fees and expenses(e)	8.0
General corporate purposes	5.2

$375.0

(a)
Includes investment banking, legal, accounting, printing and other miscellaneous fees and expenses in connection with the Transactions.

(b)
We expect to use this estimated amount to repurchase shares of our common stock from certain ALLETE employee benefit plans after the spin-off. The amount of funds used to repurchase our common stock will be subject to a number of factors, including the price of our common stock at the time of repurchase and the number of shares repurchased.

(c)
The actual amount that initially will be borrowed under our new credit facility will depend on the amount of outstanding intercompany debt and borrowings under our existing credit facility, if any, immediately prior to the closing of the Transactions. We do not expect to borrow any amounts under our $150 million revolving loan facility at the time of the consummation of the Transactions.

(d)
Substantially all of our outstanding debt, excluding capital lease obligations, will be repaid in connection with the Transactions.

(e)
Includes fees payable in connection with our new credit facility other than prepayment expenses on existing debt.

Dividend policy

We intend to pay a regular quarterly dividend of $0.075 per share to holders of our common stock. We are contemplating a dividend reinvestment plan for holders of our common stock. Payment of future dividends or the establishment of a dividend reinvestment plan will be at the discretion of our board of directors in accordance with applicable law after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs, plans for expansion and contractual restrictions with respect to the payment of dividends.

We paid a $17.5 million dividend to ALLETE, the sole holder of record of our common stock, through a wholly-owned subsidiary, on March 31, 2004. Prior to the completion of this offering, we intend to pay a $100 million dividend to ALLETE in the form of an intercompany note. During each of the years ended December 31, 2003 and December 31, 2002, we did not pay a dividend to ALLETE.

Dilution

Our pro forma net tangible book value at March 31, 2004 after giving effect to the merger of ADESA Corporation with and into ADESA, Inc. but without giving effect to this offering was approximately $                        , or $                                 per share, assuming             shares of common stock issued and outstanding. Net tangible book value per share represents the amount of our tangible assets, meaning:

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total assets less intangible assets;

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reduced by our total liabilities; and

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divided by the pro forma total number of shares of common stock outstanding.

Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of our common stock in this offering and the net tangible book value per share immediately following this offering.

After giving effect to the sale of our common stock in this offering at an assumed initial public offering price of $                      , the midpoint of the offering range, and the other Transactions and after deducting the underwriting discounts and commissions and estimated offering expenses, our adjusted pro forma net tangible book value as of March 31, 2004 would have been approximately $                      , or $                      per share. This represents an immediate increase in net tangible book value of $                           per share to our existing stockholder. This also represents an immediate dilution of $                      per share to new investors purchasing shares in this offering. The following table illustrates this dilution per share:

Assumed initial public offering price per share	$
Pro forma net tangible book value per share before this offering	$
Increase per share attributable to investors in this offering	$
Pro forma adjusted net tangible book value as adjusted to give effect to this offering	$

Dilution per share to new investors	$

The above analysis does not give effect to the use of a portion of the net proceeds of the Transactions together with internally generated funds to repurchase shares of our common stock from certain ALLETE employee benefit plans after the spin-off.

Capitalization

The following table sets forth our capitalization as of March 31, 2004 prepared in accordance with generally accepted accounting principles in the United States (1) on an historical basis and (2) as adjusted to give effect (i) the issuance of the shares in our initial public offering, (ii) the offering of $125 million aggregate principal amount of our senior subordinated notes, (iii) the replacement of our existing bank credit facility and the repayment of all borrowings thereunder, if any, with a new $525 million credit facility, including one or more term loan facilities aggregating $375 million and a $150 million revolving loan facility, which will likely remain undrawn initially, (iv) the repayment of $200.2 million of our outstanding debt owed to unaffiliated third parties, (v) the payment of accrued interest and principal on the $100 million intercompany note, and (vi) the repayment of all our other outstanding intercompany debt owed to ALLETE and its subsidiaries, which totaled $144.6 million at March 31, 2004, and the use of the proceeds therefrom. This table should be read in conjunction with "Selected historical and other financial data," "Management's discussion and analysis of financial condition and results of operations" and our consolidated financial statements and notes to our consolidated financial statements included elsewhere in this prospectus.

	As of March 31, 2004
	Actual	As adjusted

	(dollars in millions)
Debt:
Current maturities of debt with ALLETE and its subsidiaries	$142.7	$—
Current maturities of long-term debt	1.9	37.0
Bank facility(a)	—	338.0
Senior notes	125.0	—
Senior subordinated notes	—	125.0
Long-term debt with ALLETE and its subsidiaries	1.9	—
Other long-term debt, including capital lease obligations	108.0	34.6

Total debt	379.5	534.6

Shareholders' equity:
Common stock	229.4	363.9
Additional paid-in capital	297.1	297.1
Retained earnings	417.1	317.1
Accumulated other comprehensive income	21.1	21.1
Treasury stock(b)	—	(130.0)

Total shareholders' equity	964.7	869.2

Total capitalization	$1,344.2	$1,403.8

(a)
As adjusted represents the long-term portion of amounts to be outstanding under our proposed bank facility.

(b)
Reflects the use of a portion of the net proceeds of the Transactions together with internally generated funds to repurchase shares of our common stock from certain ALLETE employee benefit plans after the spin-off.

Selected historical and other financial data

The following selected financial data should be read in conjunction with the financial statements and notes thereto, as well as "Management's discussion and analysis of financial condition and results of operations."

Operating results of our vehicle transport and vehicle import businesses are included in discontinued operations and, accordingly, amounts have been adjusted for all periods presented. Due to major acquisitions in 2001 and 2000 involving the purchase of 26 used vehicle and 18 salvage auctions, information included below may not be comparable. Also, 2003 and 2002 operating results do not include goodwill amortization as required by Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets."

	For the three months ended March 31,		For the years ended December 31,
	2004	2003	2003	2002	2001	2000	1999

	(dollars in thousands except as otherwise noted)
Statement of operations data:
Operating revenues
Auctions and related services	$218,428	$205,501	$807,609	$732,487	$690,939	$441,539	$318,902
Dealer financing	28,909	25,987	104,323	99,889	95,087	77,818	61,269

Total operating revenues	247,337	231,488	911,932	832,376	786,026	519,357	380,171

Operating expenses (excluding depreciation and amortization)	179,990	175,241	673,808	624,811	586,918	387,424	284,130
Depreciation and amortization	9,251	7,998	35,310	32,703	42,229	25,933	17,371

Operating profit	58,096	48,249	202,814	174,862	156,879	106,000	78,670
Interest expense	3,988	4,602	15,996	22,492	38,639	26,056	12,985
Other income	(794)	(434)	(2,770)	(1,330)	(2,305)	(4,063)	(3,927)

Income from continuing operations, before tax	54,902	44,081	189,588	153,700	120,545	84,007	69,612
Income tax	21,602	17,488	74,830	59,879	44,234	34,303	29,374

Income from continuing operations	33,300	26,593	114,758	93,821	76,311	49,704	40,238
Discontinued operations	—	516	342	(5,521)	(8,911)	(1,273)	(338)

Net income	$33,300	$27,109	$115,100	$88,300	$67,400	$48,431	$39,900

Earnings per share data:
Basic and diluted earnings per share from continuing operations		$2.36		$1.89		$8.15	$6.66	$5.42	$3.53	$2.85
Net income		$2.36		$1.92		$8.17	$6.27	$4.78	$3.44	$2.83
Weighted average shares outstanding basic and diluted (thousands)		14,086		14,086		14,086	14,086	14,086	14,086	14,086
Pro forma earnings per share data:
Basic earnings per share—net income	$		$		$		—	—	—	—
Diluted earnings per share—net income	$		$		$		—	—	—	—

	As of March 31,		As of December 31,
Balance sheet data	2004	2003	2003	2002	2001	2000	1999

	(dollars in thousands)
Working capital	$76,496	$(56,632)	$56,740	$(86,078)	$(169,162)	$(296,917)	$41,414
Finance receivables, net	$249,652	$192,579	$194,294	$183,794	$112,881	$41,501	$39,306
Securitization residual interest	$—	$—	—	—	$104,449	$106,506	$57,574
Total assets	$1,923,850	$1,628,491	$1,655,349	$1,490,074	$1,529,581	$1,352,331	$667,625
Total debt	$379,480	$391,295	$370,946	$409,694	$565,659	$601,322	$185,280
Total stockholders' equity	$964,740	$830,443	$950,200	$788,704	$660,451	$460,806	$336,833

	For the three months ended March 31,		For the years ended December 31,
	2004	2003	2003	2002	2001	2000	1999

	(dollars in thousands except as otherwise noted)
Cash flow data:
Net cash provided by operating activities	$13,554	$(18,632)	$140,944	$181,698	$77,273	$97,528	$16,143
Net cash used by investing activities	$(1,272)	$(8,453)	$(35,003)	$(56,045)	$(114,343)	$(521,316)	$(61,288)
Net cash (used by) provided by financing activities	$75,471	$52,450	$(125,165)	$(131,400)	$49,460	$485,525	$58,492

	For the three months ended March 31,		For the years ended December 31,
	2004	2003	2003	2002	2001	2000	1999

	(dollars in thousands except as otherwise noted)
Other data:
Operating profit to operating revenues	23.5%	20.8%	22.2%	21.0%	20.0%	20.4%	20.7%
EBITDA(a)	$68,141	$56,681	$240,894	$208,895	$201,413	$135,996	$99,968
EBITDA margin(a)	27.5%	24.5%	26.4%	25.1%	25.6%	26.2%	26.3%
Ratio of earnings to fixed charges(b)	10.4	7.7	9.0	6.0	3.6	3.6	5.0
Pro forma ratio of earnings to fixed charges(b)	6.5	5.6	6.0	—	—	—	—

Selected operating data:
Used vehicles sold (thousands)	481	462	1,810	1,741	1,761	1,287	1,037
Used vehicles entered (thousands)	704	740	2,965	2,950	3,030	2,167	1,681
Conversion rate for used vehicles(c)	68.32%	62.43%	61.05%	59.02%	58.12%	59.39%	61.69%
Salvage vehicles sold (thousands)	57	49	191	172	145	33	—
Total vehicles sold (thousands)	538	511	2,001	1,913	1,906	1,320	1,037
Revenue per vehicle sold(c)	$406.00	$402.15	$403.60	$382.90	$362.51	$334.50	$307.52
Loan transactions (thousands)	263	233	950	946	904	795	695
Revenue per loan transaction(d)	$109.92	$111.53	$109.81	$105.59	$105.18	$97.88	$88.16
Facility data:
Number of auction facilities at end of period
Used vehicle	53	54	53	54	54	54	28
Salvage	27	27	27	25	20	10	—
Number of loan production offices at end of period	80	79	80	81	83	85	79

	For the three months ended March 31,		For the years ended December 31,
EBITDA	2004	2003	2003	2002	2001	2000	1999

	(dollars in thousands)

Net cash provided by operating activities	$13,554	$(18,632)	$140,944	$181,698	$77,273	$97,528	$16,143
Changes in operating assets and liabilities, net of acquisitions	33,345	59,471	21,579	(41,696)	46,860	(16,275)	43,324
Bad debt expense	(1,208)	(2,886)	(3,385)	(6,278)	(7,258)	(2,848)	(7,367)
Gain (loss) on disposal of assets	(512)	(139)	2,764	(1,721)	(393)	(14)	921
Interest expense	3,988	4,602	15,996	22,492	38,639	26,056	12,985
Income tax expense	21,602	17,488	74,830	59,879	44,234	34,303	29,374
Deferred income tax	(2,628)	(2,707)	(11,492)	(8,222)	(103)	(4,027)	4,250
Discontinued operations (net of taxes)	—	(516)	(342)	5,521	8,911	1,273	338
Non-cash loss on discontinued operations	—	—	—	(2,778)	(6,750)	—	—

EBITDA	$68,141	$56,681	$240,894	$208,895	$201,413	$135,996	$99,968

(a)
While we believe that earnings before interest, income taxes, depreciation and amortization (EBITDA) is an important financial measure, it is not intended to represent cash flow for the period, is not presented as an alternative to operating income as an indicator to operating performance, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles (GAAP). We believe that EBITDA is a liquidity measure and a useful supplement to net cash flows provided by operating activities to assist management and to help investors understand our ability to generate cash flows from operations that are available for taxes, debt service and capital expenditures. EBITDA margin is calculated by taking EBITDA as a percentage of operating revenues. These measures may not be comparable to similarly titled measures reported by other companies. A reconciliation of net cash provided by operating activities, the most directly comparable GAAP measure, to EBITDA for each of the fiscal periods indicated is presented above.

(b)
For purposes of determining the ratio of earnings to fixed charges, earnings consist of income before income taxes and fixed charges. Fixed charges consist of interest on indebtedness and one third of rent expense which is deemed representative of an interest factor. The pro forma ratio of earnings to fixed charges includes the estimated net increase in interest expense from expected borrowings under our new credit facility.

(c)
The conversion rate for used vehicles sold represents the number of vehicles sold as a percentage of the number of vehicles entered or offered for sale at used vehicle auctions. This measure may not be comparable to similarly titled measures reported by other companies.

(d)
Revenue per vehicle sold is derived by taking revenues for our auctions and related services segment divided by the number of vehicles sold. Revenue per vehicle sold does not include revenue for our dealer financing segment. Revenue per loan transaction is computed by taking revenues for our dealer financing segment divided by the number of loan transactions. These measures may not be comparable to similarly titled measures reported by other companies.

Pro Forma Financial Data

We expect that future results of operations will be different from historical operating results. Indicated below is certain pro forma data that adjusts the historical data for the expected increases in the costs of doing business as a separate registrant, assuming that such changes occurred at the beginning of each of the periods presented:

	Three months ended March 31, 2004				Year ended December 31, 2003
	Actual	Adjustments		Pro forma	Actual	Adjustments		Pro forma
	(unaudited)	(unaudited)		(unaudited)		(unaudited)		(unaudited)
Operating revenues	$247,337	(300	)(a)	247,037	$911,932	(1,100	)(a)	910,832
Operating expenses
Cost of services	121,914			121,914	475,294			475,294
Selling, general and administrative expenses	58,076	2,550	(b)	60,626	198,514	15,000	(b)	213,514
Depreciation and amortization expenses	9,251			9,251	35,310			35,310

Total operating expenses	189,241	2,550		191,791	709,118	15,000		724,118

Operating profit	58,096	(2,850)		55,246	202,814	(16,100)		186,714
Interest expense	3,988	3,443	(c)	7,431	15,996	12,004	(c)	28,000
Other income	(794)			(794)	(2,770)			(2,770)
Income from continuing operations, before income taxes	54,902	(6,293)		48,609	189,588	(28,104)		161,484
Income taxes	21,602	(2,476	)(d)	19,126	74,830	(11,093	)(d)	63,737

Income from continuing operations	33,300	(3,817)		29,483	114,758	(17,011)		97,747
Income from discontinued operations, net of income tax benefit	—	—		—	342			342

Net income	$33,300	$(3,817)		$29,483	$115,100	$(17,011)		$98,089

(a)
Represents the estimated increase in the inherent interest rate in the securitization structure utilized by AFC that would be accounted for as a reduction of gain on sale of finance receivables.

(b)
Includes estimated increases related to a full management team, legal, investor relations, accounting and audit costs associated with being an independent registrant and incremental treasury and risk management costs.

(c)
Includes estimated incremental interest expense that would result from the repayment of all existing debt at the beginning of each period presented and the replacement of such debt with the proceeds of (1) the $125 million of senior subordinated debt included in this offering, (2) borrowings of $375 million under the new credit facility and (3) average borrowings of $75 million under the new revolving loan facility.

A sensitivity analysis of the impact on our variable rate instruments to a 25 basis point change for the three months ended March 31, 2004 and the year ended December 31, 2003 would result in an additional adjustment to interest expense of $0.3 million and $1.1 million, respectively.

(d)
Tax benefit resulting from the incremental expenses at the applicable effective tax rate which approximates the statutory tax rate.

Management's discussion and analysis of financial condition and results of operations

The following discussion and analysis should be read in conjunction with the historical financial statements and other financial information appearing elsewhere in this prospectus, including "Capitalization," and "Selected historical and other financial data." This discussion contains forward-looking statements that involve risks and uncertainties. The forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about our industry, business and future financial results. Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including those discussed in the sections of this prospectus entitled "Risk factors," "Forward-looking statements" and other sections in this prospectus.

BUSINESS OVERVIEW

ADESA is a leading, national provider of wholesale vehicle auctions and related vehicle redistribution services for the automotive industry in North America. Redistribution services include a variety of activities designed to transfer used and salvage vehicles between sellers and buyers throughout the vehicle life cycle. We facilitate the exchange of these vehicles through an auction marketplace, which aligns sellers and buyers. As an agent for our customers, we generally do not take title to or ownership of the vehicles sold at our auctions. We generally earn fees from both the seller and buyer on each successful auction transaction in addition to fees earned for ancillary services.

We are the second largest used vehicle auction network in North America, based upon the number of used vehicles passing through auctions annually, and also provide services such as inbound and outbound logistics, reconditioning, vehicle inspection and certification, titling, administrative and salvage recovery services. Through our wholly-owned subsidiary, AFC, we also provide short-term inventory-secured financing, known as floorplan financing, for used vehicle dealers. We are able to serve the diverse and multi-faceted needs of our customers through the wide range of services we offer at our facilities. We operate a network of 53 used vehicle auctions, 27 salvage auctions and 80 AFC loan production offices. For the quarter ended March 31, 2004 and the year ended December 31, 2003, our revenues were $247.3 million and $911.9 million, respectively, and our net income was $33.3 million and $115.1 million, respectively.

The majority of our revenue is derived from auction fees and related services at our auction facilities and dealer financing services at AFC. AFC's net revenue consists of interest and fees and gain on the sales of finance receivables less bad debt expense. This net presentation of AFC's revenues is customary for finance companies. Operating expenses consist of costs of services, selling, general and administrative expenses and depreciation and amortization. Costs of services are composed of payroll and related costs, subcontract services, supplies, insurance, property taxes, utilities and maintenance. Selling, general and administrative expenses are composed of indirect payroll and related costs, sales and marketing, information technology services and professional fees.

THE TRANSACTIONS

Prior to or concurrently with the completion of this offering, we intend to complete a series of related transactions, which include the following principal components:

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The offering of $125 million aggregate principal amount of our senior subordinated notes.

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The replacement of our existing bank credit facility and the repayment of all borrowings thereunder, if any, with a new $525 million credit facility, including one or more term loan facilities aggregating $375 million and a $150 million revolving loan facility, which will likely remain undrawn initially.

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The repayment of $200.2 million of our outstanding debt owed to unaffiliated third parties.

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The repayment of an intercompany note owed to ALLETE representing a $100 million dividend to ALLETE, which we expect to pay prior to the completion of this offering.

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The repayment of all of our other outstanding intercompany debt owed to ALLETE and its subsidiaries, which totaled $144.6 million as of March 31, 2004.

For a further discussion of the Transactions, see "The transactions." For a further discussion of the dividend to ALLETE and our indebtedness, see "Description of debt."

SEASONALITY

Generally, the volume of vehicles sold at our auctions is highest in the first and second calendar quarters of each year and slightly lower in the third quarter. Fourth quarter volume of vehicles sold is generally lower than all other quarters. This seasonality is affected by several factors including weather, the timing of used vehicles available for sale from institutional customers, holidays, and the seasonality of the retail market for used vehicles, which affects the demand side of the auction industry. As a result, our revenues and operating expenses related to volume will fluctuate accordingly on a quarterly basis. Our earnings are generally highest in the second calendar quarter followed by the third calendar quarter. Although volume is typically higher in the first calendar quarter than the third calendar quarter, earnings are generally lower due to additional costs associated with winter weather. The fourth calendar quarter typically has the lowest earnings as a result of the lower volume and additional costs associated with the holidays and winter weather.

DISCONTINUED OPERATIONS

In September 2001, ALLETE began a process of systematically evaluating the strategic value of each business and its underlying assets to determine and explore ways to unlock shareholder value not reflected in the ALLETE stock. As a result, our management committed to a plan to sell our vehicle transportation business, which was completed in June 2002. Management also chose to discontinue the operations of our vehicle import business in February 2003. The financial results of the vehicle transport and import businesses have been accounted for as discontinued operations.

THREE MONTHS ENDED MARCH 31, 2004 COMPARED TO THREE MONTHS ENDED MARCH 31, 2003

  Operating revenue

Operating revenue increased $15.8 million, or 6.4%, in the quarter ended March 31, 2004 as compared to the quarter ended March 31, 2003.

Revenue for our auctions and related services segment increased $12.9 million, or 5.9% in 2004 as compared to 2003. Revenue was higher in 2004, primarily due to an increased number of vehicles sold through our auctions and the increased Canadian dollar currency exchange rate, offset by a decline in the level of ancillary services provided. Our total auction volumes increased 5.5% contributing approximately $11.2 million of the total revenue increase. At our used vehicle auction facilities, 4.3% more vehicles were sold in the quarter ended March 31, 2004 as compared to the quarter ended March 31, 2003. The used vehicle sales increased in 2004 as compared to 2003 due to increased demand for wholesale used vehicles as demand for retail used vehicles and wholesale used vehicle prices continued to improve. The increase in demand and prices resulted in an increase in the number of vehicles sold the first time they were offered at auction driving the conversion percentage to unprecedented levels (68.4% in 2004 as compared to 62.4% in 2003). During the quarter, the used vehicle market shift to dealer vehicles from institutional vehicles continued in the wake of the decline in off-lease vehicles available for sale resulting in a decrease in ancillary services for logistics and reconditioning. This decline in ancillary services offset the positive volume contribution by approximately $3.8 million during the quarter as compared to 2003. At our salvage auction facilities, vehicles sold increased 16.9% driven by market share gains, an overall increase in the market, increases in demand as we saw an increase in the number of buyers attending our auctions, and to a lesser extent scrap metal prices on our lower end salvage vehicles. As a result, same store vehicles sold at our salvage auctions increased 16.5%. The Canadian dollar currency exchange rate increased significantly in 2004 as compared to 2003 resulting in approximately $5.5 million of the total revenue increase for our auctions and related services segment.

Revenue for our dealer financing segment increased $2.9 million, or 11.1%, in the quarter ended March 31, 2004 as compared to the quarter ended March 31, 2003. Our increase in revenue primarily resulted from significant increases in the number of loan transactions we arranged. The increase in retail used vehicle sales and the increase in wholesale used vehicle prices have increased the demand for used vehicles and the inventory turns of our customers, driving up the number of loan transactions. Loan transactions increased 12.7% for the quarter ended March 31, 2004 as compared to the quarter ended March 31, 2003.

  Operating Expenses

Operating expenses increased by $6.0 million, or 3.3% for the quarter ended March 31, 2004 as compared to the quarter ended March 31, 2003.

Cost of services (excluding depreciation and amortization) decreased $0.5 million, or 0.4%, primarily due to the used vehicle market shift to dealer vehicles from institutional vehicles and the significant increase in the conversion percentage, partially offset by increased volumes and increased Canadian dollar currency exchange rates. The shift to the sale of more dealer vehicles as well as the increase in conversion rates contributed to our operating margin improvement as we were able to sell more vehicles the first time through the auction, avoiding additional handling costs of running the vehicles in subsequent auctions. Dealer vehicles cost less to handle since fewer ancillary services are utilized for these vehicles as compared to institutional vehicles. The impact of this shift to the sale of more dealer vehicles at our auctions and stronger conversion rates contributed to a decrease in cost of services of approximately $9.4 million. The increased volume of vehicles sold during the quarter partially offset the above decrease in the cost of services by approximately $6.3 million. The effect of the Canadian dollar currency exchange rate resulted in approximately $2.8 million of the increase in cost of services, also offsetting the decrease due to the shift described above.

Selling, general and administrative expenses increased $5.3 million, or 10.0%, primarily due to an increase in professional fees and payroll related costs, of which approximately half related to corporate expenses associated with the separation. The increase in professional fees of $3.6 million was attributable to fees associated with the separation from ALLETE and the outsourcing of information technology resources. Payroll and related benefits increased $1.7 million due to annual salary increases and the addition of corporate level personnel to support a stand alone company offset by a decrease in the staffing levels for information technology.

Depreciation and amortization expense increased $1.2 million, or 15.7%, primarily due to increased depreciation expense associated with owning certain auction facilities previously leased and the addition of new auction facilities.

  Interest Expense

Interest expense decreased $0.6 million, or 13.3%, in the quarter ended March 31, 2004, as excess cash flow from operations was used to pay down intercompany debt balances.

  Income from Continuing Operations

For the quarter ended March 31, 2004, we reported income from continuing operations of $33.3 million, a 22.8% increase as compared to the quarter ended March 31, 2003. Higher net income in 2004 was primarily attributable to an increased number of vehicles sold though our auctions, the used vehicle market shift to more dealer vehicles sold at auction, stronger used vehicle conversion rates, and an increase in loan transactions at AFC.

  Income from Discontinued Operations

There were no losses on discontinued operations for the quarter ended March 31, 2004. Income from discontinued operations was $0.5 million for the quarter ended March 31, 2003 as a result of a litigation settlement offset by exit charges incurred related to our vehicle import business.

  Liquidity and Capital Resources

For the three months ended March 31, 2004, the cash flow from operating activities was $13.6 million compared to cash flow used by operating activities of $18.6 million for the three months ended March 31, 2003. Operating cash flow was favorably impacted by increased net income and a lower decrease in net working capital in comparison to the three months ended March 31, 2003. This lower decrease in net working capital was primarily attributable to the timing of collections on receivables and accounts payable payments.

Net cash used in investing activities was $1.3 million for the three months ended March 31, 2004, compared to $8.5 million for the three months ended March 31, 2003. This change was primarily due to a decline in purchases of property and equipment.

Cash provided by financing activities was $75.5 million for the three months ended March 31, 2004, compared to $52.5 million for the three months ended March 31, 2003. This change was primarily attributable to a net increase in intercompany debt and book overdrafts.

There were no significant changes to the amounts under our credit facility or our off-balance sheet arrangements.

YEAR ENDED DECEMBER 31, 2003 COMPARED TO YEAR ENDED DECEMBER 31, 2002

  Operating revenue

Operating revenue increased $79.6 million, or 9.6%, in the year ended December 31, 2003 as compared to the year ended December 31, 2002. Revenue for our auctions and related services segment increased $75.1 million, or 10.3% in 2003 as compared to 2002. Revenue was higher in 2003, primarily due to an increased number of vehicles sold through our auctions, a shift towards the sale of more institutional vehicles, selective fee increases and the increased Canadian dollar currency exchange rate. Our total auction volumes increased 4.4% contributing approximately $33.4 million of the total revenue increase for our auctions and related services; 3.7% of the auction volume growth consisted of same store growth. At our used vehicle auction facilities, 3.9% more vehicles were sold in the year ended December 31, 2003 compared to the year ended December 31, 2002. Volumes increased in 2003 as compared to 2002 due to the stabilization of wholesale used vehicles prices in mid-2003, increased demand for used vehicles as retail demand increased during the year, and an increase in volume from our institutional customers. At our salvage auction facilities, vehicles sold increased 10.8% as we expanded into new markets, including sites where we combined salvage auctions with our existing used vehicle auction facilities. Same store vehicles sold at our salvage auctions increased 1.8%. The shift toward the sale of more institutional vehicles, which resulted in additional sales of ancillary services for logistics and reconditioning, as well as selective price increases contributed approximately $24.2 million of the total revenue increase for our auctions and related services segment. The Canadian dollar currency exchange rate increased significantly in 2003 as compared to 2002 resulting in approximately $17.5 million of the total revenue increase for our auctions and related services segment.

Revenue for our dealer financing segment increased $4.4 million, or 4.4%, in the year ended December 31, 2003 as compared to the year ended December 31, 2002. Our increase in revenue primarily resulted from increased portfolio quality, the increased Canadian dollar currency exchange rate and slight increases in the number of loan transactions we arranged. The increased portfolio quality resulted in lower bad debt expense of $2.7 million in 2003. The significant increase in the Canadian dollar exchange rate resulted in approximately $1.1 million of the total revenue increase for our dealer financing segment.

  Operating expenses

Operating expenses increased by $51.6 million, or 7.8%, in the year ended December 31, 2003 as compared to the year ended December 31, 2002.

Costs of services (excluding depreciation and amortization) increased $59.6 million, or 14.3%, primarily due to volume increases, additional expenses incurred for ancillary services as a result of a shift towards the sale of more institutional vehicles at our auctions, increased Canadian dollar currency exchange rates and general inflationary cost increases. The impact of increased volume was estimated to be approximately $17.8 million of the increase in the cost of services. The additional resources related to ancillary services and customer service demands for our institutional accounts and general inflationary cost increases contributed approximately $31.9 million of this increase in the cost of services. The effect of the Canadian dollar currency exchange rate resulted in approximately $8.8 million of the increase in the cost of services. Costs of services for our dealer financing segment also increased $1.1 million over 2002, primarily due to general inflationary increases for payroll related costs.

Selling, general and administrative expenses decreased $10.6 million, or 5.1%, in the year ended December 31, 2003. This decrease was primarily attributed to lower indirect payroll and benefits costs, gains on the sale of real estate, offset by the increased Canadian dollar currency exchange rate. During 2003, our payroll and benefits costs decreased $6.0 million, primarily due to lower incentive compensation awards. Our gains on the sale of real estate were approximately $4.1 million higher in 2003 as compared to 2002. The increase in the Canadian dollar currency exchange rate resulted in an increase of $2.8 million, offsetting the expense savings and the real estate sale gains.

Depreciation and amortization expense increased $2.6 million, or 8.0%, in 2003, primarily due to increased depreciation associated with owning certain facilities previously leased through mid-2003 and the addition of auction facilities and other capital expenditures.

We estimate that we would have incurred incremental expenses for 2003 of approximately $15 million had we been a publicly held company for the entire year. These charges consist primarily of salaries and related expenses, insurance, travel, legal, accounting, and other professional consulting fees and are net of the cost of certain existing personnel and related costs that have been realigned. These charges exclude the costs related to the Transactions and the incremental interest expense with respect to our new senior subordinated notes and our new credit facility.

  Interest expense

Interest expense decreased $6.5 million, or 28.9%, in the year ended December 31, 2003, as excess cash flow was used to pay down intercompany debt balances. Lower interest rates on variable debt also contributed to decreased interest expense.

  Income from continuing operations

For the year ended December 31, 2003, we reported income from continuing operations of $114.8 million, a 22.3% increase as compared to the year ended December 31, 2002. Higher net income in 2003 was attributable to an increased number of vehicles sold though our auctions, fee increases, lower interest expense, gains on the sale of real estate and strong receivable portfolio management at AFC.

  Income from discontinued operations

Income from discontinued operations was $0.3 million in 2003 as a result of a litigation settlement offset by exit charges incurred related to our vehicle import business. Loss from discontinued operations was $5.5 million in 2002 and reflected exit charges associated with our vehicle transport business.

YEAR ENDED DECEMBER 31, 2002 COMPARED TO YEAR ENDED DECEMBER 31, 2001

  Operating revenue

Operating revenue increased $46.4 million, or 5.9% in the year ended December 31, 2002 as compared to the year ended December 31, 2001.

Revenue for our auctions and related services segment increased $41.6 million, or 6.0% in 2002 as compared to 2001. Our increased revenue was primarily due to a shift towards the sale of more institutional vehicles at our auction sites resulting in sales of additional ancillary services. This shift, combined with selective fee increases resulted in a $38.9 million increase in revenues. At our auction facilities, vehicle sales increased slightly in 2002 as compared to 2001, resulting in an increase of approximately $2.7 million in revenues. Revenue per vehicle sold increased 5.9% as compared to 2001. Although vehicles sold at our used vehicle auctions decreased 1.1% in 2002, the shift towards the sale of more institutional vehicles at the auction sites generated additional reconditioning and logistics services resulting in higher fees per vehicle sold. Total vehicles sold at our used vehicle auctions decreased in 2002 as the price spreads between new and used vehicles were disrupted by the increased manufacturer incentives on new vehicles that were first introduced following the events of September 11, 2001. The aggressive incentives offered by vehicle manufacturers lowered the cost of owning a new vehicle, which in turn depressed prices for late-model used vehicles. Sellers at used vehicle auctions tended to hold their vehicles rather than immediately accept lower prices. In addition to the incentives, the supply of program vehicles from rental repurchase programs maintained by our institutional customers were lower in 2002 due to the decrease in the sizes of rental car fleets in response to the decrease in the travel industry after September 11, 2001. The size of the rental car fleets remained at a lower level throughout 2002 as compared to the levels prior to September 11 leading to fewer turns of the fleets. The number of vehicles sold at our salvage auction facilities increased 18.7% in 2002, primarily due to acquisitions and a full year of operation at sites where we combined salvage auctions with existing used vehicle auction facilities in 2001. Same store vehicles sold at our salvage auctions decreased approximately 2.4%.

Revenue for our dealer financing segment increased $4.8 million, or 5.1% in the year ended December 31, 2002 as compared to the year ended December 31, 2001. Revenue increased primarily due to a 4.6% growth in the number of loan transactions we arranged and due to increased portfolio quality. The increased portfolio quality resulted in lower bad debt expense of approximately $1.3 million.

  Operating expenses

Operating expenses increased $28.4 million, or 4.5% in the year ended December 31, 2002 as compared to the year ended December 31, 2001.

Costs of services (excluding depreciation and amortization expense) increased $25.4 million, or 6.5%, primarily due to additional expenses incurred for reconditioning and logistics services as a result of a shift towards the sale of more institutional vehicles as well as general inflationary cost increases. In addition, costs incurred for the expansion of our salvage sites contributed to the increase in the cost of services. Additional costs attributable to the slight volume increase approximated $1.4 million.

Selling, general and administrative expenses increased $12.5 million, or 6.4%, in the year ended December 31, 2002. This increase was primarily attributable to higher indirect payroll and benefits costs along with higher travel costs associated with sales and marketing. During 2002, our salaries and benefits expenses increased $10.8 million due to annual salary increases, higher incentive compensation awards and higher benefits costs. Our travel costs increased $1.0 million in 2002 in an increased effort to attract more customers to the auctions.

Depreciation and amortization costs decreased $9.5 million, or 22.6%, in 2002, primarily due to the discontinuation of amortization of goodwill as prescribed by FAS 142 (see Note 6 in the financial statements), offset by additional depreciation costs for capital expenditures.

  Interest expense

Interest expense decreased $16.1 million, or 41.8%, in the year ended December 31, 2002, as compared to the year ended December 31, 2001 as excess cash flow was used to reduce debt balances. Lower interest rates on variable debt also contributed to decreased interest expense.

  Income from continuing operations

For the year ended December 31, 2002, we reported income from continuing operations of $93.8 million, a 22.9% increase as compared to the year ended December 31, 2001. Our higher net income in 2002 was primarily attributable to lower interest expense, lower amortization expense due to the discontinuance of goodwill amortization and strong portfolio management at AFC.

  Loss from discontinued operations

Loss from discontinued operations was $5.5 million in 2002 and reflected exit charges associated with our vehicle transport business. Loss from discontinued operations was $8.9 million in 2001 and included a $4.4 million charge to dispose of trucks under operating leases in our vehicle transport business.

OUTLOOK

We are pursuing strategic initiatives that are designed to capitalize on our underlying business strengths, grow our business and improve our profitability. We seek continuing growth through various channels, including alternate auction venues, combination of used and salvage vehicle auction sites, acquisitions of independent auctions and greenfield development of new auctions. The vehicle redistribution industry, however, is considered a mature industry in which low single digit growth is expected in industry unit sales. Accordingly, our future growth depends in large part on our ability to increase our volumes relative to our competition, acquire additional auctions, manage expansion, control costs in our operations, introduce modest fee increases and new services and consolidate future auction acquisitions into existing operations. We are likely to face competition from major competitors in the acquisition of auction facilities, which could significantly increase the cost of such acquisitions and thereby materially impede our expansion objectives or have a material adverse effect on our results of operations.

In areas where we have existing operations, we seek to leverage upon existing infrastructure and capital investments in used vehicle operations by opening new salvage auction operations. Our auction sites in Jacksonville, Concord, Buffalo, Edmonton, Vancouver, Halifax and Ottawa are shared facilities that have successfully executed this strategy. We will continue to monitor our existing operations for opportunities to combine used and salvage vehicle auction operations.

We have been a consolidator in used vehicle auctions, which has fueled much of our historical growth. We continue to consider acquiring independent used vehicle auctions in markets where we do not have a presence. We also expect that consolidation opportunities will be available for salvage auctions. In regions where we do not have a presence or where we are not able to identify acquisition sites or we do have a presence but our auction sites are inadequate or at capacity, we will consider greenfield development or relocation of auction sites. We have successfully demonstrated this strategy in recent years in the following markets: Los Angeles, Boston, Des Moines, Colorado Springs, San Francisco, Vancouver, Long Island, Atlanta and Edmonton. We also opened new salvage auction sites in Orlando and Long Island separate from our used vehicle operations in those markets. We may not, however, adequately anticipate all of the demands that our growth will impose on our systems, procedures and structures, including our financial and reporting control systems, data processing systems and management structure.

We strive to capitalize on the growing pool of redistributed vehicles and to increase the volume of used and salvage vehicles redistributed through our auctions. Our initiatives include expanding our services, such as selling additional reconditioning services and offering post-sale inspections and certifications. We intend to increase the volume of vehicles sold by our existing institutional customers and to add new accounts by enabling customers to maximize the value of their vehicles through the redistribution process. We believe we can continue to expand our market share by realizing the highest prices for our customers' vehicles and providing the best service.

We plan to increase revenues by selling more services per vehicle, such as reconditioning, inspection, certification, titling and settlement administration services, and by implementing selective fee increases. We believe we can significantly increase service penetration among both sellers and buyers due to the economic benefits that our pre- and post-auction services provide.

We are improving our operating efficiency by further centralizing certain administrative functions, optimizing and standardizing our redistribution processes, improving our use of technology and better utilizing our existing infrastructure. Current initiatives aim at providing better information throughout the auction process and moving vehicles faster, more accurately and more efficiently through the auction process.

We plan to continue to expand our existing on-line service offerings in addition to introducing new on-line services to our customers. Direct sales of used vehicles by institutional customers and large dealer groups through internally developed or third party on-line auctions have largely replaced telephonic and other non-auction methods, becoming an increasing portion of overall used vehicle redistribution over the past several years. In addition, a portion of the vehicles that were sold through a physical auction are now being sold on-line. Although we have embraced the Internet and offer on-line auctions and services as part of our standard service offerings, we cannot predict what portion of overall sales will be conducted through on-line auctions or other redistribution methods in the future and what impact this may have on our auction facilities.

We are committed to investing additional capital and resources for emerging technologies and service offerings in the vehicle redistribution industry. We will continue to tailor on-line services to each of our customers to include an appropriate mix of physical auctions and on-line services.

LIQUIDITY AND CAPITAL RESOURCES

We believe that the strongest indicators of liquidity for our business are cash on hand, cash flow from operations, working capital and amounts available under our new credit facility.

Cash flow activities

We strive to improve cash flow from operations. Our strategy includes growing our vehicle auction and dealer financing businesses both internally by expanding facilities, services and operations, and externally through acquisitions. During 2003, the cash flow from operating activities was $140.9 million compared to $181.7 million in 2002. Operating cash flow was favorably impacted by increased net income and negatively impacted by a decrease in our working capital, primarily due to increased trade and finance receivables. In addition, 2002 net cash provided by operating cash flow was favorably impacted by $34.3 million as a result of AFC's entrance into a revised securitization agreement whereby AFC consolidated AFC Funding Corporation as of June 1, 2002. (See Note 12 in the financial statements for further discussion.)

Net cash used in investing activities was $35.0 million in 2003, compared to $56.0 million in 2002. This change was principally due to a decline in purchases of property and equipment. For a discussion of our capital expenditures, see "—Capital expenditures" below.

Cash used by financing activities was $125.2 million in 2003, compared to $131.4 million in 2002, principally due to decreased payments on long and short term debt along with an increase in book overdrafts offset by lower capital contributions from ALLETE.

Working capital

A substantial amount of our working capital is generated internally from payments for services provided. We have historically funded short term swings in working capital through lines of credit from ALLETE. As part of the Transactions, we intend to secure a $150 million revolving line of credit. We expect this credit facility to sufficiently meet our working capital needs and the needs of our subsidiaries for the foreseeable future.

The majority of our working capital needs are short-term in nature, usually less than a week in duration. Due to the decentralized nature of our business, payments for services are received in person at each auction and loan production office. Our auctions and loan production offices normally receive checks in satisfaction of the receivables due from their customers and immediately deposit the funds at a financial institution. Most of the financial institutions place a temporary hold on the availability of the funds deposited that can range anywhere from one to five business days resulting in cash in our accounts and on our balance sheet that is unavailable for our use until it is made available by the various financial institutions that we utilize. Over the years, we have decreased the amount of funds that are unavailable for our immediate use and are actively working on initiatives that will continue to decrease the time between the deposit of and the availability of our collection receipts from customers. Unrelated to this unavailable cash on our balance sheet, there are outstanding checks (book overdrafts) to sellers and vendors included in current liabilities. Since the majority of these outstanding checks are drawn upon bank accounts at financial institutions other than the financial institutions that hold the unavailable cash, we do not have the right to offset the cash and the outstanding checks on our balance sheet.

As of December 31, 2003, we had $125.0 million of senior unsecured notes outstanding consisting of our 7.70% senior notes, series A, due 2006 and our 8.10% senior notes, series B, due 2010, which we expect to redeem with the proceeds of this offering and the other Transactions.

The following summarizes our contractual cash obligations as of March 31, 2004 (in thousands):

	Payments due by period
Contractual obligations	Total	Less than 1 year	1–3 years	4–5 years	After 5 years

Debt
Long term debt	$203,791	$3,422	$165,369	$—	$35,000
Lines of credit with ALLETE and its subsidiaries	141,189	141,189	—	—	—
Capital lease obligation	34,500	—	—	—	34,500
Operating leases	106,997	18,759	27,861	11,528	48,849

Total contractual cash obligations	$486,477	$163,370	$193,230	$11,528	$118,349

The following summarizes on a pro forma basis our contractual cash obligations as of March 31, 2004 (in thousands) assuming that our new credit facility was placed into service on March 31, 2004:

	Payments due by period
Contractual obligations	Total	Less than 1 year	1–3 years	4–5 years	After 5 years

Debt
Long term debt	$500,150	$37,075	$74,075	$74,000	$315,000
Lines of credit	—	—	—	—	—
Capital lease obligation	34,500	—	—	—	34,500
Operating leases	106,997	18,759	27,861	11,528	48,849

Total contractual cash obligations	$641,647	$55,834	$101,936	$85,528	$398,349

While we do not expect a substantial portion of the proceeds of our initial public offering, the notes offering and the new credit facility to be available to grow our business, we believe our sources of liquidity from our cash reserves on hand, cash flow from operations and the new revolving loan facility are sufficient for our operating needs on a short- and long-term basis. We believe cash reserves on hand, cash flow from operations, plus amounts available under the new revolving loan facility, will be sufficient to fund our capital requirements, debt service and working capital requirements for the next five years.

AFC offers short-term inventory-secured financing, also known as floorplan financing, for dealers to purchase vehicles at auction in exchange for a security interest in each vehicle. Financing is provided for an average term of 30 to 45 days. AFC principally generates its funding through the sale of its dollar denominated receivables. In 2003, AFC generated $4.1 billion of capital resources from the securitization of finance receivables. For further discussion of our securitization arrangements, see "—Off-balance sheet arrangements" below.

Capital expenditures

Our capital expenditures for the three months ended March 31, 2004 and the year ended December 31, 2003 were $1.3 million and $26.9 million, respectively, primarily from internally generated funds.

In June 2003, we restructured our financial arrangements with respect to our facilities located in Tracy, California; Boston, Massachusetts; Charlotte, North Carolina; and Knoxville, Tennessee. These facilities were previously accounted for as operating leases. Non-cash capital expenditures for 2003 included entering into a debt arrangement for the Tracy facility and the assumption of debt for our Boston, Charlotte and Knoxville facilities. We also entered into a capital lease for our new Atlanta facility. These transactions totaled $107.9 million.

Capital expenditures are expected to total approximately $209 million for 2004 through 2008. Our expected expenditures are attributed to expansions and ongoing improvements at existing vehicle auction facilities and improvements in our information technology systems.

Future capital expenditures could vary substantially if we are required to undertake corrective action or incur environmental costs in connection with any outstanding or future liabilities. We may also pursue expansion opportunities, including the acquisition of other companies.

Off-balance sheet arrangements

AFC, through a wholly owned subsidiary, sells eligible finance receivables via a revolving private securitization structure. In May 2002, AFC and its subsidiary entered into a revised securitization agreement that allows for the revolving sale by the subsidiary to third parties of up to $500 million in undivided interests in eligible finance receivables. The securitization agreement in place prior to May 31, 2002 limited the sale of undivided interests to $350.0 million. The revised securitization agreement expires in 2005. In accordance with SFAS 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which became applicable to AFC upon amendment of the securitization agreement, AFC began consolidating the subsidiary used in the securitization structure for accounting purposes on June 1, 2002.

AFC managed total receivables of $604.9 million at March 31, 2004 ($533.1 million at December 31, 2003), of which $255.1 million represented gross receivables that were included in accounts receivable on our consolidated balance sheet ($199.3 million at December 31, 2003) and $349.8 million represented receivables sold in undivided interests through the revised securitization agreement ($333.8 million at December 31, 2003) which are off-balance sheet. AFC's proceeds from the sale of the receivables to third parties were used to repay intercompany loans from ALLETE and fund new loans to AFC's customers. AFC and its subsidiary must each maintain certain financial covenants, including minimum tangible net worth, to comply with the terms of the revised securitization agreement. AFC has historically exceeded the covenant thresholds set forth in the revised securitization agreement. We are not currently aware of any changing circumstances that would put AFC in noncompliance with the covenants. As of March 31, 2004, the sale of undivided interests in receivables was subject to committed liquidity of $375.0 million. AFC's securitization agreement provides the flexibility for co-purchaser arrangements and for the sale of medium term notes. AFC believes that sufficient capacity exists to expand purchases under this facility in the future.

Stock Based Compensation

Effective with our initial public offering, we will issue the first stock options and restricted stock awards under the ADESA, Inc. 2004 Equity and Incentive Plan. Non-qualified stock options covering a total of 2,208,000 shares and restricted stock units covering a total of 135,000 shares will be issued effective as of the closing of this offering.

The stock options will have a six-year term, will vest over three years and will be granted at the initial public offering price of our common stock. We intend to account for these stock option grants in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, we do not anticipate recognizing expense for employee stock options that will be granted.

The restricted stock units will be accounted for in conformity with SFAS No. 123, "Accounting for Stock Based Compensation." Effective with this offering, the 135,000 restricted stock units will be valued at the initial public offering price of our common stock. The fair market value of the granted units will be recorded as issued common stock with the unearned compensation charge recorded as a reduction of stockholders' equity. This unearned compensation charge will be recorded as compensation expense over the three year vesting period.

CRITICAL ACCOUNTING POLICIES

Certain accounting measurements under applicable generally accepted accounting principles involve management's judgment about subjective factors and estimates, the effects of which are inherently uncertain. The following summarizes those accounting measurements that we believe are most critical to our reported results of operations and financial condition.

Accounting policy	Judgments/uncertainties affecting application		See additional discussion

Uncollectible Receivables and Allowance for Credit Losses and Doubtful Accounts	–>	Economic conditions affecting customers, suppliers and market prices	–>	"—Liquidity and capital resources—Off-balance sheet arrangements."
	–>	Outcome of negotiations, litigation and bankruptcy proceedings	–>	See below
	–>	Current sales, payment and write off histories
Impairment of Goodwill and Long-Lived Assets	–>	Economic conditions affecting market valuations	–>	Note 2 and 6 to the financial statements
	–>	Changes in business strategy	–>	See below
	–>	Forecast of future operating cash flows and earnings
Self-Insurance Programs	–>	Healthcare costs trends	–>	See below
	–>	Changes in the pattern of claims
Contingencies	–>	Changes in environmental laws and regulations	–>	Note 10 to the financial statements
	–>	Outcome of litigation	–>	See below

  Uncollectible receivables and allowance for credit losses and doubtful accounts

We maintain an allowance for credit losses and doubtful accounts for estimated losses resulting from the inability of customers to make required payments. The related bad debt expense is primarily attributable to the credit losses as a result of the financing activity of AFC. The allowances for credit losses and doubtful accounts are based on management's evaluation of the receivables portfolio under current conditions, the volume of the portfolio, overall portfolio credit quality, review of specific collection issues and such other factors which in management's judgment deserve recognition in estimating losses.

Due to the nature of the business at our auctions, substantially all of our receivables are due from vehicle dealers, salvage buyers, institutional customers and insurance companies. We primarily have possession of vehicles or vehicle titles collateralizing a significant portion of the receivables. At the auction sites, risk is mitigated through a pre-auction registration process that includes verification of identification, bank accounts, dealer license status, acceptable credit history, buying history at other auctions and the written acceptance of all of the auction's policies and procedures. In addition, our auctions generally require payment from buyers the day each vehicle sells at auction or when title is made available to the dealer from the seller.

AFC's allowance for credit losses includes an estimate of losses for finance receivables currently held on the balance sheet of AFC and its subsidiaries. Additionally, an accrued liability is recorded for the estimated losses for loans sold by AFC's subsidiary, AFC Funding Corporation. These loans were sold to a bank conduit facility with recourse to AFC Funding Corporation and will come back on the balance sheet of AFC Funding Corporation as they prove to become ineligible under the terms of the collateral arrangement with the bank conduit facility. AFC controls credit risk through credit approvals, credit limits, underwriting and collateral management monitoring procedures, which includes holding vehicle titles.

A 10% increase in the allowance for credit losses and doubtful accounts and the accrued liability for loans sold to the bank conduit facility would result in an increase in bad debt expense of $1.3 million and a $0.7 million reduction in revenues, respectively, and an aggregate decrease in earnings of $1.2 million.

  Impairment of goodwill and long-lived assets

On January 1, 2002, we adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," that requires us to analyze our goodwill for impairment at least annually. In assessing the recoverability of our goodwill, we must make assumptions regarding estimated future cash flows and earnings, changes in our business strategy and economic conditions affecting market valuations. If these estimates or their related assumptions change in the future, we may be required to record impairment charges for these assets. We perform goodwill impairment tests on an annual basis and between annual tests whenever events may indicate that an impairment exists. In response to changes in industry and market conditions, we may be required to strategically realign our resources and consider restructuring, disposing of or otherwise exiting businesses, which could result in an impairment of goodwill. As of March 31, 2004, we had $510.5 million in goodwill that will be subject to future impairment tests. If we were required to recognize goodwill impairments in future periods, we would report those impairment losses as part of our operating results and not as a change in accounting principle. Annual testing was completed in the second quarter of 2003 with no resulting impairment. No event or change has occurred that would indicate the carrying amount has been impaired since the test was completed.

We review long-lived assets for possible impairment whenever circumstances indicate that their carrying amount may not be recoverable. If we determine that the carrying amount of a long-lived asset exceeds the total amount of the estimated undiscounted future cash flows from that asset, we recognize a loss to the extent that the carrying amount exceeds the fair value of the asset. Management judgment is involved in both deciding if testing for recovery is necessary and in estimating undiscounted cash flows. We base our impairment analysis on our current business strategy, expected growth rates and estimated future economic conditions. No adjustments were made to the carrying value of long-lived assets in 2003, 2002 or 2001.

  Self-insurance programs

We self-insure a portion of employee medical benefits under the terms of our employee health insurance program. We purchase individual stop-loss insurance coverage that limits our exposure on specific claims as well as aggregate stop-loss insurance coverage that limits our total exposure to employee medical claims. We also self-insure for a portion of automobile, general liability and workers' compensation claims. We have purchased stop-loss insurance coverage that limits our exposure to both individual claims as well as our overall claims. The cost of the stop-loss insurance is expensed over the contract periods.

We record an accrual for the claims expense related to our employee medical benefits, automobile, general liability and workers' compensation claims based upon the expected amount of all such claims. If actual claims are higher than we anticipated, our accrual might be insufficient to cover our claims costs, which would have an adverse impact on our operating results in that period.

  Contingencies

We are subject to the possibility of various loss contingencies arising in the ordinary course of business resulting from litigation, claims, and other commitments and a variety of environmental laws and regulations. We consider the likelihood of loss or the incurrence of a liability, as well as our ability to reasonably estimate the amount of loss, in determining loss contingencies. We accrue an estimated loss contingency when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. We regularly evaluate current information available to us to determine whether accrual amounts should be adjusted. If the amount of an actual loss is greater than the amount we have accrued, this would have an adverse impact on our operating results in that period.

MARKET RISK

Foreign currency

Our foreign currency exposure is limited to the conversion of operating results of our Canadian and, to a lesser extent, Mexican subsidiaries. We have not entered into any foreign exchange contracts to hedge the conversion of our Canadian or Mexican operating results into United States dollars. The 2003 average exchange rate for the Canadian dollar against the United States dollar increased 12% as compared to 2002. As a result, the currency translation positively affected the net income for our Canadian operations in 2003 by approximately $2.8 million. The effect of translation on net income for 2002 as compared to 2001 was not material to our results of operations. Currency exposure of our Mexican operations, which began in 2002, is not material to our results of operations.

Interest rates

Our financial instruments are exposed to interest rate risk. Accordingly, interest rate fluctuations affect the amount of interest expense we are obligated to pay on our variable rate debt instruments. A sensitivity analysis of the impact on our variable rate debt instruments to a hypothetical 100 basis point change in short-term interest rates for the three months ended March 31, 2004 and for the year ended December 31, 2003 would have resulted in an increase in interest expense of $0.6 and $2.6 million, respectively. Historically, we have not used interest rate derivative instruments to manage exposure to interest rate changes.

Upon funding of our new credit facility, we will be exposed to interest rate risk on borrowings under the facility. We may hedge some or all of this floating rate risk through commonly used risk management tools. Assuming no hedge on the expected variable rate debt of $375 million and an annual $75 million average outstanding on the expected $150 million line of credit, an analysis of the impact of a hypothetical 100 basis point change in the short term interest rates would result in an annual increase in interest expense of $4.50 million.

The table below provides information about our debt obligations at March 31, 2004 that are sensitive to changes in interest rates. The weighted average variable rates are based on implied forward rates in the yield curve at the reported date. The pro forma data in the table assumes the new credit facility and notes offering occurred on March 31, 2004 and an average borrowing of $75 million under the new revolving loan facility.

	Year
Payments due by period						After 5 Years
	1	2	3	4	5		Total	Fair value
	(000's omitted)
Actual
Fixed rate debt	$75	$75	$90,000	—	—	$69,500	$159,650	$169,028
Average interest rate	7.2%	7.2%	7.2%	6.6%	6.6%	6.6%	6.9%
Variable rate debt	$144,536	$28,373	$46,921	—	—	—	$219,830	$219,830
Average interest rate	1.8%	3.0%	4.2%	—	—	—	2.3%
Pro forma
Fixed rate debt	$75	$75	$—	$—	$—	$159,500	$159,650	$159,650
Average interest rate(a)
Variable rate debt	$37,000	$37,000	$37,000	$37,000	$37,000	$265,000	$450,000	$450,000
Average interest rate(b)	3.6%	4.5%	5.6%	6.4%	7.0%	7.0%	5.5%

(a)
The interest rate for the fixed rates will not be determined until the notes offering.

(b)
These rates are estimated and will change prior to the offering.

NEW ACCOUNTING STANDARDS

We adopted SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" for exit or disposal activities that were initiated after December 31, 2002. This statement requires these costs to be recognized pursuant to specific guidance or when the liability is incurred and not at project initiation. We followed the provisions of this statement in recognizing the discontinued operations of the vehicle import business in 2003.

In December 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of FASB No. 123." This standard provides alternative methods of transition for a change to the fair value method of accounting for stock-based employee compensation. Certain disclosures are also required for interim financial statements as well as requiring certain disclosures to be placed more prominently in the annual report and interim statements. We have adopted the disclosure requirements of this statement.

In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." The interpretation expands disclosure requirements for certain guarantees, and requires the recognition of a liability for the fair value of an obligation assumed under a guarantee. The liability recognition provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002, and the disclosure provisions apply to years ending after December 15, 2002. The adoption of this interpretation did not have a material impact on our consolidated financial position, results of operations or cash flows.

In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities." In general, a variable interest entity is one with equity investors that do not have voting rights or do not provide sufficient financial resources for the entity to support its activities. Under the new rules, variable interest entities are consolidated by the party that is subject to the majority of the risk of loss or entitled to the majority of the residual returns. The new rules became effective immediately for variable interest entities created after January 31, 2003 and became effective for periods ending after March 15, 2004 for previously existing variable interest entities. In June 2003, we restructured our financial arrangements with respect to four of our used vehicle auction facilities previously accounted for as operating leases. The transactions included the assumption of $28.4 million of long-term debt, the issuance of $45.0 million of long-term debt and the recognition of the related property, plant and equipment. Interpretation No. 46 would have required us to consolidate the lessor under the lease arrangements in place prior to the restructuring. We do not expect that the adoption of this interpretation will have a material impact on our consolidated financial position, results of operations or cash flows in the future.

Business

GENERAL

ADESA is a leading, national provider of wholesale vehicle auctions and related vehicle redistribution services for the automotive industry in North America. Redistribution services include a variety of activities designed to transfer used and salvage (also referred to as "total loss") vehicles between sellers and buyers throughout the vehicle life cycle. We facilitate the exchange of these vehicles through an auction marketplace, which aligns sellers and buyers. As an agent for our customers, we generally do not take title to or ownership of the vehicles sold at our auctions. We generally earn fees from both the seller and buyer on each successful auction transaction in addition to fees earned for ancillary services.

We are the second largest used vehicle auction network in North America, based on the number of used vehicles passing through auctions annually, and also provide services such as inbound and outbound logistics, reconditioning, vehicle inspection and certification, titling, administrative and salvage recovery services. Through our wholly-owned subsidiary, AFC, we also provide short-term inventory-secured financing, known as floorplan financing, for used vehicle dealers. We are able to serve the diverse and multi-faceted needs of our customers through the wide range of services we offer at our facilities.

We operate a network of 53 used vehicle auctions, 27 salvage auctions and 80 AFC loan production offices. Our used vehicle auctions provide a marketplace for sellers and buyers of used vehicles and services such as inbound and outbound logistics, reconditioning, vehicle inspection and certification and titling services. Vehicles available at our auctions include vehicles that have come off lease, repossessed vehicles, rental and other program fleet vehicles that have reached a predetermined age or mileage at which time they are automatically repurchased by manufacturers and vehicles from dealers turning their inventory. Our salvage auctions facilitate the redistribution of damaged vehicles that are branded as total losses for insurance or business purposes as well as recovered stolen vehicles for which an insurance settlement with the vehicle owner has already been made. Our salvage auction business is the third largest in North America and specializes in providing services such as inbound and outbound logistics, inspection, evaluation, titling and settlement administrative services. Our average auction volume same store growth for 2003, 2002 and 2001 was 3.7%, (1.6%) and 5.9%, respectively.

Our auctions are strategically located to draw professional sellers and buyers of vehicles together and create a marketplace for the redistribution of vehicles. Sellers of used vehicles are generally divided into two broad categories: institutions and dealers.

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Institutional customers include vehicle manufacturers and their captive finance arms, banks, vehicle finance companies, credit unions, other financial institutions, vehicle rental companies, commercial fleets and fleet management/licensing companies.

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Selling dealers include licensed franchised, independent and wholesale vehicle dealers.

Dealers also comprise the majority of buyers at our used vehicle auctions. Salvage vehicles are primarily supplied by property and casualty insurance companies as well as vehicle leasing and rental car companies and are usually sold to licensed vehicle dismantlers, rebuilders, repair shop operators and used vehicle dealers. We generate fees from both sellers and buyers during the auction process which vary depending on the services provided. Our dealer financing business primarily serves independent dealers who purchase vehicles at our auctions, other auctions and outside sources.

INDUSTRY OVERVIEW

Vehicle redistribution industry

The vehicle redistribution industry encompasses the activities designed to transfer used and salvage vehicle ownership between sellers and buyers throughout the vehicle life cycle. In the United States and Canada in 2002, there were approximately 239 million vehicles in operation (also referred to as vehicle "parc"), approximately 221 million of which were located in the United States and 18 million of which were located in Canada. Approximately 18 to 19 million new vehicles (including medium and heavy trucks) enter the vehicle parc each year (based on 1999-2003 data) while annual vehicle scrappage is approximately 13 to 15 million vehicles, resulting in a growth in the vehicle parc of approximately 3 to 6 million vehicles per year in the United States and Canada. The growth in vehicle parc each year is affected by several factors, including population growth (especially those of legal driving age), growth in the number of vehicles per household and the longer lifespan of vehicles currently on the road today. According to the United States Department of Transportation, the number of households with two or more vehicles has grown from 53% in 1983 to 61% in 2001. After 13 years on the road, 60% of 1986 model year vehicles were still in operation. By contrast, only 45% of 1976 model year vehicles were still on the road after 13 years. Of the 239 million vehicles in operation in the United States and Canada in 2002, approximately 45 million used vehicles (43 million in the United States and 2 million in Canada) or nearly 19% of the total parc changed hands, representing the total opportunity available to used vehicle auctions, up from 40 million vehicles in 1990. According to NAAA estimates, approximately 21% of these vehicles pass through member auctions. As the vehicle parc has grown, the number of accidents has correspondingly risen as has the number of salvage vehicles. It is anticipated that the vehicle redistribution industry will continue to benefit from the increasing number of vehicles in operation, which should translate into increasing vehicle sales at auction.

The following diagram summarizes the vehicle life cycle and redistribution industry in North America for the year ended December 31, 2002.

The Vehicle Life Cycle and Vehicle Redistribution

  Used vehicle auctions

Auctions play a critical role in the vehicle redistribution industry. By capitalizing on economies of scale, auctions efficiently transfer ownership and titles, administer the flow of funds between sellers and buyers of vehicles and facilitate the storing, transporting, reconditioning and selling of vehicles. In addition, auctions serve as a real-time independent marketplace for the industry. The used vehicle auction sector is large and growing, accounting for approximately 9.5 million of the 45 million vehicles that changed hands in 2002. The sector has demonstrated strong growth over the last several years both in terms of the number of vehicles auctioned and the average price per vehicle sold. According to the NAAA, combined United States and Canadian gross auction sales at member auctions have increased from approximately $56.6 billion in 1997 to approximately $81.0 billion in 2002, representing a compound annual growth rate of 7.4%. The number of vehicles auctioned rose from approximately 7.4 million in 1997 to approximately 10 million in 2003, representing a compound annual growth rate of 5.1%, and the average price per vehicle sold at an NAAA affiliated auction grew from approximately $7,700 in 1997 to approximately $8,500 in 2002, a compound annual growth rate of 2.0%. The percentage of used vehicles sold to retail customers that were sourced at auction by franchised dealers has grown from 6% in 1982 to 35% in 2002.

The supply of used vehicles for sale at auction is accounted for by institutional customers and selling dealers. Institutional customers supply the auctions mainly with end of lease term, repossessed, and end of program term vehicles in addition to fleet vehicles that have reached a predetermined mileage level, age or condition. Program vehicles are vehicles used by rental car companies and other companies with individual corporate fleets of vehicles that are returned to manufacturers through repurchasing programs. It is estimated that 5.7 million of the approximately 9.5 million vehicles sold at NAAA auctions in 2002 were institutional vehicles or approximately 60% of the total vehicles sold at auction. Selling dealers account for the remainder of the vehicles sold at NAAA affiliated auctions, or roughly 3.8 million vehicles in 2002. Typically, both institutional customers and selling dealers source vehicles based upon market prices, conversion rates, service and location. In addition, the volume of vehicles that dealers sell at auction is affected by previous auction purchases by the dealers, unwanted trade-ins from customers and aged inventory. It is expected that the volume of vehicles sold by dealers will grow faster than the volume of vehicles sold by institutional customers over the next several years as the number of off-lease vehicles is expected to be lower than in previous years.

The demand for used vehicles for sale at auction is driven by the retail demand for used vehicles. Dealers in the United States sold approximately 29.5 million used vehicles in 2002, which accounts for approximately 69% of the total used vehicle sales in the United States. The demand for used vehicles has grown due to the increase in the number of households that have more than one vehicle, improvements by manufacturers to the quality of vehicles that have extended vehicle lifespan and made used vehicles a more attractive option for retail vehicle buyers and the affordability of used vehicles relative to new vehicles. To satisfy the demand for used vehicles, dealers utilize various sources of supply to stock their inventory, including trade-ins from customers on new and used vehicle purchases, purchases from other dealers, wholesalers, individuals or other entities, and, increasingly, used vehicle auctions.

  Salvage auctions

Salvage auctions focus on the redistribution of salvage vehicles, primarily from insurance companies to dismantlers, rebuilders, operators of repair shops and used vehicle dealers. This sector of the industry has shown moderate organic growth over the last several years, and we estimate that approximately 2.6 million salvage vehicles were redistributed in the United States and Canada in 2003. The remainder of the "scrappage" from the vehicle parc primarily consists of vehicles that were unaccounted for in vehicle registration records. While salvage auctions play a similar redistribution role in the industry as used vehicle auctions, salvage auctions are usually loss mitigators for the sellers of the vehicles.

Factors that determine the supply of vehicles available for sale at a salvage auction include the number of accidents, thefts and fires, as well as the occurrence of major weather events and natural disasters, during a given period. Recently, the increased technological complexity of vehicles has led insurers to brand more vehicles as salvage than in the past due to heightened costs of repairs. Insurance companies and other institutional customers brand the ownership or title of a damaged vehicle as a total loss based upon the extent of the damage, and the majority of these vehicles exit the vehicle parc as scrappage. Other factors have also played a role in the increased salvage vehicle supply, including shifting consumer preferences towards trucks, which generally are more costly to repair than cars, rising overall repair costs and new title branding and ownership legislation in many states and provinces that require insurance companies to automatically brand vehicles as total losses once damages reach a certain percentage of the vehicle's value. The limited availability of parts due to frequent changes to vehicle models and available options has also been a factor affecting the salvage industry.

Market values can vary widely between units of the same make, model and production year at salvage auctions based upon the extent of damage to the vehicles. The demand for salvage recovery services is driven by the value placed upon the parts that can be extracted from the vehicle and resold in order to repair vehicles that are still in operation. The insurance industry also utilizes the value of these parts in determining the settlement of claims submitted by policyholders for vehicle repairs. Scrap metal prices also play a role in salvage vehicle demand and pricing. As the number of vehicles in operation grows and vehicle lifespan continues to lengthen, the demand for parts from salvage vehicles should also grow, further driving demand upward for vehicles available for sale at salvage auctions.

Buyers of salvage vehicles are unlikely to sell vehicles as-is to consumers or dealers at either wholesale or retail prices after auction. The primary buyers of salvage vehicles are vehicle dismantlers, rebuilders, repair shop operators and used vehicle dealers. Vehicle dismantlers, which we believe are the largest group of salvage vehicle buyers, either dismantle salvage vehicles and sell parts individually or sell entire salvage vehicles to rebuilders, used vehicle dealers or the public. Vehicle rebuilders and repair shop operators generally purchase salvage vehicles to repair and resell. Used vehicle dealers typically purchase slightly damaged vehicles or recovered stolen vehicles, in each case, for resale.

  Internet and on-line auctions

The wholesale vehicle redistribution industry has utilized the Internet for nearly a decade. Since the mid 1990s, the Internet has become an offering of many of the auction service providers in the industry and is an acceptable means of conducting business for both sellers and buyers of used and salvage vehicles. The industry utilizes the Internet for a number of purposes, including:

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Bulletin board selling of vehicles at a set price or via an auction which is held for a set period of time (for example, several hours, a day or a week) and during which bids are taken on the vehicles. The highest bidder may then purchase the vehicle unless there is a floor price that has not been met.

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Live, real time selling of vehicles via either an on-line-based auction or via both a live physical auction and an on-line auction whereby on-line bidders simultaneously compete directly against bidders on site at the physical auction.

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The compilation of accurate, timely, wholesale market prices of used vehicles based upon sales at auction.

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Additional customer services including:

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Consigned vehicle inventory tracking systems.

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Account information.

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On-line reporting of consigned vehicle inventory, auction run lists, vehicle condition reports and pictures of consigned vehicles.

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Auction location listings, policies, registration documents, promotions and other auction company related information.

We believe that the optimal aggregate market price for a seller's inventory of vehicles can be obtained by utilizing on-line auctions in concert with physical auctions to effectively place vehicles based upon their individual characteristics.

On-line auction solutions that do not include any use of physical auctions usually lack services that are integral to the redistribution process. These services include:

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Secure storage of consigned vehicle inventory in centralized locations whereby customers can view the condition of multiple vehicles in person prior to sale at auction.

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Physical movement of each used vehicle through the auction building at the time of sale for customers to view the driving condition of each vehicle.

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Low cost vehicle enhancement services, including detailing and repairing of used vehicles and shrink wrapping of salvage units, all of which may increase the value of the vehicles prior to sale.

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Real time arbitration of disputes arising between the buyer and seller of a vehicle at auction.

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Processing of and handling of vehicle logistics, titles, ownership transfer and funds transfer.

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Immediate availability of purchased vehicles at the time of sale to buyers for resale or use in their business.

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On-site inspection and certification services.

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Large concentration of buyers competing for the purchase of each vehicle in real time.

The use of on-line auctions has become more of an accepted practice in the vehicle redistribution industry. We feel that the physical auctions we operate offer a superior method of vehicle redistribution when compared to on-line auctions. However, we have developed on-line auction technologies to complement our physical auction business. We believe we are well positioned to offer the appropriate mix of physical and on-line auctions and services to our customers to ensure the most effective and efficient redistribution of their vehicles.

  Dealer financing

The used vehicle floorplan financing sector consists of short-term inventory-secured financing for dealers who purchase used vehicles for immediate resale. Common floorplan terms in the industry range anywhere from 30 to 90 days with interest accruing on the outstanding principal balance. In addition, a fee may be charged per vehicle. This aspect of the vehicle redistribution industry remains largely fragmented and includes traditional financial institutions, floorplan financing companies, auctions which provide financing and vehicle manufacturers. Franchised dealers primarily secure floorplan financing from the captive finance arms of the manufacturers as well as national, regional and local banks and financial institutions. The majority of this financing is not available to independent dealers, resulting in an underserved market. Each wholesale vehicle transaction presents an opportunity to provide a dealer with floorplan financing. Most lenders in the industry take a security interest in the vehicles floorplanned and protect their security interest through audits of dealer inventory. Floorplan financing is not an installment loan of a retail purchase, but rather an inventory-secured financing loan of a very short duration for dealer purchases.

COMPETITIVE STRENGTHS

We believe that the following key competitive strengths are critical to our continuing success:

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Comprehensive offering of vehicle redistribution services.    We believe we offer a comprehensive range of services, which enable us to serve both sellers and buyers regardless of their size. The combination of our used and salvage vehicle auctions with our marketing and web-based services enables us to attract a large number of bidders, resulting in a higher sales rate for vehicles placed at auction for the first time, commonly referred to as the conversion rate, and higher sale prices for sellers of vehicles. The breadth of our geographic coverage, the number of our facilities and the comprehensiveness of our offerings at these facilities allow us to efficiently service our customers, regardless of the size and location of their vehicle portfolios. Our customers benefit from the convenience of the full range of services we offer, including:

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Our floorplan financing services through AFC facilitate the purchase of vehicles at auction by providing convenient, short-term inventory-secured financing.

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Our inbound and outbound logistics services relieve sellers of used and salvage vehicles from associated administrative burdens such as arranging pickup, towing, storage, marshalling and related charges, thereby enabling the redistribution of vehicles to economically favorable markets.

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Our reconditioning services for used vehicles enhance vehicle value to generate higher profit for sellers and greater satisfaction for buyers.

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Our inspection and certification services contribute to increased buyer confidence.

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Our administrative services handle title processing, transfer of funds, paperwork and salvage settlement processes, resulting in lower administrative costs, greater efficiency and reduced turnaround times for our customers.

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Our expedited settlement services allow insurance companies to out-source administrative tasks associated with the salvage settlement process, which reduces both cycle time and the burden on our customers.

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Established relationships with diversified customer base.    We have established strong business relationships with selling dealers and institutional customers, such as vehicle manufacturers, insurers, financial institutions, rental agencies and fleet companies. Our customer base is primarily comprised of repeat customers, which allows us to tailor our services to specific customer preferences. Furthermore, our network of regional facilities enables us to maintain and develop our relationships with local sellers and buyers while our national presence allows institutional customers to access buyers across the country and to redistribute their vehicles to markets where demand best matches their supply. Due to the diversity of our customer base, we do not have a major concentration of business with any one customer on either the buyer or the seller side of the auction process. This diversity also allows us to better withstand changes in the economy and market conditions.

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  At our used vehicle auctions, strong relationships with institutional customers, including major domestic and foreign vehicle manufacturers, are key to our success. Institutional customers supply large quantities of late model vehicles that typically make our auctions more attractive, resulting in stronger buyer participation. Over the last few years, we have increased our market share with existing institutional customers and have been able to gain business from new institutional customers, resulting in an increased number of vehicles sold at our auctions.

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  At our salvage auctions, we have strong relationships with most of the major insurance companies that write auto insurance coverage policies and supply salvage vehicles.

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  Our floorplan financing business has approximately 12,000 eligible dealers and relies on repeat customers for much of its success.

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  Our sales and marketing teams in all facets of our business seek to foster and maintain strong relationships with our customers through frequent contact and customer service.

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  Our sales, operations and information technology teams are aligned across each operating unit from the local level to the corporate office. These open lines of communication allow us to be more responsive and timely in meeting our customers' needs and goals, regardless of the size of their portfolio of vehicles.

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Consistency in quality services throughout our North American network.    We are committed to providing our customers with superior and consistent customer service across all of our locations. We operate a network of vehicle redistribution facilities across North America. We offer our customers a convenient, hassle-free experience by providing a diverse, high-quality selection of vehicles, reputable auctions, efficient title processing, on-site value-added services and well-trained, friendly, service-oriented personnel. To assure consistent, high level service, we invest substantial resources in the recruiting and training of our employees and provide formal classroom workshops and seminars at our centralized training facilities. Based on the results of customer satisfaction surveys, we believe that our customers place significant value on the high level of customer service that we provide.

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Commitment to information systems.    Over the last five years, we have invested a significant portion of our annual capital expenditures in our information systems. We have developed and continue to improve proprietary systems for each of our businesses to meet our own operating needs as well as the needs of our customers. Our information systems provide sellers with valuable market data and enable us to better match our locations with their needs and our buyers with their product. We believe that our systems will continue to enable us to provide important services to our customers by giving them access to timely, accurate and customized information. We also believe that they will help us to achieve significant operating efficiency and provide consistency, stability and standardization, leading to cost reductions. We are striving towards better integration of our systems among the various services we provide as well as among our facilities. We believe such integration will increase internal operating efficiencies and customer convenience and portability throughout our network.

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Experienced management team.    The five members of our senior management team have an average of six years of experience with us and 11 years in the auto industry and have successfully grown our company to become a leader in the vehicle redistribution industry. Our management team has accomplished this by implementing a disciplined strategy of selective acquisitions, increasing sales and profitability by site and opening new sites. Over the past several years, this team has demonstrated its ability to efficiently and successfully integrate both large and small acquisitions of used vehicle and salvage auctions.

GROWTH STRATEGY

We are pursuing strategic initiatives that are designed to capitalize on our underlying business strengths, grow our business and improve our profitability. Key elements of our growth strategy include:

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Growing auction sales volume.    We expect to grow our business by capitalizing on the increasing volume of vehicles redistributed annually and the rising number of vehicles sold at auction. The number of used vehicles sold at auction has increased each year since 1997, during a period that encompassed varying economic conditions. In addition, insurance companies are more likely to brand damaged vehicles as total losses because of the rising costs of repairing technologically complex vehicles. As a result, vehicles are more frequently entering the salvage recovery services sector than in the past. We strive to capitalize on this growing pool of redistributed vehicles and to increase the volume of used and salvage vehicles redistributed through our auctions. We believe that auctions are the best means of transferring ownership of used and salvage vehicles between sellers and buyers based on the short time-to-cash cycle our auctions offer to vehicle sellers, the range of services we provide, the low cost of our services as a percent of the gross market value of the vehicles placed at auction, and the relative transparency of the auction process. As a result, auctions offer a large and liquid market to customers resulting in true real time market prices. Of the estimated 45 million vehicles that changed hands in 2002, approximately 35.5 million of these vehicles were not distributed through NAAA-affiliated auctions, creating an opportunity for growth.

We intend to further enhance the services we offer and the speed at which we transfer ownership of vehicles at our auctions and to raise the awareness of the benefits of auctions to potential customers. We also intend to increase vehicle volume from existing institutional customers and to add new accounts by enabling customers to maximize the value of their vehicles through the redistribution process. Our analytical services have been a key instrument in gaining new business with national accounts as they enable us to recommend optimal auction strategies based on the analysis of seller vehicle portfolios and our knowledge of buyers and the markets. We believe we can continue to expand our market share by realizing the highest prices for our customers' vehicles and providing the best service.

We expect that the volume of vehicles sold by dealers at auction will grow faster than the volume of vehicles sold by institutional customers at auction over the next several years. We believe we have an opportunity to generate more business from dealers by increasing the first-time conversion rates of their consignments and providing more attractive services and economics as compared to other redistribution channels. We seek to standardize practices among auctions and provide market data, including sales results and individual customer metrics, to make the auction process more attractive to dealers.

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Optimizing revenues per vehicle sold.    We plan to increase revenues by selling more services per vehicle, such as reconditioning, inspection, certification, titling and settlement administration services, and by implementing selective fee increases. The total fees earned per vehicle represent only a small fraction of the average wholesale value of each vehicle, while the underlying services we provide may increase average wholesale values. We believe we can significantly increase service penetration among both sellers and buyers due to the economic benefits that our pre- and post-auction services provide.

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Continuing to improve our operating efficiency.    We are improving our operating efficiency by further centralizing certain administrative functions, optimizing and standardizing our redistribution processes, improving our use of technology and better utilizing our existing infrastructure. Current initiatives aim at providing better information throughout the auction process and moving vehicles faster, more accurately and more efficiently through the auction process to reduce the time-to-cash cycle for vehicle sellers. Our strategy for better leveraging our existing infrastructure includes efforts to increase the utilization rates of our auction facilities by organizing more auctions per facility, conducting auctions of trucks, boats and equipment and combining some of our used vehicle and salvage auction operations.

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Expanding into new markets.    We seek continuing growth through various channels, including alternate auction venues, combination used vehicle and salvage auction sites, acquisitions of independent auctions and "greenfield development." Alternate auction venues include off-site satellite, on-line and customer site auctions, as well as alternate day, night or specialty product sales. Opportunities exist throughout North America to offer auction services to customers in areas with limited options to satisfy their vehicle redistribution needs.

In areas where we have existing operations, we seek to leverage upon existing infrastructure and capital investments in used vehicle operations by opening new salvage auction sites. Our auction sites in Jacksonville, Concord, Buffalo, Edmonton, Vancouver, Halifax and Ottawa are shared facilities that have successfully executed this strategy. We will continue to examine our existing sites for opportunities to combine used vehicle and salvage auction operations.

We have been an active consolidator in used vehicle auctions, which has fueled much of our historical growth. We continue to consider acquiring independent used vehicle auctions in markets where we do not have a presence. We also expect that consolidation opportunities will be available for salvage auctions.

Finally, in regions where we do not have a presence and are not able to identify acquisition sites or where we do have a presence but our auction sites are inadequate or at capacity, we will consider greenfield development or relocation of auction sites. We have successfully demonstrated this strategy with used vehicle auctions in recent years in the following markets: Los Angeles, Boston, Des Moines, Colorado Springs, San Francisco, Vancouver, Long Island, Atlanta and Edmonton. We have also opened new salvage auction sites in Orlando and Long Island separate from our used vehicle operations in those markets. Our strategy is to secure support from institutional customers and insurance companies prior to developing new or relocated facilities.

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Growing on-line auctions and related services.    We plan to continue to expand our existing on-line service offerings in addition to introducing new on-line services to our customers. We are committed to investing additional capital and resources for emerging technologies and service offerings in the vehicle redistribution industry. Our current on-line offerings include De@lerblock®, which provides for either real-time or "bulletin-board" type on-line auctions to customers; Liveblock™, which allows on-line bidders to compete in real-time with bidders present at physical auctions; and consigned inventory information, including our auction run lists through ADESA Run Lists™, condition reports, market data and sales results through our ADESA Market Guide™. De@lerblock also provides the platform for our upstream selling services, whereby our on-line vehicle redistribution system can be tailored and branded for a vehicle manufacturer or other institutional customer to offer off-lease vehicles for sale to franchised or independent dealers shortly following lease expiration. We will continue to tailor on-line services to each of our customers to include an appropriate mix of physical auctions and on-line services.

OUR BUSINESSES

We operate two main businesses that are integral parts of the vehicle redistribution industry: auctions and related services and dealer financing.

Auctions and related services

We offer the vehicle redistribution industry both used vehicle and salvage auctions across North America. Most of our locations are stand-alone facilities dedicated to either used vehicle auctions or salvage auctions, but in several locations, we have been able to capitalize on the synergies of utilizing our facilities for both types of auctions. In addition to vehicle auction services, we also provide auctions and related services for specialty vehicles and equipment unique to the recreational vehicle, commercial trucking, construction and utility industries. In 2003, approximately two million vehicles (consisting of vehicles and equipment) were sold at our used vehicle and salvage auctions. In 2003, our average revenue per vehicle sold at our auctions (including both auction and related redistribution services) was approximately $404.

We generate revenues primarily from auction fees paid by vehicle sellers and buyers as well as related pre- and post-auction fees generally paid by sellers for services such as inbound and outbound logistics, reconditioning, inspection and certification, titling, administrative and salvage recovery services. We add buyer-side fees to the gross sales price paid by buyers for each vehicle, and generally collect payment on the sale day or within 24 hours thereafter. We generally deduct seller-side fees for our services from the gross sales price of each vehicle before remitting the net amount to the seller.

We provide Internet solutions to institutional sellers who wish to redistribute their vehicles to either franchised and/or independent dealers, including Internet bulletin board-type auctions, live on-line only auctions and simultaneously combined live physical and on-line auctions. Although the Internet is an accepted method of doing business in the industry, we believe that it is not a replacement for the live physical auction, but rather a complement for the live physical auction that will enhance value to our customers and provide more timely and efficient service to them. On-line auctions are best suited for low mileage, late model used vehicles that do not require any vehicle enhancement services. We believe that we are well positioned with our offering of both physical and on-line auctions and related services to assist our customers in directing their inventory accordingly between Internet-based solutions and physical auctions to maximize the sale prices of their vehicles in a timely, efficient and cost effective manner.

  Used vehicle auctions and related services

We are the second largest wholesale used vehicle auction network in the United States and the largest in Canada. We operate 53 used vehicle auction facilities in close proximity to large concentrations of used vehicle dealers throughout North America. Our customers sold approximately 1.8 million units at our auctions in 2003.

Auctions are the hub of a massive redistribution system for used vehicles. Our auctions enable institutional customers and selling dealers to sell used vehicles to licensed franchised, independent and wholesale used vehicle dealers. Our mission is to maximize the auction sales price for the sellers of used vehicles by effectively and efficiently transferring the vehicles, paperwork (including certificates of title and other evidence of ownership), and funds as quickly as possible from the sellers to a large population of dealers seeking to fill their inventory for resale to retail consumers. Auctions are held at least weekly at every location and provide real-time wholesale market prices for the vehicle redistribution industry. During the sales process, we do not generally take title to or ownership of the vehicles consigned for auction but instead facilitate the transfer of vehicle ownership directly from seller to buyer.

A central measure to the results of the used vehicle auction process is the conversion percentage, which represents the number of vehicles sold as a percent of the vehicles offered for sale. The number of vehicles offered for sale is the key driver of the costs incurred in, and the number of vehicles sold is the key driver of the related fees generated by, the redistribution process. Generally, as the conversion percentage increases, so do the profitability and efficiency of our auctions.

We provide a full range of services to both sellers and buyers, including:

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Auction services, such as marketing and advertising the vehicles to be auctioned, dealer registration, storage of consigned and purchased inventory, clearing of funds, arbitration of disputes, auction vehicle registration, condition report processing, security for consigned inventory, sales results reports, pre-sale lineups, and actual auctioning of vehicles by licensed auctioneers.

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Internet-based solutions, including on-line bulletin board auctions and on-line live auctions running simultaneously with our physical auctions.

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Inbound and outbound logistics administration with services provided by both third party carriers and our auctions.

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Reconditioning services, including detailing, washing, body work, light mechanical work, glass repair, dent repair, tire and key replacement and upholstery repair.

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Inspection and certification services whereby the auction performs a physical inspection and produces a condition report, in addition to varying levels of diagnostic testing for purposes of certification.

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Title processing and other paperwork administration.

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Outsourcing of remarketing functions and end of lease term management.

Each of these services may also be purchased separately from the auction process.

  Salvage auctions and related services

We are currently the third largest salvage auction operator in North America, where the top three operators constitute an estimated 72% of the vehicles sold through auctions. Our customers, primarily insurance companies, sold an estimated 191,000 salvage vehicles at our auctions in 2003, which include 27 salvage auction facilities in the United States and Canada. We offer a comprehensive selection of salvage recovery services in addition to the core auction process including inbound and outbound logistics, remarketing vehicle claims services such as vehicle inspection, evaluation, titling and settlement administration, remarketing, and theft-recovered vehicle services. Used together or independently, these services provide efficiency and speed of service to our customers, helping them to mitigate their losses and manage the costs related to processing the claims and related vehicles. We also provide the insurance industry with professional claims outsourcing and recycled parts locating services via an extensive network of third party suppliers of used vehicle parts.

We provide solutions for all aspects of the salvage auction process, including:

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Auction services, such as registering vehicles, clearing of funds, reporting sales results and pre-sale lineups to customers, paying third party storage centers for the release of vehicles and the physical auctioning of the vehicles by licensed auctioneers.

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Inbound and outbound logistics administration with actual services provided by both third party carriers and our auctions.

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Other services including vehicle inspections, evaluations, titling, settlement administration, drive through damage assessment centers, claims auditing, recycled parts locating and a national call center.

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Internet-based solutions, including on-line bulletin board auctions and on-line live auctions running simultaneously with our physical auctions.

Each of these services may also be purchased separately from the auction process.

Dealer financing

AFC primarily provides short-term inventory-secured financing, known as floorplan financing, for used vehicle dealers in North America who purchase vehicles from our auctions, independent auctions, auctions affiliated with other auction networks and outside sources. In 2003, approximately 85% of the vehicles floorplanned by AFC were vehicles purchased by dealers at auction. As of March 31, 2004, AFC had 80 loan production offices across North America. Approximately 950,000 loan transactions were arranged by AFC in 2003. Our ability to provide floorplan financing facilitates the growth of vehicle sales at auction, and also allows us to have a larger role in the entire vehicle redistribution industry.

AFC's procedures and proprietary computer-based system enable us to manage our credit risk by following each loan from origination to payoff, while expediting services through its branch network. As of March 31, 2004, approximately 8,900 active accounts (those accounts with financing for at least one vehicle outstanding) had an average line of credit of $112,000. As of March 31, 2004, an average of nine vehicles were floorplanned per active dealer with an approximate average value of $6,700 per vehicle. Up to 12,000 dealers utilize their lines of credit during any twelve month period.

AFC offices are conveniently located at or within close proximity of our auctions and other auctions, which allows dealers to reduce transaction time by providing immediate payment for vehicles purchased at auction. On-site financing also enables AFC to share its information with auction representatives regarding the financing capacity of customers, thereby increasing the purchasing potential at auctions. Of AFC's 80 offices in North America, 58 are physically located at auction facilities (including 40 of our auctions). Each of the remaining 22 AFC offices is strategically located in close proximity to at least one of the auctions that it services. In addition, AFC has the ability to send finance representatives on-site to most approved independent auctions during auction sale-days. Geographic proximity to our customers also gives our employees the ability to stay in close contact with our outstanding accounts, thereby better enabling them to manage credit risk.

Every floorplan financed vehicle is treated as an individual loan. Typically, we assess a floorplan fee at the inception of a loan. We collect the fee along with interest (accrued daily) when the loan is paid in full. AFC generally only allows one loan per vehicle and permits payoffs to occur with only one check per vehicle. In addition, AFC holds title or other evidence of ownership to all vehicles which are floorplanned except for vehicles floorplanned in Michigan. Typical loan terms are 30 or 45 days, each with a possible loan extension. For an additional fee, this loan extension allows the dealer to extend the duration of the loan beyond the original term for another 30 to 45 days if the dealer makes an upfront payment towards principal, interest and fees.

The extension of a credit line to a dealer starts with the underwriting process. Credit lines up to $150,000 (or Cdn$200,000) are extended using a proprietary scoring model developed internally by

AFC with no requirement for financial statements. Credit lines in excess of $150,000 (or Cdn$200,000) may be extended using underwriting guidelines which require dealership and personal financial statements and tax returns. The underwriting of each line of credit requires an analysis, write-up and recommendation by the credit department and final review by a credit committee.

AFC takes a security interest in each financed vehicle, and collateral management is an integral part of day-to-day operations at each AFC branch and its corporate headquarters. AFC's proprietary computer-based system facilitates collateral management by providing real time access to dealer information and enables our branch personnel to manage potential collection issues as soon as they arise. Restrictions are automatically placed on customer accounts in the event of a delinquency, insufficient funds received or poor audit results. Branch personnel are proactive in managing collateral by monitoring loans and notifying dealers that payments are coming due. In addition, routine audits, or lot checks, are performed by an affiliated company. Poor results from lot checks typically require branch personnel to take actions to determine the status of missing collateral, including visiting the dealer personally, verifying units held off-site and collecting payments for units sold. In some instances an audit may identify a troubled account which could cause our collections department to become involved.

AFC operates two divisions which are organized into nine regions in North America. Each division and region is monitored by managers who oversee daily operations. At the corporate level, AFC employs full-time collection specialists and collection attorneys who are assigned to specific regions and monitor collection activity for these areas. Collection specialists work closely with the branches to track trends before an account becomes a troubled account and to determine, together with collection attorneys, the best strategy to secure the collateral once a troubled account is identified.

Once a new customer is extended credit, we emphasize service, growth and management. All AFC employees at the management level participate in a two-stage interactive training program at our corporate headquarters that allows us to provide consistent services to our customers and consistent monitoring of our accounts at local, regional and central levels.

The following table depicts a range of the lines of credit available to eligible dealers:

Available Line of Credit	Number of Eligible Active Dealers	Number of Dealers with Outstanding Balances	Aggregate Managed Principal Amount Outstanding as of March 31, 2004

Less than $150,000	12,282	8,333	$393,015,282
$150,000 to $500,000	545	499	100,827,358
$500,001 to $2,500,000	119	103	66,188,157
$2,500,001 to $5,000,000	6	5	18,687,576
$5,000,001 to $10,000,000	4	2	3,080,805
$10,000,001 and greater	2	1	2,098,469

Total	12,958	8,943	$583,897,647

As of March 31, 2004, no single line of credit accounted for more than 10% of the total credit extended by AFC. AFC's top five active dealers represented a total committed credit of $80 million with a total outstanding principal amount of $23 million. The single largest committed line of credit granted by AFC is for $45 million, for which the obligor had $3.7 million outstanding on March 31, 2004. This obligor operates outside of AFC's normal floorplanning arrangements with specific covenants that must be maintained, and borrows on a revolving based line of credit with advances based on eligible inventory.

AFC's five largest write-offs for the past five years amounted to $2.2 million in the aggregate.

COMPANY HISTORY

We entered the vehicle redistribution industry in 1989 and became a public company in 1992. In 1996, we became a wholly-owned subsidiary of ALLETE. At the time ALLETE became our parent, we operated 19 used vehicle auctions and 19 AFC loan production offices. Since then, our experienced management team has grown our business, both through acquisitions and organically, into a leading vehicle redistribution company in North America, operating 53 used vehicle auctions, 27 salvage auctions and 80 AFC loan production offices. Key acquisitions include:

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2001—Eight salvage auctions from Auto Placement Center located in Rhode Island, Massachusetts, Maine, New Hampshire, Vermont and New York.

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2000—Nine used vehicle auctions from Manheim Auctions, Inc. ("Manheim") as part of a required divestiture. These auctions were located in close proximity to Atlanta, Clearwater, Colorado Springs, San Francisco, Kansas City, Orlando, Phoenix, Tampa and Seattle.

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2000—Canadian Auction Group, Inc., a used vehicle auction chain consisting of 13 locations in Canada. These auctions were located in or near Calgary, Dartmouth, Edmonton, Kitchener, Les Cedres, Saskatoon, St. John's, Toronto, Winnipeg, Moncton, Hamilton and Vancouver.

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1995—Impact Auto Auctions, Ltd., a salvage auction chain in Canada was acquired in four stages: 20% of the company was purchased in October 1995, 33.33% was purchased in each of March 1999 and January 2000 and 13.34% was purchased in May 2000. Impact Auctions, Ltd. consisted of nine auctions that were located in Calgary, Edmonton, Halifax, London, Moncton, Montreal, Ottawa, Sudbury and Toronto.

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1994—ADESA acquired AFC.

SALES AND MARKETING

Our approach toward sales of auction services consists of both a centralized process via our corporate headquarters sales team and a decentralized process via our individual auction locations. Our corporate sales team is responsible for cultivating and maintaining the majority of business from institutional customers. Most institutional customers follow either a national or regional approach to the redistribution of their vehicles. As a result, matching our corporate sales representatives with an institutional customer's decision makers is the most efficient method of increasing the volume of vehicles consigned to us from both existing and new institutional customers. Our sales representatives utilize our geographic coverage, our services, the size and attributes of the buying dealer population and the results of sales at particular auctions to develop a solution for each customer based upon its portfolio of vehicles. We measure the results of the services provided by our auctions frequently in order to provide the highest level of service to our customers. Our sales representatives work closely with our operations, finance and information technology departments at both our corporate headquarters and individual auction locations to ensure that our metrics are accurate.

Managers of individual auction locations are responsible for cultivating and maintaining business from franchised and independent dealers in addition to small regional and local institutional customers. The managers, as well as the designated sales representatives at their locations, are responsible for developing, implementing and maintaining the sales strategy for their auctions. Our corporate headquarters shares best practices from other locations amongst all auctions and is integral in the development and review of individual auction strategies. Sales results for each location are measured by both local management and our corporate headquarters on a weekly, monthly and annual basis based upon a number of predetermined benchmarks we have developed. Managers of individual auction locations are also responsible for providing services to the institutional customers whose vehicles are sourced to the auctions by our corporate sales team. Developing and servicing the largest possible population of buying dealers for the vehicles consigned for sale at each auction is integral to selling auction services and servicing institutional customers. Auction managers market to buying dealers via various channels including classified and direct advertising in publications, telemarketing, e-mails, faxes, company maintained websites, in-house auction fliers and banners, conventions and trade shows, and through data and services that we provide to the buyers.

We market our business in a variety of ways. For both sellers and buyers we primarily utilize the following:

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Industry publications, including display and classified advertising, interviews and press releases regarding our businesses.

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Tradeshows and conventions, including the annual National Vehicle Leasing Association (NVLA), National Automobile Dealers Association (NADA), National Independent Automobile Dealers Association (NIADA), NAAA, CARS and American Salvage Pool Association (ASPA) conventions.

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Our own publications such as Global Vehicle Remarketing (GVR) and Pulse®, as well as the electronic ADESA Market Guide available on our website.

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Membership in automotive related associations including NAAA, NVLA, NIADA, American Automotive Leasing Association (AALA), Automotive and Fleet Leasing Association (AFLA), ASPA and various state dealer associations and automotive recyclers associations.

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Direct customer visits.

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Company and/or industry sponsored seminars and training.

Marketing aimed specifically at dealers includes the following in addition to the above methods in order to ensure the largest possible number of buyers for our services, ensuring that the market for our services is well represented:

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Telemarketing whereby we attempt to market specific vehicles to be offered for sale to dealers based upon their past buying habits and profiles.

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Facsimile and e-mail advertising to alert dealers with whom we have existing relationships of special events and consigned inventory available for sale at auction.

INFORMATION TECHNOLOGY

Operating and financial systems

We utilize internally developed, proprietary software to manage our auction processes and our floorplan receivables. Integrated with this software is the centralized financial software of the wholesale auctions, PeopleSoft®, as well as the centralized financial software of AFC, Oracle®. We are also in the process of developing a wireless workflow system that will allow us to better track the movement of vehicles among the various service locations at our used vehicle and salvage auction facilities, in order to reduce timing inefficiencies and lag-time on our vehicle lots between services and actual auction sales.

Sales and marketing

In addition to our operating systems and financial systems, we have developed on-line tools to assist customers in redistributing their vehicles and to compete with emerging on-line vehicle auctions. For instance, we have developed websites for various aspects of our businesses, including:

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www.adesa.com (contains information regarding our United States used vehicle auctions)

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www.adesa.ca (contains information regarding our Canadian used vehicle auctions)

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www.adesaimpact.com (contains information regarding our United States salvage auctions)

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www.impactauto.ca (contains information regarding our Canadian salvage auctions)

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www.afcdealer.com (contains information regarding our dealer financing services)

Our current on-line offerings include De@lerblock, which provides for either real-time or "bulletin-board" type on-line auctions to customers; Liveblock, which allows on-line bidders to compete in real time with bidders present at physical auctions; and consigned inventory information, including our auction run lists through ADESA Run Lists, condition reports, market data and sales results through our ADESA Market Guide. De@lerblock also provides the platform for our upstream selling services, whereby our on-line vehicle redistribution system can be tailored and branded for a vehicle manufacturer or other institutional customer to offer off-lease or other vehicles for sale to franchised or independent dealers earlier in the redistribution process. We will continue to tailor on-line services to each of our customers to include an appropriate mix of physical auctions and on-line services.

We plan to continue to expand our existing on-line service offerings in addition to introducing new on-line services to our customers. We are committed to investing additional capital and resources for emerging technologies and service offerings in the vehicle redistribution industry. The continued integration and upgrading of our various systems as well as the development of additional modules to more efficiently service the customers will focus on decreasing the number of days to sale for each vehicle as well as automating the majority of the auction services via a paperless process.

EMPLOYEES

At March 31, 2004, we had a total of 10,952 employees, with 8,725 located in the United States and Mexico and 2,227 located in Canada. Approximately 64 percent of our work force consists of full-time employees. Currently, none of our employees participate in collective bargaining agreements.

In addition to our work force of employees, we also utilize temporary labor services to assist us in handling the vehicles consigned to us during periods of peak volume and staff shortages. Nearly all of our auctioneers are contract laborers providing their services for a daily or weekly rate.

Many of the services we provide are outsourced to third party providers that perform the services either on-site or off-site. The use of third party providers depends upon the resources available at each auction facility as well as peaks in the volume of vehicles offered at auction.

DESCRIPTION OF PROPERTY

Our corporate headquarters are located in Carmel, Indiana, with a satellite office in Toronto, Canada. Both our corporate headquarters and Canadian satellite office are leased properties. We operate 53 used vehicle auction facilities in North America, which we either own or lease. Each auction is a multi-lane, drive-through facility, and may have additional buildings for reconditioning, registration, maintenance, bodywork, and other ancillary and administrative services. Each auction also has secure parking areas to store vehicles for auction.

We operate 27 salvage vehicle auction facilities in the United States and Canada. Salvage auctions are generally smaller than used vehicle auctions in terms of acreage and building size and some locations share facilities with our used vehicle auctions. Most salvage vehicles cannot be driven through lanes, and salvage auction facilities are therefore less complex than used vehicle auction facilities, consisting primarily of large lots for depositing salvage vehicles. Salvage facilities typically have a small office building and a garage for truck and loader repairs.

The following tables list the used and salvage vehicle auctions owned or leased by us:

Used Vehicle Auctions	Location	Number of Auction Lanes
United States
ADESA Golden Gate	Tracy, California	12
ADESA Phoenix	Chandler, Arizona	12
ADESA Boston	Framingham, Massachusetts	11
ADESA Buffalo(a)	Akron, New York	10
ADESA Birmingham	Moody, Alabama	10
ADESA Indianapolis	Plainfield, Indiana	10
ADESA Little Rock(b)	North Little Rock, Arkansas	10
ADESA Charlotte	Charlotte, North Carolina	10
ADESA Atlanta(b)	Fairburn, Georgia	8
ADESA New Jersey	Manville, New Jersey	8
ADESA Cincinnati/Dayton	Franklin, Ohio	8
ADESA Cleveland	Northfield, Ohio	8
ADESA Pittsburgh	Mercer, Pennsylvania	8
ADESA Dallas	Mesquite, Texas	8
ADESA San Antonio	San Antonio, Texas	8
ADESA Orlando-Sanford	Sanford, Florida	8
ADESA Tampa	Tampa, Florida	8

ADESA Houston	Houston, Texas	8
ADESA Kansas City	Lee's Summit, Missouri	7
ADESA Memphis	Memphis, Tennessee	6
ADESA Knoxville	Lenoir City, Tennessee	6
ADESA Jacksonville(a)	Jacksonville, Florida	6
ADESA Austin(b)	Austin, Texas	6
ADESA Tulsa	Tulsa, Oklahoma	6
ADESA San Diego(b)	San Diego, California	6
ADESA Long Island	Yaphank, New York	6
ADESA Lexington	Lexington, Kentucky	6
ADESA Los Angeles(c)	Mira Loma, California	6
ADESA Concord(a)	Acton, Massachusetts	5
ADESA Shreveport	Shreveport, Louisiana	5
ADESA Sacramento	Sacramento, California	5
ADESA Des Moines	Grimes, Iowa	5
ADESA Colorado Springs	Colorado Springs, Colorado	5
ADESA Ocala	Ocala, Florida	5
ADESA Wisconsin	Portage, Wisconsin	5
ADESA Lansing	Dimondale, Michigan	5
ADESA Seattle	Auburn, Washington	4
ADESA St. Louis	Barnhart, Missouri	3
ADESA Southern Indiana	Edinburgh, Indiana	3
Canada
ADESA Montreal	St. Eustache, Quebec	12
ADESA Toronto	Brampton, Ontario	8
ADESA Vancouver(a, b)	Richmond, British Columbia	7
ADESA Edmonton(a)	Nisku, Alberta	5
ADESA Ottawa(a)	Vars, Ontario	5
ADESA Halifax(a)	Enfield, Nova Scotia	5
ADESA Calgary	Airdrie, Alberta	4
ADESA Winnipeg	Winnipeg, Manitoba	4
ADESA Kitchener	Ayr, Ontario	4
ADESA Saskatoon(b)	Saskatoon, Saskatchewan	2
CAG Vancouver(b)	Surrey, British Columbia	2
ADESA Moncton	Moncton, New Brunswick	2
ADESA St. John's(b)	St. John's, Newfoundland	1
Mexico
ADESA Mexico(d)	Mexico City, Mexico

(a)
Shares facilities with salvage auction at the same location.

(b)
Leased auction facilities.

(c)
We currently lease part of the property on which this auction is located.

(d)
We hold auctions at the facility of one of our customers in Mexico City.

Salvage Auctions	Location	Total Acreage
United States
ADESA Impact—Montgomery(a)	Rock Tavern, New York	64
ADESA Impact—Fremont	Fremont, California	63
ADESA Impact—Miami(b)	Opa-Locka, Florida	29
ADESA Impact—Taunton	East Taunton, Massachusetts	29
ADESA Impact—Vermont	Essex, Vermont	28
ADESA Impact—Albany	Colonie, New York	25
ADESA Impact—Clayton	Clayton, North Carolina	21
ADESA Impact—Buffalo(c)	Akron, New York	15
ADESA Impact—Rhode Island	East Providence, Rhode Island	15
ADESA Impact—Salem(a)	Salem, New Hampshire	13
ADESA Impact—Concord(c)	Acton, Massachusetts	10
ADESA Impact—Saco	Saco, Maine	9
ADESA Impact—Orlando(b)	Orlando, Florida	8
ADESA Impact—Clinton	Clinton, Maine	7
ADESA Impact—Jacksonville(c)	Jacksonville, Florida	6
ADESA Impact—Long Island(b)	Medford, New York	4
Canada
Impact Montreal(b)	Les Cedres, Quebec	50
Impact Toronto(b)	Stouffville, Ontario	28
Impact London(b)	London, Ontario	17
Impact Hamilton(b)	Hamilton, Ontario	12
Impact Calgary(b)	Calgary, Alberta	10
Impact Edmonton(b, c)	Nisku, Alberta	10
Impact Sudbury(d)	Sudbury, Ontario	10
Impact Ottawa(b, c)	Vars, Ontario	9
Impact Moncton(b)	Moncton, New Brunswick	8
Impact Halifax(b, c)	Enfield, Nova Scotia	6
Impact Vancouver(b, c)	Richmond, British Columbia	3

(a)
We currently lease part of the property on which this auction is located.

(b)
Leased auction facilities.

(c)
Shares facilities with used vehicle auction at the same location.

(d)
We own a 50% interest in this facility.

COMPETITION

We offer both used vehicle and salvage auctions, floorplan financing for used vehicle dealers and a wide array of related vehicle redistribution services.

In the used vehicle auction industry, we compete with Manheim, a subsidiary of Cox Enterprises, Inc., as well as several smaller chains of auctions, and independent auctions, some of which are affiliated through their membership in an industry organization named ServNet®. Due to our national presence, competition is strongest with Manheim for the supply of used vehicles from national level accounts of institutional customers. Although the supply of these vehicles is dispersed among all of the auctions in the used vehicle market, we compete most heavily with the independent auctions (as well as Manheim and all others in the market) for the supply of vehicles from dealers.

Due to the increased visibility of the Internet as a marketing and distribution channel, new competition has arisen recently from Internet-based companies and our own customers who have historically redistributed vehicles through various channels, including auctions. Direct sales of vehicles by institutional customers and large dealer groups through internally developed or third party on-line auctions have largely replaced telephonic and other non-auction methods, becoming an increasing portion of overall used vehicle redistribution. The extent of use of direct, on-line systems varies by customer and, based upon our estimates, currently comprises approximately 3% to 5% of overall used vehicle auction sales. Typically, these on-line auctions serve to redistribute vehicles that have come off lease. In addition, some of our competitors have begun to offer on-line auctions as all or part of their auction business and other on-line auction companies now include used vehicles among the products offered at their auctions. On-line auctions or other methods of redistribution may diminish both the quality and quantity and reduce the value of vehicles sold through traditional auction facilities.

In the salvage sector, we compete with Copart, Inc., Insurance Auto Auctions, Inc., independent auctions, some of which are affiliated through their membership in an industry organization named Sadisco®, and a limited number of used vehicle auctions that regularly redistribute salvage vehicles. Additionally, some dismantlers of salvage vehicles and Internet-based companies have entered the market, thus providing alternate avenues for sellers to redistribute salvage vehicles. We believe further consolidation of the salvage auction services industry will occur and are evaluating various means by which we can continue our growth plan. Through strategic acquisitions, shared facilities with our used vehicle auctions and greenfield expansion, we believe our salvage auction services business can become a prominent salvage services auction provider to the insurance industry in the United States.

In Canada, we are the largest provider of used and salvage vehicle auction services. Our competitors include vehicle recyclers and dismantlers, independent vehicle auctions, brokers, Manheim and on-line auction companies. We believe we are strategically positioned in this market by providing a full array of value-added services to our customers including auctions and related services, on-line programs, data analyses and consultation.

The used vehicle inventory floorplan financing sector is characterized by diverse and fragmented competition. AFC primarily provides short-term dealer floorplan financing of wholesale vehicles to independent vehicle dealers in North America. AFC's competition includes Manheim Automotive Financial Services, other specialty lenders, banks and other financial institutions. AFC competes primarily on the basis of quality of service, convenience of payment, scope of services offered and historical and consistent commitment to the sector.

VEHICLE REGULATION

Our operations are subject to regulation, supervision and licensing under various United States or Canadian federal, state, provincial and local statutes, ordinances and regulations. Each auction is subject to laws in the state or province in which it operates which regulate auctioneers and/or vehicle dealers. Some of the transport vehicles used at our auctions are regulated by the United States Department of Transportation or the Canadian Transportation Agency. The acquisition and sale of salvage and theft recovered vehicles is regulated by governmental agencies in each of the locations in which we operate. In many states and provinces, regulations require that a salvage vehicle be forever "branded" with a salvage notice in order to notify prospective purchasers of the vehicle's previous salvage status. Some state, provincial and local regulations also limit who can purchase salvage vehicles, as well as determine whether a salvage vehicle can be sold as rebuildable or must be sold for parts only. Such regulations can reduce the number of potential buyers of vehicles at salvage auctions. In addition to the regulation of the sales and acquisition of vehicles, we are also subject to various local zoning requirements with regard to the location and operation of our auction and storage facilities.

ENVIRONMENTAL REGULATION

Our businesses are subject to regulation by various United States or Canadian federal, state, provincial and local authorities concerning air quality, water quality, solid wastes and other environmental matters. In the vehicle redistribution industry, large numbers of vehicles, including damaged vehicles at salvage auctions, are stored at auction facilities and, during that time, releases of fuel, motor oil and other fluids may occur, resulting in soil, air, surface water or groundwater contamination. In addition, our facilities generate and/or store petroleum products and other hazardous materials, including wastewater waste solvents and used oil, and body shops at our facilities may release harmful air emissions associated with painting. We could incur substantial expenditures for preventative, investigative or remedial action and could be exposed to liability arising from our operations, contamination by previous users of our acquired facilities, or the disposal of our waste at off-site locations. We consider these businesses to be in substantial compliance with those environmental regulations currently applicable to their operations and believe all necessary permits to conduct such operations have been obtained. We review environmental matters on a quarterly basis. Accruals for environmental matters are recorded when it is probable that a liability can be reasonably estimated, based on current law and existing technologies. These accruals are adjusted periodically as assessment and remediation efforts progress, or as additional technical or legal information becomes available. As of March 31, 2004, we had accrued approximately $3.2 million for environmental clean-up costs anticipated to be incurred at certain of our auction facilities. Accruals for environmental liabilities are included in our balance sheet at undiscounted amounts and exclude claims for recoveries from insurance or other third parties. Costs related to environmental contamination treatment and cleanup are charged to expense.

ADESA Impact Taunton facility

In December 2003, the Massachusetts Department of Environmental Protection (MDEP) identified us as a potentially responsible party regarding contamination of several private drinking water wells in a residential development that abuts the Taunton, Massachusetts salvage auction facility. The wells had elevated levels of methyl tertiary butyl ether (MTBE). MTBE is an oxygenating additive in gasoline to reduce harmful emissions. The EPA has identified MTBE as a possible carcinogen. We have engaged GeoInsight, Inc. an environmental services firm, to conduct tests of the soil and groundwater at the salvage auction site.

GeoInsight, Inc. prepared an immediate response action (IRA) plan, which is required by the MDEP, to determine the extent of the environmental impact and define activities to prevent further environmental contamination. The IRA Plan, which we filed on January 24, 2004, describes the initial activities we performed, and proposes additional measures that we will use, to further assess the existence of any imminent hazard to human health. In addition, as required by the MDEP, we are conducting an analysis to identify sensitive receptors that may have been affected, including area schools and municipal wells. GeoInsight, Inc. does not believe that an imminent hazard condition exists at the Taunton site; however, the investigation and assessment of site conditions are ongoing.

In December 2003, GeoInsight, Inc. collected soil samples, conducted groundwater tests and provided oversight for the installation of monitoring wells in various locations on and adjacent to the property adjoining the residential community. The results of the soil and water tests indicated levels of MTBE exceeding MDEP standards. In January 2004, GeoInsight, Inc. collected air samples from two residences that we identified as having elevated drinking water concentrations of MTBE. We have determined that inhalation of, or contact exposure to, this air poses minimal risk to human health. In response to our empirical findings, we have proposed to MDEP that we install granular activated carbon filtration systems in the approximately 30 affected residences. We have installed additional filtration units.

We submitted an IRA status report to MDEP on March 30, 2004. Additionally, we are submitting bi-weekly status updates to MDEP. At the instruction of MDEP, the Company has lowered the MTBE detection threshold, and as a result, another three homes have been identified as having detectable levels of MTBE in drinking water.

A comprehensive ground water sampling event and residential sampling event were conducted during the week of April 26. Our representatives met with Taunton City Council April 20, 2004, to propose that we extend municipal water services to the Matthews Landing community at an approximate cost of $1 million. As of March 31, 2004, we have accrued $1 million to cover the estimated costs associated with the solution proposed to the Taunton City Council.

By late June 2004, we expect to provide the Taunton City Council with a detailed proposal to provide water service including: engineering work, flow modeling, surveys, site work, road-opening detail and a safety plan.

We have filed a claim with our insurance carrier, AEGIS, with respect to this matter. On March 30, 2004, AEGIS responded with a request for additional information regarding the claims.

LEGAL AND OTHER MATTERS

The staff of the Securities and Exchange Commission is conducting an informal inquiry relating to our internal audit function, internal financial reporting and the loan loss methodology at AFC. We are fully and voluntarily cooperating with the informal inquiry, and the SEC staff has not asserted that we have acted improperly or illegally. Although we cannot predict the length, scope or results of the informal inquiry, based upon extensive review by ALLETE's Audit Committee with the assistance of independent counsel and our independent auditors, we believe that we have acted appropriately and that this inquiry will not result in action that has a material adverse impact on us or our reported results of operations.

We are also involved in routine litigation incidental to our business. Such litigation is not, in the opinion of management, likely to have a material adverse effect on our financial condition or results of operations.

Management

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers and those individuals we expect to become our directors immediately prior to the effectiveness of the registration statement of which this prospectus forms a part:

Name	Age	Position	Term expires

David G. Gartzke	60	Chairman of the board of directors, president and chief executive officer	2007
Cameron C. Hitchcock	42	Vice president and chief financial officer	N/A
James P. Hallett	51	Vice president, ADESA, Inc., president and chief operating officer, ADESA Corporation, LLC	N/A
Cheryl A. Munce	46	Vice president, ADESA, Inc., president, Automotive Recovery Services, Inc. (d/b/a ADESA Impact) and Impact Auto Auctions Ltd.	N/A
Bradley A. Todd	36	Vice president, ADESA, Inc., president, AFC	N/A
Wynn V. Bussmann(a,b,c)	62	Director	2005
Thomas L. Cunningham(a,b,c)	58	Director	2005
Dennis O. Green(a,b,d)	63	Director	2006
Angel Rodolfo Sales(a,b)	55	Director	2007
Nick Smith(a,c,d)	67	Director	2006
Donald C. Wegmiller(a,c)	65	Director	2005
Deborah L. Weinstein(c,d)	44	Lead director	2006

(a)
Expected to become directors immediately prior to the effectiveness of the registration statement of which this prospectus forms a part.

(b)
Member of audit committee.

(c)
Member of executive compensation committee.

(d)
Member of corporate governance and nominating committee.

All of our directors serve terms of three years. There are no family relationships among any of our directors and executive officers.

David G. Gartzke has been our chairman, president and chief executive officer since January 2004. Since July 2003, Mr. Gartzke has served as chairman and chief executive officer of ADESA Corporation. Mr. Gartzke is also chairman, president and chief executive officer of ALLETE Automotive Services, Inc., our direct parent. He has served as chairman of ALLETE since 2002 and has been a member of its board of directors since 2001. Mr. Gartzke served as president and chief executive officer of ALLETE from 2002 until January 2004. From 1994 to 2001 he was senior vice president and chief financial officer of ALLETE. Mr. Gartzke is a member of the board of the Edison Electric Institute and the Minnesota Business Partnership.

Cameron C. Hitchcock has served as our vice president and chief financial officer since January 2004. During 2003, Mr. Hitchcock served as a consultant for potential private equity opportunities. From 1999 to 2002, Mr. Hitchcock served as vice president and treasurer of Lear Corporation. Mr. Hitchcock also served as the corporate treasurer of Dean Foods from 1997 to 1999.

James P. Hallett has served as our vice president since March 2004. Mr. Hallett has also served as president and chief operating officer of ADESA Corporation, LLC, our wholly-owned subsidiary, since March 2004. Mr. Hallett served as chief operating officer of ADESA Corporation between February and March 2004 and as president of ADESA Corporation between August 1996 and October 2001 and between January 2003 and March 2004. Mr. Hallett previously served as chief executive officer of ADESA Corporation from August 1996 until July 2003. From October 2001 to July 2003, Mr. Hallett served as our chairman and served as chairman, chief executive officer and president of ALLETE Automotive Services, Inc. from January 2001 to January 2003. Mr. Hallett has also been an executive vice president of ALLETE since August 1996.

Cheryl A. Munce has served as our vice president since March 2004. Ms. Munce has served as president of Impact Auto Auctions Ltd., our wholly owned subsidiary, since May 2000 and as president of Automotive Recovery Services, Inc. (d/b/a ADESA Impact) and ComSearch, Inc., also wholly owned subsidiaries, since September 2003. Ms. Munce previously served as director of business development at Impact Auto Auctions, Ltd. from 1996 to 2000.

Bradley A. Todd has served as our vice president since March 2004. Mr. Todd has served as president of AFC since December 2001. From October 1996 to December 2001, Mr. Todd served as AFC's chief operations officer. Mr. Todd joined ADESA as corporate controller in June 1994 and AFC as chief financial officer in June 1995.

Deborah L. Weinstein has been our lead director since January 2004 and is expected to serve on the executive compensation committee and as the chairperson of the corporate governance and nominating committee of our board of directors. Ms. Weinstein has also been a member of ALLETE's board of directors since 2003 and serves on its compensation committee. Ms. Weinstein is a partner in LaBarge Weinstein, LLP, a business law firm, and serves as a director for Mosaid Technologies Inc. and Dynex Semiconductor Inc.

Wynn V. Bussmann is expected to become a member of our board of directors and serve on its audit committee and executive compensation committee. Mr. Bussmann has also been a member of ALLETE's board of directors since 2002 and serves on its audit committee. Until March 2004, Mr. Bussmann was Senior Vice President—Global Forecasting of J.D. Power and Associates, an international marketing information firm. From 1994 to 2001 he was a corporate economist for Daimler Chrysler Corporation, where he provided forecasts and analysis of vehicle sales and other trends in the vehicle industry for product strategy and planning. Mr. Bussmann is also chair of Society of Automotive Analysts and past chair of the Conference of Business Analysts.

Thomas L. Cunningham is expected to become a member of our board of directors and serve on its audit committee and executive compensation committee. Mr. Cunningham has also been a member of ALLETE's board of directors since 2003. Mr. Cunningham retired in 2002 from his position of Director, Remarketing Strategy for Ford Motor Company, where he was responsible for the total design and implementation of Ford's wholesale used vehicle sales strategy in the United States for all the Ford and Ford-affiliate brands. From 1989 to 2001 he was Manager, Vehicle Remarketing for Ford, where he developed industry-leading vehicle remarketing processes.

Dennis O. Green is expected to become a member of our board of directors and serve on its corporate governance and nominating committee and chairperson of the audit committee. Mr. Green has also been a member of ALLETE's board of directors since 2003 and is a member of its audit committee. He is the managing partner of Celadon, LLC, a real estate development firm, vice chairman of the board and chairman of the audit committee of Coastal Banking Company and its subsidiary, Lowcountry National Bank. Mr. Green retired in July 1997 from his position as chief auditor of Citicorp and of its principal subsidiary, Citibank, NA, where he had been responsible for worldwide audit functions since 1990. From 1984 to 1990, he was the general auditor of Ford Motor Company.

Angel Rodolfo Sales is expected to become a member of our board of directors and serve on its audit committee. Mr. Sales is the managing director of Odyssey Corporate Finance, LLC, a corporate finance and strategy consulting firm. He retired in November 2001 from his position as senior vice president at ArvinMeritor, Inc., a global parts supplier to the automotive industry, where he held senior operating and financial positions since 1990. From 1987 to 1990, he was vice president and treasurer of the Upjohn Company.

Nick Smith is expected to become a member of our board of directors and serve on its corporate governance and nominating committee and executive compensation committee. Mr. Smith has also been a member of ALLETE's board of directors since 1995 and currently serves as chair of its corporate governance and nominating committee, and member of the executive compensation committee. Mr. Smith is also chairman and chief executive officer of Northeast Ventures Corporation, a venture firm investing in northeastern Minnesota, chairman of Community Development Venture Capital Alliance, a national association, and director of North Shore Bank of Commerce.

Donald C. Wegmiller is expected to become a member of our board of directors and serve as the chair of its executive compensation committee. Mr. Wegmiller has also been a member of ALLETE's board of directors since 1992 and is currently chairman of the executive compensation committee. Mr. Wegmiller is chairman of Clark Consulting—Healthcare Group, a national executive and physician compensation and benefits consulting firm, and a director of Possis Medical, Inc., JLJ Medical Devices International, LLC, Vivius, Inc., Third Millenium Healthcare Systems, Inc. and ProVation Medical, Inc.

COMMITTEES OF THE BOARD OF DIRECTORS

Corporate Governance and Nominating Committee

Our board of directors is expected to establish a corporate governance and nominating committee comprised of three or more directors that are independent of management. The corporate governance and nominating committee will provide recommendations to the board with respect to board organization, membership, function, committee structure and membership, succession planning for the executive management, and the application of corporate governance principles. This committee will also perform the functions of a director nominating committee, oversee the annual evaluation of the board and management and be authorized to exercise the authority of the board in the intervals between meetings.

Audit Committee

Our board of directors is expected to establish an audit committee comprised of three or more directors that are independent of management. The audit committee will recommend the selection of independent auditors, review and evaluate our accounting practices, review periodic financial reports to be provided to the public, and review and recommend approval of the annual audit report. Mr. Green is a "financial expert" within the meaning of that term under the regulations adopted by the Securities and Exchange Commission.

Executive Compensation Committee

Our board of directors is expected to establish an executive compensation committee comprised of three or more directors that are independent of management. The executive compensation committee will discharge the Board's responsibilities relating to compensation of our executives, establish the committee's philosophy and policies regarding executive and director compensation, oversee the administration of our director and executive compensation programs, review the compensation of directors, executive officers and senior management, and prepare any report on executive compensation required by the rules and regulations of the Securities and Exchange Commission.

DIRECTOR COMPENSATION

Employee directors receive no additional compensation for their services as directors. Each non-employee director will receive an annual retainer fee of $20,000, and our lead director will receive an annual retainer fee of $73,000. In addition, each of our directors, including our lead director, will receive shares of our common stock equal in value to $47,500 under the terms of the ADESA Director Compensation Plan. In addition, each non-employee director (except the lead director) is paid cash retainer fees for each committee on which the director serves, as well as additional payments to those committee members who also serve as chairpersons, in each case, as set forth below.

	Committee Retainer Fees
	Members	Chair

Audit committee	$9,000	$6,000
Executive compensation committee	$7,500	$4,500
Corporate governance and nominating committee	$7,500	$4,500

Directors may elect to defer all or a part of the cash portion of their retainer pursuant to the terms of the ADESA Director Compensation Deferral Plan.

STOCK OWNERSHIP OF MANAGEMENT

All of our common stock is currently owned by ALLETE, and thus none of our officers or directors owns any of our common stock. To the extent our current or expected directors and officers own shares of ALLETE common stock at the time ALLETE completes the spin-off, those directors and officers will receive shares of our common stock in the spin-off on the same terms as other holders of ALLETE common stock. The following table sets forth the number of shares of ALLETE common stock beneficially owned on March 1, 2004 by each current or expected director, each of the executive officers named in the summary compensation table below, and all of our current or expected directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options held by that person that are exercisable within 60 days of March 1, 2004 but excludes shares of common stock underlying options held by any other person. The total number of shares of ALLETE common stock outstanding as of March 31, 2004 was 88,235,517 shares.

Name of Beneficial Owner	Shares of ALLETE Beneficially Owned(a)	Percentage Ownership of ALLETE

Wynn V. Bussmann	7,157	0.008
Thomas L. Cunningham	2,652	0.003
David G. Gartzke	248,333	0.281
Dennis O. Green	1,898	0.002
James P. Hallett	172,377	0.196
Cameron C. Hitchcock	0	0
Cheryl A. Munce	5,756	0.007
Angel Rodolfo Sales	0	0
Nick Smith	29,365	0.033
Bradley A. Todd	25,933	0.029
Donald C. Wegmiller	36,690	0.042
Deborah L. Weinstein	1,860	0.002
All directors and executive officers as a group (12 persons)	532,021	0.603

(a)
Includes: (i) ALLETE stock options exercisable within 60 days of March 1, 2004: Mr. Bussmann—2,250, Mr. Cunningham—750, Mr. Gartzke—189,580, Mr. Hallett—131,344, Ms. Munce—4,370, Mr. Smith—13,725, Mr. Todd—18,680, and Mr. Wegmiller—11,100; and (ii) shares owned by the person's spouse: Mr. Gartzke—21,107 and Mr. Smith—50.

EXECUTIVE COMPENSATION

The following sets forth compensation information for our chief executive officer and three additional executive officers who, based on salary and bonus compensation from ALLETE and its subsidiaries, would have been our most highly compensated individuals for the fiscal year ended December 31, 2003. All information set forth in this table reflects compensation earned by these individuals for services with ALLETE and its subsidiaries for the fiscal year ended December 31, 2003. These individuals are referred to as the "named executive officers."

SUMMARY COMPENSATION TABLE

		Annual Compensation(f)			Long-Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation	Restricted Stock Award(s)	Securities Underlying Options/ SARs (i)	LTIP Payouts (j)	All Other Compensation

		($)	($)	($)	($)	(#)	($)	($)
David G. Gartzke(a) Chairman, president and chief executive officer	2003	561,846	544,002	6,947(h)	0	74,219	302,962	54,353(k)
James P. Hallett(b) Vice president, ADESA, Inc., president and chief operating officer, ADESA Corporation, LLC	2003	439,808	328,532(g)	0	0	42,500	169,203	47,104(l)
Bradley A. Todd(c) Vice president, ADESA, Inc., president, AFC	2003	259,212	17,438	0	0	8,743	81,220	20,500(m)
Cheryl A. Munce(d,e) Vice president, ADESA, Inc., president, Automotive Recovery Services, Inc. and Impact Auto Auctions Ltd.	2003	170,152	83,250	0	0	1,630	15,140	13,626(n)

(a)
In the year ended December 31, 2003, Mr. Gartzke received compensation in his capacities as chairman, chief executive officer and president of ALLETE.

(b)
In the year ended December 31, 2003, Mr. Hallett received compensation in his capacities as president and chief executive officer of ADESA Corporation and chairman, chief executive officer and president of ALLETE Automotive Services, Inc.

(c)
In the year ended December 31, 2003, Mr. Todd received compensation in his capacity as president of AFC.

(d)
In the year ended December 31, 2003, Ms. Munce received compensation in her capacities as president of Impact Auto Auctions Ltd., Automotive Recovery Services, Inc. and ComSearch, Inc.

(e)
Amounts which were paid in Canadian dollars were converted to United States dollars using the December 31, 2003 exchange rate of 0.7714 United States dollar per Canadian dollar.

(f)
Amounts shown include compensation earned by the named executive officers, as well as amounts earned but deferred at the election of those officers. The "Bonus" column is comprised of amounts earned pursuant to the ALLETE Executive Annual Incentive Plan and, for David Gartzke additional amounts attributable to ALLETE's Results Sharing Program. For bonuses paid in ALLETE common stock, the market value of the stock at the time of payment is included.

(g)
Included in the amount shown for Mr. Hallett is an annual retention bonus of $162,750 paid in a combination of ALLETE common stock and cash.

(h)
Reflects above-market interest on compensation deferred under the Minnesota Power and Affiliated Companies Executive Investment Plan. ALLETE made investments in corporate-owned life insurance which will recover the cost of this above-market benefit, if actuarial factors and other assumptions are realized. The policy premiums are fully paid and ALLETE has discontinued this investment program.

(i)
Represents options to purchase ALLETE common stock.

(j)
Represents the value of ALLETE stock paid under the ALLETE Executive Long-Term Incentive Compensation Plan.

(k)
Includes $33,311 for contributions to the ALLETE Supplemental Executive Retirement Plan, $8,800 for contributions to the Minnesota Power and Affiliated Companies Flexible Benefit Plan, and $12,242 for contributions to the Minnesota Power and Affiliated Companies Retirement Savings and Stock Ownership Plan.

(l)
Includes $44,004 for contributions to the ALLETE Supplemental Executive Retirement Plan and $3,100 for contributions to the Minnesota Power and Affiliated Companies Flexible Benefit Plan.

(m)
Includes $12,500 for contributions to the AFC Supplemental Executive Retirement Plan and $8,000 for contributions to the ADESA Corporation Employees 401(k) Plan.

(n)
Includes $11,417 for contributions to the Supplemental Retirement Plan for Designated Employees of ADESA Canada, Inc., $1,928 for contributions to the ADESA Canada Inc. Retirement Plan, and $281 for contributions to the ADESA Canada Medical Reimbursement Plan.

OPTION GRANTS IN LAST FISCAL YEAR

The following table presents information concerning options to acquire shares of ALLETE common stock granted to the named executive officers pursuant to the ALLETE Executive Long-Term Incentive Compensation Plan during the fiscal year ended December 31, 2003. For a discussion of the treatment of outstanding options to purchase ALLETE common stock following the spin-off, see "—Treatment of outstanding ALLETE stock options."

Name	Number of Securities Underlying Options Granted(a)	Percent of Total Options Granted to Employees in Fiscal Year(b)	Exercise or Base Price	Expiration Date	Grant Date Present Value(c)

			($/Sh)		($)
David G. Gartzke	74,219	10.8	20.51	Feb. 3, 2013	$316,626
James P. Hallett	42,500	6.2	20.51	Feb. 3, 2013	$181,309
Bradley A. Todd	8,743	1.3	20.51	Feb. 3, 2013	$37,299
Cheryl A. Munce	1,630	0.2	20.51	Feb. 3, 2013	$6,954

(a)
Options vest 50 percent on February 3, 2004 and 50 percent on February 3, 2005. Options granted to each of the executives listed in this table are subject to a change-in-control acceleration provision.

(b)
Represents the percentage of total options granted to all employees of ALLETE for the fiscal year.

(c)
The grant date dollar value of options is based on ALLETE's binomial ratio (as of February 3, 2003) of 0.208. The binomial method is a complicated mathematical formula premised on immediate exercisability and transferability of the options, which are not features of ALLETE's options granted to executive officers and other employees. The values shown are theoretical and do not necessarily reflect the actual values the recipients may eventually realize. Any actual value to the officer or other employee will depend on the extent to which the market value of ALLETE common stock at a future date exceeds the exercise price. In addition to the option exercise price, the following assumptions for modeling were used to calculate the values shown for the options granted in 2003: (a) each option remains outstanding for a period of seven years; (b) expected dividend yield is 5.51% (based on the most recent quarterly dividend); (c) expected stock price volatility is 0.297 (based on 504 trading days previous to February 3, 2003); (d) the risk-free rate of return is 3.81% (based on Treasury yields); and (e) expected dividend increase is 2%.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

The following table sets forth aggregate exercises of options to purchase ALLETE common stock in the fiscal year ended December 31, 2003 by the named executive officers. As no options to purchase ADESA common stock had been granted as of December 31, 2003, no options had been exercised by any of our named executive officers.

			Number of Securities Underlying Unexercised- Options at FY-End (#)		Value of Unexercised In-the-Money Options at FY-End ($)
	Shares Acquired On Exercise (#)	Value Realized ($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable

David G. Gartzke	0	0	113,673	113,017	840,029	939,756
James P. Hallett	0	0	88,844	63,750	743,715	533,375
Bradley A. Todd	19,928	161,323	9,937	13,115	60,328	109,727
Cheryl A. Munce	0	0	2,740	2,445	17,437	20,457

RETIREMENT PLANS

Although we do not maintain any pension plans, ALLETE maintains pension plans for certain of its employees. With the exception of Messrs. Gartzke and Hallett, none of our named executive officers participate in any of the ALLETE pension plans. The following table sets forth examples of the estimated annual retirement benefits that would be payable to participants in the Minnesota Power and Affiliated Companies Retirement Plan A and the ALLETE Supplemental Executive Retirement Plan after various periods of service, assuming no changes to the plans and retirement at the normal retirement age of 65.

PENSION PLAN
Years of Service

Remuneration(a)	15	20	25	30	35

$ 100,000	$12,000	$16,000	$30,400	$35,400	$40,400
125,000	15,000	20,000	38,000	44,250	50,500
150,000	18,000	24,000	45,600	53,100	60,600
175,000	21,000	28,000	53,200	61,950	70,700
200,000	24,000	32,000	60,800	70,800	80,800
225,000	27,000	36,000	68,400	79,650	90.900
250,000	30,000	40,000	76,000	88,500	101,000
300,000	36,000	48,000	91,200	106,200	121,200
400,000	48,000	64,000	121,600	141,600	161,600
450,000	54,000	72,000	136,800	159,300	181,800
500,000	60,000	80,000	152,000	177,000	202,000
600,000	72,000	96,000	182,400	212,400	242,400
700,000	84,000	112,000	212,800	247,800	282,800
800,000	96,000	128,000	243,200	283,200	323,200
900,000	108,000	144,000	273,600	318,600	363,600
1,000,000	120,000	160,000	304,000	354,000	404,000

(a)
Represents the highest annualized average compensation (salary and bonus) received for 48 consecutive months during the employee's last 15 years of service with ALLETE. For determination of the pension benefit, the 48-month period for highest average salary may be different from the 48-month period of highest aggregate bonus compensation.

Retirement benefit amounts shown are in the form of a straight-life annuity to the employee and are based on amounts listed in the Summary Compensation Table under the headings "Salary" and "Bonus." Retirement benefit amounts shown are not subject to any deduction for Social Security or other offset amounts. The Retirement Plan provides that the benefit amount at retirement is subject to adjustment in future years to reflect changes in cost of living to a maximum adjustment of 3% per year. As of December 31, 2003 David G. Gartzke had 29 years of credited service under the plans and James P. Hallett had nine years of credited service under the plans.

If either Mr. Gartzke or Mr. Hallett would have remained employed as a senior executive with ALLETE until age 62, a defined benefit retirement plan would have supplemented amounts paid under other ALLETE retirement plans, so that the executive's total retirement pay would have been no less than 51% of the executive's final pay if retirement had been at age 62 and no less than 60 percent of the executive's final pay if retirement had been at age 65. This benefit would have been reduced by 2.3% of pay for each year under 22 years of service with ALLETE if the executive had retired at age 62 and by 3% of pay for each of the three years between ages 62 and 65.

With certain exceptions, the Internal Revenue Code restricts the aggregate amount of annual pension which may be paid to an employee under Minnesota Power and Affiliated Companies Retirement Plan A to $160,000 for 2003. This amount is subject to adjustment in future years to reflect changes in the cost of living. ALLETE's Supplemental Executive Retirement Plan provides for supplemental payments by ALLETE to eligible executives (including the executive officers named in the Summary Compensation Table) in amounts sufficient to maintain total retirement benefits upon retirement at a level which would have been provided by the Retirement Plan if benefits were not restricted by the Code.

ADESA, INC. 2004 EQUITY AND INCENTIVE PLAN

Our board of directors has adopted, and our sole stockholder has approved, the ADESA, Inc. 2004 Equity and Incentive Plan, which we refer to as the "plan." The purpose of the plan is to afford an incentive to our employees, consultants and independent contractors (including non-employee directors) to increase their efforts and to promote our business.

The plan authorizes our executive compensation committee, which administers the plan, to grant the following awards:

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stock options (including options intended to be "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code);

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stock appreciation rights, which give the holder the right to receive the difference between the fair market value per share on the date of exercise over the grant price;

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performance awards, which are payable in cash or stock upon the attainment of specified performance goals over periods of at least one year;

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restricted stock, which is subject to restrictions on transferability and subject to forfeiture on terms set by executive compensation committee of our board of directors; and

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other stock-based awards in the discretion of executive compensation committee, including unrestricted stock grants.

  Share Reserve

8,500,000 shares of our common stock are reserved and available for issuance under the plan, but no more than 3,000,000 shares of our common stock are available for issuance under the plan for any awards other than stock options and stock appreciation rights. If any outstanding award expires for any reason or is settled in cash, any unissued shares subject to the award will again be available for issuance under the plan. If a participant pays the exercise price of an option by delivering to us previously owned shares, only the number of shares we issue in excess of the surrendered shares will count against the plan's share limit. Also, if the full number of shares subject to an option is not issued upon exercise for any reason (other than to satisfy a tax withholding obligation), only the net number of shares actually issued upon exercise will count against the plan's share limit.

  Individual award limits

The plan provides that no more than 800,000 shares underlying stock options may be granted to a participant in any one calendar year and that no more than 400,000 shares underlying any other award may be granted to a participant in any one calendar year. The maximum value of the aggregate payment that any grantee may receive with respect to any cash-based awards for any performance period under the plan is $2,500,000.

  162(m)

Under section 162(m) of the Internal Revenue Code, a public company generally may not deduct compensation in excess of $1 million paid to its chief executive officer and the four next most highly compensated executive officers. Until the annual meeting of our stockholders that occurs more than twelve months from the date of our initial public offering, or until the plan is materially amended, if earlier, awards granted under the plan will be exempt from the deduction limits of section 162(m). In order for awards granted after the expiration of this grace period to be exempt, the plan must be re-submitted for approval of our stockholders.

  Performance goals

Under the plan, our executive compensation committee may determine that vesting or payment of an award under the plan will be subject to the attainment of one or more performance goals with respect to a performance period. Performance periods are determined by our executive compensation committee but are not shorter than twelve months. The performance goals may include any or a combination of, or a specified increase in, the following:

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return on total stockholder equity;

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earnings per share;

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net income (before or after taxes);

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earnings before interest, taxes, depreciation and amortization;

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sales or revenues;

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return on assets, capital or investment;

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market share;

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cost reduction goals;

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budget comparisons;

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implementation or completion of critical projects or processes;

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the formation of joint ventures, research or development collaborations, or the completion of other corporate transactions; and

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any combination of, or a specified increase in, any of the foregoing.

  Termination of employment

Unless otherwise provided by our executive compensation committee in the award agreement, upon termination of a participant's employment or service, the participant will forfeit any outstanding awards.

  Change in control

Upon a change in control (as defined in the plan) the restrictions, limitations and conditions applicable to outstanding awards will lapse, performance goals will be deemed to be fully achieved and the awards will become fully vested (and in the case of options, exercisable).

  Transferability of awards

Unless otherwise provided by our executive compensation committee, awards granted under the plan generally may not be transferred by a grantee other than by will or the laws of descent and distribution and may be exercised during the grantee's lifetime only by the grantee or his or her guardian or legal representative.

  Term of the plan, amendment or termination of the plan

No award may be granted under the plan after the tenth anniversary of the effective date of the plan. Our board of directors may amend, alter, suspend, discontinue or terminate the plan at any time, provided that no such amendment, alteration, suspension, discontinuance or termination will be made without stockholder approval if such approval is, in the board's determination, necessary to comply with any tax or regulatory requirement. No amendment to or termination of the plan may adversely affect any awards granted under the plan without the participant's permission.

  Pending awards

The plan will become effective as of the closing of the offering contemplated by this prospectus. We estimate that, as of its effective date, approximately 410 of our employees are eligible to participate in the annual incentive component of the plan and 220 of our employees are eligible to participate in the long term incentive component of the plan. No awards will be granted under the plan prior to its effective date; however, non-qualified stock options covering a total of 2,208,000 shares and restricted stock units covering a total of 135,000 shares will be granted to some of our executive officers and key employees upon closing of the offering contemplated by this prospectus. The stock options have a six-year term, and subject to continued employment, one-third of the shares underlying the award will vest each year commencing on the first anniversary of the date of grant. The restricted stock units vest, subject to continued employment, on the third anniversary of grant. Any other awards will be made at the discretion of the executive compensation committee so it is not presently possible to determine the benefits or amounts that will be received by any individuals or groups pursuant to the plan in the future.

ADESA, INC. 2004 EMPLOYEE STOCK PURCHASE PLAN

We intend to establish an employee stock purchase plan in which employees would be entitled to commence participation at the time of the spin-off.

TREATMENT OF OUTSTANDING ALLETE STOCK OPTIONS

All options to purchase ALLETE common stock held by the employees and directors of ADESA will be adjusted as follows. Effective as of the spin-off, each option that is held by one of our employees or directors will be converted into an option to acquire shares of our stock. The number of shares of our stock subject to the converted option will be equal to the number of shares of ALLETE stock subject to the original option multiplied by an ADESA option ratio (discussed below) and the per share exercise price of the converted option will be equal to the per share exercise price of the original option divided by the ADESA option ratio. The vesting and expiration of the adjusted option will be conditioned upon continuing employment with us following the spin-off, or in the case of our directors, continued service on our board. Similarly, each option to acquire shares of ALLETE stock that is held by an employee or director who will remain with ALLETE following the spin-off will be adjusted into a new option to acquire shares of ALLETE stock. This method of adjustment is intended to preserve both the aggregate intrinsic value of each option and the ratio of the exercise price to the market price of the shares. The ADESA option ratio will be based upon the ratio of the fair market value of ALLETE stock prior to the spin-off to the fair market value of ADESA stock following the spin-off. With respect to any director who will terminate service on the ALLETE board and commence service on our board prior to the spin-off, service on our board will be treated as service on the ALLETE board for purposes of vesting and exercisability of any outstanding options.

TREATMENT OF PERFORMANCE SHARES

Some directors and employees of ALLETE currently hold performance shares that vest based upon continuing service with ALLETE. Upon vesting, each performance share entitles the holder to receive a share of ALLETE stock. At the time of the spin-off, outstanding performance shares held by individuals who will become our employees or directors will be converted into our performance shares except that vesting will be based upon continued service with us. Similarly, performance shares held by ALLETE directors and employees who will continue at ALLETE will be converted into an economically equivalent award. The aggregate value of each performance award and all other existing terms of each performance award will be preserved upon conversion.

SEVERANCE ARRANGEMENTS

We have entered into a severance agreement with our chief financial officer, Mr. Cameron C. Hitchcock, pursuant to which Mr. Hitchcock is entitled to receive, among other things, upon a termination of employment by us without cause or by him for good reason (in each case as defined in his agreement), a payment equal to two times his base salary and bonus compensation in effect at the time of termination of employment (subject to certain exceptions) and continuation of health insurance for twelve months following the termination of employment. This agreement will remain in effect through December 31, 2008.

The transactions

Prior to or concurrently with the completion of this offering, we intend to complete a series of related transactions, which include the following principal components:

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The offering of $125 million aggregate principal amount of our senior subordinated notes.

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The replacement of our existing bank credit facility and the repayment of all borrowings thereunder, if any, with a new $525 million credit facility, including one or more term loan facilities aggregating $375 million and a $150 million revolving loan facility, which will likely remain undrawn initially.

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The repayment of $200.2 million of our outstanding debt owed to unaffiliated third parties.

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The repayment of an intercompany note owed to ALLETE, representing a $100 million dividend to ALLETE, which we expect to pay prior to the completion of this offering.

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The repayment of all of our outstanding intercompany debt owed to ALLETE and its subsidiaries, which totaled $144.6 million as of March 31, 2004.

Notes offering

Concurrently with this offering, we are offering $125 million aggregate principal amount of our unsecured    % senior subordinated notes due 2012. The maturity date for the notes is                           , 2012. For a more complete description of our new senior subordinated notes, see "Description of debt—Senior subordinated notes."

New credit facility

Prior to or concurrently with the completion of this offering, we expect to enter into a $525 million senior secured credit facility with a syndicate of lenders, consisting of a $150 million revolving credit facility and one or more term loan facilities aggregating $375 million. Upon the closing of the new credit facility, we intend to repay all amounts outstanding under our existing credit facility, if any. We do not intend to initially borrow any amounts under our revolving loan facility. For a more complete description of our new credit facility, see "Description of debt—New credit facility."

Repayment of debt

Prior to or concurrently with the completion of this offering, we will repay $200.2 million of our outstanding indebtedness owed to unaffiliated third parties. Immediately following this offering, we will have $534.6 million of outstanding indebtedness.

Repayment of intercompany debt arising from dividend

Prior to the completion of this offering we expect to pay a $100 million dividend to ALLETE in the form of an intercompany note. In determining the amount of the dividend, our board of directors and ALLETE considered our ability to service the debt of our senior subordinated notes and our new credit facility following the repayment of the intercompany note and the appropriate capital structure for our company to be able to compete effectively in our industry.

Repayment of other intercompany debt

Prior to or concurrently with the completion of this offering, in addition to the repayment of the $100 million intercompany note owed to ALLETE, we will repay all of our other outstanding intercompany indebtedness owed to ALLETE and its subsidiaries, which totaled $144.6 million as of March 31, 2004. Immediately following this offering, no intercompany indebtedness will remain outstanding.

Certain relationships and related transactions

RELATIONSHIPS BETWEEN OUR COMPANY AND ALLETE

HISTORICAL RELATIONSHIP WITH ALLETE

We have been a wholly-owned subsidiary of ALLETE since 1996. As a result, in the ordinary course of our business, we have received various services provided by ALLETE, including accounting, treasury, tax, legal, public affairs, executive oversight and human resources, as well as other corporate services. ALLETE has also provided us with the services of a number of its executives and employees. Our historical financial statements include allocations to us by ALLETE of its costs related to these services. These cost allocations have been determined on a basis that we and ALLETE consider to be reasonable reflections of the use of services provided or the benefit received by us. These allocations totaled $3.3 million in 2003, $2.6 million in 2002 and $1.8 million in 2001.

For additional information about our relationship with ALLETE, see Note 11 to our audited consolidated financial statements included elsewhere in this prospectus.

ALLETE AS OUR CONTROLLING STOCKHOLDER

Immediately prior to this offering, ALLETE, through a wholly-owned subsidiary, will be our sole stockholder. Upon completion of this offering, ALLETE will continue to own at least 80% of the outstanding shares of our common stock. For as long as ALLETE continues to beneficially own 50% or more of the outstanding shares of our common stock, ALLETE will be able to direct the election of all of the members of our board of directors and exercise a controlling influence over our business and affairs, including any determinations with respect to mergers or other business combinations involving our company, the acquisition or disposition of assets by our company, the incurrence of indebtedness by our company, the issuance of any additional common stock or other equity securities, and the payment of dividends with respect to our common stock. Similarly, ALLETE will have the power to determine matters submitted to a vote of our stockholders without the consent of our other stockholders, will have the power to prevent a change in control of our company and will have the power to take other actions that might be favorable to ALLETE.

ALLETE has announced that, following this offering, it intends to distribute its remaining equity interest in us to its stockholders in a transaction intended to be tax-free to ALLETE and its United States stockholders. We refer to this transaction as the "spin-off" or "distribution." The spin-off will be subject to a number of conditions, including the receipt by ALLETE of a favorable tax opinion from counsel that its distribution of its shares of ADESA to ALLETE stockholders qualifies as a tax-free spin-off under Section 355 of the Internal Revenue Code and will be tax-free to ALLETE and its United States stockholders. The spin-off will also be subject to other closing conditions some of which are more fully described below under "—Agreements between us and ALLETE—Master separation and distribution agreement." ALLETE has advised us that, while the spin-off may occur sooner, the four month time frame is necessary to satisfy the closing conditions of the spin-off. Although ALLETE has not undertaken any binding commitment to effect the spin-off, we are not aware of any circumstances under which ALLETE will not effect the spin-off if all of these conditions are satisfied. While ALLETE expects the spin-off to occur within four months after this offering it may not occur in that time period or at all, and ALLETE may, in its sole discretion, change the terms of the spin-off or decide not to complete the spin-off. If the spin-off does not occur, the risks relating to ALLETE's control of us, our directors' conflicts of interest, and the potential business conflicts of interest between ALLETE and us will continue to be relevant to our stockholders. For a further discussion of these risks, see "Risk factors—Risks relating to our relationship with and separation from ALLETE—If ALLETE does not complete the spin-off, we will continue to be controlled by ALLETE."

AGREEMENTS BETWEEN US AND ALLETE

This section describes the material provisions of agreements between us and ALLETE relating to this offering and our relationship after this offering. The description of the agreements is not complete and, with respect to each material agreement, is qualified by reference to the terms of the agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part. We encourage you to read the full text of these material agreements. We have entered or will enter into these agreements with ALLETE in the context of our relationship as a wholly-owned subsidiary of ALLETE. The prices and other terms of these agreements may be less favorable to us than those we could have obtained in arm's length negotiations with unaffiliated third parties for similar services or under similar agreements.

Administrative and general services agreement

We and ALLETE entered into an administrative and general services agreement, dated as of April 4, 1996, under which ALLETE agreed to render to us administrative services, including payroll, accounts payable, auditing, general record keeping, financial reporting, investment management, tax, legal, financial, managerial and other similar services. We expect that the administrative and general services agreement will terminate upon the spin-off. After such time we will need to provide our own administrative services or contract with a third party to provide such services for us.

Agreements relating to our separation from ALLETE

In connection with this offering ALLETE and we will deliver agreements governing various interim and ongoing relationships between us. These agreements will include:

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a master separation agreement;

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a tax sharing agreement; and

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an employee and director matters agreement.

        Master separation agreement

The master separation agreement will contain the key provisions relating to the separation of our business from ALLETE, this offering and the subsequent spin-off by ALLETE to its stockholders of the shares of our common stock that it will hold after this offering.

        Tax sharing agreement

We and ALLETE will enter into a tax sharing agreement, effective on the date of the spin-off, which governs ALLETE's and our respective rights, responsibilities and obligations after the spin-off with respect to taxes. Under the tax sharing agreement, we will indemnify ALLETE for tax liabilities that are allocated to us for periods prior to the spin-off. The amount of taxes allocated to us for such periods is the amount that we and our subsidiaries would be required to pay under the agreements currently in place with ALLETE, determined in accordance with past practice, which generally is equal to the federal income or state income or franchise taxes that would have been payable by us during such periods if we had filed separate consolidated or combined returns with our own subsidiaries.

We have agreed in this tax sharing agreement that we will indemnify ALLETE for any taxes arising out of the failure of the spin-off to qualify as tax-free to ALLETE and the ALLETE shareholders as a result of our actions or inaction, and we will share with ALLETE the right to control the disposition of any audits, litigation or other controversies with any taxing authorities regarding such taxes.

  Employee and director matters agreement

We will enter into an employee and director matters agreement with ALLETE that will govern the allocation of responsibilities related to employee benefit plans provided by ALLETE to our employees and directors and the allocation of liability relating to employees and directors of ALLETE and ADESA in connection with this offering and the subsequent spin-off by ALLETE.

OTHER RELATED TRANSACTIONS

Sean Hallett

Sean Hallett is the son of James Hallett, the president and chief operating officer of ADESA Corporation, LLC. Sean Hallett has, through affiliated entities, three separate floorplanning lines of credit with AFC and AFC's wholly owned subsidiary, Automotive Finance Canada, Inc., denominated in United States and Canadian dollars, respectively. AFC secures these lines with a perfected blanket security interest in the assets of those entities. AFC's transactions with Sean Hallett have been the result of arm's length negotiations. For purchases in the United States, Sean Hallett has a US$500,000 line of credit for the entity known as Mapleleaf Remarketing. For purchases in Canada, Sean Hallett has a Cdn$3 million line for credit for Canadian Fleet Solutions and a Cdn$2 million line of credit for Erinwood Ford Sales. Canadian Fleet also has an outstanding Cdn$500,000 capital expense loan with AFC. The capital expense loan is cross-collateralized with the Canadian Fleet loan and is also secured by an unencumbered boat valued at approximately US$1.5 million. As of March 31, 2004, the collective amount owed under these lines of credit and loans was US$2.9 million. From time to time, the entities affiliated with Sean Hallett may also purchase or sell vehicles through our auctions. The total fees earned by us from these auction transactions was less than US$100,000 in 2003.

Security ownership

Prior to this offering, all of the outstanding shares of our common stock were owned by ALLETE Automotive Services, Inc., a wholly-owned subsidiary of ALLETE, a publicly-held company that is listed on the New York Stock Exchange. Immediately following this offering, ALLETE will own at least 80% of our outstanding common stock, or about     % of our outstanding common stock if the underwriters fully exercise their option to purchase additional shares of our outstanding common stock. Except for ALLETE, we are not aware of any person or group that will beneficially own more than 5% of the outstanding shares of our common stock following this offering. None of our executive officers or directors currently owns any shares of our common stock, but those who own shares of ALLETE common stock will be treated on the same terms as other holders of ALLETE stock in any distribution of our common stock by ALLETE.

Description of debt

Senior subordinated notes

Concurrently with this offering, we are offering $125 million aggregate principal amount of our unsecured       % senior subordinated notes due 2012. The notes will accrue interest from the date of their issuance at the rate of       % per year. Interest on the notes will be payable semi-annually in arrears on each             and             , commencing on             , 2004. The maturity date for the notes is             , 2012.

At any time prior to             , 2008, we may redeem the notes in whole or in part at a make-whole redemption price. We may redeem the notes, in whole or part, at any time on or after     , 2008. In addition, at any time on or before             2007, we may redeem up to             % of the aggregate principal amount of the notes with the net cash proceeds of one or more qualified equity offerings at a redemption price equal to             % of the principal amount thereof, plus accrued and unpaid interest; provided that: (i) at least         % of the aggregate principal amount of the notes remains outstanding immediately after the occurrence of such redemption and (ii) such redemption occurs within 90 days of the date of any such equity offering.

If we experience a change of control, we may be required to offer to purchase the notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest.

The notes will be unsecured and will be subordinated in right of payment to all of our existing and future senior debt, including borrowings under our credit facility. The notes will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

The indenture governing the notes will contain covenants that will limit our ability and the ability of our subsidiaries to, among other things:

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incur additional indebtedness;

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pay dividends or make other distributions or repurchase or redeem our stock;

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make investments;

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sell assets;

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incur liens;

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enter into agreements restricting our subsidiaries' ability to pay dividends;

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enter into transactions with affiliates; and

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consolidate, merge or sell all or substantially all of our assets.

New credit facility

Prior to or concurrently with the completion of this offering, we expect to enter into a $525 million senior secured credit facility with a syndicate of lenders, consisting of a $150 million revolving credit facility and one or more term loan facilities aggregating $375 million. The revolving credit facility and the term loan A facility will bear interest at a rate equal to LIBOR plus    % to    % depending on our total leverage ratio. The term loan B facility will bear interest at a rate equal to LIBOR plus     % to    % depending on our total leverage ratio. The credit facility will be guaranteed by substantially all of our direct and indirect domestic subsidiaries and will be secured by a pledge of all of the equity interests in the guarantors and a pledge of 65% of the equity interests in certain of our Canadian and

Mexican subsidiaries. The credit facility will contain customary affirmative and negative covenants including restrictions on our ability to incur indebtedness, our ability to grant liens, our ability to pay dividends or make distributions to our stockholders and our ability to make any prepayment or redemption with respect to our senior subordinated notes. The credit facility will also contain financial covenants including a maximum total leverage ratio, a minimum interest coverage ratio and a minimum fixed charge coverage ratio and will contain customary events of default. Upon the closing of the new credit facility, we intend to repay all amounts outstanding under our existing credit facility, if any. We do not intend to initially borrow any amounts under our revolving loan facility.

Capital lease obligations

On December 1, 2003, ADESA Atlanta, LLC, our wholly-owned subsidiary, entered into a capital lease for the construction of our used vehicle auction facility in Fulton County, Georgia for $34.5 million. The capital lease has a remaining term of approximately ten years and a stated interest rate of 5%. In connection with the capital lease, Fulton County issued $34.5 million aggregate principal amount of development revenue bonds that were purchased by us. These bonds also have a stated interest rate of 5%. The payments we make on the capital lease are used to make the corresponding interest and principal payments on the bonds owned by us.

Description of capital stock

Upon the completion of this offering, we will be authorized to issue             shares of common stock and    shares of preferred stock. Shares of each class have a par value of $0.01 per share. The following description summarizes information about our capital stock. You can obtain more comprehensive information about our capital stock by consulting our bylaws and certificate of incorporation, as well as the Delaware General Corporation Law.

COMMON STOCK

As of April     , 2004, there were 14,086,000 shares of ADESA Corporation common stock outstanding, which were held by ALLETE Automotive Services, Inc., a wholly-owned subsidiary of ALLETE. Each share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors.

Subject to any preference rights of holders of preferred stock, holders of our common stock are entitled to receive dividends, if any, declared from time to time by the directors out of legally available funds. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after the payment of liabilities, subject to any rights of holders of preferred stock to prior distribution.

Our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

PREFERRED STOCK

The board of directors has the authority, without action by the stockholders, to designate and issue preferred stock and to designate the rights, preferences and privileges of each series of preferred stock, which may be greater than the rights attached to the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until the board of directors determines the specific rights attached to that preferred stock. The effects of issuing preferred stock could include one or more of the following: restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock, or delaying or preventing a change of control of ADESA. Following this offering, there will be no preferred stock outstanding, and we have no current plans to issue any shares of preferred stock.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF DELAWARE LAW AND OUR CERTIFICATE OF INCORPORATION AND BYLAWS

Some provisions of our certificate of incorporation and bylaws may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders.

CLASSIFIED BOARD OF DIRECTORS

Our board of directors will be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected each year. These provisions, when coupled with the provision of our certificate of incorporation authorizing the board of directors to fill vacant directorships or increase the size of the board of directors, may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by such removal with its own nominees.

CUMULATIVE VOTING

Our certificate of incorporation expressly denies stockholders the right to cumulative voting in the election of directors.

STOCKHOLDER ACTION; SPECIAL MEETING OF STOCKHOLDERS

Our certificate of incorporation expressly eliminates the ability of stockholders to act by written consent. Our bylaws provide that special meetings of our stockholders may be called only by the chairman of our board of directors, our president or our directors.

ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTORS NOMINATIONS

Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, in the event that the annual meeting is called for a date that is not within 25 days before or after such anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth day following the date on which notice of the date of the annual meeting was mailed to stockholders or made public, whichever first occurs. Our bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

AUTHORIZED BUT UNISSUED SHARES

Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of ADESA by means of a proxy contest, tender offer, merger or otherwise.

AMENDMENTS; SUPERMAJORITY VOTE REQUIREMENTS

The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless either a corporation's certificate of incorporation or bylaws require a greater percentage. Our certificate of incorporation imposes supermajority vote requirements in connection with business combination transactions and the amendment of provisions of our certificate of incorporation and bylaws, including those provisions relating to the classified board of directors, action by written consent and the ability of stockholders to call special meetings.

TRANSFER AGENT REGISTRAR

The transfer agent and registrar for our common stock is Wells Fargo Bank Minnesota, National Association.

LISTING

Our common stock has been approved for listing on the New York Stock Exchange under the symbol "KAR," subject to an official notice of issuance.

Shares eligible for future sale

Upon the completion of this offering,             shares of our common stock will be outstanding. Of these shares, the             shares of common stock, assuming the underwriters exercise their option to acquire additional shares in full, sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, unless held by an "affiliate" of our company as that term is defined in Rule 144 under the Securities Act of 1933. All of the shares of our common stock outstanding prior to this offering are "restricted securities," as defined under Rule 144. These shares are restricted securities because they were issued in private transactions not involving a public offering and may not be sold in the absence of registration other than in accordance with Rule 144 promulgated under the Securities Act of 1933 or another exemption from registration. This prospectus may not be used in connection with any resale of shares of common stock acquired in this offering by our affiliates.

The shares of our common stock that will continue to be held by ALLETE after this offering constitute "restricted securities" within the meaning of Rule 144, and will be eligible for sale by ALLETE in the open market after this offering, subject to contractual lock-up provisions and the applicable requirements of Rule 144. In connection with this offering, our company and each of our executive officers and directors have agreed that, subject to specified exceptions, for a period of 180 days after the date of this prospectus, we and they will not, without the prior written consent of UBS Securities LLC, sell, dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock. ALLETE has also agreed that it will not, without the prior written consent of UBS Securities LLC, sell dispose or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock, for a period of 90 days after the date of this prospectus.

In general, under Rule 144 as currently in effect, if a minimum of one year has elapsed since the later of the date of acquisition of the restricted securities from the issuer or from an affiliate of the issuer, a person (or persons whose shares of common stock are aggregated), including persons who may be deemed our affiliates, would be entitled to sell within any three-month period a number of shares of common stock that does not exceed the greater of:

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one percent of the then-outstanding shares of common stock, which equals approximately             shares immediately after this offering; and

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the average weekly trading volume during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales under Rule 144 are also subject to various restrictions as to the manner of sale, notice requirements and the availability of current public information about us. In addition, under Rule 144(k), if a period of at least two years has elapsed since the later of the date restricted securities were acquired from us or the date they were acquired from one of our affiliates, a stockholder who is not our affiliate at the time of sale and who has not been our affiliate for at least three months prior to the sale would be entitled to sell shares of common stock in the public market immediately without compliance with the foregoing requirements under Rule 144. Rule 144 does not require the same person to have held the securities for the applicable periods. The foregoing summary of Rule 144 is not intended to be a complete description.

ALLETE has announced that it currently plans to complete its divestiture of us by distributing all of the shares of our common stock which it owns to the holders of its common stock. See "Relationships between our company and ALLETE" and "Risk factors—Risks relating to our relationship with and separation from ALLETE." Any shares distributed by ALLETE will be eligible for immediate resale in the public market without restrictions by persons other than our affiliates. Our affiliates would be subject to the restrictions of Rule 144 described above other than the one-year holding period requirement.

Upon consummation of the spin-off, the trustees under ALLETE's employee stock ownership and pension plans will receive shares of our common stock in pro rata proportions to the ALLETE shares held by such plans. As a result of applicable legal requirements under the Internal Revenue Code of 1986, as amended, the trustee under ALLETE's employee stock ownership plan will be required to sell all of the shares of our common stock received by such plan and held in unallocated accounts as a result of the spin-off. Although ALLETE has requested an extention of the period of time to sell these shares, it may be necessary to dispose of these shares 90 days after their receipt. In addition, the trustee under ALLETE's pension plan may determine that a sale of its holdings of our common stock is appropriate pursuant to the fiduciary rules set forth under the Employee Retirement Income Security Act of 1974, as amended (ERISA). Although ALLETE intends to direct the trustees to sell us the shares of our common stock held by the plans following the spin-off, we have not yet reached an agreement with the trustees that would obligate them to consummate such a sale to us. We cannot assure you that we will reach an agreement with the trustees on acceptable terms. If we are not able to purchase these shares from the trustees, the trustees may be required to sell the plans' shares in the public market or to other parties. In that case, we may repurchase shares of our common stock in the public market. In addition, some ALLETE stockholders who receive our common stock in the spin-off, including utility mutual funds, may be required to or may choose to sell such shares in the public market. Any such sales of our common stock in the public market by the trustee or ALLETE's stockholders could result in a decline in the market price of common stock following the spin-off.

Immediately following this offering, none of the "restricted securities" will be available for immediate sale in the public market pursuant to Rule 144(k). Shares of our common stock issued pursuant to our option plans generally will be available for sale in the open market by holders who are not our affiliates and, subject to the volume and other applicable limitations of Rule 144, by holders who are our affiliates, unless those shares are subject to vesting restrictions or the contractual restrictions described above.

Prior to this offering, there has been no public market for our common stock. No information is currently available and we cannot predict the timing or amount of future sales of shares, or the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock (including shares issuable upon the exercise of stock options) in the public market after the lapse of the restrictions described above, or the perception that such sales may occur, could materially adversely affect the prevailing market prices for the common stock and our ability to raise equity capital in the future.

Certain United States federal tax consequences to non-United States holders

The following discussion is a summary of certain material United States federal income and estate tax consequences of the ownership and disposition of our common stock by non-United States holders, as defined below, that hold our common stock as a capital asset. This discussion does not deal with all aspects of United States federal income and estate taxation and does not deal with foreign, state and local tax consequences. This discussion does not address all tax considerations that may be relevant to non-United States holders in light of their personal circumstances, or to certain non-United States holders that may be subject to special treatment under United States federal income or estate tax laws (including, without limitation, partnerships or other pass-through entities and United States expatriates). Furthermore, this discussion is based on the Internal Revenue Code of 1986, as amended, Treasury Department regulations, published positions of the Internal Revenue Service and court decisions now in effect, all of which are subject to change, possibly with retroactive effect. You are urged to consult your own tax advisor regarding the United States federal tax consequences of owning and disposing of our common stock, as well as the applicability and effect of any state, local or foreign tax laws.

In this section we use the term non-United States holder to refer to a beneficial owner of stock that is an individual, corporation, estate or trust that is not:

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an individual citizen or resident of the United States;

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a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision of the United States;

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an estate the income of which is subject to United States federal income taxation regardless of its source; or

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a trust that:

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is subject to the supervision of a court within the United States and the control of one or more United States persons; or

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has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

An individual may, in many cases, be treated as a resident of the United States, rather than a nonresident, among other ways, by virtue of being present in the United States on at least 31 days in that calendar year and for an aggregate of at least 183 days during a three-year period ending in that calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year). Residents are subject to United States federal income tax as if they were United States citizens.

Each prospective purchaser of common stock is advised to consult a tax advisor with respect to current and possible future tax consequences of purchasing, owning and disposing of our common stock as well as any tax consequences that may arise under the laws of any United States state, municipality or other taxing jurisdiction.

DIVIDENDS

Any dividend paid to a non-United States holder generally will be subject to United States withholding tax either at a rate of 30% of the gross amount of the dividend or at a lesser applicable treaty rate. However, dividends that are effectively connected with the conduct of a trade or business of the non-United States holder within the United States and, where a tax treaty applies, that are attributable to a United States permanent establishment of the non-United States holder are not subject to the withholding tax but instead are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates.

In order for dividends paid to a non-United States holder to be exempt from withholding under the effectively connected income exemption, the holder must comply with certification and disclosure requirements. In some circumstances, a foreign corporation that receives effectively connected dividends may be subject to an additional branch profits tax at a 30% rate or a lesser applicable treaty rate.

For purposes of determining whether tax is to be withheld at a reduced rate as specified by a treaty, Treasury regulations require a non-United States holder generally to provide certification as to that non-United States holder's entitlement to treaty benefits. These regulations also provide special rules to determine whether, for treaty applicability purposes, dividends that we pay to a non-United States holder that is an entity should be treated as paid to holders of interests in that entity.

GAIN ON DISPOSITION OF COMMON STOCK

If you are a non-United States holder, you will generally not be subject to United States federal income tax with respect to gain recognized on a sale or other disposition of our common stock unless:

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the gain is effectively connected with a trade or business of yours in the United States or, where a tax treaty provides, the gain is attributable to a United States permanent establishment of yours;

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you are an individual and you are present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met; or

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we are or have been a United States real property holding corporation for United States federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or your holding period (the "applicable period").

We believe that we are not, and do not anticipate becoming, a United States real property holding corporation for United States federal income tax purposes. If we were to become a United States real property holding corporation, so long as our common stock is regularly traded on an established securities market and continues to be so traded, you would be subject to federal income tax on any gain from the sale or other disposition of the stock only if you actually or constructively owned, during the applicable period, more than 5% of our common stock.

Special rules may apply to non-United States holders, such as controlled foreign corporations, passive foreign investment companies, foreign personal holding companies and corporations that accumulate earnings to avoid federal income tax, that are subject to special treatment under the Internal Revenue Code. These entities should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

BACKUP WITHHOLDING AND INFORMATION REPORTING

We must report annually to the Internal Revenue Service and to you the amount of dividends paid to you and any tax withheld with respect to these dividends, regardless of whether withholding was required. Copies of the information returns reporting the dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

A non-United States holder will be entitled to an exemption from information reporting requirements and backup withholding tax on dividends that we pay on our common stock if the non-United States holder provides a Form W-8BEN (or satisfies certain documentary evidence requirements for establishing that it is a non-United States holder) or otherwise establishes an exemption.

Payments by a United States office of a broker of the proceeds of a sale of our common stock are subject to both backup withholding tax and information reporting, unless the holder certifies its non-United States holder status under penalties of perjury or otherwise establishes an exemption.

Information reporting requirements, but not backup withholding, will also apply to payments of the proceeds from sales of our common stock by foreign offices of United States brokers, or foreign brokers with certain types of relationships to the United States, unless the broker has documentary evidence in its records that the holder is a non-United States holder and certain other conditions are met, or the holder otherwise establishes an exemption. Information reporting requirements and backup withholding will not apply to payments of the proceeds from sales of our common stock to or through a foreign office of a foreign broker that is not a United States-related person.

Backup withholding is not an additional tax. Any amounts that we withhold under the backup withholding rules will be refunded or credited against non-United States holder's United States federal income tax liability, if the required information is timely furnished to the Internal Revenue Service.

ESTATE TAX

Common stock held by an individual non-United States holder at the time of death will be included in that holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may be subject to United States federal estate tax.

Underwriting

We and the underwriters named below have entered into an underwriting agreement concerning the shares we are offering. Subject to conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. UBS Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are the representatives of the underwriters. Subject to the terms and conditions set forth in the underwriting agreement, the underwriters will be obligated to purchase all of the shares offered hereby if any of the shares are purchased.

Underwriters	Number of shares

UBS Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated

Total

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have a 30-day option to buy from us up to an additional                           shares at the initial public offering price less the underwriting discounts and commissions and estimated offering expenses to cover these sales. If any shares are purchased under this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional                           shares.

	No exercise	Full exercise

Per Share
Total

We estimate that the total expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately $                                                . Expenses include the Securities and Exchange Commission and NASD filing fees, New York Stock Exchange listing fees, printing, legal, accounting and transfer agent and registrar fees and other miscellaneous fees and expenses.

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $                                 per share from the initial public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to other brokers or dealers at a discount of up to $                        per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. Sales of shares made outside of the United States may be made by affiliates of the underwriters. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the shares at the prices and upon the terms stated therein, and, as a result, will thereafter bear any risk associated with changing the offering price to the public or other selling terms. The underwriters have informed us that they do not expect discretionary sales to exceed    % of the shares of common stock to be offered.

Our company and each of our directors and executive officers have agreed with the underwriters not to offer, sell, contract to sell, hedge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable for shares of common stock until after the date that is 180 days after the date of this prospectus, without the prior written consent of UBS Securities LLC. ALLETE has also agreed that it will not, without the prior written consent of UBS Securities LLC, sell, dispose or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock, for a period of 90 days after the date of this prospectus. This agreement does not generally apply to the exercise of options under our employee benefits plans.

Although it has advised us that it has no intent or understanding to do so, UBS Securities LLC, in its sole discretion, may permit early release of the shares of our common stock subject to the restrictions detailed above prior to the expiration of the applicable lock-up period. UBS Securities LLC has advised us that, prior to granting an early release of our common stock, it would consider factors including need, market conditions, the performance of our common stock price, trading liquidity, and other relevant considerations. UBS Securities LLC has advised us that it will not consider its own holdings as a factor in its decision to grant an early release from the provisions of such lock-up agreements.

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiation by us and the representatives of the underwriters. The principal factors to be considered in determining the initial public offering price include:

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the information set forth in this prospectus and otherwise available to the representatives;

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the history and the prospects for the industry in which we compete;

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the ability of our management;

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our prospects for future earnings, the present state of our development, and our current financial position;

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the general condition of the securities markets at the time of this offering; and

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the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include stabilizing transactions. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress. These transactions may also include short sales and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Short sales may be either "covered short sales" or "naked short sales." Covered short sales are sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares in the offering. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect thereof.

The underwriters and their affiliates have in the past performed investment banking, commercial lending and financial advisory services for us and our affiliates for which they have received customary compensation, and they may from time to time do so in the future.

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

Our common stock has been approved for listing on the New York Stock Exchange under the symbol "KAR," subject to an official notice of issuance. In connection with the listing of our common stock on the New York Stock Exchange, the underwriters will undertake to sell our common stock in a manner such that we satisfy the following New York Stock Exchange standards prior to trading, as of the original listing date: (a) maintain at least 2,000 United States stockholders of 100 shares or more; (b) maintain at least 1,100,000 publicly held shares outstanding in the United States; and (c) maintain an aggregate market value of publicly held shares of at least $60 million in the United States.

Legal matters

Certain legal matters relating to us, including the legality of the shares being offered herein, will be passed upon by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters relating to us will also be passed upon by Kaplan, Strangis and Kaplan, P.A., Minneapolis, Minnesota. James C. Melville, a partner of Kaplan, Strangis and Kaplan, P.A., also serves as our Assistant Secretary. The underwriters are being represented by Cahill Gordon & Reindel LLP, New York, New York.

Independent accountants

Our consolidated financial statements as of December 31, 2003 and 2002 and for each of the years in the three year period ended December 31, 2003 included in this prospectus have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report appearing herein.

Where you can find more information

We have filed with the SEC under the Securities Act a registration statement on Form S-1 with respect to the common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits which are part of the registration statement, portions of which are omitted as permitted by the rules and regulations of the SEC. Statements made in this prospectus regarding the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. For further information pertaining to us and the common stock offered hereby, reference is made to the registration statement, including the related exhibits, copies of which may be inspected without charge at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of all or any portion of the registration statement may be obtained from the SEC at prescribed rates. Information on the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site that contains reports, proxy and information statements and other information filed through the SEC's EDGAR System. The web site can be accessed at http://www.sec.gov.

ADESA Corporation

INDEX TO FINANCIAL STATEMENTS

CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Auditors	F-2
Consolidated Financial Statements
Consolidated Balance Sheets as of March 31, 2004 (Pro forma and Unaudited), December 31, 2003 and 2002	F-3
Consolidated Statements of Income for the Three Months Ended March 31, 2004 and 2003 (Unaudited) and for the Years Ended December 31, 2003, 2002 and 2001	F-4
Consolidated Statements of Shareholder's Equity for the Three Months Ended March 31, 2004 (Unaudited) and for the Years Ended December 31, 2003, 2002 and 2001	F-5
Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2004 and 2003 (Unaudited) and for the Years Ended December 31, 2003, 2002 and 2001	F-6
Notes to Consolidated Financial Statements	F-7 to F-35

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholder
 of ADESA Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, shareholder's equity and cash flows present fairly, in all material respects, the financial position of ADESA Corporation and its subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 12 to the consolidated financial statements, the Company began to consolidate AFC Funding Corporation on June 1, 2002 as required by Statement of Financial Accounting Standards No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." Also, as discussed in Note 6 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" on January 1, 2002.

PricewaterhouseCoopers LLP

Indianapolis, Indiana
February 9, 2004

CONSOLIDATED BALANCE SHEETS

	Pro forma March 31, 2004		December 31,
		March 31, 2004
			2003	2002

	(unaudited)	(unaudited)
	(Amounts in 000's)
Assets
Current assets:
Cash and cash equivalents	$203,374	$203,374	$116,085	$128,829
Trade receivables, net	279,608	279,608	151,537	127,738
Finance receivables, net	249,652	249,652	194,294	183,794
Other current assets	13,259	13,259	12,936	10,560
Deferred income taxes	16,204	16,204	15,914	9,943
Assets of discontinued operations	—	—	102	1,734

Total current assets	762,097	762,097	490,868	462,598
Property and equipment, net	562,430	562,430	569,916	460,805
Goodwill	510,508	510,508	511,035	502,034
Intangibles, net	31,087	31,087	33,285	37,566
Other assets	57,728	57,728	50,245	27,071

Total assets	$1,923,850	$1,923,850	$1,655,349	$1,490,074

Liabilities and Shareholder's Equity
Current liabilities:
Accounts payable	$442,759	$442,759	$216,284	$190,383
Accrued expenses	98,230	98,230	82,126	80,814
Note payable to ALLETE	100,000	—	—	—
Current maturities of debt with affiliates	142,726	142,726	133,777	271,945
Current maturities of long-term debt	1,886	1,886	1,916	5,286
Liabilities of discontinued operations	—	—	25	248

Total current liabilities	785,601	685,601	434,128	548,676
Long-term debt	232,947	232,947	232,947	128,620
Long-term debt with affiliates	1,921	1,921	2,306	3,843
Deferred income taxes	32,609	32,609	29,691	12,228
Other liabilities	6,032	6,032	6,077	8,003

Total liabilities	1,059,110	959,110	705,149	701,370

Commitments and contingencies (Note 10)	—	—	—	—
Shareholder's equity:
Common stock, no par value:	229,416	229,416	229,416	229,416
Authorized shares—40,000
Issued and outstanding shares—14,086
Additional paid-in capital	297,126	297,126	295,932	288,704
Retained earnings	317,134	417,134	401,334	286,234
Accumulated other comprehensive income (loss)	21,064	21,064	23,518	(15,650)

Total shareholder's equity	864,740	964,740	950,200	788,704

Total liabilities and shareholder's equity	$1,923,850	$1,923,850	$1,655,349	$1,490,074

The accompanying notes are an integral part of the financial statements.

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31,		Years Ended December 31,
	2004	2003	2003	2002	2001

	(unaudited)
	(Amounts in 000's, except per share amounts)
Operating revenues
Auction and related services	$218,428	$205,501	$807,609	$732,487	$690,939
Dealer financing	28,909	25,987	104,323	99,889	95,087

Total operating revenues	247,337	231,488	911,932	832,376	786,026

Operating expenses
Cost of services	121,914	122,428	475,294	415,711	390,295
Selling, general and administrative expenses	58,076	52,813	198,514	209,100	196,623
Depreciation and amortization expenses	9,251	7,998	35,310	32,703	42,229

Total operating expenses	189,241	183,239	709,118	657,514	629,147

Operating profit	58,096	48,249	202,814	174,862	156,879
Interest expense	3,988	4,602	15,996	22,492	38,639
Other income	(794)	(434)	(2,770)	(1,330)	(2,305)

Income from continuing operations, before income taxes	54,902	44,081	189,588	153,700	120,545
Income taxes	21,602	17,488	74,830	59,879	44,234

Income from continuing operations	33,300	26,593	114,758	93,821	76,311
Income (loss) from discontinued operations, net of income tax benefit	—	516	342	(5,521)	(8,911)

Net income	$33,300	$27,109	$115,100	$88,300	$67,400

Average shares of common stock
Basic and diluted	14,086	14,086	14,086	14,086	14,086
Earnings per share of common stock-basic and diluted
Continuing operations	$2.36	$1.89	$8.15	$6.66	$5.42
Discontinued operations	—	0.03	0.02	(0.39)	(0.64)

Net income	$2.36	$1.92	$8.17	$6.27	$4.78

The accompanying notes are an integral part of the financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY
(Amounts in 000's)

	Common Stock
			Additional Paid-In Capital
	Shares Issued	Balance		Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total

Balance at December 31, 2000	14,086	$229,416	$107,817	$130,534	$(6,961)	$460,806
Capital contributions			143,617			143,617
Comprehensive income:
Net income				67,400		67,400
Foreign currency translation					(11,372)	(11,372)

Comprehensive income—2001						56,028

Balance at December 31, 2001	14,086	229,416	251,434	197,934	(18,333)	660,451
Capital contributions			37,270			37,270
Comprehensive income:
Net income				88,300		88,300
Foreign currency translation					2,683	2,683

Comprehensive income—2002						90,983

Balance at December 31, 2002	14,086	229,416	288,704	286,234	(15,650)	788,704
Capital contributions			7,228			7,228
Comprehensive income:
Net income				115,100		115,100
Foreign currency translation					39,168	39,168

Comprehensive income — 2003						154,268

Balance at December 31, 2003	14,086	229,416	295,932	401,334	23,518	950,200

Capital contributions			1,194			1,194

Dividend paid to ALLETE				(17,500)		(17,500)
Comprehensive income:
Net income				33,300		33,300
Foreign currency translation					(2,454)	(2,454)

Comprehensive income — 2004						30,846

Balance at March 31, 2004 (unaudited)	14,086	$229,416	$297,126	$417,134	$21,064	$964,740

The accompanying notes are an integral part of the financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,		Years Ended December 31,
	2004	2003	2003	2002	2001

	(unaudited)
	(Amounts in 000's)
Operating activities
Net income	$33,300	$27,109	$115,100	$88,300	$67,400
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	9,251	7,998	35,310	32,703	42,229
Bad debt expense	1,208	2,886	3,385	6,278	7,258
Deferred income taxes	2,628	2,707	11,492	8,222	103
Loss (gain) on disposal of assets	512	139	(2,764)	1,721	393
Non-cash loss from discontinued operations	—	—	—	2,778	6,750
Changes in operating assets and liabilities, net of acquisitions:
Finance receivables	(52,621)	(7,285)	(2,540)	(69,450)	(77,012)
Securitization residual interest	—	—	—	104,449	2,057
Trade receivables and other assets	(139,755)	(94,152)	(27,844)	25,159	(19,313)
Accounts payable and accrued expenses	159,031	41,966	8,805	(18,462)	47,408

Net cash provided by (used by) operating activities	13,554	(18,632)	140,944	181,698	77,273

Investing activities
Purchase acquisitions	—	—	(1,543)	(9,623)	(57,872)
Purchases of property and equipment	(1,192)	(6,117)	(22,634)	(59,132)	(51,389)
Purchases of intangibles	(115)	(1,079)	(4,220)	(7,358)	(5,854)
Proceeds from the sale of property and equipment	35	17	15,394	9,597	6,929
Proceeds from the sale of discontinued operations	—	—	—	4,000	—
Purchases of bonds	—	(1,274)	(22,000)	(12,500)	—
Notes receivable from unconsolidated subsidiary	—	—	—	18,971	(6,157)

Net cash used by investing activities	(1,272)	(8,453)	(35,003)	(56,045)	(114,343)

Financing activities
Net increase (decrease) in book overdrafts	84,437	70,849	17,681	1,565	(55,877)
Net increase (decrease) in borrowings from lines of credit	95,398	(15,631)	(134,168)	(34,717)	27,801
Payments on long-term debt	(86,864)	(2,768)	(12,678)	(121,248)	(63,464)
Capital contribution from (dividend to) ALLETE	(17,500)	—	4,000	23,000	141,000

Net cash provided by (used by) financing activities	75,471	52,450	(125,165)	(131,400)	49,460

Effect of exchange rate changes on cash	(464)	1,949	6,480	(130)	(1,686)

Net increase (decrease) in cash	87,289	27,314	(12,744)	(5,877)	10,704
Cash and cash equivalents at beginning of period	116,085	128,829	128,829	134,706	124,002

Cash and cash equivalents at end of period	$203,374	$156,143	$116,085	$128,829	$134,706

Cash paid for interest	$3,071	$3,911	$16,727	$24,936	$40,695
Cash paid for taxes	$11,701	$8,670	$62,505	$49,564	$33,713
Non-cash activities
Capital contributions from ALLETE	$1,194	$1,641	$3,228	$14,270	$2,617
Atlanta capital lease	$—	$—	$34,500	—	—
Tracy facility debt arrangement	$—	$—	$45,000	—	—
Boston, Charlotte, Knoxville facility debt arrangement	$—	$—	$28,373	—	—

The accompanying notes are an integral part of the financial statements.

ADESA Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in 000's)

1. Basis of Organization and Presentation

ADESA Corporation ("ADESA" or the "Company") is a wholly-owned subsidiary of ALLETE Automotive Services, Inc. ("ALLETE Auto"), a wholly-owned subsidiary of ALLETE, Inc. ("ALLETE"). ADESA is a national provider of wholesale vehicle auctions and related vehicle redistribution services for the automotive industry in North America. Redistribution services include a variety of activities designed to transfer used and salvage vehicles between sellers and buyers throughout the vehicle life cycle. The Company facilitates the exchange of these vehicles through an auction marketplace, which aligns sellers and buyers. The Company generally earns fees from both the seller and buyer on each successful auction transaction in addition to ancillary services.

The Company maintains a used vehicle auction network in North America and also provides services, such as logistics, reconditioning, vehicle inspection and certification, titling, evaluations, and salvage recovery services. Through its wholly-owned subsidiary, Automotive Finance Corporation ("AFC"), the Company provides short-term inventory-secured financing, known as floorplan financing, for used vehicle dealers.

The Company operates a network of 53 wholesale used vehicle auctions, 27 salvage auctions and 80 AFC loan production offices. Used vehicle auctions provide services such as inbound and outbound logistics, reconditioning, vehicle inspection and certification and titling in addition to auctioning of the consigned vehicles. Salvage auctions facilitate the redistribution of damaged vehicles deemed a total loss for insurance or business purposes as well as recovered stolen vehicles for which an insurance settlement with the vehicle owner has already been made. The Company's salvage auction business specializes in providing services such as inbound and outbound logistics, inspections, evaluations, titling and settlement administrative services.

At January 1, 2002, AFC had a wholly owned subsidiary, AFC Funding Corporation, that was an unconsolidated Qualifying Special Purpose Entity under the provisions of the Emerging Issues Task Force 96-20 "Consolidation of Special Purpose Entities" (see Note 12). The Company adopted Statements of Financial Accounting Standards (SFAS) 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," effective January 1, 2001; however, due to the revolving structure of the existing securitization agreement (see Note 12), AFC was grandfathered from certain provisions of SFAS 140. On May 31, 2002, AFC and AFC Funding Corporation entered into a revised securitization agreement, which resulted in a change in the accounting for the securitization entity. Upon amendment of the securitization structure, all provisions of SFAS 140 became applicable and AFC, for accounting purposes, began consolidating AFC Funding Corporation on June 1, 2002 because AFC Funding Corporation no longer qualified as a Qualifying Special Purpose Entity. Affected balances on the consolidated statement of cash flows include cash, finance receivables, securitization residual interest, note receivable from unconsolidated subsidiary and accrued expenses for the year ended December 31, 2002. The presentation of items included in the net revenue for the dealer financing segment in Note 2 have also been impacted for the year ended December 31, 2002. The change in accounting did not affect the reported amounts of shareholder's equity or net income for any periods presented in these consolidated financial statements. The effects of all significant intercompany balances and transactions subsequent to June 1, 2002 have been eliminated.

2. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of all majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Unaudited interim financial statements

The interim financial data as of March 31, 2004 and for the three months ended March 31, 2004 and 2003 is unaudited; however, in the opinion of the Company, the interim data includes all adjustments, consisting only of normal recurring adjustments necessary for a fair statement of the results for the interim periods.

The pro forma balance sheet as of March 31, 2004 includes the effect of a $100,000 dividend to ALLETE that will be declared and paid in the form of an intercompany note prior to the completion of the initial public offering.

Use of Estimates

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management of the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

Business Segments

Auctions and related services and dealer financing are the Company's business segments. Auctions and related services include wholesale used vehicle and salvage auctions. Dealer financing includes the results of operations of AFC and its related subsidiaries. Operations are measured through careful budgeting and monitoring of contributions to consolidated net income by each business segment. Discontinued operations include the operating results of our vehicle transport businesses and our vehicle import business, which were discontinued in June of 2002 and February of 2003, respectively.

Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company had restricted cash of $3,443 and $3,422 at December 31, 2003 and 2002, respectively, related to AFC's securitization. The restricted cash is included in cash and cash equivalents in the balance sheet.

Receivables

Trade receivables include the unremitted purchase price of vehicles purchased by third parties at the auctions, fees to be collected from those buyers and amounts for services provided by the Company related to certain consigned vehicles in the Company's possession. These amounts due related to the consigned vehicles are deducted from the sales proceeds upon the eventual auction or other disposition of the related vehicles.

Finance receivables include floorplan receivables created by financing dealer purchases of vehicles in exchange for a security interest in those vehicles and special purpose loans. Floorplan receivables become due at the earlier of the dealer subsequently selling the vehicle or a predetermined time period (generally thirty to sixty days). Floorplan receivables include (1) eligible receivables that are not yet sold to the bank conduit facility (see Notes 12 and 13), (2) Canadian floorplan receivables, (3) United States floorplan receivables not eligible for the bank conduit facility and (4) receivables that were sold to the bank conduit facility that become more than 31 days past due and come back on the balance sheet of the Company at fair market value as they become ineligible under the terms of the collateral arrangement with the bank conduit facility. Special purpose loans relate to loans that are either line of credit loans or working capital loans that can be either secured or unsecured based on the facts and circumstances of the specific loans.

Due to the nature of the Company's business, substantially all trade and finance receivables are due from vehicle dealers, salvage buyers, institutional sellers and insurance companies. The Company has possession of vehicles or vehicle titles collateralizing a significant portion of the trade and finance receivables.

Trade and finance receivables are reported net of an allowance for doubtful accounts and credit losses. The allowances for doubtful accounts and credit losses are based on management's evaluation of the receivables portfolio under current conditions, the volume of the portfolio, overall portfolio credit quality, review of specific collection issues and such other factors which in management's judgment deserve recognition in estimating losses. Estimated losses for receivables sold by AFC Funding Corporation to a bank conduit facility with recourse to AFC Funding Corporation (see Note 5) are recorded as an accrued expense.

Securitization Residual Interest

Through May 31, 2002, securitization residual interest was carried at estimated fair value with unrealized gains and losses recognized in the Statements of Income. Fair value was based upon estimates of future cash flows, using assumptions that market participants would use to value such instruments, including estimates of anticipated credit losses over the life of the finance receivables sold. The cash flows were not discounted due to the short-term nature of the finance receivables sold. Revision of the securitization agreement on May 31, 2002 resulted in the consolidation of the underlying receivables into the financial statements of AFC and elimination of the securitization residual interest.

Other Current Assets

Other current assets consist of notes receivable, prepaid expenses, and inventories. The inventories, which consist of vehicles, supplies, and parts are accounted for on the specific identification method, and are stated at the lower of cost or market.

Notes receivable are included in other current assets and consist of amounts due from dealers, purchasers of assets sold and work-out loans established with customers unable to meet the repayment schedule of the finance receivables. The accrual of interest ceases upon the establishment of the workout loans. Gross notes receivable balances for the Company were $2,110 and $2,334 at December 31, 2003 and 2002, respectively. The allowance for losses on notes receivable is based on management's evaluation of the notes receivable given current conditions, payment history, the credit-worthiness of the borrower and review of specific collection issues and such other factors which in management's judgment deserve recognition in estimating losses. The allowance for losses on notes receivable was approximately $1,000 at December 31, 2003, 2002, and 2001. Additions to the allowance are charged to bad debt expense. This amount totaled $411, $802, and $402 for 2003, 2002, and 2001, respectively.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets. Upon retirement or sale of property and equipment, the cost of the disposed assets and related accumulated depreciation is removed from the accounts and any resulting gain or loss is credited or charged to selling, general and administrative expenses. Expenditures for normal repairs and maintenance are charged to expense as incurred. Expenditures for improving or rebuilding existing assets that extend the useful life are capitalized.

Intangible Assets

Other intangible assets consist primarily of customer relationships, computer software, and non-compete agreements, and are amortized using the straight-line method. Customer relationships are amortized over the life determined in the valuation of the particular acquisition. Costs incurred related to software developed or obtained for internal use are capitalized during the application development stage of software development. The non-compete agreements are amortized over the life of the agreements and are written off upon being fully amortized.

Other Assets

Other assets consist of investments held to maturity, assets held for sale, notes receivable, deposits, equity method investments, and other long-term assets. Investments at December 31, 2003 and 2002 consist of $34,500 and $12,500, respectively, of Fulton County Taxable Economic Development Revenue Bonds purchased in connection with the capital lease for the Atlanta facility that became operational in the fourth quarter of 2003. The investments will be held to maturity (December 1, 2017) and bear a fixed interest rate of 5%.

Assets held for sale consist of land, land improvements, buildings, and building improvements at former auction sites. The remaining assets were stated at the carrying amount of $9,762 at December 31, 2003 and 2002, respectively, which is the estimated fair value less estimated costs to dispose.

Asset Impairments

We apply Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". We regularly review our long-lived assets for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. If we determine that the carrying amount of a long-lived asset exceeds the total amount of the estimated undiscounted future cash flows from that asset, we recognize a loss to the extent that the carrying amount exceeds the fair value of the asset. We base our impairment analysis on our current business strategy, expected growth rates and estimated future economic and regulatory conditions.

Accounts Payable

Accounts payable include amounts due sellers from the proceeds of the sale of their consigned vehicles less any fees as well as outstanding checks to sellers and vendors. Book overdrafts, representing outstanding checks in excess of funds on deposit, are recorded in accounts payable and amounted to $119,302 and $101,621 at December 31, 2003 and 2002, respectively.

Accrued Expenses

Included in accrued expenses are accrued employee benefits and compensation that amounted to $30,083 and $36,267 at December 31, 2003 and 2002, respectively.

Environmental Liabilities

Accruals for environmental matters are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated, based on current law and existing technologies. These accruals are adjusted periodically as assessment and remediation efforts progress, or as additional technical or legal information become available. Accruals for environmental liabilities are included in other liabilities at undiscounted amounts and exclude claims for recoveries from insurance or other third parties.

Revenues

Revenues and the related costs are recognized when the services are performed. Auction fees from sellers and buyers are recognized upon the sale of the vehicle through the auction process. Many of the vehicles that are sold at auction are consigned to the Company by the seller and held at the Company's facilities. The Company does not take title to these consigned vehicles and recognizes revenue when a service is performed as requested by the owner of the vehicle. The Company does not record the gross selling price of the consigned vehicles sold at auction as revenue. Instead, the Company records only its auction fees as revenue because it does not take title to the vehicles, has no influence over the vehicle auction selling price agreed to by the seller and buyer at the auction and the fees that the Company receives for its services are generally a fixed amount. Revenues from reconditioning, logistics, vehicle inspection and certification, titling, evaluation and salvage recovery services are recognized when the services are performed. AFC's revenue is comprised of gains on sale of finance receivables and interest and fee income. As is customary for finance companies, AFC's revenues are reported net of a provision for credit losses. AFC generally sells its United States dollar denominated finance receivables through a revolving private securitization structure. Through May 31, 2002, gains and losses on such sales were generally recognized at the time of settlement based on the difference between the sales proceeds and the allocated basis of the finance receivables sold, adjusted for transaction fees and the residual interest retained. Effective with the new securitization agreement on June 1, 2002, (see Note 12), gains and losses on the sale of receivables are recognized upon transfer to the bank conduit facility. Interest on floorplan receivables is recognized based on the number of days the vehicle remains financed. AFC ceases recognition of interest on finance receivables when the loans become delinquent, which is generally 31 days past due. AFC fee income is recognized over the life of the finance receivable. The following table summarizes the components of AFC's revenue:

	Three Months ended March 31,		Years ended December 31,
AFC Revenue	2004	2003	2003	2002	2001

Gain on sale of finance receivables	$15,838	$15,183	$55,877	$63,954	$76,445
Interest and fee income	13,244	11,148	45,732	31,941	12,504
Other revenue	537	652	2,405	6,390	9,797
Provision for credit losses	(710)	(996)	309	(2,396)	(3,659)

	$28,909	$25,987	$104,323	$99,889	$95,087

Accounting for Stock-Based Compensation

Stock-based compensation is recorded in accordance with APB Opinion No. 25 "Accounting for Stock Issued to Employees." Accordingly, no expense is recognized for ALLETE employee stock options granted to ADESA employees. The following table illustrates the effect on net income and earnings per share if the fair value recognition provisions of Statement of Financial Accounting Standards SFAS 123, "Accounting for Stock Based Compensation" had been applied.

	Three months ended March 31,		Years Ended December 31,
	2004	2003	2003	2002	2001

	(Unaudited)		(Amounts in 000's, except per share amounts)
Net income
As reported	$33,300	$27,109	$115,100	$88,300	$67,400
Less: employee stock compensation expense determined under SFAS 123 (net of tax)	(63)	(177)	(706)	(971)	(710)

Pro forma net income	$33,237	$26,932	$114,394	$87,329	$66,690

Basic and diluted earnings per share
As reported	$2.36	$1.92	$8.17	$6.27	$4.78
Pro forma	$2.36	$1.91	$8.12	$6.20	$4.73

In the previous table, the expense for employee stock options granted determined under SFAS No. 123 was calculated using the Black-Scholes option pricing model and the following assumptions:

	2003	2002	2001

Risk-free interest rate	3.1%	4.4%	5.0%
Expected life—years	5	5	5
Expected volatility	25.2%	24.2%	22.2%
Dividend growth rate	2%	2%	2%

For the three months ended March 31, 2004, no additional ALLETE options were granted to ADESA employees.

Income Taxes

The Company files a consolidated federal income tax return with ALLETE. The federal tax provision has been calculated on the separate company basis. The Company files its own state income tax returns in most states. The Company accounts for income taxes under the liability method in accordance with SFAS No. 109 "Accounting for Income Taxes". The provision for income taxes includes federal, foreign, state and local income taxes currently payable as well as deferred taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in years in which those temporary differences are expected to be recovered or settled. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

Earnings Per Share

Basic and diluted earnings per share (EPS) of common stock are calculated by dividing net earnings (loss) available to shareholders by the weighted-average number of common shares outstanding for the period.

Other Comprehensive Income

Foreign currency translation adjustments are recorded in the accumulated other comprehensive income (loss) section of shareholder's equity. Results of operations for Canadian and Mexican subsidiaries are translated into United States dollars using the average exchange rates during the period. Assets and liabilities are translated into United States dollars using the exchange rate at the balance sheet date. Resulting translation adjustments are recorded in the accumulated other comprehensive income (loss) section of shareholder's equity.

New Accounting Standards

The Company adopted SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" for exit or disposal activities that were initiated after December 31, 2002. This Statement requires these costs to be recognized pursuant to specific guidance or when the liability is incurred and not at project initiation. The Company followed the provisions of this Statement in recognizing the discontinued operations of its vehicle import business in 2003.

In December 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of FASB No. 123." This standard provides alternative methods of transition for a change to the fair value method of accounting for stock-based employee compensation. Certain disclosures are also required for interim financial statements, as well as, requiring certain disclosures to be placed more prominently in the annual report and interim statements. The Company has adopted the disclosure requirements of this statement.

In November 2002 the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." The interpretation expands disclosure requirements for certain guarantees, and requires the recognition of a liability for the fair value of an obligation assumed under a guarantee. The liability recognition provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002, and the disclosure provisions apply to years ending after December 15, 2002. The adoption of this Interpretation did not have a material impact on the Company's consolidated financial position, results of operations or cash flows.

In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities." In general, a variable interest entity is one with equity investors that do not have voting rights or do not provide sufficient financial resources for the entity to support its activities. Under the new rules, variable interest entities are consolidated by the party that is subject to the majority of the risk of loss or entitled to the majority of the residual returns. The new rules became effective immediately for variable interest entities created after January 31, 2003 and became effective for periods ending after March 15, 2004 for previously existing variable interest entities. In June 2003 the Company restructured its financial arrangements with respect to four of its used vehicle auction facilities previously accounted for as operating leases. The transactions included the assumption of $28,373 of long-term debt, the issuance of $45,000 of long-term debt and the recognition of the related property, plant and equipment. Interpretation No. 46 would have required the Company to consolidate the lessor under the lease arrangements in place prior to the restructuring. The Company does not expect that the adoption of this Interpretation will have a material impact on the Company's consolidated financial position, results of operations or cash flows in the future.

Reclassifications

Certain amounts in the 2002 and 2001 financial statements have been reclassified to conform to the 2003 financial statement presentation.

3. Discontinued Operations

In September 2001, ALLETE began a process of systematically evaluating the strategic value of each business and its underlying assets to determine and explore ways to unlock shareholder value not reflected in the ALLETE stock. As a result, ADESA management committed to a plan to sell its vehicle auto transportation business that was completed in June 2002. Management also chose to discontinue the operations of its vehicle import business in February 2003. The financial results of the vehicle transport and vehicle import businesses have been accounted for as discontinued operations.

During the fourth quarter of 2001, the Company recognized a $4,400 loss (net of tax benefits of $2,350) to exit its vehicle transport business. The loss related principally to the cost to dispose of trucks under operating leases. The vehicle transport business was sold in June 2002. The pre-tax charge is included in operating expenses in the summary of discontinued operations below.

Summary of Discontinued Operations:

	Years Ended December 31,
Statements of Income	2003	2002	2001

Operating revenues	$1,964	$16,345	$66,438
Operating expenses	1,567	24,537	79,200

Income (loss) before income taxes	397	(8,192)	(12,762)
Income taxes	(55)	2,671	3,851

Income (loss) from discontinued operations	$342	$(5,521)	$(8,911)

	December 31,
Balance Sheets	2003	2002

Assets of discontinued operations:
Cash and cash equivalents	$102	$260
Trade receivables, net	—	604
Other current assets	—	870

Total assets	$102	$1,734

Liabilities of discontinued operations:
Accounts payable and accrued expenses	$25	$248

Total liabilities	$25	$248

4. Acquisitions

2003 Acquisitions

In April 2003, the Company completed a purchase with the minority owner for the remaining 49% of stock in the Ocala, Florida used vehicle auction. The purchase price of the auction totaled $1,768 and included a note payable of $225. The remainder of the purchase price was paid in cash. The acquisition was accounted for using the purchase method and resulted in goodwill of $973 while the rest of the purchase price of this acquisition was allocated to property and equipment, other intangible assets, and a note payable. The goodwill was assigned to the auctions and related services reporting segment and is expected to be fully deductible for tax purposes. Pro forma financial results were not material.

2002 Acquisitions

In March 2002, the Company acquired the Sadisco East salvage auction in Clayton, North Carolina for $9,123 in an effort to expand our salvage auction business into the southeast region of the United States. In May 2002, the Company completed a stock exchange with the 20% minority owner for the remaining stock in the Southern Indiana auction. In exchange for the stock, the minority owner received ALLETE shares of no par common stock with an aggregate value of $1,407. In June 2002, ADESA Cincinnati/Dayton acquired the business operations of Queen City Auto Auction in Cincinnati, Ohio for $500. Financial results for these acquisitions have been included in the Company's consolidated financial statements since the date of acquisition. The purchase price was allocated primarily to goodwill, property and equipment, other intangible assets and accounts receivable. These acquisitions were accounted for using the purchase method and resulted in aggregate goodwill of $5,781 and customer relationships of $150. The goodwill was assigned to the auctions and related services reporting segment and $4,374 is expected to be fully deductible for tax purposes.

In March 2002, AutoVIN was contributed to ADESA by ALLETE Auto. ALLETE Auto purchased the majority of AutoVIN in 1999 and accounted for the acquisition using the purchase method. The contribution was transferred at ALLETE's carrying value of $4,270. Included in that transfer was $3,604 of goodwill which is not expected to be fully deductible for tax purposes. This goodwill was assigned to the auctions and related services reporting segment. Financial results for this contribution have been included in the Company's consolidated financial statements since the date of the transfer.

Pro forma financial results for all acquisitions and contributions in 2002 were not material.

2001 Acquisitions

In January 2001, ADESA purchased the assets of Auto Placement Center, Inc. (now "ADESA Impact") which consisted of nine salvage auctions in the northeast region of the United States for a purchase price of $47,627. The acquisition was accounted for using the purchase method. As a result of the acquisition, ADESA is expected to be a leading provider of the salvage auction business in this market.

The results of ADESA Impact's operations have been included in the Company's consolidated financial statements since the date of the acquisition.

The following table summarizes the estimated fair values of the assets and liabilities assumed at the date of acquisition. ADESA obtained third party valuations of certain intangible assets and property and equipment.

January 17, 2001

Current assets	$10,668
Property and equipment	14,446
Intangible assets	7,133
Goodwill	27,679
Other assets	204
Current liabilities	10,635
Other liabilities	1,869
Net assets acquired	$47,627

The intangible assets consist of customer relationships of $7,000 (50-year weighted-average useful life) and non-compete agreements of $133 (3-year weighted-average useful life). The $27,679 of goodwill was assigned to the auctions and related services segment and is expected to be fully deductible for tax purposes.

Also in January, 2001 ALLETE acquired all of the outstanding stock of ComSearch, Inc. ("ComSearch") in exchange for ALLETE common stock and simultaneously contributed ComSearch to ADESA. ComSearch provides professional claim outsourcing services to the property and casualty insurance industry. The acquisition of ComSearch was accounted for as a pooling of interests by ALLETE. The results of ComSearch's operations have been included in the Company's consolidated financial statements since the date of the contribution in that the operations of ComSearch were not material.

In May, 2001, ADESA acquired I-44 Auto Auction in Tulsa, Oklahoma for a purchase price of $9,245. The acquisition was accounted for using the purchase method and resulted in goodwill of $5,656. As a result of the acquisition, ADESA was able to enter the Oklahoma market. The results of the Tulsa operations have been included in the Company's consolidated financial statements since the date of acquisition.

All goodwill from the 2001 acquisition was assigned to the auctions and related services reporting segment and is expected to be fully deductible for tax purposes. Pro forma financial results for all 2001 acquisitions were not material.

5. Allowance for Credit Losses and Doubtful Accounts

Finance receivables include $187,798 and $166,595 in floor plan receivables at December 31, 2003, and 2002, respectively. Special purpose loans totaled $11,514 and $24,242 at December 31, 2003 and 2002, respectively.

The following is a summary of the changes in the allowance for credit losses related to finance receivables:

	For the Three Months Ended March 31,		For the Years Ended December 31,
Allowance for Credit Losses	2004	2003	2003	2002	2001

	(Unaudited)
Balance at beginning of period	$5,018	$7,043	$7,043	$4,352	$3,827
Provision for credit losses	710	898	(722)	1,595	3,257
Consolidation of AFC Funding (see Notes 1 and 12)	—	—	—	3,118	—
Recoveries	56	81	404	433	94
Less charge-offs	(289)	(555)	(2,674)	(2,499)	(2,571)
Effect of changes in Canadian exchange rate	(67)	310	967	44	(255)

Balance at end of period	$5,428	$7,777	$5,018	$7,043	$4,352

AFC's allowance for credit losses includes an estimate of losses for finance receivables currently held on the balance sheet of AFC and its subsidiaries. Additionally, an accrued liability for estimated losses for loans sold by AFC Funding has been recorded of $7,266 and $6,488 at December 31, 2003 and 2002, respectively. These loans were sold to a bank conduit facility with recourse to AFC Funding and will come back on the balance sheet of AFC Funding as they prove to become ineligible under the terms of the collateral arrangement with the bank conduit facility.

The following is a summary of changes in the allowance for doubtful accounts related to trade receivables:

	For the Three Months Ended March 31,
Allowance for Doubtful Accounts	2004	2003	2003	2002	2001

	(Unaudited)
Balance at beginning of period	$7,029	$6,051	$6,051	$4,660	$2,853
Provision for credit losses	498	1,890	3,694	3,882	3,599
Less net charge-offs	130	(1,180)	(2,716)	(2,491)	(1,792)

Balance at end of period	$7,657	$6,761	$7,029	$6,051	$4,660

Recoveries of trade receivables were netted with charge-offs, as they were not material. The changes in the Canadian exchange rate had an immaterial effect on the allowance for doubtful accounts.

6. Goodwill and Intangibles, Net

The table below sets forth what reported net income and earnings per share would have been in all periods presented, exclusive of amortization expense recognized in those periods related to goodwill or other intangible assets that are no longer being amortized. All goodwill amortization related to continuing operations.

	2003	2002	2001

Net income	$115,100	$88,300	$67,400
Add back: goodwill amortization (net of taxes)	—	—	9,916

Adjusted net income	$115,100	$88,300	$77,316

EPS	$8.17	$6.27	$4.78
Add back: goodwill amortization (net of taxes)	—	—	0.70

Adjusted EPS	$8.17	$6.27	$5.48

In July 2001, the FASB issued SFAS No. 142 "Goodwill and Other Intangible Assets". This standard changes the accounting for goodwill from an amortization method to an impairment only approach. All goodwill amortization is related to continuing operations. ADESA adopted SFAS 142 effective January 1, 2002. The carrying value of goodwill, which was amortized over periods of up to forty years until January 1, 2002, is reviewed at least annually based on the expected future operating cash flows of the related business unit.

The required goodwill impairment testing was completed in the second quarter of 2003 and 2002 with no resulting impairment. No event or change has occurred that would indicate the carrying amount has been impaired since the test was completed.

Goodwill	Auctions and Related Services Reporting Segment	Dealer Financing Reporting Segment	Total

Carrying value, January 1, 2002	$480,190	$11,660	$491,850
Increase during the year	10,184	—	10,184

Carrying value, December 31, 2002	490,374	11,660	502,034
Increase during the year	9,001	—	9,001

Carrying value, December 31, 2003	$499,375	$11,660	$511,035

Goodwill increased $8,193 during 2003 and $799 during 2002 due to the translation effect resulting from changes in the Canadian exchange rate. Goodwill also increased as a result of acquisitions during each year, less minor settlements of prior year acquisitions.

A summary of other intangibles is as follows:

		December 31, 2003		December 31, 2002
	Useful Lives (in years)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization

Customer relationships	7—50	$29,648	$(14,170)	$29,550	$(11,885)
Computer software	1—7	28,075	(11,451)	32,671	(15,336)
Other	3—10	5,645	(4,462)	6,676	(4,110)

Total		$63,368	$(30,083)	$68,897	$(31,331)

Amortization expense for other intangibles was $9,006, $10,157, and $9,535, respectively for the three years ended December 31, 2003, 2002, and 2001.

Estimated amortization expense for the next five years is $7,706 for 2004, $6,709 for 2005, $6,165 for 2006, $5,367 for 2007, and $4,075 for 2008.

7. Property and Equipment, Net

A summary of property and equipment is as follows:

		December 31,
	Useful Lives (in years)	2003	2002

Land		$183,720	$160,786
Buildings	10—40	232,556	145,643
Land improvements	10—20	137,127	111,989
Building and leasehold improvements	5—40	42,800	30,674
Furniture, fixtures, and equipment	2—10	64,616	56,141
Autos and trucks	3—5	9,210	9,341
Construction in progress		2,807	25,034

		672,836	539,608
Accumulated depreciation		(102,920)	(78,803)

Property and equipment, net		$569,916	$460,805

Depreciation expense for the years ended December 31, 2003, 2002, and 2001 was $26,304, $22,546, and $20,241, respectively.

In 2003, the Company entered into a capital lease for the new Atlanta auction facility in conjunction with the purchase of development revenue bonds. The assets included above under this capital lease are summarized below:

Classes of Property	December 31, 2003

Land	$12,855
Buildings	13,569
Land improvements	5,575
Furniture, fixtures and equipment	2,501

34,500
Accumulated depreciation	(190)

Capital lease assets	$34,310

Assets held under this capital lease are depreciated in a manner consistent with the Company's depreciation policy for owned assets.

8. Debt

Long-term debt consists of the following at December 31:

	Interest Rate	Maturity	2003	2002

ALLETE Auto intercompany debt	2.1%	On Demand	$86,450	$104,450
ALLETE Auto debt arrangement	Prime + 1%	06/01/2006	3,842	5,379
ADESA $175,000 line of credit with ALLETE Auto	*CP Rate + 0.6%	12/31/2004	31,791	115,227
AFC $125,000 line of credit with ALLETE Auto	*CP Rate + 0.6%	12/31/2004	14,000	50,732

Total intercompany debt			136,083	275,788

Senior notes, Series A	7.7%	06/01/2006	90,000	90,000
Senior notes, Series B	8.1%	03/30/2010	35,000	35,000
Tracy, CA note payable	Variable	07/30/2006	45,000	—
Cornerstone Funding note payable (Boston, Charlotte, & Knoxville facilities)	*CP Rate + 1.02%	04/01/2005	28,373	—
Atlanta capital lease obligation	5%	12/01/2013	34,500	—
Other, secured by property	Various	Various	1,990	8,215
ADESA $20,000 line of credit with bank	Prime — 1.0%	07/01/2004	—	—
ADESA $4,000 lines of credit for all others	Various	Various	—	691

Total third-party debt			234,863	133,906

Total debt			370,946	409,694
Less current portion of long-term debt			135,693	277,231

Long-term debt			$235,253	$132,463

*The commercial paper rate ("CP Rate") is defined as the 30 day CP Rate published in the Wall Street Journal.

Both senior notes are fully and unconditionally guaranteed by ALLETE. They can each be redeemed at any time, at the Company's option, in whole or in part, according to the terms of the obligations. If the senior notes are redeemed within the next six months, it is estimated the prepayment penalty would approximate $17,000.

In June 2003 ADESA restructured its financial arrangements with respect to its used vehicle auction facilities located in Tracy, California; Boston, Massachusetts; Charlotte, North Carolina; and Knoxville, Tennessee. These used vehicle auction facilities were previously accounted for as operating leases. The transactions included assuming $28,373 of long-term debt, entering into a $45,000 debt arrangement and recording the related property, plant and equipment. The $28,373 note payable matures April 1, 2005 and has a variable interest rate equal to the seven-day AA Financial Commercial Paper Rate plus approximately 1.02%, while the $45,000 note payable related to the used vehicle auction facility in Tracy, California, matures July 30, 2006 and has a variable interest rate of prime or LIBOR plus 1%. The $45,000 note payable is guaranteed by ALLETE. The $28,373 note payable is secured by the Boston, Charlotte and Knoxville facilities.

The ALLETE Auto debt arrangement requires equal quarterly payments of principal and interest in the amount of approximately $384. A note payable to Interstate Auto Auction is included in "other, secured by property" and is payable upon demand until its maturity in 2011.

Interest rates on borrowings under the lines of credit were 1.66% at December 31, 2003 (2.09% to 4.25% at December 31, 2002). The weighted average interest rate on short-term borrowings at December 31, 2003 was 1.66% (2.10% at December 31, 2002). Letters of credit reducing the available lines of credit were $7,619 at December 31, 2003.

At December 31, 2003 aggregate future principal payments on long-term debt are as follows:

2004	$135,693
2005	28,448
2006	137,305
2007	—
2008	—
Thereafter	69,500

$370,946

The portion of the cash paid for interest to ALLETE Auto was approximately $5,950, $12,724, and $31,765 for the years ended December 31, 2003, 2002, and 2001, respectively.

In accordance with the Company's debt agreements, the Company must maintain a certain consolidated net worth, fixed coverage charge ratio, and funded debt ratios. The Company is in compliance with all debt covenants as of December 31, 2003 and 2002.

9. Disclosure about Fair Value of Financial Instruments

The carrying amounts of trade receivables, finance receivables, other current assets, accounts payable, accrued expenses and borrowings under the Company's short-term revolving line of credit facilities approximate fair value because of the short-term nature of those instruments.

The fair value of the Company's notes receivable is determined by calculating the present value of expected future cash receipts associated with these instruments. The discount rate used is equivalent to the current rate offered to the Company for notes of similar maturities. As of December 31, 2003, the fair value of the Company's notes receivable approximated the carrying value.

The fair value of the Company's long-term debt is determined by calculating the present value of expected future cash outlays associated with the debt instruments. The discount rate used is equivalent to the current rate offered to the Company for debt of the same maturities. As of December 31, 2003, the fair value of the Company's long-term debt is approximately $382,081 with a carrying value of $370,946.

10. Commitments and Contingencies

The Company stores a significant number of vehicles owned by various customers and consigned to the Company to be auctioned. The Company is contingently liable for each consigned vehicle until the eventual sale or other disposition except for damage related to severe weather conditions, natural disasters or other factors outside of the Company's control. Loss is possible; however, at this time management cannot estimate a range of amounts of loss that could occur. Individual stop loss and aggregate insurance coverage is maintained on the consigned vehicles. These vehicles are consigned to the Company and are therefore not included in the consolidated balance sheets.

From time to time, the Company is involved in lawsuits arising in the ordinary course of business. Management does not expect any potential loss to be material to the Company's consolidated financial position, results of operations, or cash flows.

The Company has accrued, as appropriate, for environmental clean-up costs anticipated to be incurred at certain of its auction facilities. Liabilities for environmental matters included in other liabilities were $3,241, $2,927 and $2,234 at March 31, 2004, December 31, 2003 and 2002, respectively. No amounts have been accrued as receivables for potential reimbursement or recoveries to offset this liability.

Furthermore, in the normal course of business, the Company also enters into various other guarantees and indemnities in its relationships with suppliers, service providers, customers and others. These guarantees and indemnifications would not materially impact the Company's financial condition or results of operations, although indemnifications associated with the Company's actions generally have no dollar limitations and cannot be currently quantified.

ADESA Impact Taunton facility

In December 2003, the Massachusetts Department of Environmental Protection (MDEP) identified the Company as a potentially responsible party regarding contamination of several private drinking water wells in a residential development that abuts the Taunton, Massachusetts salvage auction facility. The wells had elevated levels of methyl tertiary butyl ether (MTBE). MTBE is an oxygenating additive in gasoline to reduce harmful emissions. The EPA has identified MTBE as a possible carcinogen. The Company has engaged GeoInsight, Inc. an environmental services firm, to conduct tests of the soil and groundwater at the salvage auction site.

GeoInsight, Inc. prepared an immediate response action (IRA) plan, which is required by the MDEP, to determine the extent of the environmental impact and define activities to prevent further environmental contamination. The IRA Plan, which the Company filed on January 24, 2004, describes the initial activities the Company performed, and proposes additional measures that the Company will use to further assess the existence of any imminent hazard to human health. In addition, as required by the MDEP, the Company is conducting an analysis to identify sensitive receptors that may have been affected, including area schools and municipal wells. GeoInsight, Inc. does not believe that an imminent hazard condition exists at the Taunton site; however, the investigation and assessment of site conditions are ongoing.

In December 2003, GeoInsight, Inc. collected soil samples, conducted groundwater tests and provided oversight for the installation of monitoring wells in various locations on and adjacent to the property adjoining the residential community. The results of the soil and water tests indicated levels of MTBE exceeding MDEP standards. In January 2004, GeoInsight, Inc. collected air samples from two residences that the Company identified as having elevated drinking water concentrations of MTBE. The Company has determined that inhalation of, or contact exposure to, this air poses minimal risk to human health. In response to our empirical findings, the Company has proposed to MDEP that the Company install granular activated carbon filtration systems in the approximately 30 affected residences. The Company has installed additional filtration.

Recent Developments (unaudited)

The Company submitted an IRA status report to MDEP on March 30, 2004. Additionally, the Company is submitting bi-weekly status updates to MDEP. At the instruction of MDEP, the Company has lowered the MTBE detection threshold, and as a result, another three homes have been identified as having detectable levels of MTBE in drinking water.

A comprehensive ground water sampling event and monthly residential sampling event for April were conducted during the week of April 26. The Company's representatives met with Taunton City Council April 20, 2004, to propose that the Company extend municipal water services to the Matthews Landing community at an approximate cost of $1,000. The Company has a $1,040 accrual at March 31, 2004 to cover costs associated with the solution proposed to the Taunton City Council.

By late June 2004, the Company expects to provide the Taunton City Council with a detailed proposal to provide water service including: engineering work, flow modeling, surveys, site work, road-opening detail and a safety plan.

The Company has filed a claim with our insurance carrier, AEGIS, with respect to this matter. On March 30, 2004, AEGIS responded with a request for additional information regarding the claims.

11. Related Party Transactions

In the ordinary course of business, the Company has received various services provided by ALLETE, including accounting, treasury, tax, legal, public affairs, executive oversight, human resources, as well as other corporate services. The Company's financial statements include allocations by ALLETE for its costs related to such services to the Company. These cost allocations have been determined on a proportionate cost basis that both the Company and ALLETE consider to be reasonable reflections of the cost of services provided by ALLETE. These allocations totaled $3,289, $2,615 and $1,769 for the years ended 2003, 2002, and 2001. At December 31, 2003 and 2002, the Company had non-interest bearing accounts payable to ALLETE of $18 and $31, respectively, for the cost of these services and other expenditures.

ALLETE will continue to be the Company's controlling shareholder following completion of the Company's planned initial public offering. In addition, certain directors of the Company will continue to serve as directors of ALLETE until the spin-off of the Company from ALLETE. Upon the spin-off, one director will continue to serve as a director of ALLETE.

In connection with this offering ALLETE and the Company will deliver agreements governing various interim and ongoing relationships. These agreements will include a master separation agreement, a tax sharing agreement and an employee and director matters agreement.

The master separation agreement will contain the key provisions relating to the separation of the Company's business from ALLETE, this offering and the subsequent spin-off by ALLETE to its stockholders of the shares of the Company's common stock that it will hold after this offering.

The Company and ALLETE will enter into a tax sharing agreement, effective on the date of the spin-off, which governs ALLETE's and the Company's respective rights, responsibilities and obligations after the spin-off with respect to taxes. Under the tax sharing agreement, the Company will indemnify

ALLETE for tax liabilities that are allocated to ADESA for periods prior to the spin-off. The amount of taxes allocated to ADESA for such periods is the amount that the Company and its subsidiaries would be required to pay under the agreements currently in place with ALLETE, determined in accordance with past practice, which generally is equal to the federal income or state income or franchise taxes that would have been payable by ADESA during such periods if the Company had filed separate consolidated or combined returns with its own subsidiaries.

The Company has agreed in this tax sharing agreement that the Company will indemnify ALLETE for any taxes arising out of the failure of the spin-off to qualify as tax-free to ALLETE and the ALLETE shareholders as a result of the Company's actions or inaction, and the Company will share with ALLETE the right to control the disposition of any audits, litigation or other controversies with any taxing authorities regarding such taxes.

The Company will enter into an employee and director matters agreement with ALLETE that will govern the allocation of responsibilities related to employee benefit plans provided by ALLETE to the Company's employees and directors and the allocation of liability relating to employees and directors of ALLETE and ADESA in connection with this offering and the subsequent spin-off by ALLETE.

AutoVIN, a wholly-owned subsidiary of ALLETE Auto in 2001, provides technology-enabled vehicle inspection services and inventory auditing to the vehicle industry and the industry's secured lenders. AutoVIN had a $1,125 revolving line of credit with AFC in 2001. Interest income from AutoVIN was $39 in 2001. The outstanding balance at December 31, 2001 was $514. AutoVIN provided inventory audit services to AFC in 2001. Inventory auditing expense recorded by AFC amounted to $3,678 for 2001. AutoVIN was contributed to the Company by ALLETE Auto in 2002.

The former partner of the Ocala Florida auction and the Company's Canadian vehicle transport business is a relative of an officer of ADESA Corporation. In addition, AFC had finance receivables from this individual's wholesale vehicle business of $6,295 and $3,680 at December 31, 2003 and 2002, respectively.

Other related party transactions are described in Notes 4, 8, 12, 13, 14, 15 and 16.

12. Sale of Finance Receivables (Revised Agreement)

AFC sells the majority of United States dollar denominated finance receivables on a revolving basis to a wholly owned, bankruptcy remote, special purpose subsidiary, AFC Funding, established for the purpose of purchasing AFC's finance receivables. AFC adopted SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," effective January 1, 2001, however, due to the revolving structure of the existing securitization agreement (see Note 13), AFC was grandfathered from certain provisions of SFAS No. 140. On May 31, 2002, AFC and AFC Funding entered into a revised securitization agreement, which resulted in a change in the accounting for the securitization entity. Upon amendment of the securitization structure all provisions of SFAS No. 140 became applicable and AFC, for accounting purposes, began consolidating AFC Funding on June 1, 2002.

The revised securitization agreement allows for the revolving sale by the subsidiary to a bank conduit facility of up to a maximum of $500,000 in undivided interests in certain eligible finance receivables, as defined. At December 31, 2003 and 2002, AFC has $350,000 in committed liquidity. Also, at December 31, 2003 and 2002, AFC loans sold to AFC Funding aggregated $464,000 and $414,000. AFC Funding has then in turn sold loans, with recourse, of $334,000 and $304,000 to the bank conduit facility at December 31, 2003 and 2002. The outstanding receivables sold and a cash reserve equal to 1% of total sold receivables serve as security interest for the receivables that have been transferred into the bank conduit facility. Accordingly, the exposure is limited to $337,000 and $308,000, which represents AFC Funding's total outstanding receivables sold, cash reserve, and all related fees as of December 31, 2003 and 2002. After the occurrence of a termination event, as defined, though the secured parties may and could cause the stock of AFC Funding Corporation to be transferred to the secured parties, as a practical matter the secured parties would look to the liquidation of the receivables under the transaction documents as their primary remedy.

Receivables under management, sold, and retained were as follows:

	December 31,
Receivables	2003	2002

Total receivables managed	$533,114	$494,639
Less: amount sold	333,802	303,802

Receivables retained	199,312	190,837
Less: allowance for losses	5,018	7,043

Net	$194,294	$183,794

AFC's allowance for losses includes an estimate of losses for finance receivables currently held on the balance sheet of AFC and its subsidiaries. Additionally, an accrued liability for the estimated losses for loans sold by AFC Funding has been recorded. These loans were sold to a bank conduit facility with recourse to AFC Funding and will come back on the balance sheet of AFC Funding as they prove to become ineligible under the terms of the collateral arrangement with the bank conduit facility.

AFC and AFC Funding Corporation must maintain certain financial covenants such as minimum tangible net worth to comply with the terms of the securitization agreements. AFC and AFC Funding Corporation were in compliance with these financial covenants at December 31, 2003 and 2002.

The following illustration presents quantitative information about delinquencies, credit losses less recoveries ("net credit losses") and components of securitized financial assets and other related assets managed. Net credit losses were calculated based on the terms of the old agreement through May 31, 2002, with subsequent losses recorded under the terms of the revised agreement. All amounts reported as of December 31, 2003 and 2002 reflect the terms of the revised agreement. For purposes of this illustration, loans delinquent are defined as receivables 31 days or more past due.

	Principal Amount of
	Loans	Loans Delinquent	Net Credit Losses
	At December 31, 2003		During 2003

Floorplan receivables	$512,453	$6,234	$1,441
Special purpose loans	11,514	456	829
Other receivables	9,147	—	—

Total loans managed	533,114	$6,690	2,270

Less:
Loans securitized	(333,802)		—

Loans held in portfolio	$199,312		$2,270

	Principal Amount of
	Loans	Loans Delinquent	Net Credit Losses
	At December 31, 2002		During 2002

Floorplan receivables	$462,125	$8,166	$2,066
Special purpose loans	24,242	1,380	—
Other receivables	8,272	—	—

Total loans managed	494,639	$9,546	2,066

Less:
Loans securitized	(303,802)		0

Loans held in portfolio	$190,837		$2,066

The following table summarizes certain cash flows received from the special purpose subsidiaries:

	Years Ended December 31,
	2003	2002

Proceeds from sales of finance receivables	$4,134,274	$4,142,289
Servicing fees received	$11,330	$10,933

13. Sale of Finance Receivables (2001 and five months ended May 31, 2002)

In 2001 and the first five months of 2002, AFC sold the majority of United States dollar denominated finance receivables on a revolving basis to a wholly-owned, bankruptcy remote, qualified special purpose subsidiary, AFC Funding Corporation ("AFC Funding"), established for the purpose of purchasing AFC finance receivables. Under the provisions of EITF No. 96-20 "Consolidation of Special Purpose Entities", the accounts of the special purpose entity were not consolidated in the balance sheet at December 31, 2001. This subsidiary in turn simultaneously transferred, on a revolving basis, an undivided interest in certain eligible finance receivables, as defined, up to a maximum of $350,000 to a bank conduit facility which issued securities to investors. At December 2001, AFC loans sold to AFC Funding aggregated $381,000. AFC Funding then in turn sold loans, with recourse, of $267,000 to the bank conduit facility as of December 31, 2001. In connection with the sale of loans between AFC and AFC Funding, AFC recorded a note receivable from AFC Funding of $17,775 at December 31, 2001. The note receivable represented the net amount of all cash transactions between AFC Funding and AFC and was included in notes receivable from affiliates at December 31, 2001. Interest on the note receivable was based on rates for thirty-day commercial paper, and was 2% at December 31, 2001. Interest income under this note receivable was recorded in interest income. Interest income amounted to $157 for the five month period ended May 31, 2002, and $166 as of December 31, 2001. On May 31, 2002, the Company entered into a revised securitization agreement effectively terminating the previous agreement (see Note 12).

14. Leasing Agreements

The Company leases property, computer equipment and software, automobiles, trucks and trailers, pursuant to operating lease agreements with terms expiring through 2019. Total future minimum lease payments as of December 31, 2003 for all operating lease arrangements are as follows:

2004	$18,759
2005	15,141
2006	12,720
2007	5,923
2008	5,605
Thereafter	48,849

$106,997

Total lease expense for the years ended December 31, 2003, 2002, and 2001 was $23,332, $24,321, and $24,112, respectively. ALLETE guarantees one operating lease up to $4,000; remaining payments under this lease approximate $392.

15. Income Taxes

The components of the provision for income taxes are as follows for the years ended December 31:

	2003	2002	2001

Income from continuing operations before income taxes:
Domestic	$151,611	$122,087	$98,620
Foreign	37,977	31,613	21,925

Total	$189,588	$153,700	$120,545

Income tax expense (benefit) from continuing operations:
Current:
Federal	$41,245	$36,565	$30,068
Foreign	14,735	12,590	6,985
State	7,358	4,931	4,686

Total current provision	63,338	54,086	41,739

Deferred:
Federal	9,468	4,619	2,236
Foreign	(155)	48	806
State	2,179	1,126	(547)

Total deferred provision	11,492	5,793	2,495

Income tax expense from continuing operations	$74,830	$59,879	$44,234

The provision for income taxes was different from the United States federal statutory rate applied to income before income taxes, and is reconciled as follows for the years ended December 31:

	2003	2002	2001

Statutory rate	35%	35%	35%
State and local income taxes, net	3%	4%	3%
Amortization of excess purchase price	—	—	2%
Effect of foreign taxes	—	—	(2%	)
Other, net	1%	—	(1%	)

Effective rate	39%	39%	37%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Deferred tax assets (liabilities) are comprised of the following at December 31:

	2003	2002	2001

Gross deferred tax assets:
Allowance for bad debt	$9,329	$10,657	$10,659
Accruals and liabilities	7,080	4,335	3,010
Employee benefits and compensation	4,604	4,790	3,609
Foreign tax credit carryover	2,446	2,828	1,277
State net operating loss carryforwards	8,471	7,920	6,468
Other	3,263	3,685	1,847

Total deferred tax asset	35,193	34,215	26,870

Deferred tax asset valuation allowance	(8,526)	(7,754)	(5,996)

Total	26,667	26,461	20,874

Gross deferred tax liabilities:
Depreciation	(15,289)	(14,938)	(6,294)
Goodwill and intangibles	(24,553)	(13,420)	(6,949)
Other	(602)	(388)	(179)

Total	(40,444)	(28,746)	(13,422)

Net deferred tax (liabilities) assets:	$(13,777)	$(2,285)	$7,452

The tax benefit from state net operating loss carryforwards expire as follows:

2004	$259
2005	467
2006	482
2007	242
2008	180
2009 to 2022	6,841

$8,471

The benefits of these carryforwards are dependent on taxable income being generated in the respective states during the carryforward periods. Accordingly, a valuation allowance has been provided where the Company has determined that it is more likely than not that the carryforwards will not be utilized.

Undistributed earnings of the Company's foreign subsidiaries were approximately $24,535, $28,838, and $31,255, respectively, at December 31, 2003, 2002, and 2001. Because these amounts have been or will be reinvested in properties and working capital, the Company has not recorded the deferred taxes associated with these earnings.

16. Benefit Plans

The Company maintains a defined contribution 401(k) plan that covers substantially all employees. Participants are generally allowed to make nonforfeitable contributions, up to 15% of their annual salary. The Company currently matches 100% of the amounts contributed by each individual participant, up to 3% of the participant's compensation and 50% of the amounts contributed between

3% and 5% of the participant's compensation. Participants are 100% vested in the Company's contributions. During 2003, 2002, and 2001, the Company contributed $4,828, $5,189, and $3,815, respectively.

Employees of the Company who meet certain eligibility requirements may participate in the Employee Stock Purchase Plan (ESPP) of ALLETE. Eligible participants are allowed to purchase shares of ALLETE's common stock for 95% of the closing price on the New York Stock Exchange on the first day of each month. A participant's combined payroll deductions, cash payments and reinvested dividends in the plan may not exceed $24 per year. A liability has been recorded at December 31, 2003 and 2002 for any ESPP withholdings not yet applied towards the purchase of common stock.

Certain employees of the Company participate in an Executive Long-Term Incentive Compensation Plan (Executive Plan) offered by ALLETE. The Executive Plan allows for the grant of up to 9,700 shares of common stock to certain key employees of ALLETE and its subsidiaries. To date, these grants have taken the form of stock options and performance shares. Stock options are exercisable at the market price of ALLETE common shares on the date the options are granted, and vest in equal annual installments over two years with expiration ten years from the date of the grant. Performance shares are earned over multi-year time periods and are contingent upon the attainment of certain performance goals of ALLETE and the Company. Compensation expense is recognized over the vesting periods for performance awards and was approximately $1,874, $3,423, and $2,720, in 2003, 2002, and 2001, respectively.

ALLETE Stock Option Activity for ADESA Employees	Options	Average Exercise Price

(Amounts in 000's except average exercise price)
2001

Outstanding, beginning of year	880	$18.55
Granted	434	$23.63
Exercised	(268)	$18.32
Cancelled	(80)	$21.07

Outstanding, end of year	966	$20.66

Exercisable, end of year	382	$19.77
Fair value of options granted during the year	$3.89	—

2002

Outstanding, beginning of year	966	$20.66
Granted	454	$25.68
Exercised	(276)	$19.22
Cancelled	(92)	$24.11

Outstanding, end of year	1,052	$22.96

Exercisable, end of year	480	$20.41
Fair value of options granted during the year	$4.55	—

2003

Outstanding, beginning of year	1,052	$22.96
Granted	405	$20.51
Exercised	(309)	$21.87
Cancelled	(100)	$22.68

Outstanding, end of year	1,048	$22.59

Exercisable, end of year	508	$22.98
Fair value of options granted during the year	$2.72	—

At December 31, 2003 ALLETE options outstanding held by ADESA employees consisted of 66 with an exercise price of $13.69 to $16.25, and 982 with an exercise price of $20.51 to $25.68. The options with an exercise price of $13.69 to $16.25 have an average remaining contractual life of 6.0 years with 66 exercisable on December 31, 2003 at an average price of $16.23. The options with an exercise price of $20.51 to $25.68 have an average remaining contractual life of 7.9 years with 442 exercisable on December 31, 2003 at an average price of $23.99.

A total of 190 ALLETE performance share grants were awarded to ADESA employees in 2002 and 2003 for the performance period ended December 31, 2003. The grant date fair value of the share awards was $4,883. In early 2004, 50% of the shares were issued with the balance to be issued in 2005.

17. Business Segments

SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" requires reporting of segment information that is consistent with the manner in which management operates and views the Company.

The Company operates in two business segments: auctions and related services and dealer financing. These reportable segments offer different services and are managed separately based on the fundamental differences in their operations.

Auctions and related services segment consists primarily of ADESA used vehicle and ADESA Impact salvage auctions. Our customers sell used, salvage, and other vehicles, as well as certain equipment to licensed franchised and independent used vehicle dealers (dealers), rebuilders, dismantlers, repair shop operators and other buyers through our auctions across the United States, Canada, and Mexico. The sellers of the vehicles are primarily either institutional customers (domestic and foreign vehicle manufacturers and their captive finance arms, banks and financial institutions, vehicle rental companies, insurance companies, and commercial fleets or fleet management/licensing companies) or dealers. In addition to providing auctions for the exchange of ownership between the sellers and buyers of the vehicles, we also provide related services that include vehicle reconditioning, inbound and outbound logistics, inspections, titling, and outsourcing of various other administrative functions. We generally do not take title to or ownership of the consigned vehicles.

The dealer financing segment consists of Automotive Finance Corporation ("AFC"). AFC is primarily engaged in the business of providing short-term inventory-secured financing to used vehicle dealers. AFC conducts business primarily at wholesale vehicle auctions in the United States and Canada.

Financial information regarding the Company's reportable segments is set forth below for the years ended December 31:

	Auctions and Related Services	Dealer Financing	Consolidated

2003

Operating revenues	$807,609	$104,323	$911,932

Operating expenses
Cost of services	449,952	25,342	475,294
Selling, general and administrative expenses	183,655	14,859	198,514
Depreciation and amortization	30,676	4,634	35,310

Total operating expenses	664,283	44,835	709,118

Operating profit	143,326	59,488	202,814
Interest expense	15,659	337	15,996
Other income	(2,770)	—	(2,770)

Income from continuing operations, before taxes	130,437	59,151	189,588
Income taxes	51,982	22,848	74,830

Income from continuing operations	78,455	36,303	114,758

Net income	$78,797	$36,303	$115,100

Assets	$1,368,532	$286,817	$1,655,349
Capital expenditures	$23,434	$3,420	$26,854
2002

Operating revenues	$732,487	$99,889	$832,376

Operating expenses
Cost of services	391,534	24,177	415,711
Selling, general and administrative expenses	195,196	13,904	209,100
Depreciation and amortization	28,571	4,132	32,703

Total operating expenses	615,301	42,213	657,514

Operating profit	117,186	57,676	174,862
Interest expense	21,176	1,316	22,492
Other income	(1,330)	—	(1,330)

Income from continuing operations, before taxes	97,340	56,360	153,700
Income taxes	38,571	21,308	59,879

Income from continuing operations	58,769	35,052	93,821

Net income	$53,248	$35,052	$88,300

Assets	$1,216,643	$273,431	$1,490,074
Capital expenditures	$63,157	$3,333	$66,490
2001

Operating revenues	$690,939	$95,087	$786,026

Operating expenses
Cost of services	365,996	24,299	390,295
Selling, general and administrative expenses	180,761	15,862	196,623
Depreciation and amortization	38,470	3,759	42,229

Total operating expenses	585,227	43,920	629,147

Operating profit	105,712	51,167	156,879
Interest expense	35,204	3,435	38,639
Other income	(2,305)	—	(2,305)

Income from continuing operations, before taxes	72,813	47,732	120,545
Income taxes	26,595	17,639	44,234

Income from continuing operations	46,218	30,093	76,311

Net income	$37,307	$30,093	$67,400

Assets	$1,183,678	$345,903	$1,529,581
Capital expenditures	$53,805	$3,438	$57,243

	Auctions and Related Services	Dealer Financing	Holding Company	Consolidated

March 31, 2004
Operating revenues	$218,428	$28,909	—	$247,337

Operating expenses
Cost of services	115,558	6,356	—	121,914
Selling, general and administrative expenses	49,923	4,743	3,410	58,076
Depreciation and amortization	8,083	1,168	—	9,251

Total operating expenses	173,564	12,267	3,410	189,241

Operating profit	44,864	16,642	(3,410)	58,096
Interest expense	3,988	—	—	3,988
Other income	(794)	—	—	(794)

Income from continuing operations, before taxes	41,670	16,642	(3,410)	54,902
Income taxes	16,251	6,657	(1,306)	21,602

Income from continuing operations	25,419	9,985	(2,104)	33,300

Net income	$25,419	$9,985	$(2,104)	$33,300

Assets	$1,578,182	$345,668	$—	$1,923,850
Capital Expenditures	$1,126	$181	$—	$1,307
March 31, 2003
Operating revenues	$205,501	$25,987	$—	$231,488
Operating expenses
Cost of services	115,868	6,560	—	122,428
Selling, general, and administrative expenses	48,758	4,055	—	52,813
Depreciation and amortization	6,903	1,095	—	7,998

Total operating expenses	171,529	11,710	—	183,239

Operating profit	33,972	14,277	—	48,249
Interest expense	4,440	162	—	4,602
Other income	(434)	—	—	(434)

Income from continuing operations, before taxes	29,966	14,115	—	44,081
Income taxes	11,984	5,504	—	17,488

Income from continuing operations	17,982	8,611	—	26,593

Net income	$18,498	$8,611	$—	$27,109

Assets	$1,330,147	$298,344	$—	1,628,491
Capital expenditures	$5,493	$1,703	$—	$7,196

There were no expenses for the Holding Company prior to January 1, 2004.

Geographic Information

Most of the Company's operations outside the United States are in Canada. Information regarding the Company's geographic areas is set forth below:

	Three months ended March 31,		Year ended December 31,
	2004	2003	2003	2002	2001

	(unaudited)
Operating revenues
United States	$201,411	$193,246	$741,115	$690,379	$645,934
Foreign	45,926	38,242	170,817	141,997	140,092

Total operating revenues	$247,337	$231,488	$911,932	$832,376	$786,026

Long-lived assets
United States	$945,647	$879,622	$985,587	$894,596	$859,260
Foreign	173,819	155,410	144,041	119,313	118,761

Total long-lived assets	$1,119,466	$1,035,032	$1,129,628	$1,013,909	$978,021

The Company does not have any major customers as defined by SFAS No. 131.

18. Quarterly Financial Data (Unaudited)

Information for any one quarterly period is not necessarily indicative of the results that may be expected for the year.

2003 Quarter Ended	March 31	June 30	Sept. 30	Dec. 31

Operating revenues	$231,488	$238,067	$224,503	$217,874

Operating expenses
Cost of services	122,428	120,625	113,851	118,390
Selling, general, and administrative expenses	52,813	49,783	49,610	46,308
Depreciation and amortization	7,998	9,010	8,596	9,706

Total operating expenses	183,239	179,418	172,057	174,404

Operating profit	48,249	58,649	52,446	43,470
Interest expense	4,602	3,517	3,966	3,911
Other income	(434)	(1,735)	(542)	(59)

Income from continuing operations, before income taxes	44,081	56,867	49,022	39,618
Income taxes	17,488	22,732	19,826	14,784

Income from continuing operations	26,593	34,135	29,196	24,834
Discontinued operations	516	8	(246)	64

Net income	$27,109	$34,143	$28,950	$24,898

Basic and diluted earnings per share of common stock
Continuing operations	$1.89	$2.42	$2.07	$1.77
Discontinued operations	0.03	0.00	(0.02)	0.00

	$1.92	$2.42	$2.05	$1.77

2002 Quarter Ended	March 31	June 30	Sept. 30	Dec. 31

Operating revenues	$207,886	$215,907	$208,734	$199,849

Operating expenses
Cost of services	102,701	101,537	104,487	106,986
Selling, general, and administrative expenses	50,083	51,346	52,846	54,825
Depreciation and amortization	7,777	7,749	7,870	9,307
Total operating expenses	160,561	160,632	165,203	171,118
Operating profit	47,325	55,275	43,531	28,731
Interest expense	6,042	6,047	5,350	5,053
Other (income) expense	(196)	(64)	(488)	(582)

Income from continuing operations, before income taxes	41,479	49,292	38,669	24,260
Income taxes	16,584	19,524	14,361	9,410

Income from continuing operations	24,895	29,768	24,308	14,850
Discontinued operations	(2,063)	(2,259)	(212)	(987)

Net income	$22,832	$27,509	$24,096	$13,863

Basic and diluted earnings per share of common stock
Continuing operations	$1.77	$2.11	$1.73	$1.05
Discontinued operations	(0.15)	(0.16)	(0.02)	(0.07)

	$1.62	$1.95	$1.71	$0.98

Through and including                           , 2004 (the 25th day after commencement of this offering), federal securities law may require all dealers selling shares of our common stock, whether or not participating in this offering, to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

[Alternate page for Senior Subordinated Notes prospectus]

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	May 3, 2004

$125,000,000

       % Senior Subordinated Notes due 2012

COMPANY

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We are a leading, national provider of vehicle auction and remarketing services for the automotive industry in North America.

NOTES

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We are offering $125,000,000 aggregate principal amount of our             % senior subordinated notes due 2012.

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We will pay interest on the notes semi-annually in arrears on             and             of each year, beginning on    , 2004.

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At any time prior to                           , 2008, we may redeem the notes in whole or in part at a make-whole redemption price.

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We may redeem the notes, in whole or in part, at any time on or after    , 2008, at the redemption prices set forth in this prospectus under "Description of the notes—Optional redemption." At any time on or before             , 2007 we may redeem up to 35% of the original principal amount of the notes at the redemption price set forth in this prospectus with the net cash proceeds of a public equity offering.

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If we experience a change of control, we may be required to offer to purchase notes from holders at a purchase price equal to 101% of the principal amount, plus accrued interest.

RANKING

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The notes will be unsecured and will be subordinated in right of payment to all of our existing and future senior debt, including borrowings under our credit facility, and will rank equal in right of payment with all of our future senior subordinated indebtedness and senior in right of payment to all our future subordinated indebtedness.

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The notes will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

	Per Share	Total

Price to public	$	$

Underwriting discounts	$	$

Proceeds, before expenses, to ADESA, Inc.	$	$

The price of the notes will also include accrued interest, if any, from    , 2004.

Investing in the notes involves risks. You should read carefully this prospectus, including the factors discussed under the caption "Risk factors" beginning on page 10 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters are offering the notes as described in "Underwriting." The notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about                            , 2004.

UBS Investment Bank	Merrill Lynch & Co.

The date of this prospectus is             , 2004.

A-i

Summary

The following summary does not contain all the information that may be important to you and is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes thereto, included elsewhere in this prospectus. Except as otherwise indicated, "ADESA," the "Company," "we," "our" and "us" refer to ADESA, Inc. With respect to the descriptions of our business contained in this prospectus, such terms refer to ADESA, Inc. and its subsidiaries. "ALLETE" refers to our parent, ALLETE, Inc. "AFC" refers to our wholly-owned subsidiary, Automotive Finance Corporation and its subsidiaries.

GENERAL

ADESA is a leading, national provider of wholesale vehicle auctions and related vehicle redistribution services for the automotive industry in North America. We facilitate the exchange of used vehicles through an auction marketplace and earn fees from sellers and buyers. We generally do not take title to or ownership of the vehicles sold at our auctions. We are the second largest used vehicle auction network in North America, based on the number of used vehicles passing through auctions annually. Through our wholly-owned subsidiary, AFC, we also provide short-term inventory-secured financing, known as floorplan financing, for used vehicle dealers.

We operate a network of 53 used vehicle auctions, 27 salvage auctions and 80 AFC loan production offices. Our used vehicle auctions provide a marketplace for sellers and buyers of used vehicles and services such as inbound and outbound logistics, reconditioning, vehicle inspection and certification and titling services. Vehicles available at our auctions include vehicles that have come off lease, repossessed vehicles, rental and other program fleet vehicles and vehicles from dealers turning their inventory. Our salvage auction network, the third largest in North America, facilitates the redistribution of damaged vehicles that are designated as total losses for insurance or business purposes as well as recovered stolen vehicles for which an insurance settlement with the vehicle owner has already been made. Our ability to provide floorplan financing facilitates the growth of vehicle sales at auction, and also allows us to have a larger role in the entire vehicle redistribution industry.

COMPANY HISTORY

We entered the vehicle redistribution industry in 1989 and first became a public company in 1992. In 1994, we acquired AFC, our floorplan financing business. We remained a public company until 1996 when we became a wholly-owned subsidiary of ALLETE. At the time ALLETE became our parent, we operated 19 used vehicle auctions and 19 AFC loan production offices. Since then, our experienced management team has profitably grown and expanded our business, primarily through acquisitions, as well as organically, into a leading vehicle redistribution company in North America. Fifty-eight percent of our currently operating used vehicle auctions and 67% of our currently operating salvage auctions were acquired since we were purchased by ALLETE in 1996. Our annual combined used and salvage vehicle sales have increased from 0.6 million vehicles sold in 1996 to 2.0 million vehicles sold in 2003. In the same period, our net revenues from continuing operations have grown consistently from $162.3 million to $911.9 million, representing a compound annual growth rate of 28%, with corresponding growth of net income from $4.0 million to $115.1 million.

INDUSTRY OVERVIEW

The vehicle redistribution industry encompasses the activities designed to transfer used and salvage vehicle ownership between sellers and buyers throughout the vehicle life cycle. In the United States and Canada in 2002, there were approximately 239 million vehicles in operation (also referred to as vehicle "parc"), approximately 221 million of which were located in the United States and 18 million of which were located in Canada. Approximately 18 to 19 million new vehicles (including medium and heavy trucks) enter the vehicle parc each year (based on 1999-2003 data) while annual vehicle scrappage is approximately 13 to 15 million vehicles, resulting in a growth in the vehicle parc of approximately 3 to 6 million vehicles per year in the United States and Canada. The growth in vehicle parc each year is affected by several factors, including population growth (especially those of legal driving age), growth in the number of vehicles per household and the longer lifespan of vehicles currently on the road today. Of the 239 million vehicles in operation in 2002 in the United States and Canada, approximately 45 million used vehicles or nearly 19% of the total parc changed hands, representing the total opportunity available to used vehicle auctions, up from 40 million vehicles in 1990. According to estimates by the National Auto Auction Association (NAAA), approximately 22% of these vehicles pass through member auctions. As the vehicle parc has grown, the number of accidents has correspondingly risen as has the number of salvage vehicles. It is anticipated that the vehicle redistribution industry will continue to benefit from the increasing number of vehicles in operation, which should translate into increasing vehicle sales at auction.

COMPETITIVE STRENGTHS

We believe that the following key competitive strengths are critical to our continuing success:

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Comprehensive offering of vehicle redistribution services.    We believe we offer a comprehensive range of services, which enable us to serve both sellers and buyers regardless of their size. The combination of our used and salvage vehicle auctions with our marketing and web-based services enables us to attract a large number of bidders, resulting in a higher sales rate for vehicles placed at auction for the first time, commonly referred to as the conversion rate, and higher sale prices for sellers of vehicles. The breadth of our geographic coverage, the number of our facilities and the comprehensiveness of our offerings at these facilities allow us to efficiently service our customers, regardless of the size and location of their vehicle portfolios.

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Established relationships with diversified customer base.    We have established strong business relationships with selling dealers and institutional customers, such as vehicle manufacturers, insurers, financial institutions, rental agencies and fleet companies. Our network of regional facilities enables us to maintain and develop our relationships with local sellers and buyers while our national presence allows institutional customers to access buyers across the country and to redistribute their vehicles to markets where demand best matches their supply. Due to the diversity of our customer base, we do not have a major concentration of business with any one customer on either the seller or the buyer side of the auction process.

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At our used vehicle auctions, strong relationships with institutional customers, including major domestic and foreign vehicle manufacturers, are key to our success, as they supply large quantities of late model vehicles.

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At our salvage auctions, we have strong relationships with most of the major insurance companies that write auto insurance coverage policies and supply salvage vehicles.

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Our floorplan financing business has approximately 12,000 eligible dealers and relies on repeat customers for much of its success.

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Consistency in quality services throughout our North American network.    We are committed to providing our customers with superior and consistent customer service across all of our locations. We operate a network of vehicle redistribution facilities across North America. We offer our customers a convenient, hassle-free experience by providing a diverse, high-quality selection of vehicles, reputable auctions, efficient title processing, on-site value-added services and well-trained, friendly, service-oriented personnel.

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Commitment to information systems.    Over the last five years, we have invested a significant portion of our annual capital expenditures in our information systems. We have developed and continue to improve proprietary systems for each of our businesses to meet our own operating needs as well as the needs of our customers. Our information systems provide sellers with valuable market data and enable us to better match our locations with their needs and our buyers with their product. We also believe that they will help us to achieve significant operating efficiency and provide consistency, stability and standardization, leading to cost reductions.

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Experienced management team.    The five members of our senior management team have an average of six years of experience with us and 11 years in the auto industry and have successfully grown our company to become a leader in the vehicle redistribution industry. Our management team has accomplished this by implementing a disciplined strategy of selective acquisitions, increasing sales and profitability by site and opening new sites.

GROWTH STRATEGY

We are pursuing strategic initiatives that are designed to capitalize on our underlying business strengths, grow our business and improve our profitability. Key elements of our growth strategy include:

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Growing auction sales volume.    We expect to grow our business by capitalizing on the increasing volume of vehicles redistributed annually and the rising number of vehicles sold at auction. The number of used vehicles sold at auction, however, has increased each year since 1997, during a period that encompassed varying economic conditions. We believe that auctions are the best means of transferring ownership of used and salvage vehicles between sellers and buyers based on the short time-to-cash cycle our auctions offer to vehicle sellers, the range of services we provide, the low cost of our services as a percent of the gross market value of the vehicles placed at auction, and the relative transparency of the auction process. As a result, auctions offer a large and liquid market to customers resulting in true real time market prices. Of the estimated 45 million vehicles that changed hands in 2002, approximately 35.7 million of these vehicles were not distributed through NAAA-affiliated auctions, creating an opportunity for growth.

We expect that the volume of vehicles sold by dealers at auction will grow faster than the volume of vehicles sold by institutional customers at auction over the next several years. We believe we have an opportunity to generate more business from dealers by increasing the first-time conversion rates of their consignments and providing more attractive services and economics as compared to other redistribution channels.

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Optimizing revenues per vehicle sold.    We plan to increase revenues by selling more services per vehicle, such as reconditioning, inspection, certification, titling and settlement administration services, and by implementing selective fee increases.

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Continuing to improve our operating efficiency.    We are improving our operating efficiency by further centralizing certain administrative functions, optimizing and standardizing our redistribution processes, improving our use of technology and better utilizing our existing infrastructure. Our strategy for better leveraging our existing infrastructure includes efforts to increase the utilization rates of our auction facilities by organizing more auctions per facility, conducting auctions of trucks, boats and equipment and combining some of our used vehicle and salvage auction operations.

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Expanding into new markets.    We seek continuing growth through various channels, including alternate auction venues, combination used vehicle and salvage auction sites, acquisitions of independent auctions and construction of new auctions or redevelopment of existing auction sites (referred to in the industry "greenfield development"). Alternate auction venues include off-site satellite, on-line and customer site auctions, as well as alternate day, night or specialty product sales. In areas where we have existing operations, we seek to leverage upon existing infrastructure and capital investments in used vehicle operations by opening new salvage auction sites.

We have been an active consolidator in used vehicle auctions, which has fueled much of our historical growth. We continue to consider acquiring independent used vehicle auctions in markets where we do not have a presence. We also expect that consolidation opportunities will be available for salvage auctions.

  Finally, in regions where we do not have a presence and are not able to identify acquisition sites or where we do have a presence but our auction sites are inadequate or at capacity, we will consider greenfield development or relocation of auction sites.

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Growing on-line auctions and related services.    We plan to continue to expand our existing on-line service offerings in addition to introducing new on-line services to our customers. We are committed to investing additional capital and resources for emerging technologies and service offerings in the vehicle redistribution industry. We will continue to tailor on-line services to each of our customers to include an appropriate mix of physical auctions and on-line services. We cannot predict what portion of overall sales will be conducted through on-line auctions or other redistribution methods in the future and what impact this may have on our auction facilities.

Our future growth depends on a variety of factors, including our ability to increase our volumes relative to our competition, acquire additional auctions, manage expansion, control costs in our operations, introduce modest fee increases and new services, consolidate future auction acquisitions into existing operations and retain our executive officers and key employees. In addition, our substantial indebtedness will require us to use a portion of our operating cash flow to pay interest and principal on debt instead of for other corporate purposes, including funding future expansion and ongoing capital expenditures. Accordingly, we cannot predict whether our growth strategy will be successful.

THE TRANSACTIONS

Prior to or concurrently with the completion of this offering, we intend to complete a series of related transactions, which include the following principal components:

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The initial public offering of       shares of our common stock.

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The replacement of our existing bank credit facility and the repayment of all borrowings thereunder, if any, with a new $525 million credit facility, including one or more term loan facilities aggregating $375 million and a $150 million revolving loan facility, which will likely remain undrawn initially.

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The repayment of $200.2 million of our outstanding debt owed to unaffiliated third parties.

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The repayment of an intercompany note owed to ALLETE, representing a $100 million dividend to ALLETE, which we expect to pay prior to the completion of this offering.

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The repayment of all of our other outstanding intercompany debt owed to ALLETE and its subsidiaries, which totaled $144.6 million as of March 31, 2004.

We refer to this series of transactions as the "Transactions." For a further discussion of the Transactions, see "The transactions." For a further discussion of the dividend to ALLETE and our indebtedness, see "Management's discussion and analysis of financial condition and results of operations" and "Description of debt."

Relationship with ALLETE

ALLETE has announced that, following this offering, it intends to distribute its remaining equity interest in us to its shareholders. We refer to this transaction in this prospectus as the "spin-off" or "distribution."

We have conducted our used vehicle auction business since 1989, and since 1996 we have been wholly-owned by ALLETE. After this offering, ALLETE will continue to own at least 80% of the outstanding shares of our common stock through a wholly-owned subsidiary. Through its stock ownership, ALLETE will be able to control decisions regarding any merger, consolidation, sale of substantially all our assets or other major corporate transactions, without the support of any other stockholder.

While ALLETE expects the spin-off to occur within four months after this offering, it may not occur in that time period or at all. The spin-off will be subject to a number of conditions, including the receipt by ALLETE of a favorable tax opinion from its counsel that its distribution of our shares to its shareholders qualifies as a tax-free spin-off under Section 355 of the Internal Revenue Code and will be tax-free to ALLETE and its United States shareholders. The spin-off will also be subject to other closing conditions and ALLETE may, in its sole discretion, change the terms of the spin-off or decide not to complete the spin-off.

ALLETE currently provides us with administrative and other similar services pursuant to an agreement, which we expect will terminate upon the completion of the spin-off. Prior to the completion of this offering, we will enter into agreements with ALLETE related to the separation of our business operations from ALLETE including, among others, a master separation agreement and a tax sharing agreement. We have entered or will enter into these agreements in the context of our relationship to ALLETE as a wholly-owned subsidiary. Accordingly, some of the terms and provisions of these agreements may be less favorable to us than terms and provisions we could have obtained in arm's length negotiations with unaffiliated third parties. For a further discussion of the spin-off and various interim and ongoing relationships between us and ALLETE, and the risks relating to our relationship with and separation from ALLETE, see "Certain relationships and related transactions—Relationships between our company and ALLETE" and "Risk factors—Risks relating to our relationship with and separation from ALLETE."

Benefits of the Spin-off

We believe that our spin-off from ALLETE will provide us with the opportunity to pursue our own strategy focused on the automotive business, expand our business and improve our operations. The benefits of the spin-off are described below.

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Allow us to pursue a growth strategy.    As an independent company separate from ALLETE, we will be better able to pursue a business growth strategy. The spin-off will enable us to directly access the capital markets to issue debt or equity securities, as well as provide for independent coverage by analysts focused on our industry. As an independent company separate from ALLETE, we will be better positioned to pursue growth from acquisitions and greenfield development of used and salvage auctions. We may, however, be limited in our ability to issue shares of our common stock. For a discussion of these limitations, please see "Risk factors—Risks relating to our relationship with and separation from ALLETE—Our ability to issue stock may be limited for a period of time following the spin-off."

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Greater strategic focus.    We expect to have a sharper focus on our business and strategic opportunities as a result of having our own board of directors that will focus exclusively on our business and pursue a leadership position in our industry. The spin-off will provide us a greater ability to focus our business strategies to better fit the needs of our business, and we expect to be able to deploy resources more efficiently and with more agility than as part of a combined organization conducting different businesses.

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Closer alignment of employee compensation and stockholder interests.    The performance of our business depends on our ability to attract and retain qualified personnel. We expect the motivation of our employees and the focus of our management to be strengthened by incentive compensation programs tied to the financial results of our business and the market performance of our common stock. The spin-off will allow us to be able to offer compensation packages that more directly reflect the performance of our automotive business.

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Our regulatory environment will be simplified.    As a subsidiary of ALLETE, which is subject to local and federal regulation as a utility company, our ability to grow and pursue a business strategy focused on our automotive business is adversely impacted, in contrast to our competition. Once separate from ALLETE, we will no longer be affected by its regulatory environment, and we can focus exclusively on our own business strategy and compete more effectively with our competition.

COMPANY INFORMATION

ADESA, Inc. was incorporated in Delaware on January 23, 2004. Immediately prior to the effectiveness of the registration statement of which this prospectus forms a part, ADESA, Inc. will become the successor by merger to ADESA Corporation, which was incorporated in Indiana on October 4, 1991. Our principal executive offices are located at 13085 Hamilton Crossing Boulevard, Carmel, Indiana 46032, and our telephone number at that address is 1-800-923-3725.

The offering

The following summary is not intended to be complete. For a more detailed description of the notes, see "Description of the notes."

Issuer	ADESA, Inc.
Notes offered	$125 million aggregate principal amount of % Senior Subordinated Notes due 2012.
Interest	The notes will accrue interest from the date of their issuance at the rate of % per year. Interest on the notes will be payable semi-annually in arrears on each and , commencing on , 2004.
Maturity date	, 2012.
Optional redemption	Prior to , 2008, we may redeem the notes, at our option, in whole or in part, at a make-whole price described under "Description of the notes—Optional redemption." We may redeem the notes, in whole or part, at any time on or after , 2008, at the redemption prices listed in the section entitled "Description of the notes" under the heading "Optional redemption."

In addition, at any time on or before                  , 2007, we may redeem up to 35% of the aggregate principal amount of the notes with the net cash proceeds of one or more qualified equity offerings at a redemption price equal to % of the principal amount thereof, plus accrued and unpaid interest; provided that:

-->  at least 65% of the aggregate principal amount of the notes remains outstanding immediately after the occurrence of such redemption; and

--> such redemption occurs within 90 days of the date of any such equity offering.
Change of control	If we experience a change of control, we may be required to offer to purchase the notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest. We might not be able to pay you the required price for notes you present us at the time of a change of control because our credit facility or other indebtedness may prohibit payment or we might not have enough funds at that time.
Ranking	The notes will be unsecured and will be subordinated in right of payment to all of our existing and future senior debt, including borrowings under our credit facility.
The notes will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.
At March 31, 2004, assuming this offering and the other Transactions had occurred on that date, we would have had approximately $ million of senior indebtedness including $ million of secured indebtedness and $ million of indebtedness of our subsidiaries.
Certain covenants

The indenture governing the notes will contain covenants that will limit our ability and the ability of our subsidiaries to, among other things:

-->  incur additional indebtedness;

-->  pay dividends or make other distributions or repurchase or redeem our stock;

-->  make investments;

-->  sell assets;

-->  incur liens;

-->  enter into agreements restricting our subsidiaries' ability to pay dividends;

-->  enter into transactions with affiliates; and

-->  consolidate, merge or sell all or substantially all of our assets.

These covenants are subject to important exceptions and qualifications, which are described under the heading "Description of the notes" in this prospectus.
Absence of a public market	The notes are a new issue of securities and there is currently no established market for them. Accordingly, there can be no assurance as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market for the notes as permitted by applicable laws and regulations. However, they are not obligated to do so and may discontinue any such market making activities at any time without notice.
Use of proceeds	We estimate that the net proceeds to ADESA from the offering will be approximately $ million. We expect to use these proceeds, as well as the proceeds from the Transactions, (1) to repay $200.2 million of our outstanding debt owed to unaffiliated third parties, (2) to repay accrued interest and principal on the $100 million intercompany note owed to ALLETE, (3) to repay all of our other outstanding intercompany debt owed to ALLETE and its subsidiaries, which totaled $144.6 million as of March 31, 2004 and (4) for general corporate purposes, including to repurchase ADESA shares from certain ALLETE employee benefit plans after the spin-off.

We are also offering, in a concurrent initial public offering,             shares of our common stock. For additional information relating to our common stock, see the sections of this prospectus entitled "The transactions—Initial public offering" and "Description of capital stock."

RISK FACTORS

You should carefully consider the information under the caption "Risk factors" and all other information in this prospectus before investing in the notes.

 Risk factors

RISKS RELATING TO OUR SENIOR SUBORDINATED NOTES

Our substantial level of indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations on the notes.

We will have substantial indebtedness after this offering. As of March 31, 2004, assuming this offering and the other Transactions had occurred on that date, we would have had approximately $     million aggregate principal amount of senior debt including $     million of secured debt and $     million of indebtedness of our subsidiaries and $     million of undrawn borrowings available under the our credit facility. In addition, subject to restrictions in the indenture and our credit facility, we may incur additional indebtedness.

Our high level of indebtedness could have important consequences to you. For example, it could:

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make it more difficult for us to satisfy our obligations on the notes;

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require us to dedicate a substantial portion of our cash flow from operations to interest and principal payments on our indebtedness, reducing the availability of our cash flow for other purposes, such as capital expenditures, acquisitions and working capital;

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limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

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increase our vulnerability to general adverse economic and industry conditions;

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place us at a disadvantage compared to our competitors which have less debt;

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expose us to fluctuations in the interest rate environment because the credit facility is at a variable rate of interest; and

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limit our ability to borrow additional funds.

We expect to obtain the money to pay our expenses and to pay the principal and interest on the notes, our credit facility and other debt from cash flow from our operations and from additional loans under our credit facility. Our ability to meet our expenses thus depends on our future performance, which will be affected by financial, business, economic and other factors. We will not be able to control many of these factors, such as economic conditions in the markets in which we operate and pressure from competitors. We cannot be certain that our cash flow will be sufficient to allow us to pay principal and interest on our debt, including the notes, and meet our other obligations. If we do not have enough money, we may be required to refinance all or part of our existing debt, including the notes, sell assets, sell equity or borrow more money. We cannot guarantee that we will be able to do so on terms acceptable to us. In addition, the terms of existing or future debt agreements, including our credit facility and the indenture, may restrict us from adopting any of these alternatives. The failure to generate sufficient cash flow or to achieve such alternatives could significantly adversely affect the value of the notes and our ability to pay principal of and interest on the notes.

The notes are not guaranteed by any of our subsidiaries and, as a result, will be structurally subordinated to all indebtedness of our subsidiaries. Creditors of our subsidiaries will have priority as to our subsidiaries' assets.

You will not have any claims as a creditor against our subsidiaries. All indebtedness and other liabilities of our subsidiaries, including, without limitation, guarantees of other indebtedness of ours and trade payables, whether senior, subordinated, secured or unsecured, will effectively be senior to your claims against the assets of our subsidiaries. All obligations owed by our subsidiaries would have to be satisfied before any of the assets of our subsidiaries would be available for distribution, upon a liquidation or otherwise, to us. In addition, any future indebtedness that we are permitted to incur under the terms of our credit agreement and the indenture may be incurred by our subsidiaries. As of March 31, 2004, after giving effect to this offering, the use of proceeds therefrom and the Transactions, the aggregate amount of debt and other obligations of our subsidiaries, including guarantees of other indebtedness of ours and trade payables, would have been approximately $              million.

The notes are subordinated to our senior indebtedness and will be effectively subordinated to any future secured debt to the extent of the assets securing such debt.

The notes are subordinated in right of payment to all of our current and future senior indebtedness, as defined in the indenture governing the notes. The indenture governing the notes will not limit the amount of additional indebtedness, including senior indebtedness, we or our subsidiaries can create, incur, assume or guarantee, if we are in compliance with the covenants contained in the indenture. By reason of the subordination of the notes, in the event of insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of our business, our assets will be available to pay the amounts due on the notes only after all of our senior indebtedness has been paid in full. In addition, upon default in payment with respect to certain of our senior indebtedness or an event of default with respect to this indebtedness, permitting the acceleration thereof, we may be blocked from making payments on the notes pursuant to the indenture. As of March 31, 2004, after giving effect to this offering, the Transactions and the use of proceeds therefrom, we would have had approximately $              million of senior indebtedness on a consolidated basis.

The indenture governing the notes does not limit the amount of secured indebtedness that we may incur. Any secured indebtedness, if incurred, would have priority over the notes as to the assets securing such debt notwithstanding, to the extent applicable, the subordinated ranking thereof. In the event of insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of our business, our assets will be available to pay obligations of the notes only after the holders of secured debt have been paid the value of the assets securing such debt. Accordingly, there may not be sufficient funds remaining to pay amounts due on all or any of the notes offered hereby. We currently have in place senior secured credit facilities of up to approximately $              million and, as of March 31, 2004, had approximately $              million of secured indebtedness outstanding under these facilities.

The indenture for the notes and our credit facility impose significant operating and financial restrictions, which may prevent us from capitalizing on business opportunities and taking some actions.

The indenture for the notes and our credit facility impose significant operating and financial restrictions on us. These restrictions will limit the ability of us and our subsidiaries to, among other things, incur additional indebtedness, make investments, sell assets, incur certain liens, enter into agreements restricting our subsidiaries' ability to pay dividends, or merge or consolidate. In addition, our credit facility requires us to maintain specified financial ratios. We cannot assure you that these covenants will not adversely affect our ability to finance our future operations or capital needs or to pursue available business opportunities. A breach of any of these covenants or our inability to maintain the required financial ratios could result in a default under the related indebtedness. If a default occurs, the relevant lenders could elect to declare the indebtedness, together with accrued interest and other fees, to be immediately due and payable and proceed against any collateral securing that indebtedness.

We may not be able to satisfy our obligations to holders of the notes upon a change of control.

Upon the occurrence of a "change of control," as defined in the indenture, each holder of the notes will have the right to require us to purchase the notes at a price equal to 101% of the principal amount, together with any accrued and unpaid interest. Our failure to purchase, or give notice of purchase of, the notes would be a default under the indenture, which would in turn be a default under our credit facility. In addition, a change of control may constitute an event of default under our credit facility. A default under our credit facility would result in an event of default under the indenture if the lenders accelerate the debt under our credit facility.

If a change of control occurs, we may not have enough assets to satisfy all obligations under our credit facility and the indenture. Upon the occurrence of a change of control we could seek to refinance the indebtedness under our credit facility and the notes or obtain a waiver from the lenders or you as a holder of the notes. We cannot assure you, however, that we would be able to obtain a waiver or refinance our indebtedness on commercially reasonable terms, if at all.

There is no established trading market for the notes, and you may not be able to sell them quickly or at the price that you paid.

The notes are a new issue of securities and there is no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation systems. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time, each in its sole discretion. As a result, we cannot assure you as to the liquidity of any trading market for the notes.

We also cannot assure you that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable. Future trading prices of the notes will depend on many factors, including:

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  our operating performance and financial condition;

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  the interest of securities dealers in making a market in the notes; and

  -->
  the market for similar securities.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes will be subject to disruptions. Any disruptions may have a negative effect on noteholders, regardless of our prospects and financial performance.

You should not rely on the interest payments on the notes through their maturity date—They may be redeemed at our option.

At any time prior to                        , 2008, we may redeem the notes, at our option, in whole or in part, at a make-whole price described under "Description of the notes—Optional redemption." The notes may be redeemed at our option, at any time or from time to time, in whole or in part, on or after                        , 2008, in cash at the redemption prices set forth in this prospectus, together with any accrued and unpaid interest to, but excluding, the redemption date. You should assume that this redemption option will be exercised if we are able to refinance at a lower interest rate or it is otherwise in our interest to redeem the notes.

Use of proceeds

The net proceeds to us from this offering are estimated to be approximately $                        million, based upon an assumed public offering price of    %, and after deducting the underwriters' discount and fees and expenses of the offering. We intend to use a portion of the $          million of net proceeds of this offering or other cash on hand to pay accrued interest and principal on the $100 million intercompany note owed to ALLETE. We intend to use the remaining net proceeds from this offering, together with the $                                 million of net proceeds from our concurrent initial public offering of                  shares of our common stock and $375 million borrowed under our new credit facility, to repay $200.2 million of our outstanding debt to unaffiliated third parties, to repay all of our other outstanding intercompany debt owed to ALLETE and its subsidiaries, which totaled $144.6 million as of March 31, 2004, and to use the remainder of the net proceeds for general corporate purposes, including to repurchase shares of our common stock from certain ALLETE employee benefit plans after the spin-off.

The outstanding debt that we intend to repay consists of the following: (a) $90 million aggregate principal amount of our 7.70% senior notes, series A, due June 1, 2006, (b) $35 million aggregate principal amount of our 8.10% senior notes, series B, due March 30, 2010, (c) a note payable in the amount of $45 million relating to our used vehicle auction facility located in Tracy, California, which matures on July 30, 2006 and accrues interest at a variable rate of prime or LIBOR plus 1%, (d) a note payable in the amount of $28.4 million relating to our used vehicle auction facilities located in Boston, Massachusetts, Charlotte, North Carolina and Knoxville, Tennessee, which matures on April 1, 2005 and accrues interest at a variable rate equal to the seven-day "AA" financial commercial paper rate plus approximately 1.02% and (e) a note payable to Interstate Auto Auction in the amount of $1.8 million, which is payable upon demand until its maturity in 2011 and accrues interest at a variable rate equal to prime.

The following tables set forth the estimated sources and uses of funds in connection with the Transactions, the first showing the use of the proceeds from our initial public offering and notes offering and the second showing the use of the proceeds from our new bank credit facility, assuming they occurred on March 31, 2004:

	Amount

	(in millions)
Sources:
Proceeds from senior subordinated notes offering	$125.0
Proceeds from initial public offering	$150.0

Total	$275.0

Uses:
Repayment of intercompany note owed to ALLETE	$100.0	(plus interest)
Fees and expenses(a)	22.4
Repurchase of shares(b)	130.0
General corporate purposes	22.6

Total	$275.0

Sources:
Borrowings under new credit facility(c)	$375.0

Uses:
Repayment of debt:(d)
Existing debt	$200.2
Intercompany debt	144.6
Existing credit facility	0.0
Prepayment expenses on existing debt	17.0
Fees and expenses(e)	8.0
General corporate purposes	5.2

$375.0

(a)
Includes investment banking, legal, accounting, printing and other miscellaneous fees and expenses in connection with the Transactions.

(b)
We expect to use this estimated amount to repurchase shares of our common stock from certain ALLETE employee benefit plans after the spin-off. The amount of funds used to repurchase ADESA stock will be subject to a number of factors, including the price of our common stock at the time of repurchase and the number of shares repurchased.

(c)
The actual amount that initially will be borrowed under our new credit facility will depend on the amount of outstanding intercompany debt and borrowings under our existing credit facility, if any, immediately prior to the closing of the Transactions. We do not expect to borrow any amounts under our $150 million revolving loan facility at the time of the consummation of the Transactions.

(d)
Substantially all of our outstanding debt, excluding capital lease obligations, will be repaid in connection with the Transactions.

(e)
Includes fees payable in connection with our new credit facility other than prepayment expenses on existing debt.

 Management's discussion and analysis of financial condition and results of operations

The following discussion and analysis should be read in conjunction with the historical financial statements and other financial information appearing elsewhere in this prospectus, including "Capitalization," and "Selected historical and other financial data." This discussion contains forward-looking statements that involve risks and uncertainties. The forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about our industry, business and future financial results. Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including those discussed in the sections of this prospectus entitled "Risk factors," "Forward-looking statements" and other sections in this prospectus.

BUSINESS OVERVIEW

ADESA is a leading, national provider of wholesale vehicle auctions and related vehicle redistribution services for the automotive industry in North America. Redistribution services include a variety of activities designed to transfer used and salvage vehicles between sellers and buyers throughout the vehicle life cycle. We facilitate the exchange of these vehicles through an auction marketplace, which aligns sellers and buyers. As an agent for our customers, we generally do not take title to or ownership of the vehicles sold at our auctions. We generally earn fees from both the seller and buyer on each successful auction transaction in addition to fees earned for ancillary services.

We are the second largest used vehicle auction network in North America, based upon the number of used vehicles passing through auctions annually, and also provide services such as inbound and outbound logistics, reconditioning, vehicle inspection and certification, titling, administrative and salvage recovery services. Through our wholly-owned subsidiary, AFC, we also provide short-term inventory-secured financing, known as floorplan financing, for used vehicle dealers. We are able to serve the diverse and multi-faceted needs of our customers through the wide range of services we offer at our facilities. We operate a network of 53 used vehicle auctions, 27 salvage auctions and 80 AFC loan production offices. For the year ended December 31, 2003, our revenues and net income were $911.9 million and $115.1 million, respectively.

The majority of our revenue is derived from auction fees and related services at our auction facilities and dealer financing services at AFC. AFC's net revenue consists of interest and fees and gain on the sales of finance receivables less bad debt expense. This net presentation of AFC's revenues is customary for finance companies. Our costs are composed primarily of payroll and related costs, subcontract services, supplies, insurance, property taxes, utilities, maintenance, information technology, sales and marketing, bad debt, depreciation and amortization expense.

THE TRANSACTIONS

Prior to or concurrently with the completion of this offering, we intend to complete a series of related transactions, which include the following principal components:

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The initial public offering of    shares of our common stock.

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The replacement of our existing bank credit facility and the repayment of all borrowings thereunder, if any, with a new $525 million credit facility, including one or more term loan facilities aggregating $375 million and a $150 million revolving loan facility, which will likely remain undrawn initially.

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The repayment of $200.2 million of our outstanding debt owed to unaffiliated third parties.

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The repayment of an intercompany note owed to ALLETE, representing a $100 million dividend to ALLETE, which we expect to pay prior to the completion of this offering.

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The repayment of all of our other outstanding intercompany debt owed to ALLETE and its subsidiaries, which totaled $144.6 million as of March 31, 2004.

For a further discussion of the Transactions, see "The transactions." For a further discussion of the dividend to ALLETE and our indebtedness, see "Description of debt."

 The transactions

Prior to or concurrently with the completion of this offering, we intend to complete a series of related transactions, which include the following principal components:

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The initial public offering of                  shares of our common stock.

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The replacement of our existing bank credit facility and the repayment of all borrowings thereunder, if any, with a new $525 million credit facility, including one or more term loan facilities aggregating $375 million and a $150 million revolving loan facility, which will likely remain undrawn initially.

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The repayment of $200.2 million of our outstanding debt owed to unaffiliated third parties.

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The repayment of an intercompany note owed to ALLETE, representing a $100 million dividend to ALLETE, which we expect to pay prior to the completion of this offering.

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The repayment of all of our other outstanding intercompany debt owed to ALLETE and its subsidiaries, which totaled $144.6 million as of March 31, 2004.

Initial public offering

Concurrently with this offering, we are conducting an initial public offering of         shares of our common stock. For more information about our common stock, see "Description of capital stock."

New credit facility

Prior to or concurrently with the completion of this offering, we expect to enter into a $525 million senior secured credit facility with a syndicate of lenders, consisting of a $150 million revolving credit facility and one or more term loan facilities aggregating $375 million. Upon the closing of the new credit facility, we intend to repay all amounts outstanding under our existing credit facility, if any. We do not intend to initially borrow any amounts under our revolving loan facility. For a more complete description of our new credit facility, see "Description of debt—New credit facility."

Repayment of debt

Prior to or concurrently with the completion of this offering, we will repay $200.2 million of our outstanding indebtedness owed to unaffiliated third parties. Immediately following this offering, we will have $534.6 million of outstanding indebtedness.

Repayment of intercompany debt arising from dividend

Prior to the completion of this offering we expect to pay a $100 million dividend to ALLETE in the form of an intercompany note. In determining the amount of the dividend, our board of directors and ALLETE considered our ability to service the notes and our new credit facility following repayment of the Intercompany Note and the appropriate capital structure for our company to be able to compete effectively in our industry.

Repayment of other intercompany debt

Prior to or concurrently with the completion of this offering, in addition to the repayment of the $100 million intercompany note owed to ALLETE, we will repay all of our other outstanding intercompany indebtedness owed to ALLETE and its subsidiaries, which totaled $144.6 million as of March 31, 2004. Immediately following this offering, no intercompany indebtedness will remain outstanding.

 Description of the notes

As used below in this "Description of the Notes" section, the "Issuer" means ADESA, Inc., a Delaware corporation, and its successors, but not any of its subsidiaries. The Issuer will issue the notes described in this prospectus (the "Notes") under an indenture, dated as of             , 2004 (the "Indenture"), between the Issuer and                           , as trustee (the "Trustee"). The terms of the Notes include those set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. You may obtain a copy of the Indenture from the Issuer at its address set forth elsewhere in this prospectus.

The following is a summary of the material terms and provisions of the Notes. The following summary does not purport to be a complete description of the Notes and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Indenture. You can find definitions of certain terms used in this description under the heading "—Certain Definitions."

PRINCIPAL, MATURITY AND INTEREST

The Notes will mature on             , 2012. The Notes will bear interest at the rate shown on the cover page of this prospectus, payable on             and              of each year, commencing on             , 2004, to Holders of record at the close of business on             and             , respectively, immediately preceding the relevant interest payment date. Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

The Notes will be issued in registered form, without coupons, and in denominations of $1,000 and integral multiples of $1,000.

An aggregate principal amount of Notes equal to $125.0 million is being issued in this offering. The Issuer may issue additional Notes having identical terms and conditions to the Notes being issued in this offering, except for issue date, issue price and first interest payment date, in an unlimited aggregate principal amount (the "Additional Notes"), subject to compliance with the covenant described under "—Certain Covenants—Limitations on Additional Indebtedness." Any Additional Notes will be part of the same issue as the Notes being issued in this offering and will be treated as one class with the Notes being issued in this offering, including for purposes of voting, redemptions and offers to purchase. For purposes of this "Description of the Notes," except for the covenant described under "—Certain Covenants—Limitations on Additional Indebtedness," references to the Notes include Additional Notes, if any.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

If a Holder has given wire transfer instructions to the Issuer at least ten Business Days prior to the applicable payment date, the Issuer will make all payments on such Holder's Notes by wire transfer of immediately available funds to the account specified in those instructions. Otherwise, payments on the Notes will be made at the office or agency of the paying agent (the "Paying Agent") and registrar (the "Registrar") for the Notes within the City and State of New York unless the Issuer elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

RESTRICTED AND UNRESTRICTED SUBSIDIARIES; EFFECT OF DESIGNATION AS UNRESTRICTED SUBSIDIARY

As of the Issue Date, all of the Issuer's Subsidiaries other than ADESA Importation Services, Inc., ADESA Transportation Inc. and Asset Holdings III, L.P. will be "Restricted Subsidiaries." However, under the circumstances described below under the subheading "—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries," the Issuer will be permitted to designate any of its Subsidiaries as "Unrestricted Subsidiaries." The effect of designating a Subsidiary as an "Unrestricted Subsidiary" will be that:

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an Unrestricted Subsidiary will not be subject to many of the restrictive covenants in the Indenture;

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any Subsidiary that has previously been a Guarantor and that is designated an Unrestricted Subsidiary will be released from its Note Guarantee and its obligations under the Indenture; and

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the assets, income, cash flow and other financial results of an Unrestricted Subsidiary will not be consolidated with those of the Issuer for purposes of calculating compliance with the restrictive covenants contained in the Indenture.

SUBORDINATION OF NOTES

The payment of all Obligations by the Issuer on or relating to the Notes will be subordinated in right of payment to the prior payment in full in cash or cash equivalents of all Obligations due in respect of Senior Debt of the Issuer, including all Obligations with respect to the Credit Facilities, whether outstanding on the Issue Date or incurred after that date.

The holders of Senior Debt will be entitled to receive payment in full in cash or cash equivalents of all Obligations due in respect of Senior Debt before the Holders of Notes will be entitled to receive any payment or distribution of any kind or character with respect to any Obligations on or relating to the Notes (other than in Permitted Junior Securities) in the event of any distribution to creditors of the Issuer:

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in a total or partial liquidation, dissolution or winding up of the Issuer;

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in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Issuer or its assets;

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in an assignment for the benefit of creditors; or

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in any marshalling of the Issuer's assets and liabilities.

In addition, the Issuer may not make any payment or distribution of any kind or character with respect to any Obligations on or relating to the Notes or acquire any Notes for cash or assets or otherwise (other than, in either case, in Permitted Junior Securities), if:

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a payment default on any Senior Debt occurs and is continuing; or

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any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of such series of Designated Senior Debt to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Representative of such Designated Senior Debt.

Payments on and distributions with respect to any Obligations on or with respect to the Notes may and shall be resumed:

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in the case of a payment default, upon the date on which all payment defaults are cured or waived; and

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in case of a nonpayment default on Designated Senior Debt, the earliest of (1) the date on which such nonpayment default is cured or waived, (2) 179 days after the date on which the applicable Payment Blockage Notice is received or (3) the date on which the Trustee receives notice from the Representative for all applicable Designated Senior Debt rescinding the Payment Blockage Notice, unless the maturity of any Designated Senior Debt has been accelerated.

No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice.

No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 consecutive days. Any subsequent action or any breach of any financial covenants for a period ending after the date of delivery of the initial Payment Blockage Notice that in either case would give rise to a default pursuant to any provisions under which a default previously existed or was continuing will constitute a new default for this purpose.

Notwithstanding anything to the contrary, payments and distributions made from the trust established pursuant to the provisions described under "—Legal Defeasance and Covenant Defeasance" or "Satisfaction and Discharge" will be permitted and will not be subordinated so long as the payments into the trust were made in accordance with the requirements described under "—Legal Defeasance and Covenant Defeasance" or "Satisfaction and Discharge" and did not violate the subordination provisions when they were made.

The Issuer must promptly notify the Representative of the Designated Senior Debt if payment of the Notes is accelerated because of an Event of Default.

As a result of the subordination provisions described above in the event of a bankruptcy, liquidation or reorganization of the Issuer, Holders of the Notes may recover less ratably than creditors of the Issuer who are holders of Senior Debt. See "Risk Factors—Risks Associated with the Offering—Your right to receive payment on the notes and guarantees is subordinated to our and the guarantors' senior debt."

As of March 31, 2004 assuming this offering and related transactions had occurred on that date, the Issuer would have had approximately $        million aggregate principal amount of Senior Debt and $        million of undrawn borrowings available under the Credit Agreement.

SUBORDINATION OF GUARANTEES

Any Note Guarantee will be subordinated to Guarantor Senior Debt on the same basis as the Notes are subordinated to Senior Debt.

NOTE GUARANTEES

On the Issue Date, none of our Subsidiaries will guarantee the Notes. Under certain circumstances, certain of our Subsidiaries may, in the future, guarantee the Notes. See "Certain Covenants—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries." In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, these non-guarantor

Subsidiaries will pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to us. For the twelve months ended March 31, 2004, on a pro forma basis, our non-Guarantor Subsidiaries represented substantially all of our net sales, net earnings and EBITDA. In addition, as of March 31, 2004, on a pro forma basis, our non-Guarantor Subsidiaries would have held substantially all of our assets and had $        million of liabilities (including trade payables), to which the Notes would have been structurally subordinated.

The obligations of any Subsidiary Guarantor under its Note Guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including, without limitation, any guarantees under the Credit Agreement) and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of any such other Subsidiary Guarantor under its Note Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Any Subsidiary Guarantor that makes a payment for distribution under its Note Guarantee is entitled to a contribution from each other Subsidiary Guarantor (if any) in a pro rata amount based on the adjusted net assets of each Subsidiary Guarantor.

A Subsidiary Guarantor shall be released from its obligations under its Note Guarantee and its obligations under the Indenture:

(1)   in the event of a sale or other disposition of all or substantially all of the assets of such Subsidiary Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Equity Interests of such Subsidiary Guarantor then held by the Issuer and the Restricted Subsidiaries;

(2)   if such Subsidiary Guarantor is designated as an Unrestricted Subsidiary or otherwise ceases to be a Restricted Subsidiary, in each case in accordance with the provisions of the Indenture, upon effectiveness of such designation or when it first ceases to be a Restricted Subsidiary; or

(3)   if such Subsidiary Guarantor does not guarantee any Indebtedness under any Credit Facility (other than if such Subsidiary Guarantor no longer guarantees any Indebtedness under any Credit Facility as a result of payment under any guarantee of any such Indebtedness by any Subsidiary Guarantor); provided that a Subsidiary Guarantor shall not be permitted to be released from its Note Guarantee if it is an obligor with respect to Indebtedness that would not, under "—Certain Covenants—Limitations on Additional Indebtedness," be permitted to be incurred by a Restricted Subsidiary that is not a Guarantor.

HOLDING COMPANY STRUCTURE

The Issuer is a holding company for its Subsidiaries, with no material operations of its own and only limited assets. Accordingly, the Issuer is dependent upon the distribution of the earnings of its Subsidiaries, whether in the form of dividends, advances or payments on account of intercompany obligations, to service its debt obligations. In addition, the claims of the Holders are subject to the prior payment of all liabilities (whether or not for borrowed money) and to any preferred stock interest of such Restricted Subsidiaries. There can be no assurance that, after providing for all prior claims, there would be sufficient assets available from the Issuer and its Subsidiaries to satisfy the claims of the Holders of Notes. See "Risk Factors—Holding Company Structure."

OPTIONAL REDEMPTION

Except as set forth below, the Notes may not be redeemed prior to             , 2008. At any time or from time to time on or after             , 2008, the Issuer, at its option, may redeem the Notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued and unpaid interest thereon, if any, to the redemption date, if redeemed during the 12-month period beginning         of the years indicated:

Year	Optional Redemption Price

2008
2009
2010
2011 and thereafter	100.000%

At any time prior to             , 2008, the Issuer, at its option, may redeem the Notes at a redemption price equal to the sum of:

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the principal amount thereof, plus

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accrued and unpaid interest, if any, to the redemption date, plus

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the Applicable Premium at the redemption date.

"Applicable Premium" means with respect to a Note at any time, the greater of (1) 1.0% of the principal amount of such Note at such time and (2) the excess of (A) the present value at such time of the principal amount of such Note plus any required premium and interest payments due on such Note from the redemption date to              , 2008, computed using a discount rate equal to the Treasury Rate plus    basis points, over (B) the principal amount of such Note.

"Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the date fixed for redemption or, in the case of defeasance, prior to the date of deposit (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the then remaining average life to                           , 2008 or, in the case of defeasance, to maturity; provided, however, that if the average life to                           , 2008 or maturity, as the case may be, of the Notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the average life to                           , 2008 or maturity, as the case may be, of the Notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Redemption with Proceeds from Equity Offerings

At any time prior to             , 2007, the Issuer may redeem at its option on any one or more occasions up to 35% of the aggregate principal amount of the Notes issued under the Indenture with the net cash proceeds of one or more Qualified Equity Offerings at a redemption price equal to             % of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon, if any, to but excluding the date of redemption; provided that (1) at least 65% of the aggregate principal amount of Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption and (2) the redemption occurs within 90 days of the date of the closing of any such Qualified Equity Offering.

SELECTION AND NOTICE OF REDEMPTION

In the event that less than all of the Notes are to be redeemed at any time pursuant to an optional redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Notes of a principal amount of $1,000 or less shall be redeemed in part. In addition, if a partial redemption is made pursuant to the provisions described under "—Optional Redemption—Redemption with Proceeds from Equity Offerings," selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of The Depository Trust Company), unless that method is otherwise prohibited.

Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the date of redemption to each Holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a satisfaction and discharge of the Indenture. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the Holder of the Note upon cancellation of the original Note. On and after the date of redemption, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Issuer has deposited with the Paying Agent funds in satisfaction of the redemption price (including accrued and unpaid interest on the Notes to be redeemed) pursuant to the Indenture.

CHANGE OF CONTROL

Upon the occurrence of any Change of Control, other than a Change of Control following the assignment to the Notes of an Investment Grade Rating, each Holder will have the right to require that the Issuer (or any designee of the Issuer) purchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder's Notes pursuant to a Change of Control Offer (defined below) for a cash price (the "Change of Control Purchase Price") equal to 101% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to but excluding the date of purchase.

Within 30 days following any Change of Control, the Issuer (or any designee of the Issuer) will mail, or caused to be mailed, to the Holders a notice:

(1)   describing the transaction or transactions that constitute the Change of Control;

(2)   offering to purchase, pursuant to the procedures required by the Indenture and described in the notice (a "Change of Control Offer"), on a date specified in the notice (which shall be a Business Day not earlier than 30 days nor later than 60 days from the date the notice is mailed) and for the Change of Control Purchase Price, all Notes properly tendered by such Holder pursuant to such Change of Control Offer; and

(3)   describing the procedures that Holders must follow to accept the Change of Control Offer.

The Change of Control Offer is required to remain open for at least 20 Business Days or for such longer period as is required by law.

Notwithstanding the foregoing, the Issuer will not be obligated to purchase the Notes upon a Change of Control if the Issuer has exercised its right to redeem all of the Notes as set forth under "—Optional Redemption" above. The Issuer (or any designee of the Issuer) will publicly announce the results of the Change of Control Offer on or as soon as practicable after the date of purchase.

The agreements governing our outstanding Senior Debt currently prohibit us from purchasing more than a specified amount of Notes, and also provide that some change of control events with respect to us would constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Debt to which the Issuer becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Issuer is prohibited from purchasing Notes, the Issuer could seek the consent of our senior lenders to the purchase of Notes or could attempt to refinance the borrowings that contain the prohibition. If the Issuer does not obtain a consent or repay the borrowings, the Issuer will remain prohibited from purchasing Notes. In that case, our failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Senior Debt. In these circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.

If a Change of Control Offer is made, there can be no assurance that the Issuer will have available funds sufficient to pay for all or any of the Notes that might be delivered by Holders seeking to accept the Change of Control Offer

The provisions described above that require us to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable to the transaction giving rise to the Change of Control. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Issuer purchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Issuer's obligation to make a Change of Control Offer will be satisfied if (i) a third party makes the Change of Control Offer in the manner and at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer or (ii) notice of redemption has been given pursuant to the Indenture as described above under the caption "—Optional Redemption."

With respect to any disposition of assets, the phrase "all or substantially all" as used in the Indenture (including as set forth under the definition of "Change of Control" and "—Certain Covenants—Limitations on Mergers, Consolidations, Etc." below) varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which governs the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Issuer, and therefore it may be unclear as to whether a Change of Control has occurred and whether the Holders have the right to require the Issuer to make a Change of Control Offer.

The Issuer (or any designee of the Issuer) will comply with applicable tender offer rules, including the requirements of Rule 14e-l under the Exchange Act, and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue of this compliance.

CERTAIN COVENANTS

The Indenture will contain, among others, the following covenants:

Changes in Covenants When Notes Rated Investment Grade

If on any date following the date of the Indenture:

(1)   the Notes are assigned an Investment Grade Rating by both Moody's and S&P; and

(2)   no Default or Event of Default shall have occurred and be continuing,

then, beginning on that day, the covenants specifically listed under the following captions in this prospectus will be terminated:

(1)   "—Limitations on Additional Indebtedness";

(2)   "—Limitations on Restricted Payments";

(3)   "—Limitations on Dividend and Other Restrictions Affecting Restricted Subsidiaries";

(4)   "—Limitations on Transactions with Affiliates";

(5)   "—Limitations on Asset Sales";

(6)   "—Limitations on Designation of Unrestricted Subsidiaries";

(7)   "—Limitations on the Issuance or Sale of Equity Interests of Restricted Subsidiaries";

(8)   clause (3) of the covenant described below under the caption "—Limitations on Mergers, Consolidations, Etc.";

(9)   "—Conduct of Business";

(10) "—Change of Control";

(11) "—Limitation on Guarantees of Indebtedness by Restricted Subdiaries", and

(12) subclause (B) of clause (3) of the definition of "Event of Default" with respect to a Change of Control only, described below;

provided that, in the case of clause (6) above, no additional Restricted Subsidiaries may be designated as Unrestricted Subsidiaries after such termination is effective.

Limitations on Additional Indebtedness

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness; provided that (i) the Issuer, AFC or any Guarantor may incur additional Indebtedness and any Restricted Subsidiary may incur Acquired Indebtedness, in each case, if, after giving effect thereto, the Consolidated Interest Coverage Ratio would be at least 2.00 to 1.00 (the "Coverage Ratio Exception") and (ii) any Restricted Subsidiary that is not a Guarantor (other than AFC) may incur additional indebtedness if, after giving effect thereto, the Consolidated Interest Coverage Ratio would be at least             to 1.00.

Notwithstanding the above, each of the following shall be permitted ("Permitted Indebtedness"):

(1)   Indebtedness of the Issuer and any of the Restricted Subsidiaries under the Credit Facilities in an aggregate amount at any time outstanding not to exceed the sum of (x) $375.0 million less, the aggregate amount of Net Available Proceeds applied to repayments under the Credit Facilities in accordance with the covenant described under "—Limitations on Asset Sales" plus (y) the greater of (i) $150.0 million and (ii) the Borrowing Base;

(2)   the Notes issued under the Indenture not to exceed $     million in the aggregate and any Note Guarantees;

(3)   Indebtedness of the Issuer or any Restricted Subsidiary to the extent outstanding on the Issue Date (other than Indebtedness referred to in clauses (1) and (2) above, and after giving effect to the intended use of proceeds of the Notes);

(4)   Indebtedness under Hedging Obligations for bona fide hedging purposes of the Issuer or any Restricted Subsidiary; provided that the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

(5)   Indebtedness of the Issuer owed to a Restricted Subsidiary and Indebtedness of any Restricted Subsidiary owed to the Issuer or any other Restricted Subsidiary; provided, however, that upon any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or such Indebtedness being owed to any Person other than the Issuer or a Restricted Subsidiary, the Issuer or such Restricted Subsidiary, as applicable, shall be deemed to have incurred Indebtedness not permitted by this clause (5);

(6)   Indebtedness in respect of bid, performance or surety bonds, replevin bonds or appeal bonds issued for the account of the Issuer or any Restricted Subsidiary in the ordinary course of business, including guarantees or obligations of the Issuer or any Restricted Subsidiary with respect to letters of credit supporting such bid, performance or surety obligations;

(7)   Purchase Money Indebtedness incurred by the Issuer or any Restricted Subsidiary and Refinancing Indebtedness thereof, in an aggregate amount not to exceed at any time outstanding $     million;

(8)   Capitalized Lease Obligations of the Issuer or any Restricted Subsidiary and Refinancing Indebtedness thereof, in an aggregate amount not to exceed at any time outstanding $     million;

(9)   Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within 15 Business Days of incurrence;

(10) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(11) Refinancing Indebtedness with respect to Indebtedness incurred pursuant to the Coverage Ratio Exception or clause (2) or (3) above or this clause (11);

(12) indemnification, adjustment of purchase price, earn-out or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or Equity Interests of the Issuer or any Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Capital Stock for the purpose of financing or in contemplation of any such acquisition;

(13) Indebtedness of one or more Foreign Subsidiaries and guarantees thereof by the Issuer in aggregate amount not to exceed $     million;

(14) Indebtedness of the Issuer or any Restricted Subsidiary pursuant to guarantees of AFC's customary servicing obligations (but not of collection) in connection with any Qualified Securitization Transaction; and

(15) Indebtedness of the Issuer or any Restricted Subsidiary in an aggregate amount not to exceed $     million at any time outstanding.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (15) above or is entitled to be incurred pursuant to the Coverage Ratio Exception, the Issuer shall, in its sole discretion, classify such item of Indebtedness and may divide and classify such Indebtedness in more than one of the types of Indebtedness described, except that Indebtedness incurred under the Credit Facilities on the Issue Date shall be deemed to have been incurred under clause (1) above, and may later reclassify any item of Indebtedness described in clauses (1) through (15) above (provided that at the time of reclassification it meets the criteria in such category or categories). Accrual of interest, accretion or amortization of original issue discount and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms will not be deemed to be an incurrence of Indebtedness for purposes of this "Limitations on Additional Indebtedness" covenant. In addition, for purposes of determining any particular amount of Indebtedness under this covenant, guarantees, Liens or letter of credit obligations supporting Indebtedness otherwise included in the determination of such particular amount shall not be included so long as incurred by a Person that could have incurred such Indebtedness.

Limitations on Layering Indebtedness

The Issuer will not, and will not permit any Guarantor to, directly or indirectly, incur or suffer to exist any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) senior in right of payment to the Notes or the Note Guarantee of such Restricted Subsidiary and subordinated in right of payment to any other Indebtedness of the Issuer or of such Restricted Subsidiary, as the case may be.

For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Issuer or any Restricted Subsidiary solely by virtue of being unsecured or secured on a first or junior priority basis or by virtue of the fact that the holders of such Indebtedness have entered into intercreditor agreements or other arrangements giving one or more of such holders priority over the other holders in the collateral held by them.

Limitations on Restricted Payments

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment:

(1)   a Default shall have occurred and be continuing or shall occur as a consequence thereof;

(2)   the Issuer cannot incur $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; or

(3)   the amount of such Restricted Payment, when added to the aggregate amount of all other Restricted Payments made after the Issue Date (other than Restricted Payments made pursuant to clause (2), (3), (4), (5), (6), (7), (9) (to the extent such dividends are not in excess of $     million in

any 12-month period) or (10) of the next paragraph), exceeds the sum (the "Restricted Payments Basket") of (without duplication):

  (a)   50% of Consolidated Net Income for the period (taken as one accounting period) commencing on the first day of the fiscal quarter commencing immediately after the Issue Date and including the last day of the fiscal quarter ended immediately prior to the date of such calculation for which consolidated financial statements are available (or, if such Consolidated Net Income shall be a deficit, minus 100% of such aggregate deficit), plus

  (b)   100% of the aggregate net cash proceeds received by the Issuer either (x) as contributions to the common equity of the Issuer after the Issue Date or (y) from the issuance and sale of Qualified Equity Interests after the Issue Date, other than (A) any such proceeds which are used to redeem Notes in accordance with the second paragraph under "—Optional Redemption—Redemption with Proceeds from Equity Offerings," or (B) any such proceeds or assets received from a Subsidiary of the Issuer, plus

  (c)    the aggregate amount by which Indebtedness (other than any Subordinated Indebtedness) incurred by the Issuer or any Restricted Subsidiary subsequent to the Issue Date is reduced on the Issuer's balance sheet upon conversion or exchange (other than by a Subsidiary of the Issuer) into Qualified Equity Interests (less the amount of any cash, or the fair value of assets, distributed by the Issuer or any Restricted Subsidiary upon such conversion or exchange), plus

  (d)   in the case of the disposition or repayment of or return on any Investment that was treated as a Restricted Payment made after the Issue Date, an amount (to the extent not included in the computation of Consolidated Net Income) equal to the lesser of (i) 100% of the aggregate amount received by the Issuer or any Restricted Subsidiary in cash or other property (valued at the Fair Market Value thereof) as the return of capital with respect to such Investment and (ii) the amount of such Investment that was treated as a Restricted Payment, in either case, less the cost of the disposition of such Investment and net of taxes, plus

  (e)    upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the lesser of (i) the Fair Market Value of the Issuer's proportionate interest in such Subsidiary immediately following such Redesignation, and (ii) the aggregate amount of the Issuer's Investments in such Subsidiary to the extent such Investments reduced the Restricted Payments Basket and were not previously repaid or otherwise reduced.

The foregoing provisions will not prohibit:

(1)   the payment by the Issuer or any Restricted Subsidiary of any dividend within 60 days after the date of declaration thereof, if on the date of declaration the payment would have complied with the provisions of the Indenture;

(2)   the making of any Restricted Payment in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests or from the substantially concurrent contribution of common equity capital to the Issuer;

(3)   the redemption, defeasance, repurchase or other acquisition of Subordinated Indebtedness of the Issuer or any Restricted Subsidiary (a) in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests or (b) in exchange for, or out of the proceeds of the substantially concurrent incurrence of, Refinancing Indebtedness permitted to be incurred under the "Limitations on Additional Indebtedness" covenant and the other terms of the Indenture or (c) upon a change of control or in connection with an asset sale to the extent required by the agreement governing such Subordinated Indebtedness but only if the Issuer shall have complied, to the extent required, with the covenants described under "—Change of Control" and "—Limitations on Asset Sales" and purchased, to the extent required, all Notes validly tendered pursuant to the relevant offer prior to redeeming such Subordinated Indebtedness;

(4)   the repurchase, redemption or other acquisition or retirement for value of Equity Interests of the Issuer or any Restricted Subsidiary held by officers, directors, employees, consultants or former officers, directors, employees or consultants (or their transferees, estates or beneficiaries under their estates), upon their death, disability, retirement, severance or termination of employment or service or pursuant to any equity subscription agreement, stock option agreement, shareholders' agreement or similar agreement; provided that the aggregate cash consideration paid for all such repurchases, redemptions or other acquisitions or retirements for value shall not exceed $1.0 million during any twelve-month period; provided further that the Issuer may carry forward and make in a subsequent twelve-month period, in addition to the amounts permitted for such twelve-month period, the amount of such repurchases, redemptions or other acquisitions or retirements for value permitted to have been made but not made in any preceding twelve-month period up to a maximum of $5.0 million in any twelve-month period;

(5)   repurchases of Equity Interests deemed to occur upon the exercise of stock options if the Equity Interests represent a portion of the exercise price thereof;

(6)   payments occurring or deemed to have occurred pursuant to the IPO Transactions, the Liability Management Transactions or the Contribution Transactions, and payments to ALLETE, Inc. pursuant to the Spin-Off Agreements;

(7)   the making of cash payments in lieu of the issuance of fractional shares in an aggregate amount not to exceed $5.0 million in the aggregate;

(8)   payments by the Issuer pursuant to the Issuer's guarantee of AFC's customary servicing obligations in connection with the Receivables Purchase Agreement;

(9)   the declaration and payment of dividends to holders of common stock of the Issuer not to exceed $0.    per share in any 12-month period;

(10) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary to the holders of its Equity Interests on a pro rata basis; and

(11) additional Restricted Payments not to exceed $     million in the aggregate;

provided that (a) in the case of any Restricted Payment pursuant to clause (3), (4), or (9) above, no Default shall have occurred and be continuing or occur as a consequence thereof and (b) no issuance and sale of Qualified Equity Interests are used to make a payment pursuant to clause (2) or (3) above shall increase the Restricted Payments Basket.

Limitations on Dividend and Other Restrictions Affecting Restricted Subsidiaries

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a)   pay dividends or make any other distributions on or in respect of its Equity Interests to the Issuer or any of the Restricted Subsidiaries;

(b)   make loans or advances or pay any Indebtedness or other obligation owed to the Issuer or any other Restricted Subsidiary; or

(c)    transfer any of its assets to the Issuer or any other Restricted Subsidiary;

except for:

(1)   encumbrances or restrictions existing under or by reason of applicable law, rule, regulation or order, approval, license, permit or similar restriction;

(2)   encumbrances or restrictions existing under the Indenture, the Notes and the Note Guarantees;

(3)   non-assignment provisions of any contract, lease or license entered into in the ordinary course of business;

(4)   encumbrances or restrictions existing under agreements (including, without limitation, the Credit Facilities and the Receivables Purchase Agreement) existing on the date of the Indenture as in effect on that date and any amendments, modifications, restatements, renewals, increases, supplements, refundings or refinancings of those agreements, whether or not such encumbrances or restrictions are in effect on the date of the Indenture but provided that such encumbrances and restrictions are not materially more restrictive in the aggregate (as determined in good faith by the Board of Directors of the Issuer) than those in effect on the date of the Indenture;

(5)   restrictions relating to any Lien permitted under the Indenture imposed by the holder of such Lien;

(6)   restrictions imposed under any agreement to sell assets permitted under the Indenture to any Person pending the closing of such sale;

(7)   any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(8)   any other agreement governing Indebtedness entered into after the Issue Date that contains encumbrances and restrictions that are not materially more restrictive with respect to any Restricted Subsidiary than those in effect on the Issue Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Issue Date;

(9)   customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests or the disposition of assets or property in such partnership, limited liability company, joint venture or similar Person;

(10) Purchase Money Indebtedness incurred in the ordinary course of business in compliance with the covenant described under "—Limitations on Additional Indebtedness" that impose restrictions of the nature described in clause (c) above on the assets acquired;

(11) restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business;

(12) encumbrances or restrictions encumbering or restricting Foreign Subsidiaries;

(13) encumbrances or restrictions on property existing at the time the property was acquired by the Issuer or a Restricted Subsidiary; and

(14) any encumbrances or restrictions imposed by any amendments or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that such amendments or refinancings are, in the good faith judgment of the Issuer's Board of Directors, no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

Limitations on Transactions with Affiliates

The Issuer will not, and will not permit any Restricted Subsidiary to, sell, lease, transfer or otherwise dispose of any of its assets to, or purchase any assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (an "Affiliate Transaction"), unless:

(1)   such Affiliate Transaction is on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at such time on an arm's-length basis by the Issuer or that Restricted Subsidiary from a Person that is not an Affiliate of the Issuer or that Restricted Subsidiary; and

(2)   the Issuer delivers to the Trustee:

  (a)   with respect to any Affiliate Transaction involving aggregate value in excess of $     million, an Officers' Certificate certifying that such Affiliate Transaction complies with clause (1) above and a Secretary's Certificate which sets forth and authenticates a resolution that has been adopted by the Independent Directors approving such Affiliate Transaction; and

  (b)   with respect to any Affiliate Transaction involving aggregate value of $     million or more, the certificates described in the preceding clause (a) and a written opinion as to the fairness of such Affiliate Transaction to the Issuer or such Restricted Subsidiary from a financial point of view issued by an Independent Financial Advisor to the Board of Directors of the Issuer.

The foregoing restrictions shall not apply to:

(1)   transactions (including a merger, acquisition or consolidation) exclusively between or among (a) the Issuer and one or more Restricted Subsidiaries or (b) Restricted Subsidiaries other than transactions pursuant to which any Affiliate of the Issuer (other than another Restricted Subsidiary) will receive, directly or indirectly, any payment in respect of Equity Interests in any such Restricted Subsidiary owned by such Affiliate;

(2)   reasonable director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, in each case paid in the ordinary course of business;

(3)   the entering into of a tax sharing agreement, or payments pursuant thereto, between the Issuer and/or one or more Subsidiaries, on the one hand, and any other Person with which the Issuer or such Subsidiaries are required or permitted to file a consolidated tax return or with which the Issuer or such Subsidiaries are part of a consolidated group for tax purposes to be used by such Person to pay taxes, and which payments by the Issuer and the Restricted Subsidiaries are not in excess of the tax liabilities that would have been payable by them on a stand-alone basis;

(4)   loans and advances permitted by clause (3) of the definition of "Permitted Investments";

(5)   Restricted Payments or Permitted Investments made in accordance with the covenant described under "—Limitations on Restricted Payments";

(6)   any transaction with a Person that would constitute an Affiliate Transaction solely because the Issuer or a Restricted Subsidiary owns an equity interest in or otherwise controls such Person other than transactions pursuant to which any Affiliate of the Issuer (other than a Restricted Subsidiary) will receive, directly or indirectly, any payment in respect of any Equity Interest in such Person;

(7)   (a) any transaction with an Affiliate where the only consideration paid by the Issuer or any Restricted Subsidiary is Qualified Equity Interests or (b) the issuance or sale of any Qualified Equity Interests;

(8)   any transaction entered into pursuant to the Spin-Off Agreements;

(9)   if such Affiliate Transaction is with any Person solely in its capacity as a holder of debt or capital stock of the Issuer or any Restricted Subsidiary, any transaction where such Person is treated no more favorably than any other holder of debt or capital stock of the Issuer or any Restricted Subsidiary;

(10) transactions effected pursuant to agreements in effect on the date of the Indenture and any amendment, modification or replacement to such agreement (so long as the amendment, modification or replacement is not disadvantageous to the Holders of the Notes in any respect);

(11) the consummation of the IPO Transactions, the Liability Management Transactions and the Contribution Transactions;

(12) transactions between the Issuer or any Restricted Subsidiary and any Securitization Entity in connection with a Qualified Securitization Transaction, in each case provided that such transactions are not otherwise prohibited by the Indenture; and

(13) transactions involving aggregate consideration not to exceed $     million.

Limitations on Liens

The Issuer shall not, and shall not permit any Guarantor to, directly or indirectly, create, incur, assume or permit or suffer to exist any Lien of any nature whatsoever against any assets of the Issuer or any Restricted Subsidiary (including Equity Interests of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom (other than Permitted Liens), securing any Indebtedness, unless contemporaneously therewith:

(1)   in the case of any Lien securing an obligation that ranks pari passu with the Notes or a Note Guarantee, effective provision is made to secure the Notes or such Note Guarantee, as the case may be, at least equally and ratably with or prior to such obligation with a Lien on the same collateral; and

(2)   in the case of any Lien securing an obligation that is subordinated in right of payment to the Notes or a Note Guarantee, effective provision is made to secure the Notes or such Note Guarantee, as the case may be, with a Lien on the same collateral that is prior to the Lien securing such subordinated obligation, in each case, for so long as such obligation is secured by such Lien.

Limitations on Asset Sales

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

(1)   the Issuer or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets included in such Asset Sale; and

(2)   at least 75% of the total consideration received in such Asset Sale consists of cash or Cash Equivalents.

For purposes of clause (2), the following shall be deemed to be cash:

(a)   the amount (without duplication) of any Indebtedness (other than Subordinated Indebtedness) of the Issuer or such Restricted Subsidiary that is expressly assumed by the transferee in such Asset Sale and with respect to which the Issuer or such Restricted Subsidiary, as the case may be, is unconditionally released by the holder of such Indebtedness;

(b)   the amount of any obligations received from such transferee that are within 120 days converted by the Issuer or such Restricted Subsidiary to cash or Cash Equivalents (to the extent of the cash or Cash Equivalents actually so received);

(c)    (A) assets (other than securities) to be used by the Issuer or any Restricted Subsidiary in the Permitted Business, (B) Qualified Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged in a Permitted Business that shall become a Restricted Subsidiary immediately upon the consummation of such acquisition or (C) a combination of (A) and (B); and

(d)   the Fair Market Value of (i) any assets (other than securities) received by the Issuer or any Restricted Subsidiary to be used by it in a Permitted Business, (ii) Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged in a Permitted Business that shall become a Restricted Subsidiary immediately upon the acquisition of such Person by the Issuer or (iii) a combination of (i) and (ii).

If at any time any non-cash consideration received by the Issuer or any Restricted Subsidiary, as the case may be, pursuant to clause (b) above in connection with any Asset Sale is repaid or converted into or sold or otherwise disposed of for cash or Cash Equivalents (other than interest received with respect to any such non-cash consideration), then the date of such repayment, conversion or disposition shall be deemed to constitute the date of an Asset Sale hereunder and the Net Available Proceeds thereof shall be applied in accordance with this covenant.

If the Issuer or any Restricted Subsidiary engages in an Asset Sale, the Issuer or such Restricted Subsidiary shall, no later than 365 days following the consummation thereof, apply all or any of the Net Available Proceeds therefrom to:

(1)   repay Senior Debt or Guarantor Senior Debt, if any, and in the case of any such repayment under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility;

(2)   (A) invest all or any part of the Net Available Proceeds thereof in the purchase of assets (other than securities) or make a capital expenditure to be used by the Issuer or any Restricted Subsidiary in the Permitted Business, (B) acquire Qualified Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged in a Permitted Business that shall become a Restricted Subsidiary immediately upon the consummation of such acquisition or (C) a combination of (A) and (B); and/or

(3)   if the assets sold are assets of a Restricted Subsidiary that is not a Guarantor, repay Indebtedness of such Restricted Subsidiary,

or enter into a binding commitment regarding clause (1), (2) or (3) above; provided that such binding commitment shall be treated as a permitted application of Net Available Proceeds from the date of such commitment until and only until the earlier of (x) the date on which such acquisition or expenditure is consummated, and (y) the 180th day following the expiration of the aforementioned 365-day period. If such acquisition or expenditure is not consummated on or before such 180th day and the Issuer or such Restricted Subsidiary shall not have applied such Net Available Proceeds pursuant to clause (1), (2) or (3) of this paragraph on or before such 180th day, such commitment shall be deemed not to have been a permitted application of Net Available Proceeds.

The amount of Net Available Proceeds not applied or invested as provided in this paragraph will constitute "Excess Proceeds."

When the aggregate amount of Excess Proceeds equals or exceeds $    million, the Issuer will be required to make an offer to purchase from all Holders and, if applicable, redeem (or make an offer to do so) any Pari Passu Indebtedness of the Issuer the provisions of which require the Issuer to redeem such Indebtedness with the proceeds from any Asset Sales (or offer to do so), in an aggregate principal amount of Notes and such Pari Passu Indebtedness equal to the amount of such Excess Proceeds, as follows:

(1)   the Issuer will (a) make an offer to purchase (a "Net Proceeds Offer") to all Holders in accordance with the procedures set forth in the Indenture, and (b) redeem (or make an offer to do so) any such other Pari Passu Indebtedness, pro rata in proportion to the respective principal amounts of the Notes and such other Indebtedness required to be redeemed, the maximum principal amount of Notes and Pari Passu Indebtedness that may be redeemed out of the amount (the "Payment Amount") of such Excess Proceeds;

(2)   the offer price for the Notes will be payable in cash in an amount equal to 100% of the principal amount of the Notes tendered pursuant to a Net Proceeds Offer, plus accrued and unpaid interest thereon, if any, to the date such Net Proceeds Offer is consummated (the "Offered Price"), in accordance with the procedures set forth in the Indenture and the redemption price for such Pari Passu Indebtedness (the "Pari Passu Indebtedness Price") shall be as set forth in the related documentation governing such Indebtedness;

(3)   if the aggregate Offered Price of Notes validly tendered and not withdrawn by Holders thereof exceeds the pro rata portion of the Payment Amount allocable to the Notes, Notes to be purchased will be selected on a pro rata basis; and

(4)   upon completion of such Net Proceeds Offer in accordance with the foregoing provisions, the amount of Excess Proceeds with respect to which such Net Proceeds Offer was made shall be deemed to be zero.

To the extent that the sum of the aggregate Offered Price of Notes tendered pursuant to a Net Proceeds Offer and the aggregate Pari Passu Indebtedness Price paid to the holders of such Pari Passu Indebtedness is less than the Payment Amount relating thereto (such shortfall constituting a "Net Proceeds Deficiency"), the Issuer may use the Net Proceeds Deficiency, or a portion thereof, for general corporate purposes, subject to the provisions of the Indenture.

In the event of the transfer of substantially all (but not all) of the assets of the Issuer and the Restricted Subsidiaries as an entirety to a Person in a transaction covered by and effected in accordance with the covenant described under "—Limitations on Mergers, Consolidations, Etc.," the successor shall be deemed to have sold for cash at Fair Market Value the assets of the Issuer and the Restricted Subsidiaries not so transferred for purposes of this covenant, and the successor shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale (with such Fair Market Value being deemed to be Net Available Proceeds for such purpose).

The Issuer will comply with applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act, and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Limitations on Asset Sales" provisions of the Indenture, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the "Limitations on Asset Sales" provisions of the Indenture by virtue of this compliance.

Limitations on Designation of Unrestricted Subsidiaries

The Issuer may designate any Subsidiary (including any newly formed or newly acquired Subsidiary) of the Issuer as an "Unrestricted Subsidiary" under the Indenture (a "Designation") only if:

(1)   no Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

(2)   the Issuer would be permitted to make, at the time of such Designation, (a) a Permitted Investment or (b) an Investment pursuant to the first paragraph of "—Limitations on Restricted Payments" above, in either case, in an amount (the "Designation Amount") equal to the Fair Market Value of the Issuer's proportionate interest in such Subsidiary on such date.

No Subsidiary shall be Designated as an "Unrestricted Subsidiary" unless such Subsidiary:

(1)   has no Indebtedness other than Non-Recourse Debt;

(2)   is not party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary unless the terms of the agreement, contract, arrangement or understanding are no less favorable to the Issuer or the Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates;

(3)   is a Person with respect to which neither the Issuer nor any Restricted Subsidiary has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve the Person's financial condition or to cause the Person to achieve any specified levels of operating results; and

(4)   has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Issuer or any Restricted Subsidiary, except for any guarantee given solely to support the pledge by the Issuer or any Restricted Subsidiary of the Equity Interests of such Unrestricted Subsidiary, which guarantee is not recourse to the Issuer or any Restricted Subsidiary.

If, at any time, any Unrestricted Subsidiary fails to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary and any Liens on assets of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of such date and, if the Indebtedness is not permitted to be incurred under the covenant described under "—Limitations on Additional Indebtedness" or the Lien is not permitted under the covenant described under "—Limitations on Liens," the Issuer shall be in default of the applicable covenant.

The Issuer may redesignate an Unrestricted Subsidiary as a Restricted Subsidiary (a "Redesignation") only if:

(1)   no Default shall have occurred and be continuing at the time of and after giving effect to such Redesignation; and

(2)   all Liens, Indebtedness and Investments of such Unrestricted Subsidiary outstanding immediately following such Redesignation would, if incurred or made at such time, have been permitted to be incurred or made for all purposes of the Indenture.

All Designations and Redesignations must be evidenced by resolutions of the Board of Directors of the Issuer, delivered to the Trustee certifying compliance with the foregoing provisions.

Limitations on Mergers, Consolidations, Etc.

The Issuer will not, directly or indirectly, in a single transaction or a series of related transactions, consolidate or merge with or into another Person (other than a merger with an Affiliate solely for the purpose of and with the effect of changing the Issuer's jurisdiction of incorporation to another State of the United States), or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of the Issuer or the Issuer and the Restricted Subsidiaries (taken as a whole), unless, in either case:

(1)   either:

  (a)   the Issuer will be the surviving or continuing Person; or

  (b)   the Person formed by or surviving such consolidation or merger or to which such sale, lease, conveyance or other disposition shall be made (or, in the case of a Plan of Liquidation, any Person to which assets are transferred) (collectively, the "Successor") is a corporation, limited liability company or limited partnership organized and existing under the laws of any State of the United States of America or the District of Columbia, and the Successor expressly assumes, by supplemental indenture in form and substance reasonably satisfactory to the Trustee, all of the obligations of the Issuer under the Notes and the Indenture;

(2)   immediately prior to and immediately after giving effect to such transaction and the assumption of the obligations as set forth in clause (1)(b) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, no Default shall have occurred and be continuing; and

(3)   immediately after and giving effect to such transaction and the assumption of the obligations set forth in clause (1)(b) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, the Issuer or the Successor, as the case may be, could incur $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception.

For purposes of this covenant, any Indebtedness of the Successor which was not Indebtedness of the Issuer immediately prior to the transaction shall be deemed to have been incurred in connection with such transaction.

Except as provided under the caption "—Note Guarantees," no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, unless:

(1)   either:

  (a)   such Guarantor will be the surviving or continuing Person; or

  (b)   the Person formed by or surviving any such consolidation or merger is another Guarantor or assumes, by supplemental indenture in form and substance reasonably satisfactory to the Trustee, all of the obligations of such Guarantor under the Note Guarantee of such Guarantor and the Indenture; and

(2)   immediately after giving effect to such transaction, no Default shall have occurred and be continuing.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Equity Interests of which constitute all or substantially all of the properties and assets of the Issuer, will be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.

Upon any consolidation, combination or merger of the Issuer or a Guarantor, or any transfer of all or substantially all of the assets of the Issuer in accordance with the foregoing, in which the Issuer or such Guarantor is not the continuing obligor under the Notes or its Note Guarantee, the surviving entity formed by such consolidation or into which the Issuer or such Guarantor is merged or the Person to which the conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, the Issuer or such Guarantor under the Indenture, the Notes and the Note Guarantees with the same effect as if such surviving entity had been named therein as the Issuer or such Guarantor and, except in the case of a lease, the Issuer or such Guarantor, as the case may be, will be released from the obligation to pay the principal of and interest on the Notes or in respect of its Note Guarantee, as the case may be, and all of the Issuer's or such Guarantor's other obligations and covenants under the Notes, the Indenture and its Note Guarantee, if applicable.

Notwithstanding the foregoing, (i) any Restricted Subsidiary may consolidate with, merge with or into or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to the Issuer or another Restricted Subsidiary and (ii) this "Limitations on Mergers, Consolidations, Etc." covenant will not apply to a merger of any Restricted Subsidiary with no Indebtedness outstanding with an Affiliate solely for the purpose of reincorporating such Restricted Subsidiary in another jurisdiction; provided that the surviving entity is a Restricted Subsidiary.

Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

The Issuer will not permit any Restricted Subsidiary, directly or indirectly, to (i) guarantee, assume or in any other manner become liable with respect to any Pari Passu Indebtedness or Subordinated Indebtedness of the Issuer or any other Restricted Subsidiary or (ii) issue any Parri Pasu Indebtedness or Subordinated Indebtedness, unless, in either case, such Restricted Subsidiary promptly thereafter provides a Note Guarantee. If the other Indebtedness issued or guarantee issued is Pari Passsu Indebtedness, then the Restricted Subsidiary's Note Guarantee shall be pari passu in right of payment with such Restricted Subsidiary's Indebtedness or guarantee, as the case may be, so issued. If the other Indebtedness or guarantee issued is Subordinated Indebtedness, then the Restricted Subsidiary's Note Guarantee shall be senior in right of payment to such Restricted Subsidiary's Indebtedness or guarantee, as the case may be, so issued to the same extent as such other Indebtedness or guarantee is subordinated to any other Indebtedness of such Restricted Subsidiary.

Conduct of Business

The Issuer will not, and will not permit any Restricted Subsidiary to, engage in any business other than the Permitted Business.

Reports

Whether or not required by the SEC, so long as any Notes are outstanding, the Issuer will furnish to the Holders of Notes, or file electronically with the SEC through the SEC's Electronic Data Gathering, Analysis and Retrieval System (or any successor system), within the time periods applicable to the Issuer under Section 13(a) or 15(d) of the Exchange Act:

(1)   all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Issuer were required to file these Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by the Issuer's certified independent accountants; and

(2)   all current reports that would be required to be filed with the SEC on Form 8-K if the Issuer were required to file these reports.

In addition, whether or not required by the SEC, the Issuer, if permitted by the SEC, will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept the filing) and make the information available to securities analysts and prospective investors upon request.

EVENTS OF DEFAULT

Each of the following is an "Event of Default":

(1)   failure by the Issuer to pay interest on any of the Notes when it becomes due and payable and the continuance of any such failure for 30 days (whether or not such payment is prohibited by the subordination provisions of the Indenture);

(2)   failure by the Issuer to pay the principal on any of the Notes when it becomes due and payable, whether at stated maturity, upon redemption, upon purchase, upon acceleration or otherwise (whether or not such payment is prohibited by the subordination provisions of the Indenture);

(3)   failure by the Issuer to comply with any of its agreements or covenants described above under (A) "—Certain Covenants—Limitations on Mergers, Consolidations, Etc.," or (B) in respect of its obligations to make a Change of Control Offer as described under "—Change of Control" (whether or not such compliance is prohibited by the subordination provisions of the Indenture);

(4)   failure by the Issuer to comply with any other agreement or covenant in the Indenture and continuance of this failure for 60 days after notice of the failure has been given to the Issuer by the Trustee or by the Holders of at least 25% of the aggregate principal amount of the Notes then outstanding;

(5)   default under any mortgage, indenture or other instrument or agreement under which there may be issued or by which there may be secured or evidenced Indebtedness of the Issuer or any Restricted Subsidiary, whether such Indebtedness now exists or is incurred after the Issue Date, which default:

  (a)   is caused by a failure to pay at final maturity principal on such Indebtedness within the applicable express grace period and any extensions thereof,

  (b)   results in the acceleration of such Indebtedness prior to its express final maturity or

  (c)    results in the commencement of judicial proceedings to foreclose upon, or to exercise remedies under applicable law or applicable security documents to take ownership of, the assets securing such Indebtedness, and in each case, the principal amount of such Indebtedness, together with any other Indebtedness with respect to which an event described in clause (a), (b) or (c) has occurred and is continuing, aggregates $    million or more;

(6)   one or more judgments or orders that exceed $    million in the aggregate (net of amounts covered by insurance or bonded) for the payment of money have been entered by a court or courts of competent jurisdiction against the Issuer or any Restricted Subsidiary and such judgment or judgments have not been satisfied, stayed, annulled or rescinded within 60 days of being entered;

(7)   the Issuer or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

  (a)   commences a voluntary case,

  (b)   consents to the entry of an order for relief against it in an involuntary case,

  (c)    consents to the appointment of a Custodian of it or for all or substantially all of its assets, or

  (d)   makes a general assignment for the benefit of its creditors;

(8)   a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

  (a)   is for relief against the Issuer or any Significant Subsidiary as debtor in an involuntary case,

  (b)   appoints a Custodian of the Issuer or any Significant Subsidiary or a Custodian for all or substantially all of the assets of the Issuer or any Significant Subsidiary, or

  (c)    orders the liquidation of the Issuer or any Significant Subsidiary,

and the order or decree remains unstayed and in effect for 60 days; or

(9)   any Note Guarantee of any Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee and the Indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under its Note Guarantee (other than by reason of release of a Guarantor from its Note Guarantee in accordance with the terms of the Indenture and the Note Guarantee).

If an Event of Default (other than an Event of Default specified in clause (7) or (8) above with respect to the Issuer) shall have occurred and be continuing under the Indenture, the Trustee, by written notice to the Issuer, or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding by written notice to the Issuer and the Trustee, may declare (an "acceleration declaration") all amounts owing under the Notes to be due and payable immediately. Upon such declaration of acceleration, the aggregate principal of and accrued and unpaid interest on the outstanding Notes shall immediately become due and payable (a) if there is no Indebtedness outstanding under any Credit Facility at such time, immediately and (b) if otherwise, upon the earlier of (x) the final maturity (after giving effect to any applicable grace period or extensions thereof) or an acceleration of any Indebtedness under any Credit Facility prior to the express final stated maturity thereof and (y) five business days after the Representative under each Credit Facility receives the acceleration declaration, but, in the case of this clause (b) only, if such Event of Default is then continuing; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of such outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal and interest, have been cured or waived as provided in the Indenture. If an Event of Default specified in clause (7) or (8) with respect to the Issuer occurs, all outstanding Notes shall become due and payable without any further action or notice.

The Trustee shall, within 30 days after the occurrence of any Default with respect to the Notes, give the Holders notice of all uncured Defaults thereunder known to it; provided, however, that, except in the case of an Event of Default in payment with respect to the Notes or a Default in complying with "—Certain Covenants—Limitations on Mergers, Consolidations, Etc.," the Trustee shall be protected in withholding such notice if and so long as a committee of its trust officers in good faith determines that the withholding of such notice is in the interest of the Holders.

No Holder will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless the Trustee:

(1)   has failed to act for a period of 60 days after receiving written notice of a continuing Event of Default by such Holder and a request to act by Holders of at least 25% in aggregate principal amount of Notes outstanding;

(2)   has been offered indemnity satisfactory to it in its reasonable judgment; and

(3)   has not received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request.

However, such limitations do not apply to a suit instituted by a Holder of any Note for enforcement of payment of the principal of or interest on such Note on or after the due date therefor (after giving effect to the grace period specified in clause (1) of the first paragraph of this "—Events of Default" section).

The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture and, upon any Officer of the Issuer becoming aware of any Default, a statement specifying such Default and what action the Issuer is taking or proposes to take with respect thereto.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

The Issuer may, at its option and at any time, elect to have its obligations and the obligations of any Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance"). Legal Defeasance means that the Issuer and any Guarantors shall be deemed to have paid and discharged the entire indebtedness represented by the Notes and any Note Guarantees, and the Indenture shall cease to be of further effect as to all outstanding Notes and Note Guarantees, except as to

(1)   rights of Holders to receive payments in respect of the principal of and interest on the Notes when such payments are due from the trust funds referred to below,

(2)   the Issuer's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust,

(3)   the rights, powers, trust, duties and immunities of the Trustee, and the Issuer's obligation in connection therewith, and

(4)   the Legal Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors released with respect to most of the covenants under the Indenture, except as otherwise described in the Indenture ("Covenant Defeasance"), and thereafter any omission to comply with such obligations shall not constitute a Default. In the event Covenant Defeasance occurs, certain Events of Default (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) will no longer apply. Covenant Defeasance will not be effective until such bankruptcy, receivership, rehabilitation and insolvency events no longer apply. The Issuer may exercise its Legal Defeasance option regardless of whether it previously exercised Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)   the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without reinvestment) in the opinion of a nationally recognized firm of independent public accountants selected by the Issuer, to pay the principal of and interest on the Notes on the stated date for payment or on the redemption date of the principal or installment of principal of or interest on the Notes,

(2)   in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States confirming that:

  (a)   the Issuer has received from, or there has been published by the Internal Revenue Service, a ruling, or

  (b)   since the date of the Indenture, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon this opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred,

(3)   in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred,

(4)   no Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit),

(5)   the Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a Default under the Indenture or a default under any other material agreement or instrument to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound (other than any such Default or default resulting solely from the borrowing of funds to be applied to such deposit),

(6)   the Issuer shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by it with the intent of preferring the Holders over any other of its creditors or with the intent of defeating, hindering, delaying or defrauding any other of its creditors or others, and

(7)   the Issuer shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that the conditions provided for in, in the case of the Officers' Certificate, clauses (1) through (6) and, in the case of the opinion of counsel, clauses (2) and/or (3) and (5) of this paragraph have been complied with.

If the funds deposited with the Trustee to effect Covenant Defeasance are insufficient to pay the principal of and interest on the Notes when due, then our obligations and the obligations of any

Guarantors under the Indenture will be revived and no such defeasance will be deemed to have occurred.

SATISFACTION AND DISCHARGE

The Indenture will be discharged and will cease to be of further effect (except as to rights of registration of transfer or exchange of Notes, which shall survive until all Notes have been canceled) as to all outstanding Notes when either

(1)   all the Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from this trust) have been delivered to the Trustee for cancellation, or

(2)   (a) all Notes not delivered to the Trustee for cancellation otherwise have become due and payable, will become due and payable, or may be called for redemption, within one year or have been called for redemption pursuant to the provisions described under "—Optional Redemption," and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in trust sufficient to pay and discharge the entire Indebtedness (including all principal and accrued interest) on the Notes not theretofore delivered to the Trustee for cancellation,

  (b)   the Issuer has paid all sums payable by it under the Indenture, and

  (c)    the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the date of redemption, as the case may be.

In addition, the Issuer must deliver an Officers' Certificate and an opinion of counsel stating that all conditions precedent to satisfaction and discharge have been complied with.

TRANSFER AND EXCHANGE

A Holder will be able to register the transfer of or exchange Notes only in accordance with the provisions of the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. Without the prior consent of the Issuer, the Registrar is not required (1) to register the transfer of or exchange any Note selected for redemption, (2) to register the transfer of or exchange any Note for a period of 15 days before a selection of Notes to be redeemed or (3) to register the transfer or exchange of a Note between a record date and the next succeeding interest payment date.

The Notes will be issued in registered form and the registered Holder will be treated as the owner of such Note for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

Subject to certain exceptions, the Indenture or the Notes may be amended with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of at least a majority in principal amount of the Notes then outstanding, and any existing Default under, or compliance with any provision of, the Indenture may be waived (other than any continuing Default in the payment of the principal or interest on the Notes) with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the

Holders of a majority in principal amount of the Notes then outstanding; provided that without the consent of each Holder affected, no amendment or waiver may:

(1)   reduce, or change the maturity, of the principal of any Note;

(2)   reduce the rate of or extend the time for payment of interest on any Note;

(3)   reduce any premium payable upon optional redemption of the Notes, change the date on which any Notes are subject to redemption or otherwise alter the provisions with respect to the redemption of the notes;

(4)   make any Note payable in money or currency other than that stated in the Notes;

(5)   modify or change any provision of the Indenture or the related definitions affecting the subordination of the Notes or any Note Guarantee in a manner that adversely affects the Holders;

(6)   reduce the percentage of Holders necessary to consent to an amendment or waiver to the Indenture or the Notes;

(7)   waive a default in the payment of principal of or premium or interest on any Notes (except a rescission of acceleration of the Notes by the Holders thereof as provided in the Indenture and a waiver of the payment default that resulted from such acceleration);

(8)   impair the rights of Holders to receive payments of principal of or interest on the Notes on or after the due date therefor or to institute suit for the enforcement of any payment on the Notes;

(9)   release any Guarantor that is a Significant Subsidiary from any of its obligations under its Note Guarantee or the Indenture, except as permitted by the Indenture; or

(10) make any change in these amendment and waiver provisions.

Notwithstanding the foregoing, the Issuer and the Trustee may amend the Indenture, the Note Guarantees or the Notes without the consent of any Holder, to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Issuer's or a Guarantor's obligations to the Holders in the case of a merger, consolidation or sale of all or substantially all of its assets in accordance with "—Certain Covenants—Limitations on Mergers, Consolidations, Etc.," to release any Guarantor from any of its obligations under its Note Guarantee or the Indenture (to the extent permitted by the Indenture), to make any change that does not materially adversely affect the rights of any Holder or, in the case of the Indenture, to maintain the qualification of the Indenture under the Trust Indenture Act.

No amendment or waiver of, or supplement to, the Indenture shall adversely affect the rights of any holder of Senior Debt or Guarantor Senior Debt under the subordination provisions of the Indenture, without the consent of such holder or, in accordance with the terms of such Senior Debt or Guarantor Senior Debt, the consent of the Representative of such holder or the requisite holders of such Senior Debt or Designated Senior Debt.

The consent of Holders is not necessary to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor will have any liability for any obligations of the Issuer under the Notes or the Indenture or of any Guarantor under its Note Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Note Guarantees. The waiver may not be effective to waive liabilities under the federal securities laws. It is the view of the SEC that this type of waiver is against public policy.

CONCERNING THE TRUSTEE

                           is the Trustee under the Indenture and has been appointed by the Issuer as Registrar and Paying Agent with regard to the Notes. The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain assets received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Indenture), it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that, in case an Event of Default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to the Trustee.

GOVERNING LAW

The Indenture, the Notes and the Note Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

CERTAIN DEFINITIONS

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms.

"Acquired Indebtedness" means (1) with respect to any Person that becomes a Restricted Subsidiary after the Issue Date, Indebtedness of such Person and its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary that was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary and (2) with respect to the Issuer or any Restricted Subsidiary, any Indebtedness of a Person (other than the Issuer or a Restricted Subsidiary) existing at the time such Person is merged with or into the Issuer or a Restricted Subsidiary, or Indebtedness expressly assumed by the Issuer or any Restricted Subsidiary in connection with the acquisition of an asset or assets from another Person, which Indebtedness was not, in any case, incurred by such other Person in connection with, or in contemplation of, such merger or acquisition.

"AFC" means Automotive Finance Corporation, any of its Subsidiaries, and any successor entity thereto.

"Affiliate" of any Person means any other Person which directly or indirectly controls or is controlled by, or is under direct or indirect common control with, the referent Person. For purposes of the covenant described under "—Certain Covenants—Limitations on Transactions with Affiliates," Affiliates shall be deemed to include, with respect to any Person, any other Person (1) which beneficially owns or holds, directly or indirectly, 10% or more of any class of the Voting Stock of the referenced Person, (2) of which 10% or more of the Voting Stock is beneficially owned or held, directly or indirectly, by the referenced Person or (3) with respect to an individual, any immediate family member of such Person. For purposes of this definition "control" of a Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

"amend" means to amend, supplement, restate, amend and restate or otherwise modify, including successively, and "amendment" shall have a correlative meaning.

"asset" means any asset or property.

"Asset Acquisition" means

(1)   an Investment by the Issuer or any Restricted Subsidiary in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary, or shall be merged with or into the Issuer or any Restricted Subsidiary, or

(2)   the acquisition by the Issuer or any Restricted Subsidiary of all or substantially all of the assets of any other Person or any division or line of business of any other Person.

"Asset Sale" means any sale, issuance, conveyance, transfer, lease, assignment or other disposition by the Issuer or any Restricted Subsidiary to any Person other than the Issuer or any Restricted Subsidiary (including by means of a Sale and Leaseback Transaction or a merger or consolidation) (collectively, for purposes of this definition, a "transfer"), in one transaction or a series of related transactions, of any assets of the Issuer or any of the Restricted Subsidiaries other than in the ordinary course of business. For purposes of this definition, the term "Asset Sale" shall not include:

(1)   transfers of cash or Cash Equivalents;

(2)   transfers of assets (including Equity Interests) that are governed by, and made in accordance with, the covenant described under "—Certain Covenants—Limitations on Mergers, Consolidations, Etc.;"

(3)   Permitted Investments and Restricted Payments permitted under the covenant described under "—Certain Covenants—Limitations on Restricted Payments;"

(4)   the creation of or realization on any Lien permitted under the Indenture;

(5)   transfers of damaged, worn-out or obsolete equipment or assets that, in the Issuer's reasonable judgment, are no longer used or useful in the business of the Issuer or the Restricted Subsidiaries;

(6)   sales or grants of licenses or sublicenses to use the patents, trade secrets, know-how and other intellectual property, and licenses, leases or subleases of other assets, of the Issuer or any Restricted Subsidiary to the extent not materially interfering with the business of the Issuer and the Restricted Subsidiaries;

(7)   sales of Receivables of the type specified in the definition of "Qualified Securitization Transaction" to a Securitization Entity for the Fair Market Value thereof;

(8)   any sale, transfer or disposition of assets that have been repossessed or foreclosed upon in the ordinary course of business;

(9)   any sale of assets as the result of any casualty event, condemnation or taking;

(10) the sale, transfer or disposition of any investment in, or any assets of                           , each existing on the date of the Indenture, or any Investment in any other entity that holds such investments or assets as its only assets;

(11) any exchange of assets related to a Permitted Business of comparable market value, as determined in good faith by the Issuer, which in the event of an exchange of assets with a Fair Market Value (x) in excess of $     million shall be evidenced by an Officers' Certificate, and (y) in excess of $     million shall be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of the Issuer;

(12) any sale or other disposition of assets to a Permitted Joint Venture solely in exchange for Equity Interests; provided that such Investment is made pursuant to clause (8) of the definition of "Permitted Investments;"

(13) the issuance of Equity Interests by a Restricted Subsidiary to the Issuer or to any Restricted Subsidiary;

(14) surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims; and

(15) any transfer or series of related transfers that, but for this clause, would be Asset Sales, if after giving effect to such transfers, the aggregate Fair Market Value of the assets transferred in such transaction or any such series of related transactions does not exceed $     million.

"Attributable Indebtedness," when used with respect to any Sale and Leaseback Transaction, means, as at the time of determination, the present value (discounted at the rate borne by the Notes, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

"Bankruptcy Law" means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

"Board of Directors" means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing or, in each case, other than for purposes of the definition of "Change of Control," any duly authorized committee of such body.

"Borrowing Base" means                           .

"Business Day" means a day other than a Saturday, Sunday or other day on which banking institutions in New York are authorized or required by law to close.

"Capitalized Lease" means a lease required to be capitalized for financial reporting purposes in accordance with GAAP.

"Capitalized Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under a Capitalized Lease, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

"Cash Equivalents" means:

(1)   United States legal tender or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2)   marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), maturing within 365 days of the date of acquisition thereof;

(3)   demand and time deposits and certificates of deposit or acceptances, maturing within 365 days of the date of acquisition thereof, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million and is assigned at least a "B" rating by Thomson Financial BankWatch;

(4)   commercial paper maturing no more than 365 days from the date of creation and rated at least A-2 by S&P or at least P-2 by Moody's;

(5)   repurchase obligations with a term of not more one year for underlying securities of the types described in clauses (2) and (3) above entered into with any commercial bank meeting the specifications of clause (3) above;

(6)   marketable direct obligations issued by the United States of America or any political subdivision of any state or any public instrumentality thereof having one of the two highest ratings obtainable from Moody's or S&P and in each case maturing within one year after the date of acquisition; and

(7)   investments in money market or other mutual funds at least 90% of whose assets comprise securities of the types described in clauses (1) through (6) above.

"Change of Control" means the occurrence of any of the following events:

(1)   after the Issue Date, any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Voting Stock representing more than 50% of the voting power of the total outstanding Voting Stock of the Issuer;

(2)   during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election to such Board of Directors or whose nomination for election by the stockholders of the Issuer was approved by a vote of the majority of the directors of the Issuer then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Issuer;

(3)   (a) all or substantially all of the assets of the Issuer and the Restricted Subsidiaries are sold or otherwise transferred to any Person other than a Wholly-Owned Restricted Subsidiary or one or more Permitted Holders or (b) the Issuer consolidates or merges with or into another Person or any Person consolidates or merges with or into the Issuer, in either case under this clause (3)(b), in one transaction or a series of related transactions in which immediately after the consummation thereof Persons beneficially owning (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, Voting Stock representing in the aggregate a majority of the total voting power of the Voting

Stock of the Issuer immediately prior to such consummation do not beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, Voting Stock representing a majority of the total voting power of the Voting Stock of the Issuer or the surviving or transferee Person; or

(4)   the Issuer shall adopt a plan of liquidation or dissolution or any such plan shall be approved by the stockholders of the Issuer.

Notwithstanding the forgoing, (i) a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement, (ii) any holding company whose only significant asset is Equity Interests of the Issuer shall not itself be considered a "person" or "group" for purposes of clause (1) or (2) above and (iii) the Spin-Off shall not constitute a Change of Control unless, as a result of the Spin-Off, any Person is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Voting Stock representing more than 50% of the voting power of the total outstanding Voting Stock of the Issuer.

"Consolidated Amortization Expense" for any period means the amortization expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

"Consolidated Cash Flow" for any period means, without duplication, the sum of the amounts for such period of

(1)   Consolidated Net Income, plus

(2)   in each case only to the extent (and in the same proportion) deducted in determining Consolidated Net Income and with respect to the portion of Consolidated Net Income attributable to any Restricted Subsidiary only if a corresponding amount would be permitted at the date of determination to be distributed to the Issuer by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders,

  (a)   Consolidated Income Tax Expense,

  (b)   Consolidated Amortization Expense (but only to the extent not included in Consolidated Interest Expense),

  (c)    Consolidated Depreciation Expense,

  (d)   Consolidated Interest Expense,

  (e)    non-cash expenses relating to employee stock option plans of the Issuer and options granted by the Issuer that have been expensed, and

  (f)    all other non-cash items reducing Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period,

in each case determined on a consolidated basis in accordance with GAAP, minus

(3)   the aggregate amount of all non-cash items, determined on a consolidated basis, to the extent such items increased Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business.

"Consolidated Depreciation Expense" for any period means the depreciation expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

"Consolidated Income Tax Expense" for any period means the provision for taxes of the Issuer and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

"Consolidated Interest Coverage Ratio" means the ratio of Consolidated Cash Flow during the most recent four consecutive full fiscal quarters for which financial statements are available (the "Four-Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio (the "Transaction Date") to Consolidated Interest Expense for the Four-Quarter Period. For purposes of this definition, Consolidated Cash Flow and Consolidated Interest Expense shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1)   the incurrence of any Indebtedness or the issuance of any Preferred Stock of the Issuer or any Restricted Subsidiary (and the application of the proceeds thereof) and any repayment of other Indebtedness or redemption of other Preferred Stock (and the application of the proceeds therefrom) (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence, repayment, issuance or redemption, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four-Quarter Period; and

(2)   any Asset Sale or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Issuer or any Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring Acquired Indebtedness and also including any Consolidated Cash Flow (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) associated with any such Asset Acquisition) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence of, or assumption or liability for, any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four-Quarter Period.

In calculating Consolidated Interest Expense for purposes of determining the denominator (but not the numerator) of this Consolidated Interest Coverage Ratio:

(1)   interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on this Indebtedness in effect on the Transaction Date;

(2)   if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four-Quarter Period; and

(3)   notwithstanding clause (1) or (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of these agreements.

"Consolidated Interest Expense" for any period means the sum, without duplication, of the total interest expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and including without duplication,

(1)   the interest component of all payments associated with Capitalized Lease Obligations and Attributable Indebtedness,

(2)   the net costs associated with Hedging Obligations,

(3)   amortization of debt discount,

(4)   the interest portion of any deferred payment obligations,

(5)   all non-cash, pay-in-kind or similar interest expense,

(6)   capitalized interest,

(7)   the product of (a) all cash dividend payments on any series of Disqualified Equity Interests of the Issuer or any Preferred Stock of any Restricted Subsidiary (other than any such Disqualified Equity Interests or any Preferred Stock held by the Issuer or a Wholly-Owned Restricted Subsidiary or to the extent paid in Qualified Equity Interests), multiplied by (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Issuer and the Restricted Subsidiaries, expressed as a decimal,

(8)   all interest payable with respect to discontinued operations, and

(9)   all interest on any Indebtedness described in clause (7) or (8) of the definition of "Indebtedness".

Consolidated Interest Expense shall be calculated excluding unrealized gains and losses with respect to Hedging Obligations.

"Consolidated Net Income" for any period means the net income (or loss) of the Issuer and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(1)   the net income (or loss) of any Person (other than a Restricted Subsidiary or EndTrust Lease End Services, LLC) in which any Person other than the Issuer and the Restricted Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by the Issuer or any of its Wholly-Owned Restricted Subsidiaries during such period;

(2)   except to the extent includible in the consolidated net income of the Issuer pursuant to the foregoing clause (1), the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Issuer or any Restricted Subsidiary or (b) the assets of such Person are acquired by the Issuer or any Restricted Subsidiary;

(3)   the net income of any Restricted Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary during such period, except that the Issuer's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining Consolidated Net Income;

(4)   for the purposes of calculating the Restricted Payments Basket only, in the case of a successor to the Issuer by consolidation, merger or transfer of its assets, any income (or loss) of the successor prior to such merger, consolidation or transfer of assets;

(5)   other than for purposes of calculating the Restricted Payments Basket, any gain (or loss), together with any related provision for taxes on any such gain (or the tax effect of any such loss), realized during such period by the Issuer or any Restricted Subsidiary upon (a) the acquisition of any securities, or the extinguishment of any Indebtedness, of the Issuer or any Restricted Subsidiary or (b) any Asset Sale by the Issuer or any Restricted Subsidiary;

(6)   gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP;

(7)   unrealized gains and losses with respect to Hedging Obligations;

(8)   the cumulative effect of any change in accounting principles; and

(9)   other than for purposes of calculating the Restricted Payments Basket, any extraordinary or nonrecurring gain (or extraordinary or nonrecurring loss), together with any related provision for taxes on any such extraordinary or nonrecurring gain (or the tax effect of any such extraordinary or nonrecurring loss), realized by the Issuer or any Restricted Subsidiary during such period.

In addition, any return of capital with respect to an Investment that increased the Restricted Payments Basket pursuant to clause (3)(d) of the first paragraph under "—Certain Covenants—Limitations on Restricted Payments" or decreased the amount of Investments outstanding pursuant to clause (13) of the definition of "Permitted Investments" shall be excluded from Consolidated Net Income for purposes of calculating the Restricted Payments Basket.

"Consolidated Tangible Assets" means, with respect to the Issuer as of any date, the aggregate of the assets of the Issuer and the Restricted Subsidiaries excluding goodwill, patents, trade names, trademarks, copyrights, franchises and other assets properly classified as intangible assets in accordance with GAAP, as of such date on a consolidated basis, determined in accordance with GAAP. In the event that information relating to Consolidated Tangible Assets is not available as of any date, then the most recently available information will be utilized.

"Contribution Transactions" means the contribution or transfer at any time (including after the consummation of the IPO) by ALLETE, Inc. to the Issuer or any Subsidiary of property, assets or Equity Interests that are owned or controlled by ALLETE, Inc. prior to the consummation of the IPO, including, without limitation, transfers or contributions in connection with the Joint Aircraft Agreement or ADESA San Diego LLC.

"Coverage Ratio Exception" has the meaning set forth in the proviso in the first paragraph of the covenant described under "—Certain Covenants—Limitations on Additional Indebtedness."

"Credit Agreement" means the Credit Agreement dated on or about the Issue Date by and among the Issuer, as Borrower, UBS AG, Stamford Branch, as administrative agent, UBS Securities LLC, as arranger and syndication agent, and the other lenders named therein, including any notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith

(including Hedging Obligations related to the Indebtedness incurred thereunder), and in each case as amended or refinanced from time to time.

"Credit Facilities" means one or more debt facilities or debt issuances (which may be outstanding at the same time and including, without limitation, the Credit Agreement) providing for revolving credit loans, term loans or letters of credit, notes, bonds, debentures or other similar instruments and, in each case, as such agreements may be amended, amended and restated, supplemented, modified, extended, refinanced, replaced or otherwise restructured, in whole or in part from time to time (including increasing the amount of available borrowings thereunder or adding Subsidiaries of the Issuer as additional borrowers or guarantors thereunder) with respect to all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders (including any increase in principal amount resulting from the incurrence of Indebtedness in accordance with the Coverage Ratio Exception).

"Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

"Default" means (1) any Event of Default or (2) any event, act or condition that, after notice or the passage of time or both, would be an Event of Default.

"Designated Senior Debt" means (1) Senior Debt and Guarantor Senior Debt under or in respect of the Credit Facilities and (2) any other Indebtedness constituting Senior Debt or Guarantor Senior Debt which, at the time of determination, has an aggregate principal amount of at least $     million and is specifically designated in the instrument evidencing such Senior Debt as "Designated Senior Debt."

"Designation" has the meaning given to this term in the covenant described under "—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries."

"Designation Amount" has the meaning given to this term in the covenant described under "—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries."

"Disqualified Equity Interests" of any Person means any class of Equity Interests of such Person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is 91 days after the final maturity date of the Notes; provided, however, that any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that are not Disqualified Equity Interests, and that is not convertible, puttable or exchangeable for Disqualified Equity Interests or Indebtedness, will not be deemed to be Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Equity Interests; provided, further, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the Issuer to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the 91st day after the final maturity date of the Notes shall not constitute Disqualified Equity Interests if the change in control or asset sale provisions applicable to such Equity Interests are no more favorable to such holders than the provisions described under "—Change of Control" and "—Certain Covenants—

Limitations on Asset Sales," respectively, and such Equity Interests specifically provide that the Issuer will not redeem any such Equity Interests pursuant to such provisions prior to the Issuer's purchase of the Notes as required pursuant to the provisions described under "—Change of Control" and "—Certain Covenants—Limitations on Asset Sales," respectively.

"Domestic Restricted Subsidiary" means a Restricted Subsidiary other than a Foreign Subsidiary.

"Equity Interests" of any Person means (1) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person.

"Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

"Fair Market Value" means, with respect to any asset, the price (after taking into account any liabilities relating to such asset) that would be negotiated in an arm's-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction, as such price is determined in good faith by the Board of Directors of the Issuer or a duly authorized committee thereof, as evidenced by a resolution of such Board or committee.

"Foreign Subsidiary" means any Restricted Subsidiary which (i) is not organized under the laws of (x) the United States or any State thereof or (y) the District of Columbia and (ii) conducts substantially all of its business operations outside the United States of America.

"GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the Issue Date.

"guarantee" means a direct or indirect guarantee by any Person of any Indebtedness of any other Person and includes any obligation, direct or indirect, contingent or otherwise, of such Person: (1) to purchase or pay (or advance or supply funds for the purchase or payment of) Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); "guarantee," when used as a verb, and "guaranteed" have correlative meanings.

"Guarantor Senior Debt" means, with respect to any Guarantor, the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of such Guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes.

Without limiting the generality of the foregoing, "Guarantor Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of:

(1)   all monetary obligations of every nature of such Guarantor under, or with respect to, the Credit Facilities, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (and guarantees thereof); and

(2)   all Hedging Obligations in respect of the Credit Facilities;

in each case whether outstanding on the Issue Date or thereafter incurred.

Notwithstanding the foregoing, "Guarantor Senior Debt" shall not include:

(1)   any Indebtedness of such Guarantor to the Issuer or any of its Subsidiaries;

(2)   Indebtedness to, or guaranteed on behalf of, any director, officer or employee of the Issuer or any of its other Subsidiaries (including, without limitation, amounts owed for compensation);

(3)   obligations to trade creditors and other amounts incurred (but not under the Credit Facilities) in connection with obtaining goods, materials or services;

(4)   Indebtedness represented by Disqualified Equity Interests;

(5)   any liability for taxes owed or owing by such Guarantor;

(6)   that portion of any Indebtedness incurred in violation of the covenant described under "—Certain Covenants—Limitations on Additional Indebtedness" (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (6) if the holder(s) of such obligation or their representative shall have received an officers' certificate of such Guarantor to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the Indenture);

(7)   Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to such Guarantor; and

(8)   any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of such Guarantor.

"Guarantors" means each Domestic Restricted Subsidiary on the Issue Date, and each other Person that is required to, or at the election of the Issuer does, become a Guarantor by the terms of the Indenture after the Issue Date, in each case, until such Person is released from its Note Guarantee in accordance with the terms of the Indenture.

"Hedging Obligations" of any Person means the obligations of such Person under any swap, cap, collar, forward purchase or similar agreement or arrangement with respect to interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

"Holder" means any registered holder, from time to time, of the Notes.

"incur" means, with respect to any Indebtedness or Obligation, incur, create, issue, assume, guarantee or otherwise become directly or, indirectly liable, contingently or otherwise, with respect to such Indebtedness or Obligation; provided that (1) the Indebtedness of a Person existing at the time such Person became a Restricted Subsidiary shall be deemed to have been incurred by such Restricted Subsidiary and (2) neither the accrual of interest nor the accretion of original issue discount or the accretion or accumulation of dividends on any Equity Interests shall not be deemed to be an incurrence of Indebtedness.

"Indebtedness" of any Person at any date means, without duplication:

(1)   all liabilities, contingent or otherwise, of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof);

(2)   all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)   all reimbursement obligations of such Person in respect of letters of credit, letters of guaranty, bankers' acceptances and similar credit transactions;

(4)   all obligations of such Person to pay the deferred and unpaid purchase price of property or services due more than six months after such property is acquired or such services are completed, except trade payables and accrued expenses incurred by such Person in the ordinary course of business;

(5)   the maximum fixed redemption or repurchase price of all Disqualified Equity Interests of such Person;

(6)   all Capitalized Lease Obligations of such Person;

(7)   all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;

(8)   all Indebtedness of others guaranteed by such Person to the extent of such guarantee; provided that Indebtedness of the Issuer or its Subsidiaries that is guaranteed by the Issuer or the Issuer's Subsidiaries shall only be counted once in the calculation of the amount of Indebtedness of the Issuer and its Subsidiaries on a consolidated basis;

(9)   all Attributable Indebtedness; and

(10) to the extent not otherwise included in this definition, Hedging Obligations of such Person;

provided, however, that for the avoidance of doubt, undivided ownership interests in Receivables owned by Persons other than the Issuer or a Restricted Subsidiary in connection with the Receivables Purchase Agreement or any Qualified Securitization Transaction shall not constitute Indebtedness.

The amount of any Indebtedness which is incurred at a discount to the principal amount at maturity thereof as of any date shall be deemed to have been incurred at the accreted value thereof as of such date. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such Person for any such contingent obligations at such date and, in the case of clause (7), the lesser of (a) the Fair Market Value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (b) the amount of the Indebtedness secured. For purposes of clause (5), the "maximum fixed redemption or repurchase price" of any Disqualified Equity Interests that do not have a fixed redemption or repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interests as if such Disqualified Equity Interests were redeemed or repurchased on any date on which an amount of Indebtedness outstanding shall be required to be determined pursuant to the Indenture.

"Independent Director" means a director of the Issuer who:

(1)   is independent with respect to the transaction at issue;

(2)   does not have any material financial interest in the Issuer or any of its Affiliates (other than as a result of holding securities of the Issuer); and

(3)   has not and whose Affiliates or affiliated firm has not, at any time during the twelve months prior to the taking of any action hereunder, directly or indirectly, received, or entered into any understanding or agreement to receive, any compensation, payment or other benefit, of any type or form, from the Issuer or any of its Affiliates, other than customary directors' fees for serving on the Board of Directors of the Issuer or any Affiliate and reimbursement of out-of-pocket expenses for attendance at the Issuer's or Affiliate's board and board committee meetings.

"Independent Financial Advisor" means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the reasonable judgment of the Issuer's Board of Directors, qualified to perform the task for which it has been engaged and disinterested and independent with respect to the Issuer and its Affiliates.

"interest" means, with respect to the Notes, interest on the Notes.

"Investment Grade Rating" means a rating of Baa3 or better by Moody's and BBB- or better by S&P.

"Investments" of any Person means:

(1)   all direct or indirect investments by such Person in any other Person in the form of loans, advances or capital contributions or other credit extensions constituting Indebtedness of such other Person, and any guarantee of Indebtedness of any other Person;

(2)   all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Equity Interests or other securities of any other Person (other than any such purchase that constitutes a Restricted Payment of the type described in clause (2) of the definition thereof);

(3)   all other items that would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP (including, if required by GAAP, purchases of assets outside the ordinary course of business); and

(4)   the Designation of any Subsidiary as an Unrestricted Subsidiary.

Except as otherwise expressly specified in this definition, the amount of any Investment (other than an Investment made in cash) shall be the Fair Market Value thereof on the date such Investment is made. The amount of any Investment pursuant to clause (4) shall be the Designation Amount determined in accordance with the covenant described under "—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries." If the Issuer or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary, or any Restricted Subsidiary issues any Equity Interests, in either case, such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary, the Issuer shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such Restricted Subsidiary retained. Notwithstanding the foregoing, purchases or redemptions of Equity Interests of the Issuer shall be deemed not to be Investments.

"IPO" means the public offering of common stock of the Issuer pursuant to a registration statement on Form S-1 originally filed with the SEC on March 11, 2004.

"IPO Transactions" means (1) the repayment of principal and accrued interest on an intercompany note in the amount of $    owed to ALLETE, Inc., representing a recent payment by the Issuer of a dividend to ALLETE, Inc.; (2) the repurchase of Equity Interests of the Issuer in an amount not to exceed $166.0 million; and (3) the portion of fees and expenses in connection with the IPO and related transactions that are paid by the Issuer.

"Issue Date" means the date on which the Notes are originally issued.

"Joint Aircraft Agreement" means the Joint Aircraft Agreement, dated    , 2004, between the Issuer and ALLETE, Inc.

"Liability Management Transactions" means (A) redemption in full of the following debt issues: (i) ADESA Corporation 7.7% Senior Notes, Series A, due 2006, and (ii) ADESA Corporation 8.10% Senior Notes, Series B, due 2010; (B) repayment in full of the following: (i) a note payable in the amount of $45 million relating to the Issuer's used vehicle auction facility located in Tracy, California, (ii) a note payable in the amount of $28.4 million relating to the Issuer's used vehicle auction facilities located in Boston, Massachusetts, Charlotte, North Carolina and Knoxville, Tennessee, (iii) a note payable to Interstate Auto Auction in the amount of $1.8 million; and (iv) all amounts outstanding under the Amended and Restated Credit Agreement, dated of July 25, 2003, between ADESA Corporation and Bank One, N.A.; (C) consents relating to the Revolving Credit Agreement, dated March 22, 2001, between Automotive Recovery Services, Inc. and Fleet National Bank; (D) amendment of the Receivables Purchase Agreement; and (E) termination of the guaranty by ALLETE, Inc. of the Master Lease Agreement, dated December 4, 2001, between LaSalle National Leasing Corporation and ADESA Corporation.

"Lien" means, with respect to any asset, any mortgage, deed of trust, lien (statutory or other), pledge, lease, easement, restriction, covenant, charge, security interest or other encumbrance of any kind or nature in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement.

"Moody's" means Moody's Investors Service, Inc. and its successors.

"Net Available Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents, net of

(1)   brokerage commissions and other fees and expenses (including fees, discounts and expenses of legal counsel, accountants and investment banks, consultants and placement agents) of such Asset Sale;

(2)   provisions for taxes payable as a result of such Asset Sale (after taking into account any available tax credits or deductions and any tax sharing arrangements);

(3)   amounts required to be paid to any Person (other than the Issuer or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale or having a Lien thereon;

(4)   payments of unassumed liabilities (not constituting Indebtedness) relating to the assets sold at the time of, or within 90 days after the date of, such Asset Sale;

(5)   the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties); and

(6)   appropriate amounts to be provided by the Issuer or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any adjustment in the sale price of such asset or assets or liabilities associated with such Asset Sale and retained by the Issuer or any Restricted Subsidiary, as the case may be, after such Asset Sale, including pensions and other postemployment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers' Certificate delivered to the Trustee; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Available Proceeds.

"Non-Recourse Debt" means Indebtedness of an Unrestricted Subsidiary:

(1)   as to which neither the Issuer nor any Restricted Subsidiary (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) other than a pledge of the Equity Interests of such Unrestricted Subsidiary, (b) is directly or indirectly liable as a guarantor or otherwise, other than by virtue of a pledge of the Equity Interests of such Unrestricted Subsidiary, or (c) constitutes the lender; and

(2)   no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Credit Agreement or Notes) of the Issuer or any Restricted Subsidiary to declare a default on the other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

"Obligation" means any principal, interest, penalties, fees, indemnification, reimbursements, costs, expenses, damages and other liabilities payable under the documentation governing any Indebtedness.

"Officer" means any of the following of the Issuer: the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary.

"Officers' Certificate" means a certificate signed by two Officers.

"Pari Passu Indebtedness" means any Indebtedness of the Issuer or any Guarantor that ranks pari passu in right of payment with the Notes or the Note Guarantees, as applicable.

"Permitted Business" means the businesses engaged in by the Issuer and its Subsidiaries on the Issue Date as described in this prospectus and businesses that are similar, ancillary or reasonably related thereto or reasonable extensions, expansions or developments thereof.

"Permitted Holder" means ALLETE, Inc. and any of its Subsidiaries.

"Permitted Investment" means:

(1)   Investments by the Issuer or any Restricted Subsidiary in any Restricted Subsidiary or any Person that will become immediately after such Investment a Restricted Subsidiary or that will merge or consolidate into the Issuer or any Restricted Subsidiary;

(2)   Investments in the Issuer by any Restricted Subsidiary;

(3)   loans and advances to directors, employees and officers of the Issuer or a Restricted Subsidiary made in the ordinary course of business not in excess of $     million at any one time outstanding;

(4)   Investments represented by Hedging Obligations incurred pursuant to clause (4) of the second paragraph under the covenant described under "—Certain Covenants—Limitations on Additional Indebtedness";

(5)   cash and Cash Equivalents;

(6)   Receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

(7)   Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(8)   Investments made as a result of foreclosures or repossessions in the ordinary course of business;

(9)   Investments made by the Issuer or any Restricted Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with the covenant described under "—Certain Covenants—Limitations on Asset Sales";

(10) lease, utility and other similar deposits in the ordinary course of business;

(11) Investments made by the Issuer or a Restricted Subsidiary for consideration consisting only of Qualified Equity Interests of the Issuer;

(12) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in satisfaction of judgments;

(13) any Investment by the Issuer or a Restricted Subsidiary in a Securitization Entity; provided that such Investment is in the form of a Purchase Money Note or an equity interest or interests in Receivables generated by the Issuer or any of its Restricted Subsidiaries;

(14) repurchases of the Notes not prohibited under the Indenture;

(15) payroll, travel and similar advances that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes;

(16) Investments in existence on the date of the Indenture and any Investment that replaces, refinances or refunds an existing Investment; provided that the new Investment is in an amount that does not exceed the amount replaced, refinanced or refunded, and is made in the same Person as the Investment replaced, refinanced or refunded;

(17) Investments made in connection with the consummation of the IPO Transactions, the Liability Management Transactions and the Contribution Transactions;

(18) Investments made by AFC in the ordinary course of business in the form of loans, advances and extensions of credit; and

(19) other Investments in an aggregate amount not to exceed the greater of (x) $     million and (y)      % of Consolidated Tangible Assets, at any one time outstanding (with each Investment being valued as of the date made and without regard to subsequent changes in value).

The amount of Investments outstanding at any time pursuant to clause (19) above shall be deemed to be reduced:

(a)   upon the disposition or repayment of or return on any Investment made pursuant to clause (19) above, by an amount equal to the return of capital with respect to such Investment to the Issuer or any Restricted Subsidiary (to the extent not included in the computation of Consolidated Net Income); and

(b)   upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, by an amount equal to the lesser of (x) the Fair Market Value of the Issuer's proportionate interest in such Subsidiary immediately following such Redesignation, and (y) the aggregate amount of Investments in such Subsidiary that increased (and did not previously decrease) the amount of Investments outstanding pursuant to clause (19) above.

"Permitted Joint Venture" means any joint venture (which may be in the form of a limited liability company, partnership, corporation or other entity) in which the Issuer or any of the Restricted Subsidiaries is a joint venturer; provided that the joint venture is engaged solely in a Permitted Business.

"Permitted Junior Securities" means:

(1)   Equity Interests in the Issuer or any Guarantor; or

(2)   debt securities issued pursuant to a confirmed plan of reorganization that are subordinated in right of payment to (a) all Senior Debt and Guarantor Senior Debt and (b) any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the Notes and the Note Guarantees are subordinated to Senior Debt and Guarantor Senior Debt under the Indenture.

"Permitted Liens" means the following types of Liens:

(1)   Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Issuer or any of the Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(2)   statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business or good faith deposits in connection with bids, tenders, contracts or leases to which the Issuer or any Restricted Subsidiary is a party;

(3)   Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4)   Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(5)   judgment Liens not giving rise to a Default so long as such Liens are adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which the proceedings may be initiated has not expired;

(6)   easements, rights-of-way, zoning restrictions and other similar charges, restrictions or encumbrances in respect of real property or immaterial imperfections of title which do not, in the aggregate, impair in any material respect the ordinary conduct of the business of the Issuer and the Restricted Subsidiaries taken as a whole;

(7)   Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof;

(8)   Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Issuer or any Restricted Subsidiary, including rights of offset and setoff;

(9)   bankers' Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Issuer or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(10) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Issuer or any Restricted Subsidiary;

(11) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(12) Liens securing all of the Notes and Liens securing any Note Guarantee;

(13) Liens securing Senior Debt or Guarantor Senior Debt;

(14) Liens existing on the Issue Date securing Indebtedness outstanding on the Issue Date;

(15) Liens in favor of the Issuer or a Restricted Subsidiary;

(16) Liens securing Indebtedness under the Credit Facilities;

(17) Liens securing Purchase Money Indebtedness and Capitalized Lease Obligations; provided that such Liens shall not extend to any asset other than the specified asset being financed and additions and improvements thereon;

(18) Liens securing Acquired Indebtedness permitted to be incurred under the Indenture; provided that the Liens do not extend to assets not subject to such Liens at the time of acquisition (other than improvements thereon);

(19) Liens on assets of a Person existing at the time such Person is acquired or merged with or into or consolidated with the Issuer or any Restricted Subsidiary (and not created in anticipation or contemplation thereof);

(20) Liens on assets of Foreign Subsidiaries securing Indebtedness of Foreign Subsidiaries;

(21) Liens to secure Refinancing Indebtedness of Indebtedness secured by Liens referred to in the foregoing clauses (12), (14), (17), (18) and (19); provided that in the case of Liens securing Refinancing Indebtedness of Indebtedness secured by Liens referred to in the foregoing clauses (12), (14), (17), (18) and (19), such Liens do not extend to any additional assets (other than improvements thereon and replacements thereof);

(22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(23) Liens resulting from foreclosure proceedings or repossessions arising in the ordinary course of business;

(24) Liens arising or that may be deemed to arise on Receivables, books, records and contracts supporting obligations and other rights related thereto in favor of a Securitization Entity arising in connection with a Qualified Securitization Transaction;

(25) Liens securing Hedging Obligations;

(26) Liens on Equity Interests of an Unrestricted Subsidiary that secure Indebtedness or other Obligations of such Unrestricted Subsidiary;

(27) Liens under licensing agreements entered into in the ordinary course of business; and

(28) Liens incurred in the ordinary course of business of the Issuer or any Restricted Subsidiary with respect to obligations (other than Indebtedness) that do not in the aggregate exceed $    million at any one time outstanding.

"Person" means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

"Plan of Liquidation" with respect to any Person, means a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise): (1) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person otherwise than as an entirety or substantially as an entirety; and (2) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition of all or substantially all of the remaining assets of such Person to holders of Equity Interests of such Person.

"Preferred Stock" means, with respect to any Person, any and all preferred or preference stock or other equity interests (however designated) of such Person whether now outstanding or issued after the Issue Date.

"principal" means, with respect to the Notes, the principal of and premium, if any, on the Notes.

"Purchase Money Indebtedness" means Indebtedness, including Capitalized Lease Obligations, of the Issuer or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price of property, plant or equipment used in the business of the Issuer or any Restricted Subsidiary or the cost of installation, construction or improvement thereof; provided, however, that (1) the amount of such Indebtedness shall not exceed such purchase price or cost and (2) such Indebtedness shall be incurred within 180 days after such acquisition of such asset by the Issuer or such Restricted Subsidiary or such installation, construction or improvement.

"Purchase Money Note" means a promissory note evidencing a line of credit, which may be irrevocable, from, or evidencing other Indebtedness owed to, the Issuer or any of the Restricted Subsidiaries in connection with a Qualified Securitization Transaction, which note shall be repaid from cash available to the maker of such note, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated Receivables.

"Qualified Equity Interests" means Equity Interests of the Issuer other than Disqualified Equity Interests; provided that such Equity Interests shall not be deemed Qualified Equity Interests to the extent sold or owed to a Subsidiary of the Issuer or financed, directly or indirectly, using funds (1) borrowed from the Issuer or any Subsidiary of the Issuer until and to the extent such borrowing is repaid or (2) contributed, extended, guaranteed or advanced by the Issuer or any Subsidiary of the Issuer (including, without limitation, in respect of any employee stock ownership or benefit plan).

"Qualified Equity Offering" means the issuance and sale of Qualified Equity Interests of the Issuer.

"Qualified Securitization Transaction" means any transaction or series of transactions that may be entered into by the Issuer, any Restricted Subsidiary or a Securitization Entity pursuant to which the Issuer or such Restricted Subsidiary or such Securitization Entity may, pursuant to customary terms, sell, convey or otherwise transfer to, or grant a security interest in for the benefit of, (1) a Securitization Entity or the Issuer or any Restricted Subsidiary which subsequently transfers to a Securitization Entity (in the case of a transfer by the Issuer or such Restricted Subsidiary) and (2) any other Person (in the case of transfer by a Securitization Entity), any Receivables (whether now existing or arising or acquired in the future) of the Issuer or any Restricted Subsidiary which arose in the ordinary course of business of the Issuer or such Restricted Subsidiary, and any assets related thereto, including, books, records, and supporting obligations, contracts and other rights relating thereto which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Receivables.

"Receivables" means accounts, chattel paper, instruments, payment intangibles or general intangibles, in each case as defined in the Uniform Commercial Code as in effect on the date of the Indenture, and all security interests or liens and rights in property subject thereto.

"Receivables Purchase Agreement" shall mean the Amended and Restated Receivables Purchase Agreement, dated May 31, 2002, as amended, restated, refinanced, supplemented or otherwise modified or replaced, among AFC Funding Corporation, as seller, Automotive Finance Corporation, as servicer, Fairway Finance Corporation and such other entities as may become purchasers, BMO Nesbitt Burns Corp., as initial agent, and XL Capital Assurance Inc., as insurer.

"redeem" means to redeem, repurchase, purchase, defease, retire, discharge or otherwise acquire or retire for value; and "redemption" shall have a correlative meaning; provided that this definition shall not apply for purposes of "—Optional Redemption."

"Redesignation" has the meaning given to such term in the covenant described under "—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries."

"refinance" means to refinance, repay, prepay, replace, renew or refund.

"Refinancing Indebtedness" means Indebtedness of the Issuer or a Restricted Subsidiary issued in exchange for, or the proceeds of which are used, within 365 days of such issuance or receipt of such proceeds, to redeem or refinance in whole or in part, any Indebtedness of the Issuer or any Restricted Subsidiary (the "Refinanced Indebtedness"); provided that:

(1)   the principal amount (or accreted value, in the case of Indebtedness issued at a discount) of the Refinancing Indebtedness does not exceed the principal amount (or accreted value, as the case may be) of the Refinanced Indebtedness plus the amount of accrued and unpaid interest on the Refinanced Indebtedness, any premium paid to the holders of the Refinanced Indebtedness and reasonable expenses incurred in connection with the incurrence of the Refinancing Indebtedness;

(2)   the obligor of the Refinancing Indebtedness does not include any Person (other than the Issuer, AFC or any Guarantor) that is not an obligor of the Refinanced Indebtedness;

(3)   if the Refinanced Indebtedness was subordinated in right of payment to the Notes or the Note Guarantees, as the case may be, then such Refinancing Indebtedness, by its terms, is subordinate in right of payment to the Notes or the Note Guarantees, as the case may be, at least to the same extent as the Refinanced Indebtedness, and if the Refinanced Indebtedness was pari passu with the Notes or the Note Guarantees, as the case may be, then the Refinancing Indebtedness ranks pari passu with, or is subordinated in right of payment to, the Notes or the Note Guarantees, as the case may be;

(4)   the Refinancing Indebtedness has a final stated maturity either (a) no earlier than the Refinanced Indebtedness being repaid or amended or (b) after the maturity date of the Notes; and

(5)   the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Refinanced Indebtedness being repaid that is scheduled to mature on or prior to the maturity date of the Notes.

"Representative" means any agent or representative in respect of any Designated Senior Debt; provided that if, and for so long as, any Designated Senior Debt lacks such representative, then the

Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt.

"Restricted Payment" means any of the following:

(1)   the declaration or payment of any dividend or any other distribution on Equity Interests of the Issuer or any Restricted Subsidiary or any payment made to the direct or indirect holders (in their capacities as such) of Equity Interests of the Issuer or any Restricted Subsidiary, including, without limitation, any payment in connection with any merger or consolidation involving the Issuer but excluding (a) dividends or distributions payable solely in Qualified Equity Interests or through accretion or accumulation of such dividends on such Equity Interests and (b) in the case of Restricted Subsidiaries, dividends or distributions payable to the Issuer or to a Restricted Subsidiary and pro rata dividends or distributions payable to minority stockholders of any Restricted Subsidiary;

(2)   the redemption of any Equity Interests of the Issuer or any Restricted Subsidiary, including, without limitation, any payment in connection with any merger or consolidation involving the Issuer but excluding any such Equity Interests held by the Issuer or any Restricted Subsidiary;

(3)   any Investment other than a Permitted Investment; or

(4)   any redemption prior to the scheduled maturity or prior to any scheduled repayment of principal or sinking fund payment, as the case may be, in respect of Subordinated Indebtedness.

"Restricted Payments Basket" has the meaning given to such term in the first paragraph of the covenant described under "—Certain Covenants—Limitations on Restricted Payments."

"Restricted Subsidiary" means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

"S&P" means Standard & Poor's Ratings Services, a division of the McGraw-Hill Companies, Inc., and its successors.

"Sale and Leaseback Transactions" means with respect to any Person an arrangement with any bank, insurance company or other lender or investor or to which such lender or investor is a party, providing for the leasing by such Person of any asset of such Person which has been or is being sold or transferred by such Person to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such asset.

"SEC" means the U.S. Securities and Exchange Commission.

"Secretary's Certificate" means a certificate signed by the Secretary of the Issuer.

"Securities Act" means the U.S. Securities Act of 1933, as amended.

"Securitization Entity" means any Unrestricted Subsidiary of the Issuer or any other corporation, trust or entity that is exclusively engaged in Qualified Securitization Transactions and activities relating directly thereto.

"Senior Debt" means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of the Issuer, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes.

Without limiting the generality of the foregoing, "Senior Debt" shall include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of:

(1)   all monetary obligations of every nature under, or with respect to, the Credit Facilities, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (and guarantees thereof); and

(2)   all Hedging Obligations in respect of the Credit Facilities;

in each case whether outstanding on the Issue Date or thereafter incurred.

Notwithstanding the foregoing, "Senior Debt" shall not include:

(1)   any Indebtedness of the Issuer to any of its Subsidiaries;

(2)   Indebtedness to, or guaranteed on behalf of, any director, officer or employee of the Issuer or any of its Subsidiaries (including, without limitation, amounts owed for compensation);

(3)   obligations to trade creditors and other amounts incurred (but not under the Credit Facilities) in connection with obtaining goods, materials or services;

(4)   Indebtedness represented by Disqualified Equity Interests;

(5)   any liability for taxes owed or owing by the Issuer;

(6)   that portion of any Indebtedness incurred in violation of the "Limitations on Additional Indebtedness" covenant (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (6) if the holder(s) of such obligation or their representative shall have received an Officers' Certificate of the Issuer to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the Indenture);

(7)   Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Issuer; and

(8)   any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of the Issuer.

"Significant Subsidiary" means (1) any Restricted Subsidiary that would be a "significant subsidiary" as defined in Regulation S-X promulgated pursuant to the Securities Act as such Regulation is in effect on the Issue Date.

"Spin-Off" means the distribution by ALLETE, Inc. to its shareholders of all or any portion of its shares of the common stock of the Issuer.

"Spin-Off Agreements" means the Administrative and General Services Agreement dated as of April 4, 1996 between the Issuer and ALLETE Inc., the Master Separation Agreement dated as of             , 2004 between the Issuer and ALLETE, Inc., the Tax Sharing Agreement dated as of             , 2004 between the Issuer and ALLETE, Inc. and the Employee Matters Agreement dated             , 2004 between the Issuer and ALLETE, Inc.

"Subordinated Indebtedness" means Indebtedness of the Issuer or any Guarantor that is expressly subordinated in right of payment to the Notes or the Note Guarantees, respectively.

"Subsidiary" means, with respect to any Person:

(1)   any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof); and

(2)   any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

Unless otherwise specified, "Subsidiary" refers to a Subsidiary of the Issuer.

"Transaction Date" has the meaning set forth in the definition of "Consolidated Interest Coverage Ratio".

"Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

"Unrestricted Subsidiary" means (1) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Issuer in accordance with the covenant described under "—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries" and (2) any Subsidiary of an Unrestricted Subsidiary.

"U.S. Government Obligations" means direct non-callable obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

"Voting Stock" with respect to any Person, means any class of Equity Interests of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock or other relevant equity interest has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person.

"Weighted Average Life to Maturity" when applied to any Indebtedness at any date, means the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (2) the then outstanding principal amount of such Indebtedness.

"Wholly-Owned Restricted Subsidiary" means a Restricted Subsidiary of which 100% of the Equity Interests (except for directors' qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) are owned directly by the Issuer or through one or more Wholly-Owned Restricted Subsidiaries.

BOOK-ENTRY, DELIVERY AND FORM OF SECURITIES

The Notes will be represented by one or more global notes (the "Global Notes") in definitive form. The Global Notes will be deposited on the Issue Date with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC (such nominee being referred to herein as the "Global Note Holder"). DTC will maintain the Notes in denominations of $1,000 and integral multiples thereof through its book-entry facilities.

DTC has advised the Issuer as follows:

DTC is a limited-purpose trust company that was created to hold securities for its participating organizations, including Euroclear and Clearstream (collectively, the "Participants" or the "Depositary's Participants"), and to facilitate the clearance and settlement of transactions in these securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the underwriters), banks and trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Depositary's Participants or the Depositary's Indirect Participants. Pursuant to procedures established by DTC, ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of the Depositary's Participants) and the records of the Depositary's Participants (with respect to the interests of the Depositary's Indirect Participants).

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer the Notes will be limited to such extent.

So long as a Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole Holder of outstanding Notes represented by such Global Notes under the Indenture. Except as provided below, owners of Notes will not be entitled to have Notes registered in their names and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. None of the Issuer, the Guarantors or the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such Notes.

Payments in respect of the principal of, premium, if any, and interest on any Notes registered in the name of a Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of such Global Note Holder in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Issuer, any Guarantor and the Trustee may treat the persons in whose names any Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Issuer, any Guarantor nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes (including principal, premium, if any, and interest). The Issuer believes, however, that it is currently the policy of DTC to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective beneficial interests in the relevant security as shown on the records of DTC. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

Subject to certain conditions, any person having a beneficial interest in the Global Notes may, upon request to the Trustee and confirmation of such beneficial interest by the Depositary or its Participants or Indirect Participants, exchange such beneficial interest for Notes in definitive form. Upon any such issuance, the Trustee is required to register such Notes in the name of and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if (1) the Depositary notifies the Issuer in writing that DTC is no longer willing or able to act as a depositary and the Issuer is unable to locate a qualified successor within 90 days or (2) the Issuer, at its option, notifies the

Trustee in writing that it elects to cause the issuance of Notes in definitive form under the Indenture, then, upon surrender by the relevant Global Note Holder of its Global Note, Notes in such form will be issued to each person that such Global Note Holder and DTC identify as being the beneficial owner of the related Notes.

Neither the Issuer, any Guarantor nor the Trustee will be liable for any delay by the Global Note Holder or DTC in identifying the beneficial owners of Notes and the Issuer, any Guarantor and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or DTC for all purposes.

 Description of other debt

New credit facility

Prior to or concurrently with the completion of this offering, we expect to enter into a $525 million senior secured credit facility with a syndicate of lenders, consisting of a $150 million revolving credit facility and one or more term loan facilities aggregating $375 million. The revolving credit facility and the term loan A facility will bear interest at a rate equal to LIBOR plus       % to       % depending on our total leverage ratio. The term loan B facility will bear interest at a rate equal to LIBOR plus        % to       % depending on our total leverage ratio. The credit facility will be guaranteed by substantially all of our direct and indirect domestic subsidiaries and will be secured by a pledge of all of the equity interests in the guarantors and a pledge of 65% of the equity interests in certain of our Canadian and Mexican subsidiaries. The credit facility will contain customary affirmative and negative covenants including restrictions on our ability to incur indebtedness, our ability to grant liens, our ability to pay dividends or make distributions to our stockholders and our ability to make any prepayment or redemption with respect to senior subordinated notes. The credit facility will also include financial covenants including a maximum total leverage ratio, a minimum interest coverage ratio and a minimum fixed charge coverage ratio and will include customary events of default. Upon the closing of the new credit facility, we intend to repay all amounts outstanding under our existing credit facility, if any. We do not intend to initially borrow any amounts under our revolving loan facility.

Capital lease obligations

On December 1, 2003, ADESA Atlanta, LLC, our wholly-owned subsidiary, entered into a capital lease for the construction of our used vehicle auction facility in Fulton County, Georgia for $34.5 million. The capital lease has a remaining term of approximately ten years and a stated interest rate of 5%. In connection with the capital lease, Fulton County issued $34.5 million aggregate principal amount of development revenue bonds that were purchased by us. These bonds also have a stated interest rate of 5%. The payments we make on the capital lease are used to make the corresponding interest and principal payments on the bonds owned by us.

 Certain United States federal tax consequences to non-United States holders

The following is a summary of certain material United States federal income tax consequences of the purchase, ownership, and disposition of notes by an investor who purchases notes pursuant to the Offering that, for United States federal income tax purposes, is not a "United States person" as defined below (a "Non-U.S. Holder"). This summary is based upon existing United States federal tax law, which is subject to change, possibly retroactively. This summary does not discuss all aspects of United States federal income taxation which may be important to particular Non-U.S. Holders in light of their individual investment circumstances, such as notes held by investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, tax-exempt organizations (including foreign private foundations) and persons who own an interest in a partnership or other pass through entity that holds notes) or to persons that will hold the notes as a part of a straddle, hedge, or synthetic security transaction for United States federal income tax purposes, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any state, local, or non-United States tax considerations. This summary assumes that investors will hold their notes as "capital assets" (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended (the "Code"). Prospective investors are urged to consult their tax advisors regarding the United States federal tax consequences of purchasing, owning, and disposing of the notes, as well as any tax consequences that may arise under the laws of any state, local, non-United States or other taxing jurisdiction.

For purposes of this summary, a "United States person" is:

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an individual who is a citizen or resident of the United States,

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a corporation or other entity taxable as a corporation created in or organized under the law of the United States or any state or political subdivision thereof,

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an estate that is subject to United States federal income taxation without regard to the source of its income, or

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a trust (a) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (b) that was in existence on August 20, 1996, was treated as a United States person under the Code on the previous day, and elected to continue to be so treated.

PAYMENTS OF INTEREST

Interest paid by us to Non-U.S. Holders will not be subject to United States federal income or withholding tax provided that (a) the beneficial owner of the note does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (b) the beneficial owner of the note is not a controlled foreign corporation that is related to us actually or constructively through stock ownership or a bank described in section 881(c)(3)(A) of the Code, and (c) the requirements of section 871(h) or 881(c) of the Code are satisfied as described below under the heading "Owner Statement Requirement." Notwithstanding the above, unless the holder qualifies for an exemption from such tax or a lower tax rate under an applicable treaty, a Non-U.S. Holder that is engaged in the conduct of a United States trade or business will generally be subject to (i) United States federal income tax on a net income basis with respect to interest that is effectively connected with the conduct of such trade or business and (ii) if the Non-U.S. Holder is a corporation, a United

States branch profits tax equal to 30% of its "effectively connected earnings and profits" as adjusted for the taxable year.

GAIN ON DISPOSITION

A Non-U.S. Holder generally will not be subject to United States federal income tax on gain recognized on a sale, redemption, or other disposition of a note unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder or (ii) in the case of a Non-U.S. Holder who is a nonresident alien individual, such holder is present in the United States for 183 or more days during the taxable year and certain other requirements are met. Any such gain that is effectively connected with the conduct of a United States trade or business by a Non-U.S. Holder will be subject to United States federal income tax on a net income basis in the same manner as if such holder were a United States person and, if such Non-U.S. Holder is a corporation, such gain may also be subject to the United States branch profits tax described above.

OWNER STATEMENT REQUIREMENT

Sections 871(h) and 881(c) of the Code require that either the beneficial owner of a note or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and that holds a note on behalf of such owner file a statement with us or our agent to the effect that the beneficial owner is not a United States person in order to avoid withholding of United States federal income tax. This requirement will be satisfied if we or our agent receive (i) a statement (an "Owner's Statement") from the beneficial owner certifying under penalties of perjury that such owner is not a United States person and that provides such owner's name and address (which statement may be made on the applicable Internal Revenue Service Form W-8) or (ii) a statement from the Financial Institution holding the note on behalf of the beneficial owner in which the Financial Institution certifies, under penalties of perjury, that it has received the Owner's Statement together with a copy of the Owner's Statement. The beneficial owner must inform us or our agent (or, in the case of a statement described in clause (ii) of the immediately preceding sentence, the Financial Institution) within 30 days of any change in information on the Owner's Statement.

BACKUP WITHHOLDING AND INFORMATION REPORTING

United States federal income tax law provides that backup withholding tax will not apply to payments made by us or our agent on a note to a Non-U.S. Holder if an Owner's Statement or similar documentation is received or an exemption has otherwise been established, provided that we or our agent do not know or have to reason to know that the payee is a United States person. Information reporting may apply to payments of interest on the notes and the amount of tax, if any, withheld with respect to such payments. If a note is sold by a Non-U.S. Holder through a non-United States related broker or Financial Institution, backup withholding and information reporting would not generally be required. Information reporting and backup withholding may apply if the note is sold by a Non-U.S. Holder through a United States or United States related broker or Financial Institution and if the Non-U.S. Holder fails to provide an Owner's Statement or other appropriate evidence of non-United States status.

 Underwriting

We are selling the notes to the underwriters named in the table below pursuant to an underwriting agreement dated the date of this prospectus. We have agreed to sell to each of the underwriters, and each of the underwriters has severally agreed to purchase, the principal amount of notes set forth opposite that underwriter's name in the table below:

Underwriters	Principal amount of the notes
UBS Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated

Total	$125,000,000

Under the terms and conditions of the underwriting agreement, the underwriters must buy all of the notes if they buy any of them. The underwriting agreement provides that the obligations of the underwriters pursuant thereto are subject to certain conditions. In the event of a default by an underwriter, the underwriting agreement provides that, in certain circumstances, the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated. The underwriters will sell the notes to the public when and if the underwriters buy the notes from us.

The notes are a new issue of securities with no established trading market. Liquidity of the trading market for the notes cannot be assured.

The notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to    % of the principal amount of notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to    % of the principal amount of notes. If all of the notes are not sold at the initial offering price, the underwriters may change the offering price and other selling terms.

In order to facilitate the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the notes for their own accounts. In addition, to cover short positions or to stabilize the price of the notes, the underwriters may bid for, and purchase, the notes in the open market. Finally, the underwriters may reclaim selling concessions allowed to a particular underwriter or dealer for distributing the notes in the offering if the underwriters repurchase previously distributed notes in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected in the over-the-counter market or otherwise.

In connection with this offering, certain of the underwriters may distribute prospectuses electronically.

We estimate that our expenses in connection with the sale of the notes, other than underwriting discounts, will be $           , and are payable by us.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters and their affiliates have in the past performed investment banking, commercial lending and financial advisory services for us and our affiliates for which they have received customary compensation, and they may from time to time do so in the future.

 Legal matters

Certain legal matters relating to us, including the legality of the notes being offered herein, will be passed upon by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters relating to us will also be passed upon by Kaplan, Strangis and Kaplan, P.A., Minneapolis, Minnesota. James C. Melville, a partner of Kaplan, Strangis and Kaplan, P.A., also serves as our Assistant Secretary. The underwriters are being represented by Cahill Gordon & Reindel LLP, New York, New York.

Through and including                           , 2004 (the 25th day after commencement of this offering), federal securities law may require all dealers selling our senior subordinated notes, whether or not participating in this offering, to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth expenses and costs payable by ADESA (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities described in this registration statement.

Filing Fee for Registration Statement	$34,842.50
NASD filing fee	*
New York Stock Exchange fees	*
Legal fees and expenses	*
Accounting fees and expenses	*
Printing and engraving expenses	*
Registrar and transfer agent fees	*

Total	*

*
To be filed by amendment.

Item 14. Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law ("DGCL"), as amended, allows a corporation to eliminate or limit the personal liability of a director of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of ADESA) by reason of the fact that the person is or was a director, officer, agent or employee of ADESA or is or was serving at our request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding.

The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner which the person reasonably believed to be in the best interest, or not opposed to the best interest, of ADESA, and with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful. The power to indemnify applies to actions brought by or in the right of ADESA as well but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of such person's duties to ADESA, unless the court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Our Certificate of Incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may be hereafter amended.

Our By-laws provide that:

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we must indemnify our directors and officers to the fullest extent permitted by Delaware law;

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we may indemnify our other employees and agents to the same extent that we indemnified our officers and directors, unless otherwise determined by our board of directors; and

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we must advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware law.

The indemnification provisions contained in our Certificate of Incorporation and By-laws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, we maintain insurance on behalf of our directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

Item 15. Recent Sales of Unregistered Securities

We have not sold any unregistered securities in the past three years.

Item 16. Exhibits and Financial Statement Schedules.

1.1	Form of Underwriting Agreement relating to the initial public offering of ADESA, Inc. common stock.*
1.2	Form of Underwriting Agreement relating to the public offering of ADESA, Inc. Senior Subordinated Notes due 2012.*
3.1	Amended and Restated Certificate of Incorporation of ADESA, Inc.*
3.2	By-laws of ADESA, Inc.*
4.1	Specimen Certificate of Common Stock.*
4.2	Form of Indenture between ADESA, Inc. and , as trustee.*
4.3	Form of Senior Subordinated Note (included in Exhibit 4.2).
5.1	Opinion and Consent of Skadden, Arps, Slate, Meagher & Flom LLP.*
10.1	Participation Agreement, dated as of March 31, 2000, among Asset Holdings III, L.P., as Lessor, ADESA Corporation, as Lessee, SunTrust Bank, as Credit Bank, and Cornerstone Funding Corporation I, as Issuer (filed as Exhibit 10(a) to ALLETE's March 31, 2000 Form 10-Q, File No. 1-3548).
10.2	Lease Agreement, dated as of March 31, 2000, between Asset Holdings III, L.P., as Lessor, and ADESA Corporation, as Lessee (filed as Exhibit 10(b) to ALLETE's March 31, 2000 Form 10-Q, File No. 1-3548).
10.3	Reimbursement Agreement, dated as of March 31, 2000, between SunTrust Bank, as Credit Bank, and Asset Holdings III, L.P., as Lessor (filed as Exhibit 10(c) to ALLETE's March 31, 2000 Form 10-Q, File No. 1-3548).

10.4	Appendix I to Participation Agreement, Lease Agreement and Reimbursement Agreement, all which are dated as of March 31, 2000, relating to the Lease Financing for ADESA Corporation Auto Auction Facilities (filed as Exhibit 10(d) to ALLETE's March 31, 2000 Form 10-Q, File No. 1-3548).
10.5	Assignment of Lease and Rents (without Exhibit A) entered into as of March 31, 2000, by and between Asset Holdings III, L.P., as Lessor, and SunTrust Bank, as Credit Bank (filed as Exhibit 10(e) to ALLETE's March 31, 2000 Form 10-Q, File No. 1-3548).
10.6	Limited Guaranty of Minnesota Power, Inc. (now ALLETE), dated as of March 31, 2000, relating to the Lease Financing for ADESA Corporation Auto Auction Facilities (filed as Exhibit 10(f) to ALLETE's March 31, 2000 Form 10-Q, File No. 1-3548).
10.7	Agreement for Assignment of Partnership Interest in Asset Holdings III, L.P., dated June 30, 2003 by and among ADESA Corporation, Realty Facility Holding I, L.L.C. and Realty Facility Investments, L.L.C.†
10.8	Trust Indenture between Development Authority of Fulton County and SunTrust Bank, as Trustee, dated as of December 1, 2002.†
10.9	Bond Purchase Agreement, dated December 1, 2002, for the Development Authority of Fulton County Taxable Economic Development Revenue Bonds (ADESA Atlanta, LLC Project) Series 2002.†
10.10	Lease Agreement between Development Authority of Fulton County and ADESA Atlanta, LLC, dated as of December 1, 2002.†
10.11	Amended and Restated Receivables Purchase Agreement dated as of May 31, 2002, among AFC Funding Corporation, as Seller, Automotive Finance Corporation, as Servicer, Fairway Finance Corporation, as Initial Purchaser, BMO Nesbitt Burns Corp., as Initial Agent and as Purchaser Agent for Fairway Finance Corporation and XL Capital Assurance Inc., as Insurer (filed as Exhibit 10(a) to ALLETE's June 30, 2002 Form 10-Q, File No. 1-3548).
10.12	Amended and Restated Purchase and Sale Agreement dated as of May 31, 2002, between AFC Funding Corporation and Automotive Finance Corporation (filed as Exhibit 10(b) to ALLETE's June 30, 2002 Form 10-Q, File No. 1-3548).
10.13	Administrative and General Services Agreement, dated April 4, 1996, between ALLETE, Inc. and ADESA Corporation.†
10.14	ADESA, Inc. Equity and Incentive Plan.*
10.15	ADESA, Inc. Director Compensation Plan.*
10.16	ADESA, Inc. Director Compensation Deferral Plan.*
10.17	Retention and Severance Agreement by and between ADESA Corporation and Cameron C. Hitchcock, dated January 5, 2004.†
10.18	Form of Master Separation Agreement between ALLETE, Inc. and ADESA, Inc.*
10.19	Form of Tax Sharing Agreement between ALLETE, Inc. and ADESA, Inc.*
10.20	Form of Employee and Director Matters Agreement between ALLETE, Inc. and ADESA, Inc.*
12.1	Statement of Ratio of Earnings to Fixed Charges.
21.1	List of Subsidiaries.
23.1	Consent of Independent Accountants.
23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in opinion, attached hereto as Exhibit 5).*
24.1	Power of Attorney.†
99.1	Consents of Prospective Directors.†

*
To be filed by amendment.
†
Previously filed.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)   To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(2)   That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(3)   That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carmel, State of Indiana, on the 3rd day of May, 2004.

ADESA, Inc.
By	/s/ DAVID G. GARTZKE Name: David G. Gartzke Title: Chairman, President and Chief Executive Officer
By	/s/ CAMERON C. HITCHCOCK Name: Cameron C. Hitchcock Title: Vice President and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ DAVID G. GARTZKE David G. Gartzke	Chairman, President and Chief Executive Officer	May 3, 2004
* Deborah L. Weinstein	Lead Director	May 3, 2004
*By:	/s/ DAVID G. GARTZKE David G. Gartzke	Attorney in Fact	May 3, 2004

EXHIBIT INDEX

1.1	Form of Underwriting Agreement relating to the initial public offering of ADESA, Inc. common stock.*
1.2	Form of Underwriting Agreement relating to the initial public offering of ADESA, Inc. Senior Subordinated Notes due 2012.*
3.1	Amended and Restated Certificate of Incorporation of ADESA, Inc.*
3.2	By-laws of ADESA, Inc.*
4.1	Specimen Certificate of Common Stock.*
4.2	Form of Indenture between ADESA, Inc. and , as trustee.*
4.3	Form of Senior Subordinated Note (included in Exhibit 4.2).
5.1	Opinion and Consent of Skadden, Arps, Slate, Meagher & Flom LLP.*
10.1
Participation Agreement, dated as of March 31, 2000, among Asset Holdings III, L.P., as Lessor, ADESA Corporation, as Lessee, SunTrust Bank, as Credit Bank, and Cornerstone Funding Corporation I, as Issuer (filed as Exhibit 10(a) to ALLETE's March 31, 2000 Form 10-Q, File No. 1-3548).
10.2
Lease Agreement, dated as of March 31, 2000, between Asset Holdings III, L.P., as Lessor, and ADESA Corporation, as Lessee (filed as Exhibit 10(b) to ALLETE's March 31, 2000 Form 10-Q, File No. 1-3548).
10.3
Reimbursement Agreement, dated as of March 31, 2000, between SunTrust Bank, as Credit Bank, and Asset Holdings III, L.P., as Lessor (filed as Exhibit 10(c) to ALLETE's March 31, 2000 Form 10-Q, File No. 1-3548).
10.4
Appendix I to Participation Agreement, Lease Agreement and Reimbursement Agreement, all which are dated as of March 31, 2000, relating to the Lease Financing for ADESA Corporation Auto Auction Facilities (filed as Exhibit 10(d) to ALLETE's March 31, 2000 Form 10-Q, File No. 1-3548).
10.5
Assignment of Lease and Rents (without Exhibit A) entered into as of March 31, 2000, by and between Asset Holdings III, L.P., as Lessor, and SunTrust Bank, as Credit Bank (filed as Exhibit 10(e) to ALLETE's March 31, 2000 Form 10-Q, File No. 1-3548).
10.6
Limited Guaranty of Minnesota Power, Inc. (now ALLETE), dated as of March 31, 2000, relating to the Lease Financing for ADESA Corporation Auto Auction Facilities (filed as Exhibit 10(f) to ALLETE's March 31, 2000 Form 10-Q, File No. 1-3548).
10.7
Agreement for Assignment of Partnership Interest in Asset Holdings III, L.P., dated June 30, 2003 by and among ADESA Corporation, Realty Facility Holding I, L.L.C. and Realty Facility Investments, L.L.C.†
10.8	Trust Indenture between Development Authority of Fulton County and SunTrust Bank, as Trustee, dated as of December 1, 2002.†
10.9	Bond Purchase Agreement, dated December 1, 2002, for the Development Authority of Fulton County Taxable Economic Development Revenue Bonds (ADESA Atlanta, LLC Project) Series 2002.†
10.10	Lease Agreement between Development Authority of Fulton County and ADESA Atlanta, LLC, dated as of December 1, 2002.†
10.11
Amended and Restated Receivables Purchase Agreement dated as of May 31, 2002, among AFC Funding Corporation, as Seller, Automotive Finance Corporation, as Servicer, Fairway Finance Corporation, as Initial Purchaser, BMO Nesbitt Burns Corp., as Initial Agent and as Purchaser Agent for Fairway Finance Corporation and XL Capital Assurance Inc., as Insurer (filed as Exhibit 10(a) to ALLETE's June 30, 2002 Form 10-Q, File No. 1-3548).
10.12
Amended and Restated Purchase and Sale Agreement dated as of May 31, 2002, between AFC Funding Corporation and Automotive Finance Corporation (filed as Exhibit 10(b) to ALLETE's June 30, 2002 Form 10-Q, File No. 1-3548).
10.13	Administrative and General Services Agreement, dated April 4, 1996, between ALLETE, Inc. and ADESA Corporation.†
10.14	ADESA, Inc. Equity and Incentive Plan.*
10.15	ADESA, Inc. Director Compensation Plan.*
10.16	ADESA, Inc. Director Compensation Deferral Plan.*
10.17	Retention and Severance Agreement by and between ADESA Corporation and Cameron C. Hitchcock, dated January 5, 2004.†
10.18	Form of Master Separation Agreement between ALLETE, Inc. and ADESA, Inc.*
10.19	Form of Tax Sharing Agreement between ALLETE, Inc. and ADESA, Inc.*
10.20	Form of Employee and Director Matters Agreement between ALLETE, Inc. and ADESA, Inc.*
12.1	Statement of Ratio of Earnings to Fixed Charges.
21.1	List of Subsidiaries.
23.1	Consent of Independent Accountants.
23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in opinion, attached hereto as Exhibit 5).*
24.1	Power of Attorney.†
99.1	Consents of Prospective Directors.†

*
To be filed by amendment.

†
Previously filed.

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  Summary
  The offering
  Summary historical financial and operating data
  Risk factors
  Forward-looking statements
  Use of proceeds
  Dividend policy
  Dilution
  Capitalization
  Selected historical and other financial data
  Management's discussion and analysis of financial condition and results of operations
  Business
  Management
  The transactions
  Certain relationships and related transactions
  Security ownership
  Description of debt
  Description of capital stock
  Shares eligible for future sale
  Certain United States federal tax consequences to non-United States holders
  Underwriting
  Legal matters
  Independent accountants
  Where you can find more information
  Risk factors
  Use of proceeds
  Management's discussion and analysis of financial condition and results of operations
  The transactions
  Description of the notes
  Description of other debt
  Certain United States federal tax consequences to non-United States holders
  Underwriting
  Legal matters
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX